AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 2005
                                                     REGISTRATION NO. 333-126493

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                               Amendment No. 1 to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        INTERVEST BANCSHARES CORPORATION
                        --------------------------------
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                                    --------
         (State or other jurisdiction of incorporation or organization)

                                      6021
                                      ----
            (Primary Standard Industrial Classification Code Number)

                                   13-3699013
                                   ----------
                     (I.R.S. Employer Identification Number)

                         ONE ROCKEFELLER PLAZA SUITE 400
                         NEW YORK, NEW YORK  10020-2002
                                 (212) 218-2800
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       LAWRENCE G. BERGMAN, VICE PRESIDENT
                        INTERVEST BANCSHARES CORPORATION
                        ONE ROCKEFELLER PLAZA (SUITE 400)
                          NEW YORK, NEW YORK 10020-2002
                                 (212) 218-2800

  (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:
          THOMAS E. WILLETT, ESQ.                 BARRY H. GENKIN, ESQ.
          HARRIS BEACH PLLC                       BLANK ROME LLP
          99 GARNSEY ROAD                         ONE LOGAN SQUARE
          PITTSFORD, NEW YORK 14534               PHILADELPHIA, PA 19103
          (585) 419-8646                          (215) 569-5514

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------
                                         PROPOSED      PROPOSED
TITLE OF EACH                             MAXIMUM      MAXIMUM
CLASS OF                   AMOUNT        OFFERING     AGGREGATE      AMOUNT OF
SECURITIES TO BE           TO BE         PRICE PER     OFFERING     REGISTRATION
REGISTERED            REGISTERED(1)(2)   SHARE         PRICE(4)        FEE(4)
--------------------  ----------------  -----------  ------------  --------------
CLASS A COMMON STOCK         1,437,500          (3)  $ 26,573,050  $     3,127.65
---------------------------------------------------------------------------------

(1) INCLUDES 187,500 SHARES OF CLASS A COMMON STOCK THAT THE UNDERWRITERS HAVE THE OPTION TO PURCHASE TO COVER OVER-ALLOTMENTS, IF ANY.
(2) THIS REGISTRATION STATEMENT RELATES TO AN AGGREGATE OF 1,437,500 SHARES OF CLASS A COMMON STOCK, WHICH CONSISTS OF 1,265,000 SHARES INCLUDED IN THE INITIAL FILING OF THIS REGISTRATION STATEMENT ON JULY 8, 2005 AND AN ADDITIONAL 172,500 SHARES INCLUDED HEREWITH.
(3) COMPUTED BASED ON RULE 457(C). REPRESENTS THE AVERAGE OF THE HIGH AND LOW PRICES OF (i) $18.20 PER SHARE OF CLASS A COMMON STOCK AS REPORTED ON THE NASDAQ STOCK MARKET ON JULY 1, 2005 FOR THE 1,265,000 SHARES INCLUDED IN THE INITIAL FILING OF THIS REGISTRATION STATEMENT, AND (ii) $20.58 PER SHARE OF CLASS A COMMON STOCK AS REPORTED ON THE NASDAQ STOCK MARKET ON JULY 20, 2005 FOR THE 172,500 ADDITIONAL SHARES INCLUDED HEREWITH.
(4) THE PROPOSED MAXIMUM AGGREGATE OFFERING PRICE OF $26,573,050 IS THE SUM OF THE PROPOSED MAXIMUM AGGREGATE OFFERING PRICE OF THE 1,265,000 SHARES INCLUDED IN THE INITIAL FILING OF THIS REGISTRATION STATEMENT, AT $18.20 PER SHARE, AND THE PROPOSED MAXIMUM AGGREGATE OFFERING PRICE OF THE 172,500 ADDITIONAL SHARES INCLUDED HEREWITH, AT $20.58 PER SHARE. THE REGISTRATION FEE IS EQUAL TO THE
SUM OF $2,709.81, THE REGISTRATION FEE PREVIOUSLY PAID BY THE REGISTRANT IN CONNECTION WITH THE INITIAL FILING OF THIS REGISTRATION STATEMENT ON JULY 8, 2005, PLUS $417.84, THE REGISTRATION FEE PAYABLE WITH RESPECT TO THE MAXIMUM AGGREGATE OFFERING PRICE OF THE 172,500 ADDITIONAL SHARES INCLUDED HEREWITH.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED JULY 26, 2005

PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                1,250,000 SHARES

                        INTERVEST BANCSHARES CORPORATION
                              Class A Common Stock


     We are offering for sale 1,250,000 shares of our Class A common stock in an underwritten public offering. Our Class A common stock is listed on the NASDAQ National Market under the symbol "IBCA." The last reported sales price of our Class A common stock on July 20, 2005, was $20.55 per share.

     We are the financial holding company for Intervest National Bank and Intervest Mortgage Corporation.

     Investing in our Class A common stock involves risks. We urge you to carefully read the "Risk Factors" beginning on page 10 before making your investment decision.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                             PER SHARE  TOTAL
                                             ---------  -----
PUBLIC OFFERING PRICE
UNDERWRITING COMMISSION TO BE PAID BY US(1)
NET PROCEEDS BEFORE EXPENSES TO US


_________________

(1) This is a firm commitment underwriting. We will pay underwriting commissions for the sale of the shares of Class A common stock to the public. The underwriters have been granted a 30-day option to purchase up to an additional 187,500 shares of Class A common stock to cover over-allotments, if any, at the public offering price less the underwriting discount. See "Underwriting."


     RYAN BECK & CO.                    Sandler O'Neill & Partners, L.P.

                 The date of this prospectus is ________, 2005.

                               PROSPECTUS SUMMARY

     This summary highlights information contained in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should read the entire prospectus carefully, especially the risks of investing in our Class A common stock discussed under "Risk Factors," as well as our consolidated financial statements included in this prospectus. Unless otherwise indicated, the information in this prospectus assumes that the underwriters will not exercise their option to purchase additional shares of Class A common stock to cover over-allotments. References in this prospectus to "we," "us," "our," the "holding company," and "Intervest" refer to Intervest Bancshares Corporation and its consolidated subsidiaries, unless otherwise specified. References to the "bank" and our "mortgage lending subsidiary" refer to our principal operating subsidiaries, Intervest National Bank and Intervest Mortgage Corporation, respectively.

WHO WE ARE

     Intervest Bancshares Corporation is a financial holding company with two primary operating subsidiaries, Intervest National Bank and Intervest Mortgage Corporation. Intervest National Bank is a nationally chartered bank with a full-service banking office in New York City and five full-service offices in Pinellas County, Florida and which focuses on multi-family and commercial real estate lending. Intervest Mortgage Corporation is a mortgage investment company engaged in the origination of commercial and multi-family real estate mortgage loans and the provision of loan origination services to the bank. We are headquartered at One Rockefeller Plaza in New York City, New York. At March 31, 2005, we had total consolidated assets of $1.4 billion, net loans of $1.1 billion, total deposits of $1.1 billion and stockholders' equity of $93.4 million.

     The bank emphasizes multi-family and commercial real estate lending. Commercial real estate and multi-family mortgage loans represented 99.8% of the bank's loan portfolio at March 31, 2005 and the portfolio included rental and cooperative apartment buildings, mix-used properties, shopping centers, hotels,
industrial properties and vacant land.   The bank's borrowers are attracted to
the bank's products due to the personalized service provided by our officers and our timely response to loan requests and loan processing. The bank's management team has extensive experience in commercial and multifamily real estate lending activities.

     The bank attracts deposits from the areas served by its banking offices.
It also provides internet banking services through its web site which attracts deposit customers from outside its primary market areas. The deposits, together with funds derived from other sources are used to originate primarily commercial and multi-family real estate loans and to purchase investment securities.

     Intervest Mortgage Corporation's business focuses on the origination of multi-family and commercial real estate mortgage loans, consisting of first mortgage and junior mortgage loans. It also provides loan origination services to the bank. Intervest Mortgage Corporation funds its lending business through the issuance of subordinated debentures in public offerings.

     Intervest Mortgage Corporation was organized in April 1987. Intervest Bancshares Corporation was incorporated in 1993 for the purposes of acquiring Intervest Bank, a Florida state-chartered commercial bank with offices in Pinellas County, Florida. Intervest National Bank, a nationally chartered commercial bank, opened for business on April 1, 1999 as a de novo bank and a wholly-owned subsidiary of Intervest Bancshares Corporation. In July of 2001, Intervest Bank merged with and into Intervest National Bank. In March of 2000, Intervest Bancshares Corporation acquired Intervest Mortgage Corporation. Intervest Mortgage Corporation and Intervest Bancshares Corporation were affiliated in that certain of the officers and directors of Intervest Bancshares Corporation and their family members owned all of the shares of Intervest Mortgage Corporation.

OUR GROWTH

     Our business has experienced significant balance sheet growth primarily in our commercial real estate and multifamily loan portfolio. Our deposit generation efforts have focused on certificates of deposit and money market accounts. From December 31, 2000 to December 31, 2004, our total assets have grown from $416.9 million to $1.3 billion, our total loans have increased from $266.3 million to $1.0 billion, and our total deposits have increased from $300.0 million to $993.9 million. During the same period, our net income has increased from $2.6 million to $11.5 million and our diluted earnings per share have grown from $0.67 to $1.71.

     For the year ended December 31, 2004, our growth over the prior year was as follows:

          - Total assets increased 42.6 % from $911.5 million to $1.3 billion.

          -    Total loans increased 49.0% from $671.1 million to $1.0 billion.

          - Total deposits increased 47.1%from $675.5 million to $993.9 million.

          -    Net income increased 26.4% from $9.1 million to $11.5 million.

          -    Diluted earnings per share increased 11.8% from $1.53 to $1.71.


OUR MARKET AREA

     Our primary market area for our New York deposit operations is the New York City metropolitan area. The primary market area for our Florida operations is Pinellas County, which is the most populous county in the Tampa Bay area of Florida. The Tampa Bay area is located on the west coast of central Florida and includes the cities of Tampa, St. Petersburg and Clearwater.

     Our mortgage lending activities have been concentrated in the New York City metropolitan area where real estate securing approximately 69% of our loan portfolio at March 31, 2005 was located. Of the remaining loan portfolio, approximately 21% was collateralized by properties located in our Florida market, with the remainder of our portfolio geographically dispersed throughout a variety of other states including Alabama, Connecticut, Georgia, Indiana, Kentucky, Massachusetts, Maryland, New Jersey, Ohio, Pennsylvania, Virginia and Washington D.C.

OUR BUSINESS STRATEGY

     Our goal is to continue to enhance our earnings through asset-driven growth of our banking operations, while maintaining the combination of efficient customer service and loan underwriting that have characterized our success to date. Our strategy for achieving this goal is as follows:

DEVELOP AND MAINTAIN BROKER AND BORROWER RELATIONSHIPS - We seek to continue to utilize the strong relationships we have developed both with our borrowers and with the mortgage brokers with whom we have done business. Our experience indicates that, by focusing on serving the commercial and multi-family mortgage loan market, offering customized loan products and timely loan processing and underwriting decisions, we believe we can continue to maintain and grow our portfolio and be successful in our market areas.

CONTINUE TO FOCUS ON OUR CORE COMPETENCIES - We are committed to serving our market and growing our commercial real estate and multi-family mortgage loan portfolios by providing custom loan products and high quality and timely service to our borrowers. The bank's market areas have provided a stable flow of originations. We believe our ability to understand our borrowers' businesses and to accurately evaluate the underlying collateral combined with our established underwriting standards enables us to mitigate the higher credit risk typically associated with commercial real estate and multifamily lending.

MAINTAIN OUR ASSET QUALITY - While our loan portfolio has experienced rapid growth, we have experienced only one loan chargeoff from our lending activities, which totaled $150,000, during the past five years. We believe this experience is the result of our underwriting standards, our timely follow-up on delinquencies and the expertise of our senior management. At March 31, 2005, $4.6 million of loans were on non-accrual status, representing 0.4% of our total loans.

FOCUS ON INTEREST RATE RISK MANAGEMENT - The relatively short-term nature of our commercial real estate and multifamily loans reduces the interest rate risk inherent in traditional mortgage lending which tends to be of longer term. To further reduce the impact of fluctuations in interest rates, interest rate floors are often included in our loan documents which mitigate the impact of decreases in market interest rates. We also invest in highly liquid U.S. government agency bonds and notes until we are able to reinvest these assets into loans. Our securities portfolio includes primarily government agency securities, which are held for the purpose of providing the bank with necessary liquidity.

STRATEGIC EXPANSION - We believe that our centralized underwriting and administration functions can be expanded to enable us to support continued growth in the demand for our commercial real estate and multi-family loan products, while maintaining operating efficiencies. We may explore and evaluate opportunistic controlled expansion of our franchise within and outside of our primary market areas through de novo branch expansion or strategic acquisitions, although none are currently contemplated.

We believe that we are well positioned to capitalize on the opportunities that our marketplace, expertise and customer base afford us.

CORPORATE INFORMATION

     Our headquarters is located on the fourth floor of One Rockefeller Plaza, New York, New York, 10020-2002. Our telephone number is (212) 218-2800. Our subsidiary, Intervest National Bank, has a website at www.intervestnatbank.com. The information on that website should not be considered part of this prospectus and is not incorporated into this prospectus by reference.

                                           THE OFFERING

Class A common stock offered for sale . . . . . .  1,250,000 shares

Common Stock to be outstanding after the offering

-    Shares of Class A common stock outstanding
     after the offering . . . . . . . . . . . . .  7,138,843 shares(1)

-    Shares of Class B common stock outstanding
     after the offering . . . . . . . . . . . . .  385,000 shares(1)

Offering price. . . . . . . . . . . . . . . . . .  $_______ per share

Market for the Class A common stock . . . . . . .  Our Class A common stock is listed on the
                                                   NASDAQ National Market under the
                                                   symbol "IBCA."

Dividends . . . . . . . . . . . . . . . . . . . .  We have never paid any cash or stock dividends on our capital stock and do not
                                                   anticipate paying any dividends for the
                                                   foreseeable future. Holders of our Class A
                                                   and Class B common stock will share
                                                   ratably in any cash or stock dividends when
                                                   and if declared by our board of directors,
                                                   subject to applicable provisions of Delaware
                                                   law and preferences that might apply to any
                                                   shares of preferred stock that may hereafter
                                                   be issued.

Voting and Conversion Rights. . . . . . . . . . .  Both classes of our common stock have equal voting rights, except that the holders of
                                                   Class B common stock are entitled to vote
                                                   for the election of two-thirds of the number
                                                   of directors constituting our board of
                                                   directors, and the holders of Class A
                                                   common stock are entitled to elect the
                                                   remaining directors. Messrs. Jerome
                                                   Dansker and Lowell Dansker together with
                                                   persons affiliated with them are the sole
                                                   holders of our Class B common stock. The
                                                   shares of Class B common stock are convertible
                                                   on a share for share basis into shares of
                                                   Class A common stock.

Use of proceeds . . . . . . . . . . . . . . . . .  The proceeds of the offering will be added to our working capital and will be available for
                                                   general corporate purposes. Portions of the
                                                   proceeds may be invested in the bank and
                                                   our mortgage lending subsidiary. We may
                                                   also explore the possible acquisition of, or
                                                   investments in, banks or permissible
                                                   non-bank entities, although no such
                                                   transactions are currently contemplated.

Risk factors. . . . . . . . . . . . . . . . . . .  Investment in our Class A common stock involves certain risks, including the risk of
                                                   loss of your entire investment. You should
                                                   read the "Risk Factors" section beginning on
                                                   page 10 before deciding to purchase our
                                                   Class A common stock.

(1) Share information is given as of March 31, 2005 and excludes 5,658 shares issued after that date upon conversion of our convertible debentures. Amount also excludes: (a) 501,465 shares of Class A common stock issuable upon exercise of outstanding Class A common stock warrants; (b) 345,000 shares of Class A common stock currently issuable upon conversion of outstanding convertible debentures; (c) 385,000 shares of Class A common stock issuable upon conversion of shares of Class B common stock; and (d) 195,000 shares of Class A common stock issuable upon conversion of shares of Class B common stock issuable upon exercise of outstanding Class B common stock warrants.

                             SUMMARY FINANCIAL DATA

     The following table should be read in conjunction with our consolidated financial statements, together with the related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, all of which are contained elsewhere in this prospectus, with respect to certain year-end financial information contained in the table.

     The information as of and for the six months ended June 30, 2005 and 2004 is unaudited, but, in the opinion of our management, contains all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our financial condition and results of operations for those periods. The results of operations for the six month periods is not necessarily indicative of the results to be expected for the remainder of the year or any other period.

----------------------------------------------------------------------------------------------------------------------------------
                                         At or for the Six Months
                                              Ended June 30,                    At or For The Year Ended December 31,
                                         -----------------------------------------------------------------------------------------
($in thousands, except per share data)      2005         2004         2004         2003         2002         2001         2000
                                         -----------------------------------------------------------------------------------------
                                               (unaudited)
----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION DATA:
Total assets (1). . . . . . . . . . . .  $1,511,604   $1,119,266   $1,316,751   $  911,523   $  686,443   $  513,086   $  416,927
Cash and cash equivalents . . . . . . .      75,197       19,789       24,599       64,128       30,849       24,409       42,938
Securities available for sale . . . . .           -            -            -            -            -        6,192       74,789
Securities held to maturity, net. . . .     231,630      196,132      248,888      152,823      145,694       99,157       20,970
Loans receivable, net of deferred fees.   1,174,107      877,296    1,015,396      671,125      489,912      368,526      266,326
Deposits. . . . . . . . . . . . . . . .   1,217,506      852,852      993,872      675,513      505,958      362,437      300,241
Borrowed funds and related accrued
  interest payable (1). . . . . . . . .     163,021      155,640      202,682      140,383      114,032      100,374       72,813
Stockholders' equity. . . . . . . . . .      97,975       81,259       90,094       75,385       53,126       40,395       36,228
Nonaccrual loans. . . . . . . . . . . .         750            -        4,607        8,474            -        1,243            -
Foreclosed real estate. . . . . . . . .           -            -            -            -        1,081            -            -
Allowance for loan losses . . . . . . .      12,591        8,941       11,106        6,580        4,611        3,380        2,768
Loan chargeoffs . . . . . . . . . . . .           -            -            -            -          150            -            -
Loan recoveries . . . . . . . . . . . .           -            -            -            -          107            -            -
Loans, net of unearned income to
  Deposits. . . . . . . . . . . . . . .          96%         103%         102%          99%          97%         102%          89%
Loans, net of unearned income to
  deposits (bank only)(2) . . . . . . .          84%          84%          86%          79%          76%          79%          67%
----------------------------------------------------------------------------------------------------------------------------------
OPERATIONS DATA:
Interest and dividend income. . . . . .  $   43,264   $   29,984   $   66,549   $   50,464   $   43,479   $   35,462   $   31,908
Interest expense (3). . . . . . . . . .      25,783       17,081       38,683       28,564       26,325       24,714       23,707
                                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net interest and dividend income. . . .      17,481       12,903       27,866       21,900       17,154       10,748        8,201
Provision for loan losses . . . . . . .       1,485        2,361        4,526        1,969        1,274          612          275
                                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net interest and dividend income after
  provision for loan losses . . . . . .      15,996       10,542       23,340       19,931       15,880       10,136        7,926
Noninterest income. . . . . . . . . . .       2,887        2,681        5,140        3,321        2,218        1,655          983
Noninterest expenses. . . . . . . . . .       5,123        3,963        8,251        7,259        6,479        5,303        4,568
                                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
Earnings before income taxes. . . . . .      13,760        9,260       20,229       15,993       11,619        6,488        4,341
Provision for income taxes (3). . . . .       5,989        4,020        8,776        6,873        4,713        2,710        1,733
                                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net earnings. . . . . . . . . . . . . .  $    7,771   $    5,240   $   11,453   $    9,120   $    6,906   $    3,778   $    2,608
----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA (4):
Basic earnings per share. . . . . . . .  $     1.24   $     0.87   $     1.89   $     1.85   $     1.71   $     0.97   $     0.67
Diluted earnings per share. . . . . . .  $     1.15   $     0.78   $     1.71   $     1.53   $     1.37   $     0.97   $     0.67
Book value per share. . . . . . . . . .  $    15.60   $    13.44   $    14.37   $    12.59   $    11.30   $    10.36   $     9.29
Market price per share. . . . . . . . .  $    18.20   $    16.99   $    19.74   $    14.65   $    10.80   $     7.40   $     3.75
----------------------------------------------------------------------------------------------------------------------------------
OTHER DATA AND RATIOS:
Total Class A and Class B common
  stock outstanding . . . . . . . . . .   6,279,501    6,048,075    6,271,433    5,988,377    4,703,087    3,899,629    3,899,629
Common stock warrants outstanding (5) .     696,465      696,465      696,465      738,975    1,750,010    2,650,218    2,650,218
Average common shares used to
  calculate:
   Basic earnings per share . . . . . .   6,274,904    6,045,461    6,068,755    4,938,995    4,043,619    3,899,629    3,884,560
   Diluted earnings per share . . . . .   6,870,803    6,912,059    6,828,176    6,257,720    5,348,121    3,899,629    3,884,560
Adjusted net earnings for diluted
  earnings per share(6) . . . . . . . .  $    7,881   $    5,404   $   11,707   $    9,572   $    7,342   $    3,778   $    2,608
Net interest margin(7). . . . . . . . .        2.53%        2.63%        2.52%        2.90%        2.88%        2.47%        2.34%
Return on average assets(7) . . . . . .        1.10%        1.05%        1.02%        1.19%        1.13%        0.85%        0.69%
Return on average equity(7) . . . . . .       16.68%       13.43%       14.14%       15.34%       15.56%        9.94%        7.48%
Noninterest income to average
  assets(7) . . . . . . . . . . . . . .        0.41%        0.54%        0.46%        0.43%        0.36%        0.37%        0.26%
Noninterest expenses to average
  assets(7) . . . . . . . . . . . . . .        0.73%        0.79%        0.74%        0.95%        1.06%        1.19%        1.20%
Total nonperforming assets to total
  Assets. . . . . . . . . . . . . . . .        0.05%           -         0.35%        0.93%        0.16%        0.24%        0.00%
Total nonperforming loans to total
  Loans . . . . . . . . . . . . . . . .        0.06%           -         0.45%        1.26%        0.00%        0.34%        0.00%
Allowance for loan losses to total
  net loans . . . . . . . . . . . . . .        1.07%        1.02%        1.09%        0.98%        0.94%        0.92%        1.04%
Allowance for loan losses to non-
  performing assets . . . . . . . . . .       1,679%           -          241%          78%         427%         272%           -
Efficiency ratio. . . . . . . . . . . .          25%          25%          25%          29%          33%          43%          50%
Average stockholders' equity to
  average total assets. . . . . . . . .        6.61%        7.79%        7.23%        7.74%        7.27%        8.50%        9.18%
Stockholders' equity to total assets. .        6.48%        7.26%        6.84%        8.27%        7.74%        7.87%        8.69%
Tier 1 capital to average assets. . . .        8.86%        9.94%        9.03%       11.31%        9.88%       10.67%        8.75%
Tier 1 capital to risk weighted assets.       10.13%       11.02%       10.49%       13.28%       12.21%       12.89%       11.72%
Total capital to risk weighted assets .       11.19%       13.86%       14.23%       14.84%       13.06%       14.11%       12.63%
Trust preferred securities(8) . . . . .  $   61,856   $   46,392   $   61,856   $   30,928   $   15,464   $   15,464            -
----------------------------------------------------------------------------------------------------------------------------------

(1) Amounts at December 31, 2003 and prior have been adjusted where applicable from those previously reported for the effect of adopting FASB Interpretation No. 46-R, "Consolidation of Variable Interest Entities".
(2) The computation of loans, net of unearned income to deposits relates to the bank only and excludes loans held by us directly and by our mortgage lending subsidiary, net of unearned income. Our total loans and deposits, on a consolidated basis, are set forth in this table and the computation of loans, net of unearned income to deposits for the bank only excludes loans of $108,814, and $123,343 at June 30, 2005 and 2004, respectively, and of $114,598, $104,889, $82,784, $72,271 and $185,480 at December 31, 2004,
     2003, 2002, 2001 and 2000, respectively.

(3) A charge of $206,000, net of taxes, from the early retirement of debentures that was previously reported in 2000 as an extraordinary item has been reclassified (a $382,000 increase to interest expense and a $176,000 decrease to the provision for income taxes) to give effect to SFAS No. 145, "Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS Statement No. 13, and Technical Corrections."
(4) We have never paid any dividends on our Class A or Class B common stock.
(5) As of June 30, 2005, represents warrants to purchase 501,465 shares of our Class A common stock and 195,000 shares of our Class B common stock.
(6) As adjusted for interest expense, net of taxes, that would no longer occur if our outstanding convertible debentures were converted.
(7) Information for the six-month periods ended June 30, 2005 and June 30, 2004 has been annualized.
(8) These amounts are included above in borrowed funds and related accrued interest payable.

                                  RISK FACTORS

     Investment in our Class A common stock involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following risk factors in evaluating an investment in our Class A common stock before you purchase any shares of our Class A common stock offered by this prospectus. An investment in our Class A common stock should be undertaken only by persons who can afford an investment involving such risks.

Risks Relating to Our Business

WE DEPEND ON OUR EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES TO IMPLEMENT OUR BUSINESS STRATEGY AND OUR BUSINESS MAY SUFFER IF WE LOSE THEIR SERVICES.

     Our success is largely dependent on the business expertise and relationships of a small number of our executive officers and other key employees. Our chairman and chief executive officer, who has been and remains instrumental to our success, is 86 years of age. If the services of any of our executive officers or other key employees were to become unavailable for any reason, the growth, performance and operation of our company and its subsidiaries might be adversely affected because of their skills, knowledge of the markets in which we operate, years of real estate lending experience and the difficulty of promptly finding qualified replacement personnel. As a result, our ability to successfully grow our business will depend, in part, on our ability to attract and retain additional qualified officers and employees.

OUR LOANS ARE HIGHLY CONCENTRATED IN COMMERCIAL REAL ESTATE AND MULTIFAMILY MORTGAGE LOANS, INCREASING THE RISK ASSOCIATED WITH OUR LOAN PORTFOLIO.

     Substantially all (over 99%) of our loan portfolio is comprised of commercial real estate (including land loans) and multifamily mortgage loans. This lack of diversity increases the risk associated with our loan portfolio. Commercial real estate and multifamily loans are generally considered riskier than many other kinds of loans, like single family residential real estate loans, since these loans tend to involve larger loan balances to single borrowers and repayment of loans secured by income-producing property is typically dependent upon the successful operation of the underlying real estate. In addition, loans on vacant land typically do not have income streams. Our average real estate loan size was $2.1 million at March 31, 2005 and we expect that it will continue to increase in the future. Regardless of the underwriting criteria we utilize, losses may be experienced as a result of various factors beyond our control, including, among other things, changes in market and economic conditions affecting the value of our loan collateral and problems affecting the credit and business of our borrowers.

AN ECONOMIC DOWNTURN IN NEW YORK OR FLORIDA COULD HINDER OUR ABILITY TO OPERATE PROFITABLY AND HAVE AN ADVERSE IMPACT ON OUR OPERATIONS.

     Our assets are heavily concentrated in mortgages on properties located in New York City and Florida, our two primary market areas. Accordingly, our business and operations are vulnerable to downturns in the economies of those geographic areas. At March 31, 2005, mortgages representing approximately 69% of the principal balance of our total loan portfolio were on properties located in New York City and mortgages representing approximately 21% of the principal balance of our loan portfolio were on properties located in Florida. The concentration of our loans in these areas subjects us to risk that a downturn in the economy or recession in those areas could result in a decrease in loan originations and increases in delinquencies and foreclosures, which would more greatly affect us than if our lending were more geographically diversified. Many of the properties located in the New York City area underlying our mortgage loans are subject to rent control and rent stabilization laws, which limit the ability of property owners to increase rents, which may in turn limit the borrowers' ability to repay those mortgage loans. In addition, since a large portion of our portfolio is secured by properties located in Florida, the occurrence of a natural disaster, such as a hurricane, could result in a decline in loan originations, a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by us in that state. We may suffer losses if there is a decline in the value of the properties underlying our mortgage loans which would have an adverse impact on our operations. See "-- If the properties underlying many of our mortgage loans lose value, we may suffer loan losses."

OUR HISTORICAL LEVELS OF BALANCE SHEET GROWTH AND FINANCIAL PERFORMANCE TRENDS MAY NOT CONTINUE IF OUR GROWTH STRATEGY IS NOT SUCCESSFUL.

     A key component of our strategy has been and will continue to be our growth, including the attraction of additional deposits and the origination of additional loans. Our ability to sustain continued growth depends upon several factors outside of our control, including economic conditions generally and in our market areas in particular, as well as interest rate trends. We can provide no assurance that we will continue to be successful in increasing the volume of our loans and deposits at acceptable risk and asset quality levels and upon acceptable terms, while managing the costs and implementation risks associated with this growth strategy. There can be no assurance that any further expansion will be profitable or that we will continue to be able to sustain our historical rate of growth, either through internal growth or through other expansion of our banking markets. In addition, we have relied historically on a relatively small number of key executives in relation to the size of our company, and there can be no assurance that we will be able to manage anticipated future growth without additional management staff. Our growth strategy may also limit short-term increases in our profitability, as we dedicate resources to the building of our infrastructure. See "--We depend on our executive officers and other key employees to implement our business strategy and our business may suffer if we lose their services."

OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL SUFFER IF WE DO NOT CONTINUALLY IDENTIFY AND INVEST IN MORTGAGE LOANS OR OTHER INSTRUMENTS WITH RATES OF RETURN ABOVE OUR COST OF FUNDS.

     Our profitability depends primarily on the generation of net interest income which is dependent on the interest rate spread, which is the difference between yields earned on interest-earning assets and the rates paid on interest-bearing liabilities. As a result, our success, in large part, depends on our ability to invest a substantial percentage of our assets in mortgage loans with rates of return that exceed our cost of funds. We may also experience lower rates of return from investment of our assets, including, but not limited to, proceeds from prepaid loans, in liquid assets such as government securities and overnight funds, which would have a material adverse effect on our business, financial condition or results of operations. Our net interest margin has ranged from a low of 2.34% for 2000 to a high of 2.90% for 2003, and was 2.47% for the quarter ended March 31, 2005.

CHANGES IN INTEREST RATES COULD ADVERSELY IMPACT OUR EARNINGS.

     Like many financial institutions, we are subject to the risk of fluctuations in interest rates. A significant change in interest rates could have a material adverse effect on our net income. Fluctuations in interest rates are not predictable or controllable and, therefore, there can be no assurance of our ability to maintain a consistent positive interest rate spread between the yield earned on our interest-earning assets and the rates paid on our interest-bearing liabilities. Our one-year positive interest rate sensitivity gap was $242.4 million, or 17.0% of total assets, at March 31, 2005. For purposes of computing the gap, all deposits with no stated maturities are treated as readily accessible accounts. However, if such deposits were treated differently, the one-year gap would then change. The behavior of core depositors may not necessarily result in the immediate withdrawal of funds in the event deposit rates offered by the bank did not change as quickly and uniformly as changes in general market rates. Notwithstanding all of the above, there can be no assurances that a sudden and substantial increase in interest rates may not adversely impact our earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

IF THE PROPERTIES UNDERLYING MANY OF OUR MORTGAGE LOANS LOSE VALUE, WE MAY SUFFER LOAN LOSSES.

     Our ability to recover our investment in mortgage loans is solely or primarily dependent on the value derived from the sale of the property underlying our mortgage loans because many of our mortgages that we have originated, or will originate in the future, are non-recourse or limited recourse. Under the terms of non-recourse mortgages, the owner of the property subject to the mortgage has no personal obligation to repay the mortgage note which the mortgage secures. In some circumstances, we may have limited recourse against the owner with respect to liabilities related to tenant security deposits, proceeds from insurance policies, losses arising under environmental laws and/or losses resulting from waste or acts of malfeasance. In addition, our losses from delinquent and foreclosed loans may be particularly pronounced because most of our loans do not require repayment of a substantial part of the original principal amount until maturity, and if borrowers default on their balloon payments or if we have a junior lien position, it may have a material adverse effect on our business, financial condition and results of operations. Additionally, since we tend to lend in areas that are in the process of being revitalized, properties securing our loans in these revitalizing neighborhoods may be more susceptible to fluctuations in property values than in more established areas. In the event we are required to foreclose on a property securing one of our mortgage loans or otherwise pursue our remedies in order to protect our investment, there can be no assurance that we will recover funds in an amount equal to our projected return on our investment or in an amount sufficient to prevent a loss to us due to prevailing economic conditions, real estate values and other factors associated with the ownership of real property. As a result, the market value of the real estate or other collateral underlying our loans may not, at any given time, be sufficient to satisfy the outstanding principal amount of the loans.

WE MAY HAVE HIGHER LOAN LOSSES THAN WE HAVE ALLOWED FOR, IN WHICH CASE OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION WILL BE ADVERSELY AFFECTED.

     We maintain an allowance for loan losses in order to mitigate the effect of possible losses inherent in our loan portfolio. There is a risk that we may experience losses which could exceed the allowance for loan losses we have set aside. In determining the size of the allowance, our management makes various assumptions and judgments about the collectibility of our loan portfolio, including the diversification of our loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of chargeoffs for the period, the amount of nonperforming loans and related collateral security, and the evaluation of our loan portfolio by an external loan review. At March 31, 2005, we had a net loan portfolio of approximately $1.1 billion and the allowance for loan losses was approximately $12.1 million, which represented 1.11% of the total amount of the loans. If our assumptions and judgments prove to be incorrect or federal regulators require us to increase our provision for loan losses or recognize further loan chargeoffs, we may have to increase our allowance for loan losses or loan chargeoffs which could have an adverse effect on our operating results and financial condition. There can be no assurances that our allowance for loan losses will be adequate to protect us against loan losses that we may incur.

WE ARE A HIGHLY LEVERAGED COMPANY AND OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM CONTINUING TO GROW OUR BALANCE SHEET.

     At March 31, 2005, our borrowed funds (exclusive of deposits) and related interest payable was approximately $178.0 million, consisting of $61.9 million principal amount of trust preferred securities, $91.8 million principal amount of subordinated debentures, $9.1 million of accrued interest payable on borrowed funds, $15.0 million of advances from the Federal Home Loan Bank, referred to in this prospectus as the FHLB, and $0.2 million of a mortgage note payable. This level of indebtedness could make it difficult for us to satisfy all of our obligations to the holders of our debt and could limit our ability to obtain additional debt financing to fund our working capital requirements. In addition, the indentures underlying the subordinated debentures of our mortgage lending subsidiary contain financial and other restrictive covenants that may limit its ability to incur additional indebtedness. The inability to incur additional indebtedness could adversely affect our business and financial condition by, among other things, limiting our flexibility in planning for, or reacting to, changes in our industry; placing us at a competitive disadvantage with respect to our competitors who may operate on a less leveraged basis. As a result, this may make us more vulnerable to changes in economic conditions and require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness, which would reduce the funds available for other purposes which, in turn, could have a negative impact on our profitability and our stock price.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY AND GOVERNMENT REGULATIONS SIGNIFICANTLY AFFECT OUR BUSINESS.

     The banking industry is extensively regulated. Banking regulations are intended primarily to protect depositors, consumers and the Bank Insurance Fund of the Federal Deposit Insurance Corporation, referred to in this prospectus as the FDIC, and not stockholders. We are subject to regulation and supervision by the Board of Governors of the Federal Reserve System, or Federal Reserve Board, referred to in this prospectus as the FRB, and the bank is subject to regulation and supervision by the Office of the Comptroller of the Currency, referred to in this prospectus as the OCC. Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy and growth. The bank regulatory agencies have broad authority to prevent or remedy unsafe or unsound practices or violations of law. We are subject to regulatory capital requirements, and a failure to meet minimum capital requirements or to comply with other regulations could result in actions by regulators that could adversely affect our ability to pay dividends or otherwise adversely impact our operations. In addition, changes in law, regulations and regulatory practices affecting the banking industry may limit the manner in which we may conduct our business.

WE DEPEND ON BROKERS AND OTHER SOURCES FOR OUR MORTGAGE LENDING ACTIVITIES AND ANY REDUCTION IN REFERRALS COULD LIMIT OUR ABILITY TO GROW.

     We rely significantly on referrals from mortgage brokers for our loan originations. Our ability to maintain our history of growth may depend, in part, on our ability to continue to attract referrals from mortgage brokers. If those referrals were to decline or did not continue to expand, there can be no assurances that other sources of loan originations would be available to assure our ability to maintain a level of growth consistent with our historical performance.

SINCE WE ENGAGE IN COLLATERAL-BASED LENDING AND MAY BE FORCED TO FORECLOSE ON THE COLLATERAL PROPERTY AND OWN THE UNDERLYING REAL ESTATE, WE MAY BE SUBJECT TO THE INCREASED COSTS ASSOCIATED WITH THE OWNERSHIP OF REAL PROPERTY WHICH COULD RESULT IN REDUCED REVENUES.

     Since we are primarily a collateral-based lender, we may have to foreclose on the collateral property to protect our investment and may thereafter own and operate such property, in which case we are exposed to the risks inherent in the ownership of real estate. The amount that we, as a mortgagee, may realize after a default, is dependent upon factors outside of our control, including, but not limited to:

          -    general or local economic conditions;
          -    neighborhood values;
          -    interest rates;
          -    real estate tax rates;
          -    operating expenses of the mortgaged properties;
          -    supply of and demand for rental units or properties;
          - ability to obtain and maintain adequate occupancy of the properties;
          -    zoning laws;
          -    governmental rules, regulations and fiscal policies; and
          -    acts of God.

     Certain expenditures associated with the ownership of real estate, principally real estate taxes and maintenance costs, may adversely affect the income from the real estate. Therefore, the cost of operating a real property may exceed the rental income earned from such property, and we may have to advance funds in order to protect our investment or we may be required to dispose of the real property at a loss. The foregoing expenditures and costs could adversely affect our ability to generate revenues, resulting in reduced levels of profitability.

THE EMPLOYMENT AGREEMENTS OF OUR EXECUTIVE OFFICERS PERMIT THEM TO ENGAGE IN ACTIVITIES THAT MAY BE CONSIDERED TO BE COMPETING WITH OUR SUBSIDIARIES, WHICH MAY HAVE AN ADVERSE EFFECT ON THE BUSINESS OF OUR SUBSIDIARIES.

     The long-term employment agreements between us or our subsidiaries and our executive officers expressly permit them to engage in outside activities, including activities competitive with our subsidiaries. This may have a material adverse effect on the business and financial condition of our subsidiaries.

IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROL OVER FINANCIAL REPORTING, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD. AS A RESULT, CURRENT AND POTENTIAL STOCKHOLDERS, DEPOSITORS AND SUBORDINATED DEBENTURE HOLDERS COULD LOSE CONFIDENCE IN OUR FINANCIAL REPORTING, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, THE TRADING PRICE OF OUR STOCK AND OUR ABILITY TO SELL SUBORDINATED DEBENTURES AND ATTRACT ADDITIONAL DEPOSITS.

     Beginning with our annual report for the fiscal year ending December 31, 2006, we will have to include in our annual reports filed with the SEC a report of our management regarding internal control over financial reporting. As a result, we have recently begun a process to document and evaluate our internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act and SEC rules and regulations, which require an annual management report on our internal control over financial reporting, including, among other matters, management's assessment of the effectiveness of our internal control over financial reporting, and an attestation report by our independent auditors addressing these assessments. In this regard, management has recently begun dedicating internal resources toward the adoption of a detailed work plan, which will involve the retention of outside consultants. This process is designed to (i) assess and document the adequacy of our internal control over financial reporting, (ii) take steps to improve control processes, where appropriate, and
(iii) verify through testing that controls are functioning as documented. To date, we have identified certain deficiencies in the design and operating effectiveness of our internal control over financial reporting. We believe that we have corrected or are in the process of correcting such identified deficiencies and will continue to correct any identified issues as well as any issues that may be identified in the future. Although we have just begun this process, we are not aware of any "significant deficiencies" or "material weaknesses" in our internal control over financial reporting, as defined in applicable SEC rules and regulations. If we fail to identify and correct any significant deficiencies in the design or operating effectiveness of our internal control over financial reporting or fail to prevent fraud, current and potential stockholders, subordinated debenture holders and depositors could lose confidence in our financial reporting, which could adversely affect our business, financial condition and results of operations, the trading price of our stock, and our ability to sell subordinated debentures and attract additional deposits.

ENVIRONMENTAL LIABILITY ASSOCIATED WITH COMMERCIAL LENDING COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     In the course of our business, we may acquire, through foreclosure, properties securing loans that are in default. There is a risk that hazardous substances could be discovered on those properties. In this event, we may be required to remove the substances from and remediate the properties at our cost and expense. The cost of removal and environmental remediation could be substantial. We may not have adequate remedies against the owners of the properties or other responsible parties and could find it difficult or impossible to sell the affected properties. These events could have a material adverse effect on our business, financial condition and operating results.

WE FACE STRONG COMPETITION IN OUR MARKET AREAS, WHICH MAY LIMIT OUR GROWTH AND PROFITABILITY.

     Our market areas, which primarily consist of the New York City area and the Tampa Bay area of Florida, are very competitive, and the level of competition facing us may increase further, which may limit our growth and profitability. We experience competition in both lending and attracting deposits from other banks and nonbanks located within and outside our market areas, some of which are significantly larger institutions or institutions with greater resources, lower cost of funds or a more established market presence. Nonbank competitors for deposits and deposit-type accounts include savings associations, credit unions, securities firms, money market funds, life insurance companies and the mutual funds industry. For loans, we encounter competition from other banks, savings associations, finance companies, mortgage bankers and brokers, insurance companies, credit card companies, credit unions, pension funds and securities firms.

TERRORIST ACTS AND ARMED CONFLICTS MAY ADVERSELY AFFECT OUR BUSINESS.

     Terrorist acts, such as those that occurred on September 11, 2001, may have an adverse impact on our results of operations and on the economy in general. Since the properties underlying a high concentration of our mortgage loans are located in New York City, we may be more vulnerable to the adverse impact of such occurrences than other institutions.

Risks Relating to this Offering

BECAUSE OUR SECURITIES ARE NOT FDIC INSURED, YOU RISK A LOSS OF YOUR ENTIRE INVESTMENT.

     Our Class A common stock is not a savings or deposit account or other obligation of the bank, it is not insured by the FDIC or any other governmental agency and it is subject to investment risk, including the loss of your entire investment.

THERE IS NOT PRESENTLY AN ACTIVE MARKET FOR OUR SHARES OF CLASS A COMMON STOCK, AND THEREFORE YOU MAY NOT BE ABLE TO SELL ANY SHARES OF CLASS A COMMON STOCK IN THE EVENT THAT YOU NEED A SOURCE OF LIQUIDITY.

     Although our Class A common stock became listed for trading on the NASDAQ National Market on June 27, 2005, and was previously traded on the NASDAQ SmallCap Market, the trading in our Class A common stock has substantially less liquidity than the trading in the stock of many other companies listed on that market. A public trading market in our Class A common stock that has the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our Class A common stock at any time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. In the event an active market for our Class A common stock does not develop, you may be unable to sell your shares of Class A common stock at or above the public offering price.

MANAGEMENT HAS DISCRETIONARY USE OF THE PROCEEDS FROM THIS OFFERING AND YOU MAY NOT AGREE WITH THE USES WE CHOOSE TO MAKE WITH THE PROCEEDS.

     Management will have broad discretion with respect to the deployment of the net proceeds from this offering. As of July 20, 2005, we have not specified uses of the net proceeds. All determinations concerning the use of the net proceeds will be made by our management. Accordingly, there is a greater degree of uncertainty concerning the return on any investments we may make, than would be the case if specific investments were identified, and there is no assurance that you will agree with the uses that we choose to make of these net proceeds.

WE HAVE NEVER PAID CASH DIVIDENDS TO OUR STOCKHOLDERS AND HAVE NO PRESENT PLANS TO PAY CASH DIVIDENDS.

     Since our formation, we have not paid any cash dividends to our stockholders, and we have no present intention to pay cash dividends in the foreseeable future. Dividends, if and when paid by us, are subject to our financial condition and the financial condition of our subsidiaries, as well as other business considerations, including restrictions on the payment of dividends contained in the documents governing our trust preferred securities. In addition, applicable federal banking regulations and Delaware law limit our ability to pay dividends. Accordingly, there can be no assurance that any dividends will be paid in the future. See "Dividend Policy."

VOTING CONTROL OF OUR BOARD OF DIRECTORS IS HELD BY A LIMITED NUMBER OF STOCKHOLDERS, WHOSE INTERESTS MAY NOT ALWAYS BE ALIGNED WITH YOURS.

     As of July 20, 2005, four stockholders, two of whom are family members and are the Chairman and Chief Executive Officer and the Vice Chairman and President of our company, and the other two of whom are the daughter and spouse of our Chairman and Chief Executive Officer, together beneficially owned approximately 37% of the outstanding Class A common stock (including shares issuable upon exercise of Class A common stock warrants) and all of the outstanding Class B common stock. The holders of our Class B common stock, as a separate class, can elect two-thirds of our directors. As a result, voting control continues to rest with those persons. Therefore, the holders of our Class A common stock are not able to replace current management, since they only elect one-third of our directors. As the interests of the controlling stockholders might not always be aligned with your interests, these persons may exercise control over us in a manner detrimental to your interests. For example, the holders of Class B common stock could delay, deter or prevent a change in control or other business combination that might otherwise be deemed beneficial to our other stockholders.

"ANTI-TAKEOVER" PROVISIONS AND THE REGULATIONS TO WHICH WE MAY BE SUBJECT MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE CONTROL OF US, EVEN IF THE CHANGE IN CONTROL WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     We are a holding company incorporated in Delaware. Anti-takeover provisions in Delaware law and our certificate of incorporation and bylaws, as well as regulatory approvals required under federal banking laws, could make it more difficult for a third party to acquire control of us and may prevent stockholders from receiving a premium for their shares of Class A common stock. Our certificate of incorporation provides that our board of directors may issue up to 300,000 shares of preferred stock, in one or more series, without stockholder approval and with such terms, preferences, rights and privileges as the board of directors may deem appropriate. These and other factors may hinder or prevent a change in control, even if the change in control would be beneficial to our stockholders. See "Description of Our Securities - Certain Provisions Having Potential Anti-Takeover Effects."

                               RECENT DEVELOPMENTS

     Financial Data

     The information as of and for the six months ended June 30, 2005 and 2004 is unaudited, but, in the opinion of our management, contains all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our financial condition and results of operations for those periods. The results of operations for the six month periods is not necessarily indicative of the results to be expected for the remainder of the year or any other period.

----------------------------------------------------------------------
                                            At or for the Six Months
                                                 Ended June 30,
                                         -----------------------------
($in thousands, except per share data)        2005            2004
                                         -----------------------------
                                                  (unaudited)
----------------------------------------------------------------------
FINANCIAL CONDITION DATA:
Total assets. . . . . . . . . . . . . .  $    1,511,604   $ 1,119,266
Cash and cash equivalents . . . . . . .          75,197        19,789
Securities available for sale . . . . .               -             -
Securities held to maturity, net. . . .         231,630       196,132
Loans receivable, net of deferred fees.       1,174,107       877,296
Deposits. . . . . . . . . . . . . . . .       1,217,506       852,852
Borrowed funds and related accrued
  interest payable. . . . . . . . . . .         163,021       155,640
Stockholders' equity. . . . . . . . . .          97,975        81,259
Nonaccrual loans. . . . . . . . . . . .             750             -
Foreclosed real estate. . . . . . . . .               -             -
Allowance for loan losses . . . . . . .          12,591         8,941
Loan chargeoffs . . . . . . . . . . . .               -             -
Loan recoveries . . . . . . . . . . . .               -             -
Loans, net of unearned income to
  Deposits. . . . . . . . . . . . . . .              96%          103%
Loans, net of unearned income to
  deposits (bank only)(1) . . . . . . .              84%           84%
----------------------------------------------------------------------
OPERATIONS DATA:
Interest and dividend income. . . . . .  $       43,264   $    29,984
Interest expense. . . . . . . . . . . .          25,783        17,081
                                         ---------------  ------------
Net interest and dividend income. . . .          17,481        12,903
Provision for loan losses . . . . . . .           1,485         2,361
                                         ---------------  ------------
Net interest and dividend income after
  provision for loan losses . . . . . .          15,996        10,542
Noninterest income. . . . . . . . . . .           2,887         2,681
Noninterest expenses. . . . . . . . . .           5,123         3,963
                                         ---------------  ------------
Earnings before income taxes. . . . . .          13,760         9,260
Provision for income taxes. . . . . . .           5,989         4,020
                                         ---------------  ------------
Net earnings. . . . . . . . . . . . . .  $        7,771   $     5,240
----------------------------------------------------------------------
PER COMMON SHARE DATA (2):
Basic earnings per share. . . . . . . .  $         1.24   $      0.87
Diluted earnings per share. . . . . . .  $         1.15   $      0.78
Book value per share. . . . . . . . . .  $        15.60   $     13.44
Market price per share. . . . . . . . .  $        18.20   $     16.99
----------------------------------------------------------------------
OTHER DATA AND RATIOS:
Total Class A and Class B common
  stock outstanding . . . . . . . . . .       6,279,501     6,048,075
Common stock warrants outstanding (3) .         696,465       696,465
Average common shares used to
  calculate:
   Basic earnings per share . . . . . .       6,274,904     6,045,461
   Diluted earnings per share . . . . .       6,870,803     6,912,059
Adjusted net earnings for diluted
  earnings per share(4) . . . . . . . .  $        7,881   $     5,404
Net interest margin(5). . . . . . . . .            2.53%         2.63%
Return on average assets(5) . . . . . .            1.10%         1.05%
Return on average equity(5) . . . . . .           16.68%        13.43%
Noninterest income to average
  assets(5) . . . . . . . . . . . . . .            0.41%         0.54%
Noninterest expenses to average
  assets(5) . . . . . . . . . . . . . .            0.73%         0.79%
Total nonperforming assets to total
  Assets. . . . . . . . . . . . . . . .            0.05%            -
Total nonperforming loans to total
  Loans . . . . . . . . . . . . . . . .            0.06%            -
Allowance for loan losses to total net
  Loans . . . . . . . . . . . . . . . .            1.07%         1.02%
Allowance for loan losses to
  nonperforming assets. . . . . . . . .           1,679%            -
Efficiency ratio. . . . . . . . . . . .              25%           25%
Average stockholders' equity to
  average total assets. . . . . . . . .            6.61%         7.79%
Stockholders' equity to total assets. .            6.48%         7.26%
Tier 1 capital to average assets. . . .            8.86%         9.94%
Tier 1 capital to risk weighted assets.           10.13%        11.02%
Total capital to risk weighted assets .           11.19%        13.86%
Trust preferred securities(6) . . . . .  $       61,856   $    46,392
----------------------------------------------------------------------

(1) The computation of loans, net of unearned income to deposits relates to the bank only and excludes loans held by us directly and by our mortgage lending subsidiary, net of unearned income. Our total loans and deposits, on a consolidated basis, are set forth in this table and the computation of loans, net of unearned income to deposits for the bank only excludes loans of $108,814 and $123,343 at June 30, 2005 and 2004, respectively.
(2) We have never paid any dividends on our Class A or Class B common stock.
(3) As of June 30, 2005, represents warrants to purchase 501,465 shares of our Class A common stock and 195,000 shares of our Class B common stock.

(4) As adjusted for interest expense, net of taxes, that would no longer occur if our outstanding convertible debentures were converted.
(5) Information for the six-month periods ended June 30, 2005 and June 30, 2004 has been annualized.
(6) These amounts are included above in borrowed funds and related accrued interest payable.


Results of Operations

     Our consolidated net earnings for the quarter ended June 30, 2005 increased by 81% to $4.5 million, or $0.67 per diluted share, from $2.5 million, or $0.37 per diluted share, reported in the quarter ended June 30, 2004. Our return on average assets and equity increased to 1.26% and 19.01%, respectively, in the quarter ended June 30, 2005, compared to 0.95% and 12.58% in the quarter ended June 30, 2004. Our efficiency ratio, which is a measure of our ability to control expenses as a percentage of our revenues, was 25% for the quarter ended June 30, 2005.

     Our consolidated net earnings increased by $2.0 million in the quarter ended June 30, 2005 due to continued growth in our lending activities and nonrecurring income from the full repayment of a $3.9 million nonaccrual loan during the quarter.

     Net interest and dividend income, our primary source of revenues, grew by 41%, or $2.7 million, from the quarter ended June 30, 2004. The growth was primarily due to a $315.8 million increase in average loans outstanding as well as the receipt of $0.3 million of nonaccrual interest income during the quarter ended June 30, 2005. Our net interest margin increased to 2.59% in the quarter ended June 30, 2005 from 2.53% in the quarter ended June 30, 2004.

     Our noninterest income increased by $0.8 million from the quarter ended June 30, 2004, primarily reflecting a higher level of income from loan prepayments, which included $0.6 million from the satisfaction of the nonaccrual loan. Our provision for loan losses also decreased by $0.8 million from the quarter ended June 30, 2004, primarily due to the favorable impact of the satisfaction of the nonaccrual loan.

     The combined revenue increases and reduction in the provision for loan losses totaling $4.3 million was partially offset by a $1.6 million increase in income tax expense resulting from higher pretax income, and a $0.7 million increase in noninterest expenses, resulting primarily from $0.4 million in payroll cost increases, $0.1 million of additional expenses associated with complying with the requirements of the Sarbanes-Oxley Act of 2002 regarding internal control over financial reporting and a $0.1 million Nasdaq National Market entry fee. Our effective income tax rate was 43.5% for both quarters. Our employees totaled 68 at June 30, 2005, compared to 62 at June 30, 2004.

     Our consolidated net earnings for the six months ended June 30, 2005 increased by 48% to $7.8 million, or $1.15 per diluted share, from $5.2 million, or $0.78 per diluted share, reported in the six months ended June 30, 2004. The increase reflected a 35%, or $4.6 million, increase in net interest and dividend income, a $0.2 million increase in noninterest income and a $0.9 million decrease in the provision for loan losses. These improvements were partially offset by a $2.0 million increase in income tax expense and a $1.0 million increase in noninterest expenses. The reasons for these changes are substantially the same as those discussed above regarding the quarterly period.

Financial Condition

     Our total consolidated assets at June 30, 2005 increased by 15% to $1.5 billion, from $1.3 billion at December 31, 2004. The increase was primarily reflected in the growth in our loan portfolio.

     Our total consolidated loans, net of unearned fees, at June 30, 2005 increased by 16% to $1.2 billion from $1.0 billion at December 31, 2004. The increase in loans was due to new mortgage loan originations secured by commercial and multifamily real estate exceeding principal repayments. New loan originations totaled $325.0 million in the six months ended June 30, 2005, compared to $339.0 million during the six months ended June 30, 2004.

     Our total consolidated security investments at June 30, 2005 amounted to $237.6 million, compared to $254.0 million at December 31, 2004. The decrease reflected maturities exceeding new purchases during the period. We continued to invest in short-term (up to five-year maturities) U.S. government agency debt obligations to emphasize liquidity and to currently target the bank's loan-to-deposit ratio at approximately 85%. Our investment portfolio at June 30, 2005 had a weighted-average remaining maturity of 1.2 years and a yield of 2.66%, compared to 1.4 years and a yield of 2.33% at December 31, 2004.

     Our total consolidated cash and other short-term investments at June 30, 2005 increased to $75.2 million from $24.6 million at December 31, 2004. The increase reflected the temporary investment of deposit inflows during June 2005. A portion of these funds is expected to be utilized to fund new loans.

     Total consolidated deposits at June 30, 2005 increased by 23% to $1.2 billion, from $993.9 million at December 31, 2004, reflecting an increase in certificate of deposit accounts of $240.6 million, partially offset by a decrease in checking, savings and money market accounts aggregating $16.5 million.

     Total consolidated borrowed funds and related interest payable decreased by 20% to $163.0 million at June 30, 2005, from $202.7 million at December 31, 2004. The decrease was largely due to the repayment of $36.0 million of short-term FHLBNY borrowings by the bank. On June 14, 2005, our mortgage lending subsidiary filed a Registration Statement on Form S-11 with the Securities and Exchange Commission, referred to in this prospectus as the SEC, with respect to a proposed offering of up to $12.0 million in additional subordinated debentures. On July 11, 2005, our mortgage lending subsidiary notified certain of its debenture holders that it intends to redeem on August 1, 2005 its Series 10/15/96 and Series 1/17/02 debentures, which were scheduled to mature on October 1, 2005. The aggregate repayment for both Series totals $6.8 million in principal and accrued interest and will be made from cash on hand.

     Total consolidated stockholders' equity at June 30, 2005 increased by 9% to $98.0 million, from $90.1 million at December 31, 2004. The increase was almost entirely due to net earnings of $7.8 million during the six months ended June 30, 2005. Our book value per common share amounted to $15.60 at June 30, 2005, compared to $14.37 at December 31, 2004.

Asset Quality

     At June 30, 2005, $0.7 million of loans were on nonaccrual status, compared to $4.6 million at December 31, 2004. In April 2005, the property collateralizing a nonaccrual loan with a principal balance of $3.9 million was sold at foreclosure to a third party. The loan was paid in full and the bank recovered all amounts due thereunder. Nonaccrual loans are considered impaired under the criteria of Statement of Financial Accounting Standards, referred to in this prospectus as SFAS, No. 114, "Accounting by Creditors for Impairment of a Loan," but no valuation allowance was maintained at any time as management believed that the estimated fair value of the underlying properties exceeded our recorded investment. At June 30, 2005 and December 31, 2004, there were no other impaired loans.

     At June 30, 2005, there were $2.7 million of loans 90 days past due and still accruing interest because these loans were determined by management to be well secured and in the process of collection. Such amount represented three loans that are past their maturity dates with respect to which the borrower continues to make monthly payments of principal and interest. We anticipate that these loans will be repaid in full or refinanced in the near future. There were no loans 90 days past due and still accruing interest at December 31, 2004.

     At June 30, 2005, the allowance for loan losses amounted to $12.6 million, compared to $11.1 million at December 31, 2004. The allowance represented 1.07% of total loans (net of deferred fees) outstanding at June 30, 2005 and 1.09% at December 31, 2004.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in or incorporated by reference into this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements are made based on our management's expectations and beliefs concerning future events impacting our company and are subject to uncertainties and factors relating to our operations and economic environment, all of which are difficult to predict and many of which are beyond our control. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "expect," "target," "may" and similar expressions. These forward-looking statements may include, among other things:

     - statements relating to projected growth, anticipated improvements in earnings, earnings per share, and other financial performance measures, and management's long term performance goals;

     - statements relating to the anticipated effects on results of operations or our financial condition from expected developments or events;

     - statements relating to our business and growth strategies, including potential acquisitions; and

     -    any other statements which are not historical facts.

     Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the "Risk Factors" section of this prospectus beginning on page 10.

     You should not place undue reliance on any forward-looking statement. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

     We anticipate that the net proceeds to us from the sale of our Class A common stock, assuming the underwriters do not exercise their option to cover over-allotments, will be approximately $23.8 million, after deducting offering expenses and underwriting commissions, estimated to be $1.9 million.

     We intend to use the net proceeds for our general corporate purposes. This could include investments in the bank to fund its operations and its continued expansion, and to maintain the bank's status as a "well capitalized" bank under applicable regulations. Any proceeds invested in the bank will increase the bank's regulatory legal lending limit. We may also make investments in our mortgage lending subsidiary. We may also explore the possible acquisition of, or investments in, bank or permissible non-bank entities, by either us or our subsidiary bank (although no agreements or understandings presently exist with respect to any such acquisitions and we are not presently engaged in any negotiations related to any acquisitions). Before we apply any of the proceeds for any uses, they likely will be temporarily invested in short-term investment securities. The precise amounts and timing of the application of proceeds has yet to be determined by our management.

                         MARKET FOR CLASS A COMMON STOCK
                             AND RELATED STOCKHOLDER
                                     MATTERS

     Our Class A common stock is currently listed for trading on the NASDAQ National Market under the symbol "IBCA." On June 27, 2005, our stock commenced trading on the NASDAQ National Market. Prior to that date, our Class A common stock had traded on the NASDAQ SmallCap Market. There is no public trading market for our Class B common stock. At June 30, 2005, there were 5,894,501 and 385,000 shares of Class A and Class B common stock outstanding, respectively. At June 30, 2005, there were approximately 1,200 holders of record of our Class A common stock, which includes persons or entities that hold their stock in nominee or in street name through various brokerage firms, and five holders of record of our Class B common stock. Subsequent to June 30, 2005, one of the holders of our Class B common stock transferred all of his shares of Class B common stock to another existing holder of our Class B common stock, so that as of July 20, 2005, there were only four holders of record of our Class B common stock.

     The last reported sales price of our Class A common stock on July 20, 2005 was $20.55 per share. The following table shows the high and low bid prices per share for our Class A common stock by calendar quarter for the periods indicated. The quotations set forth below reflect inter-dealer quotations that do not include retail markups, markdowns or commissions and may not represent actual transactions.

2003                                  High    Low
----                                  ----    ---
First Quarter . . . . . . . . . . .  $11.48  $10.05
Second Quarter. . . . . . . . . . .  $12.77  $10.38
Third Quarter . . . . . . . . . . .  $13.75  $12.05
Fourth Quarter. . . . . . . . . . .  $15.48  $12.86

2004
----
First Quarter . . . . . . . . . . .  $18.48  $14.42
Second Quarter. . . . . . . . . . .  $17.76  $14.75
Third Quarter . . . . . . . . . . .  $17.15  $14.45
Fourth Quarter. . . . . . . . . . .  $19.74  $16.50

2005
----
First Quarter . . . . . . . . . . .  $20.15  $17.51
Second Quarter. . . . . . . . . . .  $19.25  $17.25
Third Quarter July 20, 2005). . . .  $21.25  $17.80


                                 DIVIDEND POLICY

     Class A and Class B common stockholders are entitled to receive cash dividends when and if declared by our board of directors from funds legally available for such purposes. We have never paid any cash or stock dividends on our capital stock and we do not currently contemplate the payment of cash or stock dividends.

     Our ability to pay cash dividends is limited to an amount equal to the surplus which represents the excess of our net assets over paid-in-capital or, if there is no surplus, our net earnings for the current and/or immediately preceding fiscal year. The primary source of funds for any cash dividends payable to our stockholders would be the dividends received from our subsidiaries. The payment of cash dividends by a subsidiary is determined by that subsidiary's board of directors and is dependent upon a number of factors, including the subsidiary's capital requirements, applicable regulatory limitations, results of operations, financial condition and any restrictions arising from outstanding indentures. See "Supervision and Regulation" and "Description of Our Securities" for a description of the restrictions on our payment of dividends under federal banking laws and the Delaware General Corporation Law.

     Our ability to pay cash dividends is further impacted by the funding requirements of the $60.0 million of trust preferred securities issued by our statutory trusts, all of the common stock of which is owned by us. These statutory trusts were formed for the sole purpose of issuing trust preferred securities. The bank pays a monthly cash dividend to the holding company in order to provide funds for the debt service on our trust preferred securities. Dividends paid to us by the bank in the quarters ended March 31, 2005 and March 31, 2004 amounted to $1.1 million and $0.6 million, respectively. Dividends paid to us by the bank in fiscal years 2004, 2003 and 2002 amounted to $3.4 million, $1.7 million and $1.5 million, respectively.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of March 31, 2005 on an actual basis and on a pro-forma basis to give effect to this offering. We have assumed proceeds of approximately $23.8 million will result from the sale of Class A common stock offered by this prospectus, after deducting estimated offering expenses and assuming no exercise of the underwriters' over-allotment option. You should read this information together with our consolidated financial statements and related notes, which are included elsewhere in this prospectus.

                                                            Actual(1)     As Adjusted(1)(2)
                                                           At March 31,      At March 31,
                                                               2005              2005
                                                          --------------  ------------------
($ in thousands)                                           (unaudited)       (unaudited)
                                                          --------------  ------------------
LONG TERM DEBT:
Debenture interest payable(3). . . . . . . . . . . . . .  $        9,090  $            9,090
Debentures payable(1). . . . . . . . . . . . . . . . . .          91,810              91,810
Debentures payable - trust preferred securities. . . . .          61,856              61,856
Mortgage note payable. . . . . . . . . . . . . . . . . .             239                 239
                                                          --------------  ------------------
Total indebtedness . . . . . . . . . . . . . . . . . . .  $      162,995  $          162,995
                                                          ==============  ==================

STOCKHOLDERS' EQUITY
Preferred stock, 300,000 shares authorized, none issued.  $            -  $                -
Class A common stock, $1.00 par value, 9,500,000 shares
  authorized, 5,888,843 shares issued and outstanding
  before the offering (7,138,843 shares pro forma)(2). .           5,889               7,139
Class B common stock, $1.00 par value, 700,000 shares
  authorized, 385,000 shares issued and outstanding. . .             385                 385
Additional paid-in capital . . . . . . . . . . . . . . .          38,992              61,542
Retained earnings. . . . . . . . . . . . . . . . . . . .          48,110              48,110
                                                          --------------  ------------------
Stockholders' equity . . . . . . . . . . . . . . . . . .          93,376             117,176
                                                          --------------  ------------------
Total capitalization . . . . . . . . . . . . . . . . . .  $      256,371  $          280,171
                                                          ==============  ==================

(1) Excludes the effect of the April 2005 issuance of $14.0 million principal amount of Series 3/21/05 subordinated debentures and the repayment of $14.1 million principal amount and accrued interest of debentures which matured on April 30, 2005. Also excludes 5,658 shares of Class A common stock issued upon conversion of our convertible debentures.

(2) Assumes the sale of 1,250,000 shares of Class A common stock in this offering, generating net proceeds of $23.8 million, after deducting offering expenses.

(3) Substantially all of this amount is payable at the maturity of the debentures.

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following table should be read in conjunction with our consolidated financial statements, together with the related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, all of which are contained elsewhere in this prospectus.

     The information as of and for the three months ended March 31, 2005 and 2004 is unaudited, but, in the opinion of our management, contains all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our financial condition and results of operations for those periods. The results of operations for the three month periods is not necessarily indicative of the results to be expected for the remainder of the year or any other period.

----------------------------------------------------------------------------------------------------------------------------------
                                          At or for the Quarter
                                              Ended March 31,                   At or For The Year Ended December 31,
                                         -----------------------------------------------------------------------------------------
($in thousands, except per share data)      2005         2004         2004         2003         2002         2001         2000
                                         -----------------------------------------------------------------------------------------
                                               (unaudited)
----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION DATA:
Total assets (1). . . . . . . . . . . .  $1,427,439   $  993,010   $1,316,751   $  911,523   $  686,443   $  513,086   $  416,927
Cash and cash equivalents . . . . . . .      49,347       65,376       24,599       64,128       30,849       24,409       42,938
Securities available for sale . . . . .           -            -            -            -            -        6,192       74,789
Securities held to maturity, net. . . .     254,754      142,116      248,888      152,823      145,694       99,157       20,970
Loans receivable, net of deferred fees.   1,095,161      763,108    1,015,396      671,125      489,912      368,526      266,326
Deposits. . . . . . . . . . . . . . . .   1,123,657      737,150      993,872      675,513      505,958      362,437      300,241
Borrowed funds and related accrued
  interest payable (1). . . . . . . . .     177,995      155,034      202,682      140,383      114,032      100,374       72,813
Stockholders' equity. . . . . . . . . .      93,376       78,751       90,094       75,385       53,126       40,395       36,228
Nonaccrual loans. . . . . . . . . . . .       4,607        1,036        4,607        8,474            -        1,243            -
Foreclosed real estate. . . . . . . . .           -            -            -            -        1,081            -            -
Allowance for loan losses . . . . . . .      12,139        7,657       11,106        6,580        4,611        3,380        2,768
Loan chargeoffs . . . . . . . . . . . .           -            -            -            -          150            -            -
Loan recoveries . . . . . . . . . . . .           -            -            -            -          107            -            -
Loans, net of unearned income to
  Deposits. . . . . . . . . . . . . . .          97%         104%         102%          99%          97%         102%          89%
Loans, net of unearned income to
  deposits (bank only)(2) . . . . . . .          85%          84%          86%          79%          76%          79%          67%
----------------------------------------------------------------------------------------------------------------------------------
OPERATIONS DATA:
Interest and dividend income. . . . . .  $   20,568   $   14,593   $   66,549   $   50,464   $   43,479   $   35,462   $   31,908
Interest expense (3). . . . . . . . . .      12,283        8,215       38,683       28,564       26,325       24,714       23,707
                                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net interest and dividend income. . . .       8,285        6,378       27,866       21,900       17,154       10,748        8,201
Provision for loan losses . . . . . . .       1,033        1,077        4,526        1,969        1,274          612          275
                                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net interest and dividend income after
  provision for loan losses . . . . . .       7,252        5,301       23,340       19,931       15,880       10,136        7,926
Noninterest income. . . . . . . . . . .         878        1,456        5,140        3,321        2,218        1,655          983
Noninterest expenses. . . . . . . . . .       2,374        1,918        8,251        7,259        6,479        5,303        4,568
                                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
Earnings before income taxes. . . . . .       5,756        4,839       20,229       15,993       11,619        6,488        4,341
Provision for income taxes (3). . . . .       2,508        2,104        8,776        6,873        4,713        2,710        1,733
                                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net earnings. . . . . . . . . . . . . .  $    3,248   $    2,735   $   11,453   $    9,120   $    6,906   $    3,778   $    2,608
----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA (4):
Basic earnings per share. . . . . . . .  $     0.52   $     0.45   $     1.89   $     1.85   $     1.71   $     0.97   $     0.67
Diluted earnings per share. . . . . . .  $     0.48   $     0.41   $     1.71   $     1.53   $     1.37   $     0.97   $     0.67
Book value per share. . . . . . . . . .  $    14.88   $    13.02   $    14.37   $    12.59   $    11.30   $    10.36   $     9.29
Market price per share. . . . . . . . .  $    18.00   $    18.00   $    19.74   $    14.65   $    10.80   $     7.40   $     3.75
----------------------------------------------------------------------------------------------------------------------------------
OTHER DATA AND RATIOS:
Total Class A and Class B common
   stock outstanding. . . . . . . . . .   6,273,843    6,048,075    6,271,433    5,988,377    4,703,087    3,899,629    3,899,629
Common stock warrants outstanding (5) .     696,465      696,465      696,465      738,975    1,750,010    2,650,218    2,650,218
Average common shares used to
  calculate:
   Basic earnings per share . . . . . .   6,273,843    6,042,847    6,068,755    4,938,995    4,043,619    3,899,629    3,884,560
   Diluted earnings per share . . . . .   6,871,769    6,888,488    6,828,176    6,257,720    5,348,121    3,899,629    3,884,560
Adjusted net earnings for diluted
  earnings per share(6) . . . . . . . .  $    3,303   $    2,817   $   11,707   $    9,572   $    7,342   $    3,778   $    2,608
Net interest margin(7). . . . . . . . .        2.47%        2.75%        2.52%        2.90%        2.88%        2.47%        2.34%
Return on average assets(7) . . . . . .        0.94%        1.15%        1.02%        1.19%        1.13%        0.85%        0.69%
Return on average equity(7) . . . . . .       14.25%       14.32%       14.14%       15.34%       15.56%        9.94%        7.48%
Noninterest income to average
  assets(7) . . . . . . . . . . . . . .        0.25%        0.61%        0.46%        0.43%        0.36%        0.37%        0.26%
Noninterest expenses to average
  assets(7) . . . . . . . . . . . . . .        0.69%        0.81%        0.74%        0.95%        1.06%        1.19%        1.20%
Total nonperforming assets to total
  Assets. . . . . . . . . . . . . . . .        0.32%        0.10%        0.35%        0.93%        0.16%        0.24%        0.00%
Total nonperforming loans to total
  Loans . . . . . . . . . . . . . . . .        0.42%        0.14%        0.45%        1.26%        0.00%        0.34%        0.00%
Allowance for loan losses to total net
  Loans . . . . . . . . . . . . . . . .        1.11%        1.00%        1.09%        0.98%        0.94%        0.92%        1.04%
Allowance for loan losses to non-
  performing assets . . . . . . . . . .         264%         739%         241%          78%         427%         272%           -
Efficiency ratio. . . . . . . . . . . .          26%          24%          25%          29%          33%          43%          50%
Average stockholders' equity to
  average total assets. . . . . . . . .        6.62%        8.06%        7.23%        7.74%        7.27%        8.50%        9.18%
Stockholders' equity to total assets. .        6.54%        7.93%        6.84%        8.27%        7.74%        7.87%        8.69%
Tier 1 capital to average assets. . . .        8.67%       10.75%        9.03%       11.31%        9.88%       10.67%        8.75%
Tier 1 capital to risk weighted assets.       10.05%       12.28%       10.49%       13.28%       12.21%       12.89%       11.72%
Total capital to risk weighted assets .       13.51%       15.47%       14.23%       14.84%       13.06%       14.11%       12.63%
Trust preferred securities(8) . . . . .  $   61,856   $   46,392   $   61,856   $   30,928   $   15,464   $   15,464            -
----------------------------------------------------------------------------------------------------------------------------------

(1) Amounts at December 31, 2003 and prior have been adjusted where applicable from those previously reported for the effect of adopting FASB Interpretation No. 46-R, "Consolidation of Variable Interest Entities".

(2) The computation of loans, net of unearned income to deposits relates to the bank only and excludes loans held by us directly and by our mortgage lending subsidiary, net of unearned income. Our total loans and deposits, on a consolidated basis, are set forth in this table and the computation of loans, net of unearned income to deposits for the bank only excludes loans of $102,391, and $108,285 at March 31, 2005 and 2004, respectively, and of $114,598, $104,889, $82,784, $72,271 and $185,480 at December 31, 2004,
     2003, 2002, 2001 and 2000, respectively.

(3) A charge of $206,000, net of taxes, from the early retirement of debentures that was previously reported in 2000 as an extraordinary item has been reclassified (a $382,000 increase to interest expense and a $176,000 decrease to the provision for income taxes) to give effect to SFAS No. 145, "Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS Statement No. 13, and Technical Corrections."

(4)  We have never paid any dividends on our Class A or Class B common stock.

(5) As of March 31, 2005, represents warrants to purchase 501,465 shares of our Class A common stock and 195,000 shares of our Class B common stock.

(6) As adjusted for interest expense, net of taxes, that would no longer occur if our outstanding convertible debentures were converted.

(7) Information for the three-month periods ended March 31, 2005 and March 31, 2004 has been annualized.

(8) These amounts are included above in borrowed funds and related accrued interest payable.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW

     Intervest Bancshares Corporation is a financial holding company and serves as the holding company for its three wholly owned subsidiaries - Intervest National Bank, Intervest Mortgage Corporation and Intervest Securities Corporation. We sometimes refer to Intervest Bancshares Corporation in this prospectus as the "holding company," to Intervest National Bank as the "bank," and to Intervest Mortgage Corporation as our "mortgage lending subsidiary." The holding company also has four wholly owned unconsolidated subsidiaries, Intervest Statutory Trust I, II, III and IV. These entities were formed in connection with our issuance of trust preferred securities, which is discussed elsewhere in this prospectus.

     Our revenues are derived primarily from interest and fees earned on mortgage loans, and from interest and dividends earned on securities and our other short-term investments. The principal sources of funds for the bank's lending activities are deposits, repayments of loans, maturities and calls of securities and the cash flow generated from its operations. Its principal expenses are the interest paid on deposits and operating and general expenses. The principal sources of funds for the lending activities of Intervest Mortgage Corporation are the proceeds it receives from the issuance of its subordinated debentures, together with repayments of loans and the cash flow generated from its operations, which includes fees received from the bank for services performed for the bank. Its principal expenses are the interest paid on its debentures and its operating and general expenses.

     Our profitability depends primarily on our net interest income, which is the difference between interest income generated from our interest-earning assets and the interest expense incurred on our interest-bearing liabilities. Net interest income is dependent upon the interest-rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. When interest earned on interest-earning assets exceeds interest paid on interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows and loan demand.

     Our profitability is also affected by the level of our noninterest income and expenses, provision for loan losses and income tax expense. Noninterest income consists mostly of loan and other banking fees as well as income from loan prepayments. Noninterest expense consists of compensation and benefits expense, occupancy and equipment expenses, data processing expenses, advertising expense, professional fees, insurance expense and other operating expenses.

     Our profitability is significantly affected by general economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authorities. Our loan portfolio has historically been concentrated in commercial real estate and multifamily mortgage loans, which represented 99.8% of the total loan portfolio at March 31, 2005. The properties underlying our mortgages are also concentrated in New York State (69%) and the State of Florida (21%). Many of the New York properties are located in New York City and are subject to rent control and rent stabilization laws, which limit the ability of the property owners to increase rents. Credit risk, which represents the possibility of us not recovering amounts due from our borrowers, is significantly impacted by local economic conditions in the areas the properties are located, as well as our underwriting standards. Economic conditions affect the market value of the underlying collateral as well as the levels of occupancy of income-producing properties. Additionally, terrorist acts, such as those that occurred on September 11, 2001, armed conflicts, such as the war on terrorism, and natural disasters, such as hurricanes, may have an adverse impact on economic conditions. See "Risk Factors."

CRITICAL ACCOUNTING POLICIES

     The preparation of our audited consolidated financial statements and the information included in Management's Discussion and Analysis is governed by policies that are based on accounting principles generally accepted in the United States, referred to in this prospectus as GAAP, and general practices within the banking industry. The financial information contained in our financial statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change. Among the more significant policies are those that govern accounting for loans and allowance for loan losses. These policies are discussed in Note 1 to our "Notes to Consolidated Financial Statements" included in this prospectus.

     An accounting policy is deemed to be "critical" if it is important to a company's results of operations and financial condition, and requires significant judgment and estimates on the part of management in its application. The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain amounts reported in the financial statements and related disclosures. Actual results could differ from these estimates and assumptions. We believe that the estimates and assumptions used in connection with the amounts reported in our financial statements and related disclosures are reasonable and made in good faith.

     We believe that currently our only significant critical accounting policy relates to the determination of our allowance for loan losses. The allowance for loan losses reflects management's estimated losses that may result from defaults in our loan portfolio. The allowance for loan losses is established through a provision charged to operations. Loans are charged against the allowance when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The adequacy of the allowance is evaluated monthly or more frequently when necessary with consideration given to: the nature and size of the loan portfolio; overall portfolio quality; loan concentrations; specific problem loans and commitments and estimates of fair value thereof; historical chargeoffs and recoveries; adverse situations which may affect the borrowers' ability to repay; and management's perception of the current and anticipated economic conditions in our lending areas. For calculation purposes, the allowance for loan losses is comprised of an unallocated portion (which is derived from an estimated loss factor currently ranging from 0.30% to 1.35% multiplied by the principal amount of loans rated acceptable and higher percentages for loans that are assigned a credit grade of special mention or lower) and, from time to time, an allocated (or specific) portion on certain loans (particularly for loans that have been identified as being impaired as discussed below). Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions, or other factors, differ from those previously assumed in the determination of the level of the allowance.

     In addition, SFAS No. 114 specifies the manner in which the portion of the allowance for loan losses related to impaired loans is computed. A loan is normally deemed impaired when, based upon current information and events, it is probable that we will be unable to collect both full principal and interest due according to the contractual terms of the loan agreement. Impairment for larger balance loans such as commercial real estate and multifamily loans are measured based on: the present value of expected future cash flows, discounted at the loan's effective interest rate; or the observable market price of the loan; or the estimated fair value of the loan's collateral, if payment of the principal and interest is dependent upon the collateral. When the fair value of the property is less than the recorded investment in the loan, this deficiency is recognized as a valuation allowance within the overall allowance for loan losses and a charge through the provision for loan losses. Our policy is to charge off any portion of the recorded investment in the loan that exceeds the fair value of the collateral.

     We consider a variety of factors in determining whether a loan is impaired, including (i) any notice from the borrower that the borrower will be unable to repay all principal and interest amounts contractually due under the loan agreement, (ii) any delinquency in the principal and/or interest payments other than minimum delays or shortfalls in payments, and (iii) other information known by management that would indicate the full repayment of principal and interest is not probable. In evaluating loans for impairment, management generally considers delinquencies of 60 days or less to be minimum delays, and accordingly does not consider such delinquent loans to be impaired in the absence of other indications. Impaired loans normally consist of loans on nonaccrual status. Generally, all loans are evaluated for impairment on a loan-by-loan basis.

     Finally, our regulators, as an integral part of their examination process, periodically review the allowance for loan losses. Accordingly, we may be required to take certain chargeoffs and/or recognize additions to the allowance based on the regulators' judgment concerning information available to them during their examination.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 2005 AND DECEMBER 31, 2004

Overview
--------

     Our total assets at March 31, 2005 increased to $1.4 billion, from $1.3 billion at December 31, 2004. Our total liabilities at March 31, 2005 increased to $1.3 billion, from $1.2 billion at December 31, 2004 and stockholders' equity increased to $93.4 million at March 31, 2005, from $90.1 million at December 31, 2004. Book value per common share increased to $14.88 per share at March 31, 2005, from $14.37 at December 31, 2004.

Selected balance sheet information as of March 31, 2005 follows:

                                                         Intervest    Intervest    Intervest    Inter-
                                              Holding    National     Mortgage     Securities   Company
($ in thousands)                              Company    Bank         Corp.        Corp.        Amounts(1)   Consolidated
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                     $  5,657   $   28,804   $   26,500   $       468  $  (12,082)  $      49,347
Security investments                                 -      259,846            -             -           -         259,846
Loans receivable, net of deferred fees          13,975      992,770       88,416             -           -       1,095,161
Allowance for loan losses                          (85)     (11,722)        (332)            -           -         (12,139)
Investment in consolidated subsidiaries        138,067            -            -             -    (138,067)              -
All other assets                                 5,601       25,205        4,871            14        (467)         35,224
---------------------------------------------------------------------------------------------------------------------------
Total assets                                  $163,215   $1,294,903   $  119,455   $       482  $ (150,616)  $   1,427,439
---------------------------------------------------------------------------------------------------------------------------
Deposits                                      $      -   $1,135,770   $        -   $         -  $  (12,113)  $   1,123,657
Borrowed funds and related interest payable     69,779       15,242       92,974             -           -         177,995
All other liabilities                               60       30,456        2,328             3        (436)         32,411
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                               69,839    1,181,468       95,302             3     (12,549)      1,334,063
---------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                            93,376      113,435       24,153           479    (138,067)         93,376
---------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity    $163,215   $1,294,903   $  119,455   $       482  $ (150,616)  $   1,427,439
---------------------------------------------------------------------------------------------------------------------------

(1) All significant intercompany balances and transactions have been eliminated in consolidation. Such amounts arise largely from intercompany deposit accounts and investments.

A comparison of selected balance sheet information as of March 31, 2005 and December 31, 2004 follows:

                                                                     At March 31, 2005        At December 31, 2004
                                                                 -------------------------  -------------------------
                                                                  Carrying       % of        Carrying       % of
($ in thousands)                                                   Value     Total Assets     Value     Total Assets
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                        $   49,347           3.4%  $   24,599           1.9%
Security investments                                                259,846          18.2      253,980          19.3
Loans receivable, net of deferred fees and loan loss allowance    1,083,022          75.9    1,004,290          76.3
All other assets                                                     35,224           2.5       33,882           2.5
---------------------------------------------------------------------------------------------------------------------
Total assets                                                     $1,427,439         100.0%  $1,316,751         100.0%
---------------------------------------------------------------------------------------------------------------------
Deposits                                                         $1,123,657          78.7%  $  993,872          75.5%
Borrowed funds and related interest payable                         177,995          12.5      202,682          15.4
All other liabilities                                                32,411           2.3       30,103           2.3
---------------------------------------------------------------------------------------------------------------------
Total liabilities                                                 1,334,063          93.5    1,226,657          93.2
---------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                 93,376           6.5       90,094           6.8
---------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                       $1,427,439         100.0%  $1,316,751         100.0%
---------------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents
-------------------------

     Our cash and cash equivalents increased to $49.3 million at March 31, 2005, from $24.6 million at December 31, 2004. The level of cash and cash equivalents fluctuates based on various factors, including liquidity needs, loan demand, deposit flows, calls of securities, repayments of borrowed funds and alternative investment opportunities. On April 1, 2005, $14.1 million was used for the payment of principal and interest due on Intervest Mortgage Corporation's debentures that matured on April 1, 2005 and $1.1 million was used for normal quarterly interest payments due on Intervest Mortgage Corporation's other outstanding debentures.

Security Investments
--------------------

     Securities for which we have the intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. Such securities increased to $254.8 million at March 31, 2005, from $248.9 million at December 31, 2004. The increase was due to new purchases exceeding maturities and early calls during the quarter ended March 31, 2005. We continue to invest in short-term (up to 5 years) U.S. government agency debt obligations to emphasize liquidity and to maintain the bank's loan-to-deposit ratio at approximately 80%. The investment portfolio at March 31, 2005 had a weighted-average remaining maturity of 1.3 years and a weighted-average yield of 2.53%, compared to 1.4 years and 2.33%, respectively, at December 31, 2004. At March 31, 2005 and December 31 2004, the portfolio's estimated fair value was $251.8 million and $247.2 million, respectively.

     The bank's total investment in the Federal Reserve Bank and the Federal Home Loan Bank of New York stock was unchanged and amounted to $5.1 million at March 31, 2005 and December 31, 2004.

Loans Receivable, Net of Deferred Fees and Allowance for Loan Losses
--------------------------------------------------------------------

     Loans receivable, net of deferred fees and the allowance for loan losses, increased to $1.1 billion at March 31, 2005 from $1.0 billion at December 31, 2004. The growth in loans receivable reflected new originations of commercial real estate mortgage loans, multifamily mortgage loans and land loans, partially offset by principal repayments. New loan originations totaled $151.4 million in the quarter ended March 31, 2005 compared to $162.7 million in the quarter ended March 31, 2004.

     At March 31, 2005 and December 31, 2004, $4.6 million of loans were on a nonaccrual status. These loans were considered impaired under the criteria of SFAS No.114, but no valuation allowance has been established because we believe that the estimated fair value of the underlying properties exceeded our recorded investment. At March 31, 2005 and December 31, 2004, there were no other impaired loans or loans 90 days past due and still accruing interest. In April 2005, a nonaccrual loan with a principal balance of $3.9 million was paid in full and the bank recovered all amounts due to it thereunder.

     At March 31, 2005, the allowance for loan losses amounted to $12.1 million, compared to $11.1 million at December 31, 2004. The allowance represented 1.11% of total loans (net of deferred fees) outstanding at March 31, 2005 and 1.09% at December 31, 2004. The increase in the allowance was due to a provision for loan losses aggregating $1.0 million during the quarter ended March 31, 2005 resulting largely from loan growth, which reflected an increase in loans receivable of $79.9 million during the quarter.

All Other Assets
----------------

The following table sets forth the composition of the caption "All other assets":

                                            At March 31,   At December 31,
                                            -------------  ----------------
($ in thousands)                                2005             2004
---------------------------------------------------------------------------
Accrued interest receivable                 $       7,098  $          6,699
Loans fee receivable                                8,732             8,208
Premises and equipment, net                         6,610             6,636
Deferred income tax asset                           5,547             5,095
Deferred debenture offering costs, net              4,664             4,929
Investment in unconsolidated subsidiaries           1,856             1,856
All other assets                                      717               459
---------------------------------------------------------------------------
                                            $      35,224  $         33,882
---------------------------------------------------------------------------

     Accrued interest receivable fluctuates based on the amount of loans, investments and other interest-earning assets outstanding and the timing of interest payments received. The increase was due to the growth in all of these assets.

     Loan fees receivable are fees due to us in accordance with the terms of mortgage loans. Such amounts are generally due upon the full repayment of the loan. This fee is recorded as deferred income at the time a loan is originated and is then amortized to interest income over the life of the loan as a yield adjustment. The increase was due to an increase in mortgage loan originations.

     Premises and equipment remained relatively unchanged as net additions of $0.1 million during the quarter were offset by normal depreciation and amortization.

     The deferred income tax asset relates primarily to the unrealized tax benefit on our allowance for loan losses. The allowance has been expensed for financial statement purposes, but it is currently not deductible for income tax purposes until the loans are charged off. The increase in the deferred tax asset is a function of the increase in the allowance for loan losses during the quarter ended March 31, 2005.

     Deferred debenture offering costs consist primarily of underwriters' commissions and are amortized over the terms of the debentures. The decrease in costs was due to normal amortization during the quarter ended March 31, 2005.

     The investment in unconsolidated subsidiaries consists of our $0.5 million common stock investment in each of its unconsolidated subsidiaries, Intervest Statutory Trust I, II, III and IV.

Deposits
--------

     Deposits increased to $1.1 billion at March 31, 2005, from $993.9 million at December 31, 2004. The increase reflected an increase in certificate of deposit accounts of $143.6 million, partially offset by a decrease in checking, savings and money market accounts aggregating $13.8 million. At March 31, 2005, certificate of deposit accounts totaled $888.3 million and checking, savings and money market accounts aggregated $235.3 million. The same categories of deposit accounts totaled $744.8 million and $249.1 million, respectively, at December 31, 2004. Certificate of deposit accounts represented 79% of total deposits at March 31, 2005 and 75% at December 31, 2004.

Borrowed Funds and Related Interest Payable
-------------------------------------------

     At March 31, 2005, borrowed funds and related interest payable decreased to $178.0 million, from $202.7 million at December 31, 2004. The decrease primarily reflected a $21.0 million reduction in short-term borrowings from the Federal Home Loan Bank of New York, referred to in this prospectus as the FHLBNY, by the bank and the payment of principal and interest totaling $4.5 million of our mortgage lending subsidiary's debentures that matured on January 1, 2005.

All Other Liabilities
---------------------

The table below sets forth the composition of the caption "All other liabilities":

                                       At March 31,   At December 31,
                                       -------------  ----------------
($ in thousands)                              2005            2004
----------------------------------------------------------------------
Mortgage escrow funds payable          $      19,914  $         14,533
Official checks outstanding                    6,578            12,061
Accrued interest payable on deposits           2,131             1,718
All other                                      3,788             1,791
----------------------------------------------------------------------
                                       $      32,411  $         30,103
----------------------------------------------------------------------

     Mortgage escrow funds payable represent advance payments made by borrowers for taxes and insurance that are remitted to third parties. The increase reflected the growth in the loan portfolio. Official checks outstanding varies and fluctuates based on banking activity. Accrued interest payable on deposits fluctuates based on total deposits and timing of interest payments. The increase reflected the growth in deposits. All other is comprised mainly of accrued expenses, income taxes payable (which fluctuates based on our earnings, effective tax rate and timing of tax payments) and fees received on loan commitments that have not yet been funded. The increase reflected a higher level of income taxes payable.

Stockholders' Equity
--------------------

Stockholders' equity increased to $93.4 million at March 31, 2005 from $90.1 million at December 31, 2004 as follows:

($ in thousands)                                                    Amount    Shares
--------------------------------------------------------------------------------------
Stockholders' equity at December 31, 2004                           $90,094  6,271,433
Net earnings for the period                                           3,248          -
Convertible debentures converted at election of debenture holders        34      2,410
--------------------------------------------------------------------------------------
Stockholders' equity at March 31, 2005                              $93,376  6,273,843
--------------------------------------------------------------------------------------

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2004 AND DECEMBER 31, 2003

Overview
--------

     Our total assets at December 31, 2004 increased to $1.3 billion, from $911.5 million at December 31, 2003. Total liabilities at December 31, 2004 increased to $1.2 billion, from $836.1 million at December 31, 2003, and stockholders' equity increased to $90.1 million at December 31, 2004, from $75.4 million at December 31, 2003. Book value per common share increased to $14.37 per share at December 31, 2004, from $12.59 at December 31, 2003.

Selected balance sheet information as of December 31, 2004 follows:

                                                         Intervest    Intervest    Intervest    Inter-
                                              Holding    National     Mortgage     Securities   Company
($ in thousands)                              Company    Bank         Corp.        Corp.        Amts(1)     Consolidated
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                     $  4,862   $   15,836   $   17,151   $       476  $ (13,726)  $      24,599
Security investments                                 -      253,980            -             -          -         253,980
Loans receivable, net of deferred fees          14,078      900,798      100,520             -          -       1,015,396
Allowance for loan losses                          (85)     (10,689)        (332)            -          -         (11,106)
Investment in consolidated subsidiaries        135,351            -            -             -   (135,351)              -
All other assets                                 5,316       23,584        5,112             8       (138)         33,882
--------------------------------------------------------------------------------------------------------------------------
Total assets                                  $159,522   $1,183,509   $  122,451   $       484  $(149,215)  $   1,316,751
--------------------------------------------------------------------------------------------------------------------------
Deposits                                      $      -   $1,007,862   $        -   $         -  $ (13,990)  $     993,872
Borrowed funds and related interest payable     69,350       36,263       97,069             -          -         202,682
All other liabilities                               78       28,041        1,855             3        126          30,103
--------------------------------------------------------------------------------------------------------------------------
Total liabilities                               69,428    1,072,166       98,924             3    (13,864)      1,226,657
--------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                            90,094      111,343       23,527           481   (135,351)         90,094
--------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity    $159,522   $1,183,509   $  122,451   $       484  $(149,215)  $   1,316,751
--------------------------------------------------------------------------------------------------------------------------

(1) All significant intercompany balances and transactions are eliminated in consolidation. Such amounts arise largely from intercompany deposit accounts and investments in subsidiaries.

A comparison of our consolidated balance sheet as of December 31, 2004 and 2003 follows:

                                                                    At December 31, 2004      At December 31, 2003
                                                                 -------------------------  -------------------------
                                                                  Carrying       % of        Carrying       % of
($ in thousands)                                                   Value     Total Assets     Value     Total Assets
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                        $   24,599           1.9%  $   64,128           7.0%
Security investments                                                253,980          19.3      155,898          17.1
Loans receivable, net of deferred fees and loan loss allowance    1,004,290          76.3      664,545          72.9
All other assets                                                     33,882           2.5       26,952           3.0
---------------------------------------------------------------------------------------------------------------------
Total assets                                                     $1,316,751         100.0%  $  911,523         100.0%
---------------------------------------------------------------------------------------------------------------------
Deposits                                                         $  993,872          75.5%  $  675,513          74.1%
Borrowed funds and related interest payable                         202,682          15.4      140,383          15.4
All other liabilities                                                30,103           2.3       20,242           2.2
---------------------------------------------------------------------------------------------------------------------
Total liabilities                                                 1,226,657          93.2      836,138          91.7
---------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                 90,094           6.8       75,385           8.3
---------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                       $1,316,751         100.0%  $  911,523         100.0%
---------------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents
-------------------------

Our cash and cash equivalents decreased to $24.6 million at December 31, 2004, from $64.1 million at December 31, 2003, primarily due to a lower level of overnight federal fund investments. The decrease reflected the deployment of a portion of those funds into loans and securities. Cash and cash equivalents include federal funds sold and interest-bearing and noninterest-bearing cash balances with banks, and other short-term investments that have original maturities of three months or less. The short-term investments are normally comprised of commercial paper issued by large commercial banks, certificates of deposit and U.S. government securities. The level of cash and cash equivalents fluctuates based on various factors, including liquidity needs, loan demand, deposit flows, calls of securities, repayments of borrowed funds and alternative investment opportunities.

Security Investments
--------------------

     We invest in securities after satisfying our liquidity objectives and lending commitments. We have historically only purchased debt securities that are issued by the U.S. government or one of its agencies. Our investment policy is designed to provide and maintain liquidity, without incurring undue interest and credit risk. As a result, our security investments have lower yields than our loan portfolio. To manage interest rate risk, we normally purchase securities that have adjustable rates or securities with fixed rates that have short to intermediate maturity terms. We do not engage in trading or hedging activities. We continue to invest in short-term (up to 5 years) U.S. government agency debt obligations to emphasize liquidity and to target the bank's loan-to-deposit ratio at approximately 80%.

     Securities that are held for indefinite periods of time which our management intends to use as part of our asset/liability management strategy, or that may be sold in response to changes in interest rates or other factors, are classified as available for sale and are carried at estimated fair value. There were no securities classified as available for sale at December 31, 2004 or 2003.

     Securities for which we have the intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. Such securities totaled $248.9 million at December 31, 2004, compared to $152.8 million at December 31, 2003. The increase was due to new purchases exceeding maturities and calls of securities during the year. At December 31, 2004, the portfolio consisted of short-term debt obligations of the FHLB, Federal Farm Credit Bank, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation with a weighted-average yield of 2.33% and a weighted-average remaining maturity of 1.4 years, compared to 1.75% and 1.1 years, respectively, at December 31, 2003. The securities are fixed rate or have predetermined scheduled rate increases, and some have call features that allow the issuer to call the security before its stated maturity without penalty. At December 31, 2004 and 2003, the portfolio's estimated fair value was $247.2 million and $153.0 million, respectively.

     In order for the bank to be a member of the FRB and the FHLB, the bank maintains an investment in their capital stock. The investments in the FRB and FHLB totaled $2.5 million and $2.6 million, respectively, at December 31, 2004. The FRB stock currently pays a dividend of 6%, while the FHLB stock dividend fluctuates. The most recent FHLB stock dividend, paid on April 29, 2005, was 4.7%. The total investment, which amounted to $5.1 million at December 31, 2004, compared to $3.1 million at December 31, 2003, fluctuates based on the bank's capital level for the FRB and the bank's loans and borrowings from the FHLB.

Loans Receivable, Net of Deferred Fees and Allowance for Loan Losses
--------------------------------------------------------------------

     Loans receivable, net of deferred fees and the allowance for loan losses, increased to $1.0 billion at December 31, 2004, from $664.5 million at December 31, 2003. The growth reflected new originations of commercial real estate and multifamily mortgage loans, partially offset by principal repayments.

     Substantially all of our loan portfolio at December 31, 2004 was comprised of 504 loans with aggregate principal balances totaling $1.0 billion, which were secured by commercial and multifamily real estate, including rental and cooperative apartment buildings, office buildings, mix-used properties, shopping centers, industrial properties and vacant land. At December 31, 2004, these loans had an average principal size of $2.0 million. The portfolio had 40 loans with outstanding principal balances of $5.0 million or more which aggregated $302.3 million, with the largest loan amounting to $14.9 million.

The following table sets forth information concerning our loan portfolio:

                                            At December 31, 2004         At December 31, 2003
                                        ----------------------------  ---------------------------
                                         # of                 % of     # of                % of
($ in thousands)                        Loans     Amount      Total   Loans     Amount     Total
-------------------------------------------------------------------------------------------------
Commercial real estate loans               244  $  601,512     58.6%     184  $ 344,071     50.7%
Residential multifamily loans              249     403,613     39.3      210    310,650     45.8
Land development and other land loans       11      19,198      1.9        6     20,526      3.0
Residential 1-4 family loans                 4         984      0.1       26      1,628      0.2
Commercial loans                            23       1,215      0.1       28      1,662      0.2
Consumer loans                              12         221        -       16        319      0.1
-------------------------------------------------------------------------------------------------
Total gross loans receivable               543   1,026,743    100.0%     470    678,856    100.0%
Deferred loan fees                                 (11,347)                      (7,731)
-------------------------------------------------------------------------------------------------
Loans, net of deferred fees                      1,015,396                      671,125
Allowance for loan losses                          (11,106)                      (6,580)
-------------------------------------------------------------------------------------------------
Loans receivable, net                           $1,004,290                    $ 664,545
-------------------------------------------------------------------------------------------------

The following table sets forth the scheduled contractual principal repayments of the loan portfolio:

                               At December 31,
                            ---------------------
($ in thousands)              2004(1)      2003
-------------------------------------------------
Within one year             $  227,889   $133,137
Over one to five years (2)     645,050    430,783
Over five years(2)             153,804    114,936
-------------------------------------------------
                            $1,026,743   $678,856
-------------------------------------------------

(1) As indicated in the preceding table, 98% of the loans in this table represented commercial real estate and multifamily loans at December 31, 2004.

(2) At December 31, 2004, $485.7 million of loans with adjustable rates and $313.1 million of loans with fixed rates were due after one year.

The following table sets forth the activity in the loan portfolio:

                                                   For the Year Ended December 31,
                                              -----------------------------------------
($ in thousands)                                 2004          2003           2002
---------------------------------------------------------------------------------------
Loans receivable, net, at beginning of year   $  664,545   $    485,301   $    365,146
  Loans originated                               626,252        378,630        233,689
  Principal repayments                          (278,365)      (195,076)      (110,661)
  Recoveries                                           -              -           (107)
  Chargeoffs                                           -              -            150
  Increase in deferred loan fees                  (3,616)        (2,341)        (1,642)
  Provision for loan losses                       (4,526)        (1,969)        (1,274)
---------------------------------------------------------------------------------------
Loans receivable, net, at end of year         $1,004,290   $    664,545   $    485,301
---------------------------------------------------------------------------------------

     At December 31, 2004, $4.6 million of loans were on a nonaccrual status, compared to $8.5 million at December 31, 2003. These loans were considered impaired under the criteria of SFAS No.114, but no valuation allowance was maintained at any time since we believe that the estimated fair value of the underlying properties exceeded our recorded investment. At December 31, 2004 and 2003, there were no other impaired loans or loans 90 days past due and still accruing interest.

Allowance for Loan Losses
-------------------------

     The allowance for loan losses increased to $11.1 million at December 31, 2004, from $6.6 million at December 31, 2003 and represented 1.09% of total loans (net of deferred fees) outstanding at December 31, 2004, compared to 0.98% at December 31, 2003. The increase in the allowance was due to provisions totaling $4.5 million resulting from loan growth and a decrease in the credit grade of two loans during the year ended December 31, 2004. At December 31, 2004 and 2003, the allowance was almost entirely allocated to commercial real estate loans, multifamily loans and land loans.

The following table sets forth information with respect to the allowance for loan losses:

                                                               For the Year Ended December 31,
                                                          -----------------------------------------
($ in thousands)                                             2004          2003           2002
---------------------------------------------------------------------------------------------------
Allowance at beginning of year                            $    6,580   $      4,611   $      3,380
Provision charged to operations                                4,526          1,969          1,274
Chargeoffs                                                         -              -           (150)
Recoveries                                                         -              -            107
---------------------------------------------------------------------------------------------------
Allowance at end of year                                  $   11,106   $      6,580   $      4,611
---------------------------------------------------------------------------------------------------
Ratio of allowance to total loans, net of deferred fees         1.09%          0.98%          0.94%
Total loans, net of deferred fees at year end             $1,015,396   $    671,125   $    489,912
Average loans outstanding during the year                 $  867,724   $    585,556   $    439,241
---------------------------------------------------------------------------------------------------

All Other Assets
----------------

The following table sets forth the composition of the caption "All other assets":

                                              At  December 31,
                                            --------------------
($ in thousands)                              2004       2003
----------------------------------------------------------------
Accrued interest receivable                 $   6,699  $   4,995
Loan fees receivable                            8,208      5,622
Premises and equipment, net                     6,636      5,752
Deferred income tax asset                       5,095      2,960
Deferred debenture offering costs, net          4,929      4,023
Investment in unconsolidated subsidiaries       1,856        928
All other assets                                  459      2,672
----------------------------------------------------------------
                                            $  33,882  $  26,952
----------------------------------------------------------------

     Accrued interest receivable fluctuates based on the amount of loans, investments and other interest-earning assets outstanding and the timing of interest payments received. The increase in accrued interest receivable was due to the growth in these assets.

     Loan fees receivable are fees due to us in accordance with the terms of mortgage loans. Such amounts are generally due upon the full repayment of the loan. This fee is recorded as deferred income at the time a loan is originated and is then amortized to interest income over the life of the loan as a yield adjustment. The increase was due to an increase in mortgage loan originations.

     Premises and equipment, which is detailed in note 5 to our consolidated financial statements for the year ended December 31, 2004, increased due to net additions of $1.5 million (almost all of which were leasehold improvements associated with new office space), partially offset by depreciation and amortization.

     The deferred income tax asset relates primarily to the unrealized tax benefit on our allowance for loan losses. The allowance has been expensed for financial statement purposes, but it is currently not deductible for income tax purposes until the loans are charged off. The increase in the deferred tax asset is a function of the increase in the allowance for loan losses during the year ended December 31, 2004.

     The deferred debenture offering costs consist primarily of underwriters' commissions and are amortized over the terms of the debentures. The increase was due to a total of $2.2 million of costs associated with issuing new debentures, partially offset by normal amortization during the year ended December 31, 2004.

     The investment in unconsolidated subsidiaries at December 31, 2004, consists of our $0.5 million common stock investment in each of our unconsolidated subsidiaries, Intervest Statutory Trust I, II, III and IV.

     The decrease in all other assets was due to the receipt of $2.5 million in January 2004 from the exercise of Class A common stock warrants at December 31, 2003, the amount of which was recorded as a receivable at December 31, 2003.

Deposits
--------

     Deposits increased to $993.9 million at December 31, 2004, from $675.5 million at December 31, 2003, reflecting increases in money market and certificate of deposit accounts of $38.3 million and $277.6 million, respectively. For further information on our deposits, including the distribution of deposit accounts by type, certificates of deposit by maturity, maturities of certificates of deposit in denominations of $100,000 or more, and net deposit flows, see "Business - Sources of Funds."

Borrowed Funds and Related Interest Payable
-------------------------------------------

The following table summarizes borrowed funds and related interest payable:

                                                      At December 31, 2004      At December 31, 2003
                                                    ------------------------  ------------------------
                                                                   Accrued                   Accrued
($ in thousands)                                     Principal    Interest     Principal    Interest
------------------------------------------------------------------------------------------------------
Debentures - Intervest Mortgage Corporation         $    88,850  $     8,219  $    87,350  $    12,052
Debentures - Holding Company                              5,580        1,749        7,340        2,361
Debentures - Capital Securities - Holding Company        61,856          165       30,928           97
FHLB advances - Intervest National Bank                  36,000           21            -            -
Mortgage note payable - Intervest National Bank             242            -          255            -
------------------------------------------------------------------------------------------------------
                                                    $   192,528  $    10,154  $   125,873  $    14,510
------------------------------------------------------------------------------------------------------

     Our subsidiary, Intervest Mortgage Corporation, had $88.9 million of debentures outstanding at December 31, 2004, compared to $87.4 million at December 31, 2003. The slight increase was due to the issuance of Series 11/28/03 and 6/7/04 debentures totaling $21.5 million (with fixed rates ranging from 6.25% to 6.75% and maturing at various times through January 1, 2012), largely offset by the repayments of Series 5/12/95 6.00% (prime based) debentures due April 1, 2004 ($9.0 million of principal and $2.8 million of accrued interest), Series 6/28/99 8.50% debentures due July 1, 2004 ($2.0 million of principal and $1.0 million of accrued interest), and Series 10/19/95 6.25% (prime based) debentures due October 1, 2004 ($9.0 million of principal and $2.2 million of accrued interest). Proceeds from the issuance of debentures, after underwriters' commissions and other issuance costs, amounted to $19.9 million.

     We had a total of $67.4 million of other debentures outstanding at December 31, 2004, compared to $38.3 million outstanding at December 31, 2003. The increase was due to the issuance of a total of $30.9 million of our debentures to our wholly owned unconsolidated subsidiaries, Intervest Statutory Trust III and IV, partially offset by the conversion of our convertible debentures. In 2004, $2.9 million of convertible debentures ($1.8 million of principal and $1.1 million of related accrued interest) were converted into shares of Class A common stock at the election of the debenture holders.

     The bank from time to time may borrow funds on an overnight or short-term basis to manage its liquidity needs. At December 31, 2004, the bank had $36.0 million of FHLB borrowings outstanding, of which $19.0 million were due in January 2005 and $17.0 million were due in February 2005. These borrowings were repaid through deposit inflows. The bank also has a mortgage note payable outstanding amounting to $0.2 million at December 31, 2004, compared to $0.3 million at December 31, 2003. The note was issued in connection with the bank's purchase of property located across from its Court Street branch office in 2002.

     Accrued interest payable on borrowed funds amounted to $10.2 million at December 31, 2004, compared to $14.5 million at December 31, 2003. The decrease was due to repayments of interest as well as the decrease resulting from the conversion of debentures, partially offset by new accruals. A large portion of the accrued interest payable is due and payable at the maturity of various debentures. For a further discussion of borrowed funds, see notes 7 and 9 to our consolidated financial statements for the year ended December 31, 2004 included in this prospectus.

All Other Liabilities
---------------------

The table below sets forth the composition of "All other liabilities":

                                         At December 31,
                                       -------------------
($ in thousands)                         2004       2003
----------------------------------------------------------
Mortgage escrow funds payable          $  14,533  $ 10,540
Official checks outstanding               12,061     6,122
Accrued interest payable on deposits       1,718     1,080
Income taxes payable                          81       807
All other liabilities                      1,710     1,693
----------------------------------------------------------
                                       $  30,103  $ 20,242
----------------------------------------------------------

     Mortgage escrow funds payable represent advance payments made by borrowers for taxes and insurance that are remitted to third parties. The increase reflected the growth in the loan portfolio. Official checks outstanding varies and fluctuates based on banking activity. Accrued interest payable on deposits fluctuates based on total deposits and timing of interest payments. Income taxes payable fluctuates based on our earnings, effective tax rate and timing of tax payments. All other is comprised mainly of accrued expenses, as well as fees received on loan commitments that have not yet been funded.

Stockholders' Equity
--------------------

Stockholders' equity increased to $90.1 million at December 31, 2004 from $75.4 million at December 31, 2003 as follows:

($ in thousands)                                                    Amount    Shares    Per Share
--------------------------------------------------------------------------------------------------
Stockholders' equity at December 31, 2003                           $75,385  5,988,377  $    12.59
Net earnings for the year                                            11,453          -           -
Class A common stock warrants exercised                                 426     42,510       10.01
Convertible debentures converted at election of debenture holders     2,821    240,546       11.73
Compensation expense on warrants held by the Chairman(1)                  9          -           -
--------------------------------------------------------------------------------------------------
Stockholders' equity at December 31, 2004                           $90,094  6,271,433  $    14.37
--------------------------------------------------------------------------------------------------

     (1) For a discussion of compensation related to warrants to purchase shares of our Class A or Class B common stock, see note 14 to our consolidated financial statements included in this prospectus.

COMPARISON OF RESULTS OF OPERATIONS FOR THE QUARTERS ENDED MARCH 31, 2005 AND
2004

Overview
--------

     Consolidated net earnings for the quarter ended March 31, 2005 increased by 19% to $3.2 million, or $0.48 per diluted share, from $2.7 million, or $0.41 per diluted share, reported in the quarter ended March 31, 2004. The results for the quarter ended March 31, 2005 represented the highest quarterly earnings ever reported by us. The improvement in quarterly earnings was due to the continued growth in our lending activities.

     The increase in consolidated earnings of $0.5 million was due a $1.9 million increase in net interest and dividend income and a $44,000 decrease in the provision for loan losses, partially offset by a $0.6 million decrease in noninterest income, a $0.5 million increase in noninterest expenses and a $0.4 million increase in income tax expense.

     Our efficiency ratio, which is a measure of our ability to control expenses as a percentage of our revenues, continues to be favorable at 26% for the quarter ended March 31, 2005. Our return on average assets and equity was 0.94% and 14.25%, respectively, for the quarter ended March 31, 2005, compared to 1.15% and 14.32%, respectively, for the quarter ended March 31, 2004.

     The following table sets forth selected information regarding results of operations for the quarter ended March 31, 2005:

                                             Intervest   Intervest    Intervest                 Inter-
                                             National     Mortgage    Securities    Holding     Company
($ in thousands)                               Bank        Corp.        Corp.       Company   Amounts(2)   Consolidated
------------------------------------------------------------------------------------------------------------------------
Interest and dividend income                $   18,048   $    2,392  $         2   $    229   $     (103)  $      20,568
Interest expense                                 9,236        1,897            -      1,253         (103)         12,283
                                            ----------------------------------------------------------------------------
Net interest and dividend income                 8,812          495            2     (1,024)           -           8,285
Provision for loan losses                        1,033            -            -          -            -           1,033
Noninterest income                                 769        1,402            -        113       (1,406)            878
Noninterest expenses                             2,920          732            6        122       (1,406)          2,374
                                            ----------------------------------------------------------------------------
Earnings before taxes                            5,628        1,165           (4)    (1,033)           -           5,756
Provision for income taxes                       2,447          539           (2)      (476)           -           2,508
------------------------------------------------------------------------------------------------------------------------
Net earnings                                $    3,181   $      626  $        (2)  $   (557)  $        -   $       3,248
------------------------------------------------------------------------------------------------------------------------
Intercompany dividends(1)                       (1,089)           -            -      1,089            -               -
------------------------------------------------------------------------------------------------------------------------
Net earnings after intercompany dividends   $    2,092   $      626  $        (2)       532   $        -   $       3,248
------------------------------------------------------------------------------------------------------------------------
Net earnings after intercompany dividends
  for the same period of 2004               $    1,907   $      513  $        10   $    305   $        -   $       2,735
------------------------------------------------------------------------------------------------------------------------

(1) Dividends paid to the holding company provide funds for the debt service on its trust preferred securities, which is included in the holding company's interest expense.

(2) All significant intercompany balances and transactions are eliminated in consolidation. Such amounts arise from intercompany deposit accounts and management and service agreements.

Net Interest and Dividend Income
--------------------------------

     Net interest and dividend income is our primary source of earnings and is influenced primarily by the amount, distribution and repricing characteristics of our interest-earning assets and interest-bearing liabilities as well as by the relative levels and movements of interest rates.

     Net interest and dividend income increased to $8.3 million for the quarter ended March 31, 2005, from $6.4 million in the quarter ended March 31, 2004. The improvement was attributable to a $430.5 million increase in average interest-earning assets resulting from continued growth in loans of $346.1 million and a higher level of security and short-term investments aggregating $84.4 million. The growth in average assets was funded by $379.2 million of additional interest-bearing deposits, $28.3 million of additional borrowed funds and a $14.7 million increase in stockholders' equity (resulting from earnings and issuance of shares upon the exercise of Class A common stock warrants and conversion of convertible debentures).

     Our net interest margin decreased to 2.47% for the quarter ended March 31, 2005, from 2.75% for the quarter ended March 31, 2004. The lower margin was due to a decrease in the yield on our interest-earning assets and a slight increase in our cost of funds.

     The yield on interest-earning assets decreased 18 basis points to 6.12% for the quarter ended March 31, 2005 due to lower rates on new mortgage loans originated and the effect of loan prepayments during the year ended December 31, 2004, partially offset by higher yields earned on security and other short-term investments. The cost of funds increased by 7 basis points to 3.98% for the quarter ended March 31, 2005 due to higher rates paid on deposit accounts, largely offset by a decrease in the cost of borrowed funds resulting primarily from the addition of debentures with lower rates than existing ones.

     Interest income that was not recorded on nonaccrual loans under their contractual terms amounted to $0.1 million for the quarter ended March 31, 2005, compared to $28,000 for the quarter ended March 31, 2004. The average balance of nonaccrual loans for the quarter ended March 31, 2005 and 2004 was $4.6 million and $5.3 million, respectively.

     The following table provides information on: average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for the periods indicated. The yields and rates shown are based on a computation of income/expense (including any related fee income or expense) for each period divided by average interest-earning assets/interest-bearing liabilities during each period. Average balances are derived from daily balances. Net interest margin is computed by dividing net interest and dividend income by the average of total interest-earning assets during each period.

                                                   ----------------------------------------------------------------
                                                                              Quarter Ended
                                                   ----------------------------------------------------------------
                                                             March 31, 2005                   March 31, 2004
                                                   --------------------------------  ------------------------------
                                                     Average     Interest   Yield/    Average    Interest   Yield/
($ in thousands)                                     Balance    Inc./Exp.   Rate(2)   Balance   Inc./Exp.   Rate(2)
-------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
  Loans (1)                                        $1,071,862   $   18,811    7.12%  $725,785   $   13,792    7.64%
  Securities                                          258,037        1,563    2.46    165,475          705    1.71
  Other interest-earning assets                        32,433          194    2.43     40,555           96    0.95
-------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                       1,362,332   $   20,568    6.12%   931,815   $   14,593    6.30%
-------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets                             15,153                          16,436
-------------------------------------------------------------------------------------------------------------------
Total assets                                       $1,377,485                        $948,251
-------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest checking deposits                       $   13,441   $       52    1.57%  $ 10,366   $       40    1.55%
  Savings deposits                                     25,268          113    1.81     30,993          137    1.78
  Money market deposits                               194,375        1,059    2.21    167,766          742    1.78
  Certificates of deposit                             844,031        7,815    3.76    488,813        4,393    3.61
-------------------------------------------------------------------------------------------------------------------
Total deposit accounts                              1,077,115        9,039    3.40    697,938        5,312    3.06
-------------------------------------------------------------------------------------------------------------------
  Fed funds purchased and FHLB advances                13,911           90    2.62          -            -       -
  Debentures and related interest payable              99,197        2,060    8.42    113,159        2,233    7.94
  Debentures - capital securities                      61,856        1,090    7.15     33,477          666    8.00
  Mortgage note payable                                   241            4    7.00        253            4    7.04
-------------------------------------------------------------------------------------------------------------------
Total borrowed funds                                  175,205        3,244    7.51    146,889        2,903    7.95
-------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                  1,252,320   $   12,283    3.98%   844,827   $    8,215    3.91%
-------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits                            6,186                           6,179
Noninterest-bearing liabilities                        27,820                          20,822
Stockholders' equity                                   91,159                          76,423
-------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity         $1,377,485                        $948,251
-------------------------------------------------------------------------------------------------------------------
Net interest and dividend income/spread                         $    8,285    2.14%             $    6,378    2.39%
-------------------------------------------------------------------------------------------------------------------
Net interest-earning assets/margin                 $  110,012                 2.47%  $ 86,988                 2.75%
-------------------------------------------------------------------------------------------------------------------
Ratio of total interest-earning assets
  to total interest-bearing liabilities                  1.09                            1.10
-------------------------------------------------------------------------------------------------------------------
OTHER RATIOS:
  Return on average assets (2)                           0.94%                           1.15%
  Return on average equity  (2)                         14.25%                          14.32%
  Noninterest expense to average assets (2)              0.69%                           0.81%
  Efficiency ratio (3)                                     26%                             24%
  Average stockholders' equity to average assets         6.62%                           8.06%
-------------------------------------------------------------------------------------------------------------------

(1)  Includes nonaccrual loans.
(2)  Annualized.
(3) Defined as noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.

The following table provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume),
(2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                                   For the Quarter Ended March 31, 2005 vs. 2004
                                             ----------------------------------------------------------
                                                       Increase (Decrease) Due To Change In:
                                             ----------------------------------------------------------
($ in thousands)                                 Rate          Volume      Rate/Volume       Total
-------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans                                      $       (944)  $     6,610   $       (647)  $       5,019
  Securities                                          310           396            152             858
  Other interest-earning assets                       150           (19)           (33)             98
-------------------------------------------------------------------------------------------------------
Total interest-earning assets                        (484)        6,987           (528)          5,975
-------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Interest checking deposits                            1            12             (1)             12
  Savings deposits                                      2           (25)            (1)            (24)
  Money market deposits                               180           118             19             317
  Certificates of deposit                             183         3,206             33           3,422
-------------------------------------------------------------------------------------------------------
Total deposit accounts                                366         3,311             50           3,727
-------------------------------------------------------------------------------------------------------
  Federal funds purchased and FHLB advances             -             -             90              90
  Debentures and accrued interest payable             136          (277)           (32)           (173)
  Debentures - capital securities                     (71)          555            (60)            424
  Mortgage note payable                                 -             -              -               -
-------------------------------------------------------------------------------------------------------
Total borrowed funds                                   65           278             (2)            341
-------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                    431         3,589             48           4,068
-------------------------------------------------------------------------------------------------------
Net change in interest and dividend income   $       (915)  $     3,398   $       (576)  $       1,907
-------------------------------------------------------------------------------------------------------

Provision for Loan Losses
-------------------------

     The provision for loan losses decreased by $44,000 to $1.0 million for the quarter ended March 31, 2005, from $1.1 million for the quarter ended March 31, 2004. The lower provision was a function of a decrease in the amount of loan growth, which amounted to $79.9 million for the quarter ended March 31, 2005 compared to $92.9 million for the quarter ended March 31, 2004.

Noninterest Income
------------------

     Noninterest income decreased by $0.6 million to $0.9 million for the quarter ended March 31, 2005, from $1.5 million for the quarter ended March 31, 2004. The lower income was primarily due to a $0.5 million decrease in income from the prepayment of mortgage loans. Income from the prepayment of mortgage loans consists largely of the recognition of unearned fees associated with such loans at the time of payoff and the receipt of prepayment penalties and interest in certain cases. Our income from loan prepayments, which fluctuates and cannot be predicted, tends to increase during periods of declining interest rates and tends to decrease during periods of increasing interest rates.

Noninterest Expenses
--------------------

     Noninterest expenses increased by $0.5 million to $2.4 million for the quarter ended March 31, 2005, from $1.9 million for the quarter ended March 31, 2004. The increase was primarily due to increases in salary and employee benefits expense of $0.3 million; professional fees expense of $36,000; advertising expense of $34,000; and director and committee fees expense of $34,000.

     Salaries and employee benefits expense increased primarily due to $0.2 million from salary increases, a higher cost of employee benefits and additional staff, and a $0.1 million increase in bonus payments to certain of our executives. These items were partially offset by a $28,000 decrease in commission expense. We had 67 full-time employees at March 31, 2005 compared to 62 at March 31, 2004.

     Professional fees expense increased $18,000 due to the growth in assets as well as additional accruals of $18,000 for consulting expense associated with the ongoing compliance associated with the Sarbanes-Oxley Act of 2002.

     Advertising expense increased due to additional advertising to support loan growth.

     Director and committee fees increased due to higher fees paid to directors for each board and committee meeting attended. The fees were increased in October 2004.

Provision for Income Taxes
--------------------------

     The provision for income taxes increased by $0.4 million to $2.5 million for the quarter ended March 31, 2005, from $2.1 million for the quarter ended March 31, 2004, due to an increase in pre-tax income. Our effective tax rate (inclusive of state and local taxes) amounted to 43.6% for the quarter ended March 31, 2005, compared to 43.5% for the quarter ended March 31, 2004.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004 AND
2003

Overview
--------

     Consolidated net earnings for the year ended December 31, 2004 increased by $2.3 million, or 26%, to $11.5 million, or $1.71 per diluted share, from $9.1 million, or $1.53 per diluted share, reported in 2003. The $2.3 million increase in earnings was due to growth in net interest and dividend income of $6.0 million and an increase of $1.8 million in noninterest income. These revenue increases were partially offset by a $2.6 million increase in the provision for loan losses, a $1.9 million increase in income tax expense and a $1.0 million increase in noninterest expenses. Our return on average assets and equity was 1.02% and 14.14%, respectively, in 2004, compared to 1.19% and 15.34% in 2003, and our efficiency ratio (which is a measure of our ability to control expenses as a percentage of our revenues) stood at 25% for 2004.

Selected information regarding results of operations by entity for 2004 follows:

                                            Intervest    Intervest   Intervest                Inter-
                                            National     Mortgage    Securities    Holding    Company
($ in thousands)                            Bank         Corp.       Corp.         Company    Amts(2)    Consolidated
----------------------------------------------------------------------------------------------------------------------
Interest and dividend income                $   55,770   $    9,896  $         6   $  1,087   $   (210)  $      66,549
Interest expense                                26,597        7,945            -      4,351       (210)         38,683
                                            --------------------------------------------------------------------------
Net interest and dividend income                29,173        1,951            6     (3,264)         -          27,866
Provision for loan losses                        4,379          140            -          7          -           4,526
Noninterest income                               4,272        4,915          119        389     (4,555)          5,140
Noninterest expenses                             9,935        2,347           84        440     (4,555)          8,251
                                            --------------------------------------------------------------------------
Earnings before taxes                           19,131        4,379           41     (3,322)         -          20,229
Provision for income taxes                       8,266        2,025           19     (1,534)         -           8,776
----------------------------------------------------------------------------------------------------------------------
Net earnings                                $   10,865   $    2,354  $        22   $ (1,788)  $      -   $      11,453
----------------------------------------------------------------------------------------------------------------------
Intercompany dividends(1)                       (3,429)           -            -      3,429   $      -               -
----------------------------------------------------------------------------------------------------------------------
Net earnings after intercompany dividends   $    7,436   $    2,354  $        22   $  1,641              $      11,453
----------------------------------------------------------------------------------------------------------------------
Net earnings after intercompany
  dividends for 2003                        $    6,972   $    1,759  $        (6)  $    395   $      -   $       9,120
----------------------------------------------------------------------------------------------------------------------

(1) Dividends to the holding company provide funds for the debt service on its trust preferred securities, which is included in the holding company's interest expense.
(2) All significant intercompany balances and transactions are eliminated in consolidation. Such amounts arise from intercompany deposit accounts and management and service agreements.

Net Interest and Dividend Income
--------------------------------

     Net interest and dividend income is our primary source of earnings and is influenced primarily by the amount, distribution and repricing characteristics of our interest-earning assets and interest-bearing liabilities as well as by the relative levels and movements of interest rates.

     Net interest and dividend income increased by $6.0 million to $27.9 million in 2004, from $21.9 million in 2003. The improvement was attributable to a $350.7 million increase in average interest-earning assets resulting from continued growth in loans of $282.2 million and a higher level of security and short-term investments which totaled $68.6 million. The growth in average assets was funded by $287.4 million of new deposits, $34.4 million of additional borrowed funds and a $21.6 million increase in stockholders' equity (resulting from earnings and the issuance of shares upon the exercise of Class A common stock warrants and conversion of convertible debentures).

     Our net interest margin decreased to 2.52% in 2004 from 2.90% in 2003. The decrease was due to our yield on interest-earning assets decreasing at a faster pace than our cost of funds. In a low interest rate environment, the yield on interest-earning assets decreased 67 basis points to 6.02% in 2004 due to lower rates on new mortgage loans originated and prepayments of higher-yielding loans. The cost of funds decreased 33 basis points to 3.84% in 2004 due to lower rates paid on deposit accounts and the addition of new debentures with lower rates than existing ones, partially offset by rate increases on floating-rate debentures. These floating-rate debentures are indexed to the JPMorgan Chase Bank prime rate, which increased by a total of 125 basis points from December 31, 2003.

     The following table provides information on average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for 2004 and 2003. The yields and rates shown are based on a computation of income/expense (including any related fee income or expense) for each year divided by average interest-earning assets/interest-bearing liabilities during each year. Average balances are derived from daily balances. Net interest margin is computed by dividing net interest and dividend income by the average of total interest-earning assets during each year.

                                                                     For the Year Ended December 31,
                                                   ----------------------------------------------------------------
                                                                  2004                            2003
                                                   --------------------------------  ------------------------------
                                                     Average     Interest   Yield/    Average    Interest   Yield/
($ in thousands)                                     Balance    Inc./Exp.    Rate     Balance   Inc./Exp.    Rate
-------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
  Loans (1)                                        $  867,724   $   61,928    7.14%  $585,556   $   47,223    8.06%
  Securities                                          207,557        4,259    2.05    143,766        2,965    2.06
  Other interest-earning assets                        29,766          362    1.22     24,983          276    1.10
-------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                       1,105,047   $   66,549    6.02%   754,305   $   50,464    6.69%
-------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets                             15,505                          13,686
-------------------------------------------------------------------------------------------------------------------
Total assets                                       $1,120,552                        $767,991
-------------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity
Interest-bearing liabilities:
  Interest checking deposits                       $   12,052   $      187    1.55%  $ 11,120   $      182    1.64%
  Savings deposits                                     30,803          550    1.79     31,782          601    1.89
  Money market deposits                               191,495        3,583    1.87    146,509        2,763    1.89
  Certificates of deposit                             612,735       22,010    3.59    370,235       14,891    4.02
-------------------------------------------------------------------------------------------------------------------
  Total deposit accounts                              847,085       26,330    3.11    559,646       18,437    3.29
-------------------------------------------------------------------------------------------------------------------
  Federal funds purchased and FHLB advances             1,914           40    2.09          -            -       -
  Debentures and accrued interest payable             109,697        8,801    8.02    105,347        8,316    7.89
  Debentures - capital securities                      47,533        3,495    7.35     19,356        1,793    9.26
  Mortgage note payable                                   249           17    7.00        261           18    7.00
-------------------------------------------------------------------------------------------------------------------
  Total borrowed funds                                159,393       12,353    7.75    124,964       10,127    8.10
-------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                  1,006,478   $   38,683    3.84%   684,610   $   28,564    4.17%
-------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits                            6,599                           5,666
Noninterest-bearing liabilities                        26,471                          18,264
Stockholders' equity                                   81,004                          59,451
-------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity         $1,120,552                        $767,991
-------------------------------------------------------------------------------------------------------------------
Net interest and dividend income/spread                         $   27,866    2.18%             $   21,900    2.52%
-------------------------------------------------------------------------------------------------------------------
Net interest-earning assets/margin                 $   98,569                 2.52%  $ 69,695                 2.90%
-------------------------------------------------------------------------------------------------------------------
Ratio of total interest-earning assets
  to total interest-bearing liabilities                  1.10                            1.10
-------------------------------------------------------------------------------------------------------------------
Other Ratios:
  Return on average assets                               1.02%                           1.19%
  Return on average equity                              14.14%                          15.34%
  Noninterest expense to average assets                  0.74%                           0.95%
  Efficiency ratio (2)                                     25%                             29%
  Average stockholders' equity to average assets         7.23%                           7.74%
-------------------------------------------------------------------------------------------------------------------

(1) Includes nonaccrual loans.
(2) Defined as noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.

The following table provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume),
(2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                                    For the Year Ended December 31, 2004 vs. 2003
                                             -----------------------------------------------------------
                                                        Increase (Decrease) Due To Change In:
                                             -----------------------------------------------------------
($ in thousands)                                 Rate          Volume       Rate/Volume       Total
--------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans                                      $     (5,387)  $     22,743   $     (2,651)  $      14,705
  Securities                                          (14)         1,314             (6)          1,294
  Other interest-earning assets                        30             53              3              86
--------------------------------------------------------------------------------------------------------
Total interest-earning assets                      (5,371)        24,110         (2,654)         16,085
--------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Interest checking deposits                          (10)            15              -               5
  Savings deposits                                    (32)           (19)             -             (51)
  Money market deposits                               (29)           850             (1)            820
  Certificates of deposit                          (1,592)         9,749         (1,038)          7,119
--------------------------------------------------------------------------------------------------------
Total deposit accounts                             (1,663)        10,595         (1,039)          7,893
--------------------------------------------------------------------------------------------------------
  Federal funds purchased and FHLB advances             -              -             40              40
  Debentures and accrued interest payable             137            343              5             485
  Debentures - capital securities                    (370)         2,609           (537)          1,702
  Mortgage note payable                                 -             (1)             -              (1)
--------------------------------------------------------------------------------------------------------
Total borrowed funds                                 (233)         2,951           (492)          2,226
--------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                 (1,896)        13,546         (1,531)         10,119
--------------------------------------------------------------------------------------------------------
Net change in interest and dividend income         (3,475)  $     10,564   $     (1,123)  $       5,966
--------------------------------------------------------------------------------------------------------

Provision for Loan Losses
-------------------------

     The provision for loan losses increased to $4.5 million in 2004 from $2.0 million in 2003. The higher provision was a function of loan growth, which amounted to $347.9 million in 2004 compared to $183.6 million in 2003, as well as a decrease in the credit grade of two loans during the third quarter of 2004.

Noninterest Income
------------------

Noninterest income increased by $1.8 million to $5.1 million in 2004 and is summarized as follows:

                                                             For the Year Ended December 31,
                                                          ------------------------------------
($ in thousands)                                                      2004               2003
----------------------------------------------------------------------------------------------
Customer service fees                                     $            252  $             187
Income from mortgage lending activities (1)                          1,221                824
Income from the early repayment of mortgage loans (2)                3,546              2,317
Commissions and fees                                                   119                 38
Gain (loss) from early call of investment securities (3)                 2                (51)
All other noninterest income                                             -                  6
----------------------------------------------------------------------------------------------
                                                          $          5,140  $           3,321
----------------------------------------------------------------------------------------------

(1) Consists mostly of fees from expired loan commitments and loan servicing, maintenance and inspections charges.
(2) Consists of the recognition of any unearned fees at the time of payoff and the receipt of prepayment income in certain cases.
(3) Consists of the recognition of any unamortized premium or discount at time of call.

     The increase of $1.8 million was primarily due to higher income of $1.2 million from the prepayment of mortgage loans, a $0.3 million increase in loan service charges and $76,000 of additional fee income from loan commitments that expired and were not funded.

Noninterest Expenses
--------------------

Noninterest expenses increased by $1.0 million to $8.3 million in 2004 and is summarized as follows:

                                      For the Year Ended December 31,
                                    -----------------------------------
($ in thousands)                               2004              2003
-----------------------------------------------------------------------
Salaries and employee benefits      $           4,046  $          3,655
Occupancy and equipment, net                    1,659             1,270
Data processing                                   428               533
Professional fees and services                    411               364
Stationery, printing and supplies                 180               152
Postage and delivery                              111               101
FDIC and general insurance                        264               225
Director and committee fees                       397               229
Advertising and promotion                         110                35
All other expenses                                645               695
-----------------------------------------------------------------------
                                    $           8,251  $          7,259
-----------------------------------------------------------------------

     Salaries and employee benefits expense increased due to $0.6 million in salary increases, a higher cost of employee benefits and additional staff; $0.4 million in bonus payments to certain executives in connection with the sale of capital securities and leasing of new space; and $41,000 of additional commission expense. The increases were partially offset by a $0.4 million decrease in compensation from common stock warrants and a $0.2 million decrease in compensation resulting from a higher level of SFAS No. 91 direct fee income (due to more loan originations). We had 64 full-time employees at December 31, 2004 compared to 61 at December 31, 2003. See note 14 to our consolidated financial statements included in this prospectus for additional information on common stock warrants.

     Occupancy and equipment expense increased due to the leasing of larger office space. In May, the holding company and all of our wholly owned subsidiaries, Intervest National Bank (New York office), Intervest Mortgage Corporation and Intervest Securities Corporation, completed a move to newly constructed offices on the entire fourth floor at One Rockefeller Plaza in New York City. Intervest Mortgage Corporation's lease obligation of approximately $22,000 per month on its former space at 10 Rockefeller Plaza expired in September 2004.

     Professional fees and services, stationery, printing and supplies, postage and delivery, and FDIC and general insurance expenses increased largely due to our growth.

     Data processing expense decreased due to lower fees incurred by the bank despite an increase in its assets. The bank renegotiated its data processing contract during late 2003 by extending the expiration date to 2010 and reducing the processing fee to a fixed amount until its assets reach $1.1 billion. Thereafter, the fee becomes variable and is calculated based on total assets. Previously, the data processing fee was entirely variable and a function of the bank's total assets.

     Director and committee fees increased due to higher fees paid to directors for each board and committee meeting attended. The fees were increased in June 2003 and October 2004.

     Advertising expense increased due to additional advertising to support loan and deposit growth.

     All other expenses were lower due to a decrease of $49,000 in losses from transactional accounts and a decrease in foreclosed real estate expenses of $64,000, partial offset by increased travel, telephone and franchise tax expense.

Provision for Income Taxes
--------------------------

     The provision for income taxes increased by $1.9 million to $8.8 million in 2004, from $6.9 million in 2003, due to higher pre-tax income. Our effective tax rate (inclusive of state and local taxes) amounted to 43.4% in 2004, compared to 43.0% in 2003.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003 AND
2002

Overview
--------

     Consolidated net earnings for 2003 increased 32% to $9.1 million, or $1.53 per fully diluted share, from $6.9 million, or $1.37 per fully diluted share, for 2002. The growth in earnings was due to a $4.7 million increase in net interest and dividend income and a $1.1 million increase in noninterest income, partially offset by a $2.2 million increase in the provision for income taxes, a $0.8 million increase in noninterest expenses, and a $0.7 million increase in the provision for loan losses.

     The diluted per share computation for 2003 included a higher number of common shares outstanding resulting from the exercise of common stock warrants, conversion of debentures and a higher stock price. Return on average assets and equity was 1.19% and 15.34%, respectively, for 2003, compared to 1.13% and 15.56% for 2002.

Selected information regarding results of operations by entity for 2003 follows:

                                             Intervest   Intervest    Intervest                Inter-
                                             National     Mortgage    Securities    Holding    Company
($ in thousands)                               Bank         Corp       Corp(2)      Company    Amts(3)   Consolidated
----------------------------------------------------------------------------------------------------------------------
Interest and dividend income                $   40,232   $    9,269  $         3   $  1,125   $   (165)  $      50,464
Interest expense                                18,620        7,140            -      3,024       (220)         28,564
                                            --------------------------------------------------------------------------
Net interest and dividend income                21,612        2,129            3     (1,899)        55          21,900
Provision for loan losses                        1,846           91            -         32          -           1,969
Noninterest income                               2,687        2,799           38        346     (2,549)          3,321
Noninterest expenses                             7,372        1,582           51        748     (2,494)          7,259
                                            --------------------------------------------------------------------------
Earnings before taxes                           15,081        3,255          (10)    (2,333)         -          15,993
Provision for income taxes                       6,414        1,496           (4)    (1,033)         -           6,873
----------------------------------------------------------------------------------------------------------------------
Net earnings                                $    8,667   $    1,759  $        (6)  $ (1,300)  $      -   $       9,120
----------------------------------------------------------------------------------------------------------------------
Intercompany dividends(1)                       (1,695)           -            -      1,695          -               -
----------------------------------------------------------------------------------------------------------------------
Net earnings after intercompany dividends   $    6,972   $    1,759  $        (6)  $    395   $      -   $       9,120
----------------------------------------------------------------------------------------------------------------------
Net earnings after intercompany
  dividends for 2002                        $    4,959   $    1,566  $         -   $    381   $      -   $       6,906
----------------------------------------------------------------------------------------------------------------------

(1) Dividends to the holding company provide funds for the debt service on its trust preferred securities, which is included in the holding company's interest expense.
(2)  Results are from date of acquisition, June 2, 2003 through December 31,
     2003.
(3) All significant intercompany balances and transactions are eliminated in consolidation. Such amounts arise from intercompany deposit accounts and management and service agreements.

Net Interest and Dividend Income
--------------------------------

     Net interest and dividend income is our primary source of earnings and is influenced primarily by the amount, distribution and repricing characteristics of our interest-earning assets and interest-bearing liabilities as well as by the relative levels and movements of interest rates.

     Net interest and dividend income increased by $4.7 million to $21.9 million in 2003, from $17.2 million in 2002. The increase was attributable to growth of $158.2 million in average interest-earning assets and a slightly higher net interest margin. The growth in assets is reflected in new mortgage loans of $146.3 million and new security and short-term investments aggregating $11.9 million. The growth in assets was funded primarily by $118.6 million of interest-bearing deposits, $18.8 million of additional borrowed funds and a $15.1 million increase in stockholders' equity (resulting from earnings and the issuance of shares upon the exercise of common stock warrants and conversion of convertible debentures).

     Our net interest margin increased to 2.90% in 2003 from 2.88% in 2002. The increase was due to our cost of funds decreasing at a faster pace than our yield on interest-earning assets in a declining interest rate environment. The yield on interest-earning assets decreased 60 basis points to 6.69% in 2003 primarily due to lower rates on new mortgage loans originated, prepayments of higher-yielding loans and lower yields earned on security and other short-term investments (including the effect of early calls of securities with the resulting proceeds being invested in lower yielding securities). The cost of funds decreased 64 basis points to 4.17% in 2003 largely due to lower rates paid on deposit accounts and $41.5 million of floating-rate debentures. The debentures are indexed to the JPMorgan Chase Bank prime rate, which decreased by a total of 25 basis points from December 31, 2002.

     The following table provides information on average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for 2003 and 2002. The yields and rates shown are based on a computation of income/expense (including any related fee income or expense) for each year divided by average interest-earning assets/interest-bearing liabilities during each year. Average balances are derived from daily balances. Net interest margin is computed by dividing net interest and dividend income by the average of total interest-earning assets during each year.

                                                                   For the Year Ended December 31,
                                                   --------------------------------------------------------------
                                                                2003                            2002
                                                   ------------------------------  ------------------------------
                                                    Average    Interest   Yield/    Average    Interest   Yield/
($ in thousands)                                    Balance   Inc./Exp.    Rate     Balance   Inc./Exp.    Rate
-----------------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
  Loans (1)                                        $585,556   $   47,223    8.06%  $439,241   $   39,273    8.94%
  Securities                                        143,766        2,965    2.06    142,840        3,964    2.78
  Other interest-earning assets                      24,983          276    1.10     14,001          242    1.73
-----------------------------------------------------------------------------------------------------------------
Total interest-earning assets                       754,305   $   50,464    6.69%   596,082   $   43,479    7.29%
-----------------------------------------------------------------------------------------------------------------
Noninterest-earning assets                           13,686                          14,586
-----------------------------------------------------------------------------------------------------------------
Total assets                                       $767,991                        $610,668
-----------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity
Interest-bearing liabilities:
  Interest checking deposits                       $ 11,120   $      182    1.64%  $  9,521   $      221    2.32%
  Savings deposits                                   31,782          601    1.89     29,221          762    2.61
  Money market deposits                             146,509        2,763    1.89    119,582        3,082    2.58
  Certificates of deposit                           370,235       14,891    4.02    282,720       13,304    4.71
-----------------------------------------------------------------------------------------------------------------
  Total deposit accounts                            559,646       18,437    3.29    441,044       17,369    3.94
-----------------------------------------------------------------------------------------------------------------
  Federal funds purchased                                 -            -       -        116            2    1.87
  Debentures and accrued interest payable           105,347        8,316    7.89     90,777        7,440    8.20
  Debentures - capital securities                    19,356        1,793    9.26     15,000        1,497    9.98
  Mortgage note payable                                 261           18    7.00        239           17    7.00
-----------------------------------------------------------------------------------------------------------------
  Total borrowed funds                              124,964       10,127    8.10    106,132        8,956    8.44
-----------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                  684,610   $   28,564    4.17%   547,176   $   26,325    4.81%
-----------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits                          5,666                           5,277
Noninterest-bearing liabilities                      18,264                          13,831
Stockholders' equity                                 59,451                          44,384
-----------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity         $767,991                        $610,668
-----------------------------------------------------------------------------------------------------------------
Net interest and dividend income/spread                       $   21,900    2.52%             $   17,154    2.48%
-----------------------------------------------------------------------------------------------------------------
Net interest-earning assets/margin                 $ 69,695                 2.90%  $ 48,906                 2.88%
-----------------------------------------------------------------------------------------------------------------
Ratio of total interest-earning assets
  to total interest-bearing liabilities                1.10                            1.09
-----------------------------------------------------------------------------------------------------------------
Other Ratios:
  Return on average assets                             1.19%                           1.13%
  Return on average equity                            15.34%                          15.56%
  Noninterest expense to average assets                0.95%                           1.06%
  Efficiency ratio(2)                                    29%                             33%
  Average stockholders' equity to average assets       7.74%                           7.27%
-----------------------------------------------------------------------------------------------------------------

(1)  Includes nonaccrual loans.
(2) Defined as noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.

The following table provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume),
(2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                                   For the Year Ended December 31, 2003 vs. 2002
                                             ----------------------------------------------------------
                                                       Increase (Decrease) Due To Change In:
                                             ----------------------------------------------------------
($ in thousands)                                  Rate          Volume      Rate/Volume       Total
-------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans                                      $      (3,850)  $    13,082   $     (1,282)  $      7,950
  Securities                                        (1,018)           26             (7)          (999)
  Other interest-earning assets                        (87)          190            (69)            34
-------------------------------------------------------------------------------------------------------
Total interest-earning assets                       (4,955)       13,298         (1,358)         6,985
-------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Interest checking deposits                           (65)           37            (11)           (39)
  Savings deposits                                    (209)           67            (19)          (161)
  Money market deposits                               (827)          694           (186)          (319)
  Certificates of deposit                           (1,933)        4,118           (598)         1,587
-------------------------------------------------------------------------------------------------------
Total deposit accounts                              (3,034)        4,916           (814)         1,068
-------------------------------------------------------------------------------------------------------
  Federal funds purchased and FHLB advances             (2)           (2)             2             (2)
  Debentures and accrued interest payable             (274)        1,194            (44)           876
  Debentures - capital securities                     (108)          435            (31)           296
  Mortgage note payable                                  -             2             (1)             1
-------------------------------------------------------------------------------------------------------
Total borrowed funds                                  (384)        1,629            (74)         1,171
-------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                  (3,418)        6,545           (888)         2,239
-------------------------------------------------------------------------------------------------------
Net change in interest and dividend income   $      (1,537)  $     6,753   $       (470)  $      4,746
-------------------------------------------------------------------------------------------------------

Provision for Loan Losses
-------------------------

     The provision for loan losses increased to $2.0 million in 2003 from $1.3 million in 2002. The higher provision was a function of loan growth ($183.6 million in 2003 compared to $123.0 million in 2002).

Noninterest Income
------------------

Noninterest income increased by $1.1 million to $3.3 million in 2003 and is summarized as follows:

                                                             For the Year Ended December 31,
                                                          ------------------------------------
($ in thousands)                                                       2003              2002
----------------------------------------------------------------------------------------------
Customer service fees                                     $             187   $            171
Income from mortgage lending activities (1)                             824                485
Income from the early repayment of mortgage loans (2)                 2,317              1,435
Gain from the sale of securities available for sale                       -                120
Commissions and fees                                                     38                  -
(Loss) gain from early call of investment securities (3)                (51)                 7
All other noninterest income                                              6                  -
----------------------------------------------------------------------------------------------
                                                          $           3,321   $          2,218
----------------------------------------------------------------------------------------------

(1) Consists mostly of fees from expired loan commitments and loan servicing, maintenance and inspections charges.
(2) Consists of the recognition of any unearned fees at the time of payoff and the receipt of prepayment income in certain cases.
(3) Consists of the recognition of any unamortized premium or discount at time of call.

The increase of $1.1 million was due to higher income of $0.9 million from the prepayment of mortgage loans and increases in fees earned on expired loan commitments and loan service charge income aggregating $0.3 million. These items were partially offset by a gain of $0.1 million from the sale of securities in 2002.

Noninterest Expenses
--------------------

Noninterest expenses increased by $0.8 million to $7.3 million in 2003 and is summarized as follows:

                                      For the Year Ended December 31,
                                    -----------------------------------
($ in thousands)                           2003              2002
-----------------------------------------------------------------------
Salaries and employee benefits      $            3,655  $         3,016
Occupancy and equipment, net                     1,270            1,318
Data processing                                    533              564
Professional fees and services                     364              350
Stationery, printing and supplies                  152              141
Postage and delivery                               101               93
FDIC and general insurance                         225              179
Director and committee fees                        229               95
Advertising and promotion                           35               69
All other expenses                                 695              654
-----------------------------------------------------------------------
                                    $            7,259  $         6,479
-----------------------------------------------------------------------

     Salaries and employee benefits expense increased by $0.6 million due to additional staff (61 employees at December 31, 2003 compared to 56 at December 31, 2002), salary increases and a higher cost of employee benefits; and $0.3 million in expenses related to the issuance of common stock warrants. These items were partially offset by a $0.1 million increase in SFAS No. 91 direct fee income (due to more loan originations as well as a higher amount recognized per loan) and bonus payments totaling $0.2 million to our Chairman in 2002 that did not recur in 2003. See note 14 to our consolidated financial statements included in this prospectus for additional information on warrants to purchase our Class A and Class B common stock.

     Occupancy and equipment expense was lower due to a $40,000 increase in sublease rental income from the bank's Florida branches as well as $50,000 in depreciation expense recorded in 2002 in connection with the disposal of various equipment by the bank that did not recur in 2003. These items were partially offset by rent expense incurred by Intervest Mortgage Corporation from leasing additional space in 2003.

     Data processing expense decreased slightly to lower fees incurred by the bank despite an increase in its assets. The bank renegotiated its data processing contract during late 2003 by extending the expiration date to 2010 and reducing the processing fee to a fixed amount until its assets reach $1.1 billion. Thereafter the fee becomes variable and is calculated based on total assets. Previously, the data processing fee was entirely variable and a function of the bank's total assets.

     Professional fees and services, stationery, printing and supplies, and postage and delivery expenses increased largely due to our growth.

     FDIC and general insurance expense increased due to higher FDIC premiums (due to deposit growth) and general insurance premiums (due to rate increases).

     Director and committee fees increased due to higher fees paid to directors for each board and committee meeting attended. The fees were increased in June 2003.

     Advertising and promotion expense decreased due to less advertising for loans and deposits.

     All other expenses were higher primarily due to an increase in operational losses of $23,000 (resulting from growth in transactional deposit accounts).

Provision for Income Taxes
--------------------------

     The provision for income taxes increased by $2.2 million to $6.9 million in 2003, from $4.7 million in 2002, due to higher pre-tax income. Our effective tax rate (inclusive of state and local taxes) amounted to 43.0% in 2003, compared to 40.6% in 2002. The higher rate is due to a larger portion of consolidated taxable income being generated from New York operations, which has a higher income tax rate than Florida.

OFF-BALANCE SHEET AND OTHER FINANCING ARRANGEMENTS

     We are a party to financial instruments with off-balance sheet risk in the normal course of our business to meet the financing needs of our customers. For a further discussion of these financial instruments, see note 19 to our consolidated financial statements included in this prospectus.

LIQUIDITY AND CAPITAL RESOURCES

     We manage our liquidity position on a daily basis to assure that funds are available to meet operations, loan and investment commitments, deposit withdrawals and the repayment of borrowed funds. Our primary sources of funds consist of: retail deposits obtained through the bank's branch offices and through the mail; amortization, satisfactions and repayments of loans; the maturities and calls of securities; issuance of debentures; borrowings from the federal funds market, FHLB advances and cash provided by operating activities. For additional information concerning our cash flows, see the consolidated statements of cash flows included in this prospectus.

     Total deposits were $1.1 billion and $993.9 million at March 31, 2005 and December 31, 2004, respectively. The bank has relied heavily on time deposits as a source of funds. Time deposits are the only deposit accounts that have stated maturity dates and are generally considered to be rate sensitive. We need to pay competitive rates to attract and retain time deposits.

     The principal sources of funds for our mortgage lending subsidiary have consisted of borrowings through the issuance of its subordinated debentures in registered, best efforts offerings, mortgage repayments and cash flow generated from its ongoing operations, including service fee income received by it from the bank. As the bank's mortgage loan portfolio has grown, service fee income has comprised an increasing percentage of our mortgage lending subsidiary's income. Our mortgage lending subsidiary manages its liquidity position to assure that sufficient funds are available to meet its operations, lending commitments and the repayment of its debentures. Our mortgage lending subsidiary's growth is dependent on its continuing ability to sell its debentures at rates which are compatible with its asset-liability management policy and its ability to manage interest rate "spread," which is the difference between yields earned on interest-earning assets and the rates paid on interest-bearing liabilities. See "--Asset and Liability Management." Our mortgage lending subsidiary's growth is also dependent upon its ability to recover funds in an amount equal to its projected return on its investment or sufficient to prevent a loss in the event the mortgage lending subsidiary is required to foreclose on a property securing one of its mortgage loans, which ability is dependent upon the value derived from the sale of property underlying its mortgage loans. See "Risk Factors --If the properties underlying many of our mortgage loans lose value, we may suffer loan losses." The indentures underlying that subsidiary's debentures, moreover, provide that the subsidiary may not declare or pay dividends to us if, at the time of the proposed payment, or after giving effect thereto, an event of default shall have occurred under the indenture. At March 31, 2005, $93.0 in aggregate principal amount of our mortgage lending subsidiary's subordinated debentures was outstanding. In April 2005, our mortgage lending subsidiary issued $14.0 million principal amount of Series 3/21/05 subordinated debentures and repaid $14.1 million principal amount and accrued interest of debentures which matured on April 30, 2005, and in June 2005, our mortgage lending subsidiary filed a Registration Statement on Form S-11 with respect to an offering of up to $12.0 million in additional subordinated debentures. Detailed information concerning the outstanding debentures of our mortgage lending subsidiary, including the interest rates and maturity dates for each series can be found in note 7 of the notes to our consolidated financial statements, included in this prospectus.

     In the past we have also relied, and we expect to continue to rely, upon trust preferred securities as a source of funds. We have issued a total of $60.0 million of trust preferred securities issued by Intervest Statutory Trust I, II, III and IV. The trust preferred securities were issued in November 2001, September 2003, March 2004 and September 2004, respectively. Each trust privately issued $15.0 million of trust preferred securities. Our trust subsidiaries were formed with the sole purpose of issuing their trust preferred securities, which qualify as regulatory capital. On March 1, 2005, the FRB issued a final rule that retains trust preferred securities in Tier 1 capital of bank holding companies, but with stricter quantitative limits and clearer qualitative standards. The new rule provides for a transition period for bank holding companies to meet the new, stricter limitations within regulatory capital by allowing limits on restricted core capital elements to become fully effective as of March 31, 2009. At March 31, 2005, approximately $31.1 million of our $60.0 million in trust preferred securities qualified as Tier 1 capital, and the remainder qualified as Tier 2 capital. We are required to make quarterly or semi-annual payments of interest on the principal of those securities. These payments are interest expense obligations and are required to be made before we can consider the payment of any cash dividends on our Class A and Class B common stock.

     We believe that we can fund our contractual obligations included in the table below from the aforementioned sources of funds. At December 31, 2004, the bank had agreements with correspondent banks whereby it can borrow up to an additional $16.0 million of federal funds on an unsecured basis. In addition, as a member of the FHLB and the FRB, the bank can also borrow from these institutions on a secured basis. At December 31, 2004, we had available collateral to support borrowing of approximately $203.0 million.

CONTRACTUAL OBLIGATIONS

The table below summarizes our contractual obligations as of December 31, 2004. There were no material changes to our contractual obligations in the quarter ended March 31, 2005.

                                                                               Payment due by period
                                                                  ------------------------------------------------
                                                                  Less than 1                           More than
($ in thousands)                                        Total         year      1-3 years   3-5 years    5 years
------------------------------------------------------------------------------------------------------------------
Subordinated debentures and mortgage note payable (1) $   94,672  $     29,116  $   17,291  $   25,635  $   22,630
Subordinated debentures - capital securities              61,856             -           -           -      61,856
FHLB advances                                             36,000        36,000           -           -           -
Accrued interest payable on all borrowed funds            10,154         5,445       1,960       2,538         211
Deposits with no stated maturities                       249,101       249,101           -           -           -
Deposits with stated maturities                          744,771       269,553     254,189     204,100      16,929
Operating lease payments                                   8,243           907       1,763       1,734       3,839
Unfunded loan commitments (2)                            159,697       154,085       5,612           -           -
Available lines of credit (2)                                789           789           -           -           -
Standby letters of credit (2)                                750           750           -           -           -
------------------------------------------------------------------------------------------------------------------
                                                      $1,366,033  $    745,746  $  280,815  $  234,007  $  105,465
------------------------------------------------------------------------------------------------------------------

(1) See Note 7 to our consolidated financial statements included in this prospectus for a more detailed description of these obligations by series. Excludes the effect of the April 2005 issuance of $14.0 million principal amount of Series 3/21/05 subordinated debentures and the repayment of $14.1 million principal amount and accrued interest of subordinated debentures which matured on April 30, 2005.
(2) Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

REGULATORY CAPITAL

     The bank is subject to various regulatory capital requirements. The FDIC and other bank regulatory agencies use five capital categories ranging from well capitalized to critically undercapitalized to determine various matters, including prompt corrective action and each institution's FDIC deposit insurance premiums. These categories involve quantitative measures of a bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on our consolidated financial statements.

     The bank is required to maintain regulatory defined minimum Tier 1 leverage and Tier 1 and total risk-based capital ratio levels of at least 4%, 4% and 8%, respectively. At March 31, 2005, December 31, 2004 and 2003, management believes the bank met its capital adequacy requirements and was a well-capitalized institution as defined in the regulations, which require minimum Tier 1 leverage and Tier 1 and total risk-based ratios of 5%, 6% and 10%, respectively. Management is not aware of any conditions or events that would change the bank's designation as a well-capitalized institution.

Information regarding the bank's regulatory capital and related ratios is summarized as follows:

                                                                    At March 31,       At December 31,
                                                                   --------------  ----------------------
($ in thousands)                                                        2005          2004        2003
---------------------------------------------------------------------------------------------------------
Tier 1 Capital:   Stockholders' equity                             $     113,435   $  111,343   $ 73,907
                  Disallowed portion of deferred tax asset                (5,116)      (4,619)    (2,508)
                                                                   --------------------------------------
                                                                         108,319      106,724     71,399
Tier 2 Capital:   Allowable portion of allowance for loan losses          11,722       10,689      6,310
---------------------------------------------------------------------------------------------------------
Total risk-based capital                                           $     120,041   $  117,413   $ 77,709
---------------------------------------------------------------------------------------------------------
Net risk-weighted assets                                           $   1,069,285   $  971,823   $620,155
Average assets for regulatory purposes                             $   1,250,181   $1,140,624   $739,234
---------------------------------------------------------------------------------------------------------
Tier 1 capital to average assets                                            8.66%        9.36%      9.66%
Tier 1 capital to risk-weighted assets                                     10.13%       10.98%     11.51%
Total capital to risk-weighted assets                                      11.23%       12.08%     12.53%
---------------------------------------------------------------------------------------------------------

     The holding company, on a consolidated basis, is subject to minimum regulatory capital requirements administered by the FRB. These guidelines require a ratio of Tier 1 or Core Capital, as defined in the guidelines, to total risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The guidelines also require a ratio of Tier 1 capital to adjusted total average assets of not less than 3%. At March 31, 2005, December 31, 2004 and 2003, management believes that the holding company met its capital adequacy requirements.

     Information regarding the holding company's regulatory capital and related ratios is summarized below:

                                                                       At March 31,       At December 31,
                                                                      --------------  ----------------------
($ in thousands)                                                           2005          2004        2003
------------------------------------------------------------------------------------------------------------
Tier 1 Capital:   Stockholders' equity                                $      93,376   $   90,094   $ 75,385
                  Capital Securities limited to 25% of core capital          31,125       30,032     25,122
                                                                      --------------------------------------
Total core capital elements                                                 124,501      120,126    100,507
                  Disallowed portion of deferred tax asset                   (5,547)      (5,095)    (2,936)
------------------------------------------------------------------------------------------------------------
Total Tier 1 Capital                                                        118,954      115,031     97,571
------------------------------------------------------------------------------------------------------------
Tier 2 Capital:   Excess capital securities                                  28,875       29,968      4,878
                  Allowable portion of allowance for loan losses             12,139       11,106      6,580
------------------------------------------------------------------------------------------------------------
Total Tier 2 Capital                                                  $      41,014       41,074     11,458
------------------------------------------------------------------------------------------------------------
Total risk-based capital                                                    159,968   $  156,105   $109,029
------------------------------------------------------------------------------------------------------------
Net risk-weighted assets                                              $   1,183,652   $1,096,711   $734,839
Average assets for regulatory purposes                                $   1,571,938   $1,273,770   $862,873
------------------------------------------------------------------------------------------------------------
Tier 1 capital to average assets                                               8.67%        9.03%     11.31%
Tier 1 capital to risk-weighted assets                                        10.05%       10.49%     13.28%
Total capital to risk-weighted assets                                         13.51%       14.23%     14.84%
------------------------------------------------------------------------------------------------------------

     On January 1, 2004, we adopted Financial Accounting Standards Board Interpretation No. 46-R, referred to in this prospectus as FIN 46-R, "Consolidation of Variable Interest Entities," which requires bank holding companies that have used controlled business trusts to raise financing by issuing trust preferred securities to deconsolidate their investments in those trusts. For a further discussion of FIN 46-R and the regulatory implications, see the section entitled "Recent Accounting and Regulatory Developments" in note 1 to our consolidated financial statements.

     Our wholly-owned subsidiary, Intervest Securities Corporation, is subject to the SEC's Uniform Net Capital Rules, which requires the maintenance of minimum net capital of $5,000. At March 31, 2005, December 31, 2004 and 2003, Intervest Securities Corporation's net capital was $479,000, $481,000 and $459,000, respectively.

ASSET AND LIABILITY MANAGEMENT

     Interest rate risk arises from differences in the repricing of assets and liabilities within a given time period. We do not engage in trading or hedging activities, nor do we invest in interest rate derivatives or enter into interest rate swaps. The primary objective of our asset/liability management strategy is to limit, within established guidelines, the adverse impact of changes in interest rates on our net interest income and capital.

     We use a "gap analysis," which measures the difference between interest-earning assets and interest-bearing liabilities that mature or reprice within a given time period, to monitor our interest rate sensitivity. An asset or liability is normally considered to be interest-rate sensitive if it will reprice or mature within one year or less. The interest-rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within one-year. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. Conversely, a gap is considered negative when the opposite is true.

     In a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to increase net interest income. In a period of falling interest rates, a negative gap would tend to increase net interest income, while a positive gap would tend to adversely affect net interest income. If the repricing of our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

     A simple interest rate gap analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates for the following reasons. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in market rates. In addition, certain assets, such as adjustable-rate mortgage loans, may have features generally referred to as "interest rate caps or collars," which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, asset prepayment and early deposit withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest-rate increase, and the behavior of depositors may be different than those assumed in the gap analysis.

     Our one-year positive interest rate sensitivity gap was $242.4 million, or 17.0% of total assets, at March 31, 2005, compared to $114.0 million, or 8.7% of total assets, at December 31, 2004. The increase in the positive gap primarily reflects an increase in loans that reprice or mature within one year funded by time deposits with terms of more than one year. For purposes of computing the gap, all deposits with no stated maturities are treated as readily accessible accounts. However, if such deposits were treated differently, the one-year gap would then change. The behavior of core depositors may not necessarily result in the immediate withdrawal of funds in the event deposit rates offered by the bank did not change as quickly and uniformly as changes in general market rates. For example, if only 25% of deposits with no stated maturity were assumed to be readily accessible, the one-year gap would have been a positive 28.9% at March 31, 2005, compared to a positive 22.5% at December 31, 2004.

     Many of our floating-rate loans have a "floor," or minimum rate, that is determined in relation to prevailing market rates on the date of origination. This floor only adjusts upwards in the event of increases in the loan's interest rate. This feature reduces the effect on interest income of a falling rate environment because the interest rates on such loans do not reset downward. Notwithstanding all of the above, there can be no assurances that a sudden and substantial increase in interest rates may not adversely impact our earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

The table below summarizes interest-earning assets and interest-bearing liabilities as of March 31, 2005, that are scheduled to mature or reprice within the periods shown.

                                              0-3       4-12      Over 1-4    Over 4
                                           ---------  ---------  ----------  ---------
($ in thousands)                            Months     Months      Years       Years       Total
---------------------------------------------------------------------------------------------------
Loans (1)                                  $331,027   $335,238   $ 291,007   $149,367   $1,106,639
Securities held to maturity (2)              39,620     94,147     119,876      1,111      254,754
Short-term investments                       27,473          -           -          -       27,473
FRB and FHLB stock                            2,628          -           -      2,464        5,092
---------------------------------------------------------------------------------------------------
Total rate-sensitive assets                $400,748   $429,385   $ 410,883   $152,942   $1,393,958
---------------------------------------------------------------------------------------------------
Deposit accounts (3):
  Interest checking deposits               $ 10,963   $      -   $       -   $      -   $   10,963
  Savings deposits                           23,313          -           -          -       23,313
  Money market deposits                     193,118          -           -          -      193,118
  Certificates of deposit                    77,391    233,801     390,526    186,626      888,344
---------------------------------------------------------------------------------------------------
  Total deposits                            304,785    233,801     390,526    186,626    1,115,738
---------------------------------------------------------------------------------------------------
FHLB advances                                15,000          -           -          -       15,000
Debentures and mortgage note payable (1)     25,250      4,250      62,238     62,167      153,905
Accrued interest on all borrowed funds(1)     4,034        650       3,944        462        9,090
---------------------------------------------------------------------------------------------------
Total borrowed funds                         44,284      4,900      66,182     62,629      177,995
---------------------------------------------------------------------------------------------------
Total rate-sensitive liabilities           $349,069   $238,701   $ 456,708   $249,255   $1,293,733
---------------------------------------------------------------------------------------------------
GAP (repricing differences)                $ 51,679   $190,684   $ (45,825)  $(96,313)  $  100,225
---------------------------------------------------------------------------------------------------
Cumulative GAP                             $ 51,679   $242,363   $ 196,538   $100,225   $  100,225
---------------------------------------------------------------------------------------------------
Cumulative GAP to total assets                  3.6%      17.0%       13.8%       7.0%         7.0%
---------------------------------------------------------------------------------------------------

Significant assumptions used in preparing the gap table are as follows:

(1) Floating-rate loans and debentures payable are included in the period in which their interest rates are next scheduled to adjust rather than in the period in which they mature. Fixed-rate loans and debentures payable are scheduled, including repayments, according to their contractual maturities. Deferred loan fees are excluded from this analysis.

(2) Securities are scheduled according to the earlier of their contractual maturity or the date in which the interest rate is scheduled to increase. The effects of possible prepayments that may result from the issuer's right to call a security before its contractual maturity date are not considered.

(3) Interest checking, savings and money market deposits are regarded as ready accessible withdrawable accounts; and certificates of deposit are scheduled through their maturity dates.


RECENT ACCOUNTING PRONOUNCEMENTS

     ACCOUNTING FOR LOAN COMMITMENTS. In March 2004, the SEC issued Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments", referred to in this prospectus as SAB 105. SAB 105 provides recognition guidance for entities that issue loan commitments that are required to be accounted for as derivative instruments. Currently, loan commitments that we enter into would not be required to be accounted for as derivative instruments under SAB 105.

     IMPAIRMENT. Emerging Issues Task Force Issue No. 3-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments", referred to in this prospectus as EITF 3-1, was issued and became effective March 31, 2004. EITF 3-1 provides guidance for determining the meaning of "other-than-temporarily impaired" and its application to certain debt and equity securities within the scope of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless we can assert and demonstrate our intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. EITF 3-1 also requires us to make disclosures assessing our ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. On September 30, 2004, the Financial Accounting Standards Board, referred to in this prospectus as FASB, decided to delay the effective date for the measurement and recognition guidance contained in EITF 3-1. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The disclosure guidance in EITF 3-1 was not delayed.

     CONSOLIDATION OF VARIABLE INTEREST ENTITIES. On January 1 2004, we adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," as revised in December 2003, referred to in this prospectus as FIN 46-R. FIN 46-R changes the method of determining whether certain entities should be included in our financial statements. An entity is subject to FIN 46-R and is called a variable interest entity, referred to in this prospectus as a VIE, if it has (1) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) equity investors that cannot make significant decisions about the entity's operations, or that do not absorb the expected losses or receive the expected returns of the entity. A VIE is consolidated by its primary beneficiary, which is the party involved with the VIE that has a majority of the expected losses or a majority of the expected residual returns or both. FIN 46-R requires bank holding companies that have used controlled business trusts to raise financing by issuing trust preferred securities to deconsolidate their investments in those trusts.

     Our adoption of FIN 46-R resulted in the deconsolidation of Intervest Statutory Trust I and II (both formed prior to FIN 46-R), which increased both our total assets and our borrowed funds previously reported at December 31, 2003 by $928,000, but had no effect on our net income, stockholders' equity and regulatory capital.

     In response to FIN 46-R, the FRB on March 1, 2005 issued a final rule that would retain trust preferred securities in the Tier 1 capital of bank holding companies, referred to in this prospectus as BHCs, but with stricter quantitative limits and clearer qualitative standards. The new rule provides a transition period for BHCs to meet the new, stricter limitations within regulatory capital by allowing the limits on restricted core capital elements to become fully effective as of March 31, 2009.

     Until March 31, 2009, BHCs generally must comply with the current Tier 1 capital limits. That is, BHCs generally should calculate their Tier 1 capital on a basis that limits the aggregate amount of qualifying cumulative perpetual preferred stock and qualifying trust preferred securities to 25% of the sum of qualifying common stockholder's equity, qualifying noncumulative and cumulative perpetual preferred stock (including related surplus), qualifying minority interest in the equity accounts of consolidated subsidiaries, and qualifying trust preferred securities. Amounts of qualifying cumulative perpetual preferred stock and qualifying trust preferred securities in excess of this limit may be included in Tier 2 capital.

     Beginning March 31, 2009, qualifying cumulative perpetual preferred stock and trust preferred securities, as well as certain types of minority interest, are limited to 25% of the sum of core capital elements net of goodwill. The holding company currently does not have any goodwill.

     Beginning March 31, 2009, the excess amounts of restricted core capital elements in the form of qualifying trust preferred securities included in Tier 2 capital are limited to 50% of Tier 1 capital (net of goodwill). Amounts in excess of this limit will still be taken into account in the overall assessment of an organization's funding and financial condition. The final rule also provides that in the last five years before the underlying subordinated note matures, the associated trust preferred securities must be treated as limited-life preferred stock. Thus, in the last five years of the life of the note, the outstanding amount of trust preferred securities will be excluded from Tier 1 capital and included in Tier 2 capital, subject, together with subordinated debt and other limited-life preferred stock, to a limit of 50% of Tier 1 capital. During this period, the trust preferred securities will be amortized out of Tier 2 capital by one-fifth of the original amount (less redemptions) each year and excluded totally from Tier 2 capital during the last year of life of the underlying note. As of March 31, 2005, assuming we no longer included our trust preferred securities in Tier 1 Capital, we would still exceed the well capitalized threshold under the regulatory framework for prompt corrective action.

     SHARE-BASED COMPENSATION. In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment," referred to in this prospectus as SFAS No. 123-R. SFAS No. 123-R requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees and directors, but expresses no preference for a type of valuation model. SFAS No. 123-R eliminates the intrinsic value-based method that we currently use. On April 14, 2005 the SEC announced a deferral of the effective date of SFAS No. 123-R for calendar year companies until the beginning of 2006. Our consolidated financial statements will be prepared in accordance with this new standard if and when we issue any new stock warrants and/or options to employees or directors in the future. The amount of any impact of SFAS No. 123-R on our consolidated financial statements cannot be determined at this juncture.

     CERTAIN LOANS AND DEBT SECURITIES ACQUIRED IN A TRANSFER. In December 2003, the American Institute of Certified Public Accountants issued Statement of Position 03-3, "Accounting for Certain Loans and Debt Securities Acquired in a Transfer," referred to in this prospectus as SOP 03-3. SOP 03-3 addresses accounting for differences between contractual cash flows expected to be collected and an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 also prohibits "carrying over" or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of SOP 03-3. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. We do not anticipate that the adoption of SOP 03-3 will have a material impact on our financial condition or results of operations.

     NONMONETARY ASSETS. In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - an Amendment to APB opinion No. 29," referred to in this prospectus as SFAS No. 153. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. SFAS No. 153 is effective for fiscal periods beginning after June 15, 2005. Our management believes SFAS No. 153 will not have a material effect on our financial statements.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related financial data presented in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Virtually all of our assets and liabilities are monetary in nature. As a result, changes in interest rates have a more significant impact on our performance than do the effects of changes in the general rate of inflation and in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the risk of loss from adverse changes in market prices and interest rates. We have not engaged in and accordingly have no risk related to trading accounts, commodities, foreign exchange, hedging activities, interest rate derivatives or interest rate swaps. Our market risk arises primarily from interest rate risk inherent in our lending and deposit-taking activities, and the issuance of our debentures. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on-and off-balance sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments as of December 31, 2004, which reflect changes in market prices and rates, can be found in note 20 to our consolidated financial statements included elsewhere in this prospectus. Our management believes that there have been no significant changes in our market risk exposure since December 31, 2004.

     Our management actively monitors and manages our interest rate risk exposure. The primary objective in managing interest rate risk is to limit, within established guidelines, the adverse impact of changes in interest rates on our net interest income and capital. For a further discussion, see the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operation - Asset and Liability Management."

                                    BUSINESS

GENERAL

     Intervest Bancshares Corporation is a registered financial holding company incorporated in 1993 under the laws of the State of Delaware and is the parent company of Intervest National Bank, Intervest Mortgage Corporation, Intervest Securities Corporation, and Intervest Statutory Trust I, II, III and IV.

     Our primary business is the operation of our subsidiaries. Intervest National Bank, our banking subsidiary, and Intervest Mortgage Corporation, our mortgage lending subsidiary, emphasize the origination of commercial and multifamily real estate loans. At March 31, 2005, those loans constituted more than 99% of our total loan portfolio. We are subject to examination and to regulation by the FRB.

     At March 31, 2005, on a consolidated basis, we had:

     -    total assets of $1.4 billion;
     -    cash and security investments of $309.2 million;
     -    net loans of $1.1 billion;
     -    deposits of $1.1 billion;
     -    borrowed funds and related interest payable of $178.0 million; and
     -    stockholders' equity of $93.4 million.

     Intervest National Bank is a nationally chartered bank with headquarters and a full-service banking office at One Rockefeller Plaza, Suite 400, in New York City. It also has a total of five full-service banking offices in Pinellas County, Florida, of which four are located in Clearwater and one is located in South Pasadena.

     At March 31, 2005, the bank had:

     -    total assets of $1.3 billion;
     -    cash and security investments of $288.7 million;
     -    net loans of $992.8 million;
     -    deposits of $1.1 billion;
     -    borrowed funds and related interest payable of $15.2 million; and
     -    stockholder's equity of $113.4 million.

     In addition to its lending activities, the bank also provides a variety of personalized commercial and consumer banking services to small and middle-market businesses and individuals. The bank attracts deposits from the areas served by its banking offices. The bank also provides internet banking through its web site, www.intervestnatbank.com, which attracts deposit customers from within as well as outside its primary market areas. The deposits, together with funds derived from other sources, are used to originate loans and to purchase investment securities. The information on the bank's website should not be considered part of this prospectus and is not incorporated into this prospectus by referance.

     Intervest Mortgage Corporation is also in the business of originating mortgage loans on multifamily residential and commercial properties, including office buildings, restaurants, retail premises, warehouses and vacant land and provides mortgage loan origination services to the bank. Intervest Mortgage Corporation has two wholly owned subsidiaries, Intervest Distribution Corporation, which performs record-keeping functions for Intervest Mortgage Corporation, and Intervest Realty Servicing Corporation, which is presently inactive. Intervest Mortgage Corporation issues its subordinated debentures to the public to raise funds for working capital purposes.

     At March 31, 2005, Intervest Mortgage Corporation had:

     -    total assets of $119.5 million;

     -    cash and short-term investments of $26.5 million;
     -    net loans of $88.4 million;
     -    debentures and related interest payable of $93.0 million; and
     -    stockholder's equity of $24.2 million.

     Intervest Mortgage Corporation's business is significantly influenced by the movement of interest rates, general economic conditions, particularly those in the New York City metropolitan area where most of the properties that secure its mortgage loans are concentrated, and by the volume of loan origination services it provides to the bank, whose business is also affected by similar factors. Intervest Mortgage Corporation receives a fee from the bank for its loan origination services on behalf of the bank, the amount of which is eliminated in our consolidated financial statements. As the bank's mortgage loan portfolio has grown, service fee income has comprised an increasing percentage of our mortgage lending subsidiary's income. See "Certain Relationships and Related Transactions" for a description of the servicing agreement between the bank and our mortgage lending subsidiary.

     Our third direct, wholly-owned subsidiary, Intervest Securities Corporation, is a broker/dealer and a member firm of the National Association of Securities Dealers, referred to in this prospectus as the NASD. The business activities of Intervest Securities Corporation have not, to date, been material. Its revenues have been derived from participating as a selected dealer from time to time in offerings of our debt securities, primarily those of Intervest Mortgage Corporation.

     The holding company also has four wholly-owned, unconsolidated subsidiaries, Intervest Statutory Trust I, II, III and IV, which issued trust preferred securities in November 2001, September 2003, March 2004 and September 2004, respectively. Each was formed for the sole purpose of issuing and administering $15.0 million of trust preferred securities, for a total of $60.0 million. The statutory trusts do not conduct any trade or business. See note 9 to our consolidated financial statements included in this prospectus for more information about the statutory trusts.

BUSINESS STRATEGY

     We are committed to the continued growth of our company through the continued origination of multifamily residential and commercial real estate loans. We expect primarily to utilize the relationships we have developed both with our borrowers and with the brokers with whom we have done business as a source of new loans. We believe that our ability to rapidly and efficiently process and close loans gives us a competitive advantage.

     While our primary lending activities have been in the commercial and multifamily real estate areas, we also will explore opportunities to diversify our revenue. In that regard, we intend to evaluate the possible sale of participations in our loans, while retaining the servicing. We will also evaluate the possibility of growth and expansion through acquisitions both within and outside our primary market areas.

OUR MARKET AREA

     Our primary market area for the New York office of our subsidiary bank is considered to be the New York metropolitan area, consisting of the five boroughs of New York City and the areas surrounding New York City. The primary market area of the Florida offices of our subsidiary bank is considered to be Pinellas County, which is the most populous county in the Tampa Bay area of Florida. The area has many more seasonal residents. The major cities in the area are Tampa (Hillsborough County) and St. Petersburg and Clearwater (Pinellas County). The properties securing our loans may be located in sections of the cities in our market area that are being revitalized or redeveloped. See "Risk Factors - If the properties underlying many of our mortgage loans lose value, we may suffer loan losses."

     The bank's primary deposit gathering and lending markets are concentrated in the communities surrounding its offices. Management believes that all of the bank's offices are located in areas serving small and mid-sized businesses and serving middle and upper income communities. The bank's deposit-gathering market also includes its web site on the internet: www.intervestnatbank.com, which attracts deposit customers from both within and outside the bank's primary market areas.

     Intervest Mortgage Corporation's lending activities have also been concentrated in the New York City metropolitan area. Both the bank and Intervest Mortgage Corporation originate loans on properties in other states, including Alabama, Connecticut, Florida, Georgia, Indiana, Kentucky, Massachusetts, Maryland, New Jersey, North Carolina, Ohio, Pennsylvania, Virginia and Washington D.C.

COMPETITION

     In one or more aspects of our business, we compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Many of these competitors, some of which are affiliated with large financial holding companies, have substantially greater financial and marketing resources and lending limits, and may offer services that we do not currently provide. In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern financial holding companies and federally insured banks. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality and scope of the services rendered, the convenience of banking facilities and, in the case of loans to commercial borrowers, relative lending limits. An increase in the general availability of funds may increase competition in the origination of mortgage loans and may reduce the yields available therefrom.

     In making its mortgage investments, Intervest Mortgage Corporation also experiences significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, real estate investment trusts, limited partnerships and other lenders and investors. Most of these competitors also have significantly greater financial and marketing resources.

     The employment agreements of our executive officers expressly permit them to engage in outside activities, including activities competitive with those of our subsidiaries. See "Risk Factors - Some of our executive officers control entities that may be considered to be competing with our subsidiaries, which may have an adverse effect on the business of our subsidiaries."

LENDING ACTIVITIES

General

     The volume of our loan originations is dependent on the interest rates we charge on loans, customer demand for loans, the supply of money available for lending purposes, the rates offered by our competitors and the terms and credit risks associated with the loans. Our lending activities emphasize the origination of first and second mortgage loans on commercial and multifamily real estate properties. At March 31, 2005, approximately 99% of our loan portfolio was comprised of loans secured by commercial and multifamily properties. Our senior management team has substantial experience in commercial and multifamily real estate lending. To a limited extent, the bank also offers single-family residential mortgage loans, commercial loans and consumer loans.

     The lending activities of the bank are conducted pursuant to written policies and defined lending limits. In originating loans, the bank places emphasis on the borrower's ability to generate cash flow to support its debt obligations and other cash related expenses. Generally, all loans originated by the bank must be reviewed and approved by the bank's loan committee, which is comprised of certain members of the board of directors. As part of its written policies for real estate loans, loan-to-value ratios (the ratio that the original principal amount of the loan bears to the lower of the purchase price or appraised value of the property securing the loan at the time of origination) on new loans originated by the bank typically do not exceed 80%. Debt service coverage ratios (the ratio of the net operating income generated by the property securing the loan to the required debt service) on new loans typically are not less than 1.2 times. As a national bank, the bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of the bank's unimpaired capital and surplus. Additional amounts may be loaned, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are secured by readily-marketable collateral.

     While the bank and our mortgage lending subsidiary may require guarantees from the principals of its borrowers, loans are often made on a limited recourse basis. We also have some non-recourse loans in our portfolio. Under the terms of non-recourse mortgages, the owner of the property subject to the mortgage has no personal obligation to pay the mortgage note which the mortgage secures. Therefore, in the event of a default, our ability to recover our investment is solely dependent upon the value of the mortgaged property. See "Risk Factors - If the properties underlying many of our mortgage loans lose value, we may suffer loan losses."

     Intervest Mortgage Corporation, our mortgage lending subsidiary, is not a bank and is therefore not subject to the same degree of regulation as applies to the bank. It does not have any formal policies regarding the percentage of its assets that may be invested in any single or type of mortgage loan, the geographic location of properties collateralizing those mortgages or limits to amounts to any one borrower, loan-to-value ratios and debt service coverage ratios. It also does not have a loan committee or a formal loan approval process. With respect to loans originated by this subsidiary, all underwriting and lending decisions are made by the executive officers of the holding company. Its real estate mortgage loans consist of first mortgage loans and junior mortgage loans. Junior mortgages normally have greater risks than first mortgages. Like the bank, Intervest Mortgage Corporation also considers the borrower's experience in owning or managing similar properties and its lending experience with the borrower when originating loans. The holding company has also, from time to time, made mortgage loans. At March 31, 2005, mortgages with an aggregate principal balance of $14.0 million were held by the holding company.

     Substantially all of our loan portfolio at December 31, 2004 was comprised of 504 loans with aggregate principal balances totaling $1.0 billion, which were secured by commercial and multifamily real estate, including rental and cooperative apartment buildings, office buildings, mix-used properties, shopping centers, industrial properties and vacant land. At December 31, 2004, these loans had an average principal size of $2.0 million. The portfolio had 40 loans with outstanding principal balances of $5.0 million or more which aggregated $302.3 million, with the largest loan amounting to $14.9 million.

The following table sets forth information regarding loans receivable as of the specified dates:

                                          At March 31,                        At December 31,
                                         --------------  -----------------------------------------------------------
                                              2005          2004         2003        2002        2001        2000
                                         --------------  -----------  ----------  ----------  ----------  ----------
                                            Carrying      Carrying     Carrying    Carrying    Carrying    Carrying
($ in thousands)                             Value          Value       Value       Value       Value       Value
--------------------------------------------------------------------------------------------------------------------
Commercial real estate loans             $     641,749   $  601,512   $ 344,071   $ 275,096   $ 183,167   $ 142,385
Multifamily loans                              424,837      403,613     310,650     214,515     182,569     118,368
Land development and other land loans           37,787       19,198      20,526       1,890       2,485       2,531
Residential 1-4 family loans                       983          984       1,628       1,953       2,404       3,034
Commercial business loans                        1,042        1,215       1,662       1,608       1,363       1,781
Consumer loans                                     241          221         319         240         286         206
                                         ---------------------------------------------------------------------------
Loans receivable                             1,106,639    1,026,743     678,856     495,302     372,274     268,305
Deferred loan fees                             (11,478)     (11,347)     (7,731)     (5,390)     (3,748)     (1,979)
                                         ---------------------------------------------------------------------------
Loans receivable, net of deferred fees       1,095,161    1,015,396     671,125     489,912     368,526     266,326
Allowance for loan losses                      (12,139)     (11,106)     (6,580)     (4,611)     (3,380)     (2,768)
--------------------------------------------------------------------------------------------------------------------
Loans receivable, net                    $   1,083,022   $1,004,290   $ 664,545   $ 485,301   $ 365,146   $ 263,558
--------------------------------------------------------------------------------------------------------------------

The following table sets forth the amounts and categories of our non-performing assets as of the specified dates:

                                          At March 31,                    At December 31, (1)
                                         --------------  ------------------------------------------------------
                                            2005 (1)       2004       2003        2002       2001       2000
                                         --------------  ---------  ---------  ----------  ---------  ---------
                                            Carrying     Carrying   Carrying    Carrying   Carrying   Carrying
($ in thousands)                             Value         Value      Value      Value       Value      Value
---------------------------------------------------------------------------------------------------------------
Loans that were on a nonaccrual status
at the end of the period(2)              $       4,607   $   4,607  $   8,474  $       -   $   1,243  $       -
Accruing loans which are contractually
past due 90 days or more                 $           -   $       -  $       -  $       -   $       -  $       -
---------------------------------------------------------------------------------------------------------------

(1) During the periods presented, we did not have any "troubled debt restructurings" as defined in SFAS No. 15, or known information about possible credit problems of borrowers which would cause management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

(2)  Represents multifamily and commercial real estate loans.

The following table sets forth the scheduled contractual principal repayments of the loan portfolio:

                                                       At March 31, 2005
                                        -------------------------------------------------
                                        Within one   Over one to   Over five
($ in thousands)                           year       five years     years       Total
-----------------------------------------------------------------------------------------
Commercial real estate loans            $   115,405  $    422,735  $  103,609  $  641,749
Residential multifamily loans               120,956       260,851      43,030     424,837
Land development and other land loans         6,845        30,942           -      37,787
Residential 1-4 family loans                      -           900          83         983
Commercial loans                                711           331           -       1,042
Consumer loans                                   31           142          68         241
-----------------------------------------------------------------------------------------
Total                                   $   243,948  $    715,901  $  146,790  $1,106,639
-----------------------------------------------------------------------------------------

Real Estate Mortgage Lending

     Nearly all of our loan portfolio, or approximately 99% at March 31, 2005, is comprised of loans that are secured by commercial and multifamily real estate (including rental and cooperative apartment buildings, office buildings, mix-used properties, shopping centers, hotels, industrial properties and vacant land). Our loans had an average principal size of $2.0 million at March 31, 2005. At March 31, 2005, our loan portfolio included loans of $5.0 million or more aggregating $380.7 million on a total of 47 properties, with the largest principal balance of any such loan being $16.6 million.

     Commercial and multifamily mortgage lending generally involves greater risk than 1-4 family residential lending. Such lending typically involves larger loan balances to single borrowers and repayment of loans secured by income producing properties is typically dependent upon the successful operation of the underlying real estate. From time to time, we may originate loans on vacant land which typically do not have income streams. See "Risk Factors - Our loans are highly concentrated in commercial real estate and multifamily mortgage loans, increasing the risk associated with our loan portfolio."

     The loans in our portfolio have an average life of approximately three years and many have variable interest rates. The variable interest rate loans may have an interest rate floor which resets upward along with any increase in the loan's interest rate. This feature reduces the loan's interest rate exposure to declining interest rates.

     Mortgage loans on commercial and multifamily properties typically provide for periodic payments of interest and principal during the term of the mortgage, with the remaining principal balance and any accrued interest due at the maturity date (i.e, balloon payments). The majority of the mortgage loans that we originate provide for balloon payments at maturity, which means that a substantial part or the entire original principal amount is due in one lump sum payment at maturity. If the net revenue from the property is not sufficient to make all debt service payments due on the mortgage or, if at maturity or the due date of any balloon payment, the owner of the property fails to raise the funds (by refinancing, sale or otherwise) to make the lump sum payment, we could sustain a loss on our investment in the mortgage loan. Our mortgage loans sometimes do not include personal obligations of the borrower or any other party, and are not insured or guaranteed by governmental agencies. See "Risk Factors - If the properties underlying many of our mortgage loans lose value, we may suffer loan losses."

     Our mortgage lending subsidiary's mortgage portfolio includes junior mortgages, and our subsidiaries may originate additional junior mortgages in the future. At March 31, 2005, our mortgage lending subsidiary owned 51 junior mortgages, which constituted approximately 44% of the aggregate principal amount of its portfolio. Junior mortgages are subordinate in right of repayment to the senior mortgage on the property. As a result, in the event of a default on a senior mortgage secured by the property, the holder of the senior mortgage may independently commence foreclosure proceedings. In such an event, a junior mortgage holder must often cure the default in order to prevent foreclosure. If there is a foreclosure on the senior mortgage, the owner of the junior mortgage is only entitled to share in liquidation proceeds after all amounts due to senior lienholders have been fully paid. Actual proceeds available for distribution upon foreclosure may not be sufficient to pay all sums due on the senior mortgage, other senior liens and the junior mortgage, and the costs and fees associated with the foreclosure proceedings. In addition, our mortgage lending subsidiary makes loans secured by vacant land, which typically does not have any income stream. See "Risk Factors - Our loans are highly concentrated in commercial real estate and multifamily mortgage loans, increasing the risk associated with our loan portfolio."

Commercial Lending

     The bank offers commercial loan services including term loans, lines of credit and equipment financing. Short-to-medium term commercial loans, both collateralized and uncollateralized, are made available to businesses for working capital purposes (including those secured by inventory, receivables and other assets), business expansion (including acquisitions of real estate and improvements), and the purchase of equipment and machinery. Commercial loans are typically underwritten on the basis that repayment will come from the cash flow of the business and are generally collateralized as discussed above. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself. Further, the collateral underlying these loans may depreciate over time, cannot be appraised with as much precision as real estate, and may fluctuate in value based on the success of the business. Commercial loans have not been emphasized and, at March 31, 2005, our loan portfolio included only approximately $1.0 million of commercial loans.

Consumer Lending

     The bank offers consumer loans including those for: the purchase of automobiles, recreation vehicles and boats; second mortgages; home improvements; and home equity lines of credit. These loans are secured by the underlying vehicle or home, as the case may be. The bank also makes personal loans (both collateralized and uncollateralized). Consumer loans typically have a shorter term and carry higher interest rates than other types of loans. In addition, consumer loans have additional risks of collectability when compared to other types of loans granted by commercial banks, such as residential mortgage loans. In many instances, the bank is required to rely on the borrower's ability to repay the loan from personal income sources, since the collateral may be of reduced value at the time of collection. Consumer loans have not been emphasized and, at March 31, 2005, our loan portfolio included only approximately $241,000 of consumer loans.

Loan Solicitation and Processing

     Our loan originations for both the bank and our mortgage lending subsidiary are derived primarily from referrals from mortgage brokers and existing customers and borrowers and, to a lesser extent, from direct solicitation by our officers, advertising in newspapers and trade journals, and walk-in customers.

     Our written underwriting procedures for the bank and the informal policy followed by senior management of our mortgage lending subsidiary normally require the following: physical inspections of the properties being considered for mortgage loans; mortgage title insurance; hazard insurance; and environmental surveys. In addition, the bank generally requires an appraisal of the property securing the loan to determine the property's adequacy as collateral performed by an independent appraiser approved by us. There is no such requirement for an independent appraisal in our mortgage lending subsidiary and generally appraisals are not obtained. In addition, we analyze relevant real property and financial factors, which in certain cases may include: the condition and use of the subject property; the property's income-producing capacity; and the quality, experience and creditworthiness of the property's owner. For commercial and consumer loans, upon receipt of a loan application from a prospective borrower, a credit report and other verifications are obtained to substantiate specific information relating to the applicant's employment income and credit standing.

     The bank has a servicing agreement with Intervest Mortgage Corporation, our mortgage lending subsidiary, to provide the bank with mortgage loan origination services. These services include the identification of potential properties and borrowers; the inspection of properties constituting collateral for such loans; the negotiation of the terms and conditions of such loans in accordance with the bank's underwriting standards; and coordinating the preparation of commitment letters and the loan closing process. The services are performed by Intervest Mortgage Corporation's personnel and the expenses associated with the services are borne by Intervest Mortgage Corporation. As a result of this agreement, origination services for both of our lending subsidiaries are furnished by the same staff. See "Certain Relationships and Related Transactions" for the amount of the fees paid by the bank to our mortgage lending subsidiary under the servicing agreement between them.

Loan Origination, Loan Fees and Prepayment Income from the Early Repayment of Loans

     We charge loan origination fees on nearly all of the mortgage loans we originate based on a percentage of the principal amount. These fees are normally comprised of a fee that is received from the borrower at the time the loan is originated and another similar fee that is contractually due when the loan is repaid. The total fee, net of related direct loan origination costs, is deferred and amortized over the contractual life of the loan as an adjustment to the loan's yield.

     Many of our mortgage loans include provisions relating to prepayment and others prohibit prepayment of indebtedness entirely. When a mortgage loan is repaid prior to maturity, we may recognize prepayment income, which consists largely of the recognition of unearned fees associated with such loans at the time of payoff and the receipt of additional prepayment fees and interest in certain cases. The amount and timing of, as well as income from loan prepayments, if any, cannot be predicted and can fluctuate significantly. Normally, the number of instances of prepayment of mortgage loans tends to increase during periods of declining interest rates and tends to decrease during periods of increasing interest rates.

TEMPORARY INVESTMENTS BY AFFILIATES AND LOAN PARTICIPATIONS

     From time to time, our mortgage lending subsidiary may originate a real estate mortgage loan in its own name and temporarily hold such loan in its portfolio for a short period, subsequently transferring the loan to the bank at cost. In addition, from time to time, we or our mortgage lending subsidiary may purchase a participation in a real estate mortgage loan originated by the bank. All participations are purchased at face value and the interest of the participant in the collateral securing the loan is pari passu with the bank. The above transactions are undertaken to provide us additional flexibility in originating loans.

ASSET QUALITY

     We consider asset quality to be of primary importance to our business and have implemented procedures designed to mitigate the risks associated with our lending activities. In assessing overall asset quality, the bank and our mortgage lending subsidiary utilize the same criteria.

     After a loan is originated, we make periodic reviews of loans in order to monitor documentation in the loan files and perform periodic reviews of the property securing the loans to determine the value of the collateral with the objective of quickly identifying, evaluating and initiating corrective actions if necessary. We also engage in constant monitoring of the payment status of outstanding loans and timely follow-up on any delinquencies.

     All of our loans are subject to the risk of default, otherwise known as credit risk, which represents the possibility of our not recovering amounts due from our borrowers. A borrower's ability to make payments due under a mortgage loan is considered in our underwriting standards and is, in part, dependent upon the risks associated with real estate investments in general, including: general or local economic conditions in the areas the properties are located, neighborhood values, interest rates, real estate tax rates, operating expenses of the mortgaged properties, supply of and demand for rental units, supply of and demand for properties, ability to obtain and maintain adequate occupancy of the properties, zoning laws, governmental rules, regulations and fiscal policies. Additionally, terrorist acts, such as those that occurred on September 11, 2001, armed conflicts, such as the war on terrorism, and natural disasters, such as hurricanes, may have an adverse impact on economic conditions. Economic conditions affect the market value of the underlying collateral as well as the levels of occupancy of income-producing properties.

     Our mortgage portfolio is comprised predominantly of mortgages on multifamily residential properties, many of which are subject to applicable rent control and rent stabilization statutes and regulations. In both cases, any increases in rent are subject to specific limitations. As such, these properties, constituting a significant portion of our mortgage portfolio, are not affected by the general movement of real estate values in the same manner as other income-producing properties.

     Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities. Our loan portfolio has historically been concentrated in commercial real estate and multifamily mortgage loans (including land loans), which represented 99.8% of the total loan portfolio at March 31, 2005. The properties underlying our mortgages are also concentrated in New York State (69%) and the State of Florida (21%).

     Loans are placed on nonaccrual status when principal or interest becomes 90 days or more past due unless the loan is well secured and in the process of collection. At March 31, 2005 and December 31, 2004, $4.6 million of loans were on a nonaccrual status, compared to $8.5 million at December 31, 2003. These loans were considered impaired, but no valuation allowance was maintained at any time since we believe the estimated fair value of the underlying properties exceeded our recorded investment. At March 31, 2005, December 31, 2004 and 2003, there were no other loans classified as nonaccrual, impaired or 90 days past due and still accruing interest. At March 31, 2005, our allowance for loan losses amounted to $12.1 million, compared to $11.1 million at December 31, 2004 and $6.6 million at December 31, 2003.

     In the last five years, we experienced only one loan chargeoff from our lending activities, in the amount of $150,000, which loan chargeoff was related to one commercial real estate property located in the State of Florida that was acquired by the bank through foreclosure in 2002. There can be no assurance however, that a downturn in real estate values or local economic conditions, as well as other factors, would not have an adverse impact on our asset quality and future level of nonperforming assets, chargeoffs and profitability.

The following table sets forth information regarding the allowance for loan losses for the period specified:

                                              For the Quarter
                                                   Ended                    For the Year Ended December 31,
                                                 March 31,      --------------------------------------------------------
($ in thousands)                                   2005            2004         2003       2002       2001       2000
------------------------------------------------------------------------------------------------------------------------
Allowance at beginning of year (2)           $         11,106   $    6,580   $   4,611   $  3,380   $  2,768   $  2,493
Provision charged to operations                         1,033        4,526       1,969      1,274        612        275
Chargeoffs (1)                                              -            -           -       (150)         -          -
Recoveries                                                  -            -           -        107          -          -
------------------------------------------------------------------------------------------------------------------------
Net chargeoffs                                              -            -           -        (43)         -          -
------------------------------------------------------------------------------------------------------------------------
Allowance at end of year (2)                 $         12,139   $   11,106   $   6,580   $  4,611   $  3,380   $  2,768
------------------------------------------------------------------------------------------------------------------------
Total loans, net of deferred fees            $      1,095,161   $1,015,396   $ 671,125   $489,912   $368,526   $266,326
Average loans outstanding during the year    $      1,071,862   $  867,724   $ 585,556   $439,241   $315,148   $250,941
Ratio of allowance to net loans receivable               1.11%        1.09%       0.98%      0.94%      0.92%      1.04%
------------------------------------------------------------------------------------------------------------------------

(1)  Consists entirely of one commercial real estate loan.
(2) Nearly all of the allowance is allocated to commercial and multifamily real estate loans, including land loans.

REAL ESTATE INVESTING ACTIVITIES

     We may also purchase equity interests in real property or we may acquire such equity interests pursuant to a foreclosure of a mortgage in the normal course of business, as a result of which we may acquire and retain title to properties either directly or through a subsidiary. Except for pending foreclosures, no such transactions are presently pending. We would also consider the expansion of our business through investments in or acquisitions of other companies engaged in real estate or mortgage business activities. Although we have not previously made acquisitions of real property (other than purchases in connection with the operation of the bank's offices or properties acquired through foreclosure), our management has had substantial experience in the acquisition and management of properties. It is not contemplated that any portion of the proceeds from this offering would be applied to real estate investing activities.

INVESTMENT ACTIVITIES

     Our investment policy is designed to provide and maintain liquidity, without incurring undue interest rate risk and credit risk. We have historically purchased securities that are issued directly by the U.S. government or one of its agencies. These securities have a significantly lower credit risk than our loan portfolio, as well as lower yields. To manage interest rate risk, we normally purchase securities that have adjustable rates or securities with fixed rates that have short- to intermediate-maturity terms. From time to time, a securities available-for-sale portfolio may be maintained to provide additional flexibility for implementing asset and liability management strategies. We have not had any securities classified as available for sale since 2002. We also do not engage in trading activities.

     We also invest in various money market instruments (including overnight and term federal funds, short-term bank commercial paper and certificate of deposits) to temporarily invest funds resulting from deposit-gathering activities, normal cash flow from operations and sales of debentures.

The following table sets forth information regarding our securities held to maturity:

                                               After One Year to     After Five Years
                                             --------------------  --------------------
                          One Year or Less        Five Years           to Ten Years        After Ten Years         Total
                        -------------------  --------------------  --------------------  -------------------  -----------------
                        Carrying     Avg.     Carrying     Avg.    Carrying     Avg.     Carrying     Avg.    Carrying    Avg.
($ in thousands)          Value     Yield      Value      Yield      Value      Yield      Value     Yield      Value    Yield
-------------------------------------------------------------------------------------------------------------------------------
At March 31, 2005:
------------------
U.S. gov't agencies(1)  $  99,154     2.14%  $  155,600     2.78%  $       -       -  %  $       -      -  %  $ 254,754   2.53%
At December 31, 2004:
---------------------
U.S. gov't agencies(1)  $  84,586     1.81%  $  164,302     2.59%  $       -       -  %  $       -      -  %  $ 248,888   2.33%
At December 31, 2003:
---------------------
U.S. gov't agencies(1)  $  70,026     1.68%  $   82,797     1.81%  $       -       -  %  $       -      -  %  $ 152,823   1.75%
At December 31, 2002:
---------------------
U.S. gov't agencies(1)  $  75,566     2.52%  $   70,128     2.25%  $       -       -  %  $       -      -  %  $ 145,694   2.39%
-------------------------------------------------------------------------------------------------------------------------------

(1) Does not include investments in FHLB and FRB stock required to be maintained by the bank in order to be a member of the FHLB and the FRB.

SOURCES OF FUNDS

     The bank's primary sources of funds consist of the following: retail deposits obtained through its branch offices and through the mail; amortization, satisfactions and repayments of loans; maturities and calls of securities; and cash generated by operating activities. In addition, the bank has from time to time borrowed funds on a short-term basis from FHLB and the federal funds market to manage its liquidity needs. The bank has also received capital contributions from the holding company.

     The bank's deposit accounts are solicited from individuals, small businesses and professional firms located throughout the bank's primary market areas through the offering of a variety of deposit services. The bank also uses its web site on the internet: www.intervestnatbank.com to attract deposit customers from both within and outside its primary market areas. The bank believes it does not have a concentration of deposits from any one source and that a large portion of its depositors are residents in the bank's primary market areas. The bank has not to date used brokered deposits, but may do so in the future. At March 31, 2005, consolidated deposit liabilities totaled $1.1 billion, compared to $993.9 million at December 31, 2004 and $675.5 million at December 31, 2003.

     The bank's deposit services include the following: certificates of deposit (including denominations of $100,000 or more); individual retirement accounts
(IRAs); checking and other demand deposit accounts; negotiable order of withdrawal (NOW) accounts; savings accounts; and money market accounts. Interest rates offered by the bank on deposit accounts are normally competitive with those in the principal market areas of the bank. In addition, the determination of rates and terms on deposit accounts takes into account the bank's liquidity requirements, loan demand, growth goals, capital levels and federal regulations. Maturity terms, service fees and withdrawal penalties on deposit products are reviewed and established by the bank on a periodic basis.

The following table sets forth the distribution of deposit accounts by type:

                               At March 31, 2005      At December 31, 2004      At December 31, 2003      At December 31, 2002
                             ---------------------  ------------------------  ------------------------  ------------------------
($ in thousands)                           %  of                   %  of                     %  of                     %  of
                               Amount      Total      Amount       Total        Amount       Total        Amount       Total
--------------------------------------------------------------------------------------------------------------------------------
Demand deposits              $     7,919      0.7%  $    6,142          0.6%  $    6,210          0.9%  $    5,924          1.2%
Interest checking deposits        10,963      0.9       15,051          1.5        9,146          1.4       10,584          2.1
Savings deposits                  23,313      2.1       27,359          2.8       30,784          4.6       30,174          6.0
Money market deposits            193,118     17.2      200,549         20.2      162,214         24.0      134,293         26.5
Certificates of deposit          888,344     79.1      744,771         74.9      467,159         69.1      324,983         64.2
--------------------------------------------------------------------------------------------------------------------------------
Total deposit accounts (1)   $ 1,123,657    100.0%  $  993,872        100.0%  $  675,513        100.0%  $  505,958        100.0%
--------------------------------------------------------------------------------------------------------------------------------

(1) Includes individual retirement accounts totaling $113,266,000, $74,170,000 and $53,340,000 at December 31, 2004, 2003, and 2002, respectively, nearly all of which are certificates of deposit.

The following table sets forth certificate of deposits by maturity for the periods indicated:

                             At March 31, 2005      At December 31, 2004      At December 31, 2003      At December 31, 2002
                           ---------------------  ------------------------  ------------------------  ------------------------
                                        Wtd-Avg                 Wtd-Avg                   Wtd-Avg                   Wtd-Avg
                                         Stated                  Stated                    Stated                    Stated
($ in thousands)             Amount       Rate      Amount        Rate        Amount        Rate        Amount        Rate
------------------------------------------------------------------------------------------------------------------------------
Within one year            $   311,192     2.98%  $  269,553         2.84%  $  182,693         2.75%  $  122,890         3.51%
Over one to two years          120,298     3.67      119,780         3.43       90,936         3.64       57,895         4.18
Over two to three years        171,894     4.34      134,409         4.48       30,094         4.43       31,281         5.53
Over three to four years        98,335     4.10       75,317         4.06       89,085         4.83       17,730         5.32
Over four years                186,625     4.54      145,712         4.48       74,351         4.20       95,187         4.92
------------------------------------------------------------------------------------------------------------------------------
                           $   888,344     3.79%  $  744,771         3.68%  $  467,159         3.66%  $  324,983         4.33%
------------------------------------------------------------------------------------------------------------------------------

The following table sets forth the maturities of certificates of deposit in denominations of $100,000 or more:

                                       At March 31,           At December 31,
                                      --------------  ------------------------------
($ in thousands)                           2005         2004       2003       2002
------------------------------------------------------------------------------------
Due within three months or less       $      25,061   $ 15,761   $  7,514   $ 7,508
Due over three months to six months          21,263     24,450      7,446     6,122
Due over six months to one year              50,628     40,351     31,459    13.033
Due over one year                           170,310    135,314     76,644    46,209
------------------------------------------------------------------------------------
Total                                 $     267,262   $215,876   $123,063   $72,872
------------------------------------------------------------------------------------
As a percentage of total deposits              23.8%      21.7%      18.2%     14.4%
------------------------------------------------------------------------------------

The following table sets forth net deposit flows:

                                        For the Quarter Ended March 31,      For the Year Ended December 31,
                                        -------------------------------  --------------------------------------
($ in thousands)                                      2005                   2004         2003         2002
---------------------------------------------------------------------------------------------------------------
Net increase before interest credited   $                       121,159  $    292,667  $   151,138  $   126,230
Net interest credited                                             8,626        25,692       18,417       17,291
---------------------------------------------------------------------------------------------------------------
Net deposit increase                    $                       129,785  $    318,359  $   169,555  $   143,521
---------------------------------------------------------------------------------------------------------------

     The bank offers internet banking services, ATM services with access to local, state and national networks, wire transfers, direct deposit of payroll and social security checks and automated drafts for various accounts. In addition, the bank offers safe deposit boxes to its customers in Florida. The bank periodically reviews the scope of the banking products and services it offers consistent with market opportunities and its available resources.

     At March 31, 2005, the bank had agreements with correspondent banks whereby it may borrow on an overnight, unsecured basis up to $16.0 million. As a member of the FHLB and the FRB, the bank could borrow from these institutions on a secured basis up to approximately $230.0 million at March 31, 2005. There were $15.0 million of FHLB short-term borrowings outstanding at March 31, 2005.

The following is a summary of certain information regarding short-term borrowings in the aggregate:

                                                 For the Quarter Ended March 31,        For the Year Ended December 31,
                                                ---------------------------------  -----------------------------------------
($ in thousands)                                              2005                     2004           2003          2002
----------------------------------------------------------------------------------------------------------------------------
  Balance at period end (1)                     $                         15,000   $     36,000   $          -  $         -
  Maximum amount outstanding at any month end   $                         17,000   $     36,000   $          -  $         -
  Average outstanding balance for the period    $                         13,911   $      1,914   $          -  $       116
  Weighted-average interest rate paid for the
  period                                                                    2.62%          2.08%            -%         1.87%
  Weighted-average interest rate at period end                              2.96%          2.56%            -%            -%
----------------------------------------------------------------------------------------------------------------------------

(1) The balance at March 31, 2005 represented FHLB advances of $15.0 million due in April 2005. The amounts were repaid. The balance at December 31, 2004 represented FHLB advances of $19.0 million due in January 2005 and $17.0 million due in February 2005. The amounts were repaid.

     Intervest Mortgage Corporation's principal sources of funds for investing consist of borrowings (through the issuance of its debentures to the public), mortgage repayments and cash flow generated from operations, including fee income received from the bank for loan origination services performed for the bank. From time to time, it has also received capital contributions from the holding company. At March 31, 2005, Intervest Mortgage Corporation had debentures outstanding of $86.3 million, compared to $88.9 million at December 31, 2004 and $87.4 million at December 31, 2003. See "Risk Factors - We are a highly leveraged company and our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations."

     Our principal sources of funds consist of dividends from the bank to service our trust preferred securities, interest income from investments, management fees from our subsidiaries and principal and interest repayments from our limited portfolio of mortgage loans. In addition, the bank and our mortgage lending subsidiary pay us management fees. We have also issued debentures for working capital purposes. Our debentures outstanding totaled $5.6 million at March 31, 2005, compared to $5.6 million at December 31, 2004 and $7.3 million at December 31, 2003. In addition, through our wholly owned subsidiaries (Intervest Statutory Trust I, II, III and IV), we have issued trust preferred securities totaling $60.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

EMPLOYEES

     At March 31, 2005, we employed 67 full-time equivalent employees. None of our employees are covered by a collective bargaining agreement. We believe our employee relations are good.

FEDERAL AND STATE TAXATION

     We file a consolidated federal income tax return and combined state and city income tax returns in New York. We also file a franchise tax return in Delaware. The bank files a state income tax return in Florida. All the returns are filed on a calendar year basis.

     Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur. In accordance with an income tax sharing agreement, income tax charges or credits are, for financial reporting purposes, allocated among our subsidiaries and us on the basis of our respective taxable income or taxable loss that is included in the consolidated income tax return.

     Banks and bank holding companies are subject to federal and state income taxes in the same manner as other corporations. Florida taxes banks under the same provisions as other corporations, while New York State and New York City taxable income is calculated under applicable sections of the Internal Revenue Code of 1986, as amended, referred to as the Code, with some modifications required by state law.

     Although the bank's federal income tax liability is determined under provisions of the Code, which is applicable to all taxpayers, Sections 581 through 597 of the Code apply specifically to financial institutions. The two primary areas in which the treatment of financial institutions differs from the treatment of other corporations under the Code are in the areas of bond gains and losses and bad debt deductions. Bond gains and losses generated from the sale or exchange of portfolio instruments are generally treated for financial institutions as ordinary gains and losses as opposed to capital gains and losses for other corporations, as the Code considers bond portfolios held by banks to be inventory in a trade or business rather than capital assets. Banks are allowed a statutory method for calculating a reserve for bad debt deductions. Based on its asset size, a bank is permitted to maintain a bad debt reserve calculated on an experience method, based on chargeoffs and recoveries for the current and preceding five years, or a "grandfathered" base year reserve, if larger. Commencing in 2002, due to its asset size, the bank no longer qualified for this method and began using the direct write-off method in computing its bad debt deduction for tax purposes.

     As a Delaware corporation not earning income in Delaware, we are exempt from Delaware corporate income tax but are required to file an annual report with and pay an annual franchise tax to the State of Delaware. The tax is imposed as a percentage of our capital base and is reported in other expenses on our consolidated statement of earnings.

INVESTMENT IN SUBSIDIARIES

The following table provides information regarding our subsidiaries:

                                                                                               Subsidiaries earnings (loss)
                                                                          Quarter Ended             for the year ended
                                             At March 31, 2005              March 31,                   December 31,
                                    ---------------------------------
                                    % of                  Equity in
($ in thousands)                    Voting   Total        Underlying
Subsidiary                          Stock    Investment   Net Assets     2005      2004      2004         2003         2002
-------------------------------------------------------------------------------------------------------------------------------
Intervest National Bank                100%  $   113,435  $   113,435  $ 3,181   $  2,537  $  10,865  $     8,667   $     6,459
Intervest Mortgage Corporation         100%  $    24,153  $    24,153  $   626   $    513  $   2,354  $     1,759   $     1,566
Intervest Securities Corporation       100%  $       479  $       479  $    (2)            $      22  $        (6)  $         -
Intervest Statutory Trust I to IV      100%  $     1,856  $     1,856  $     -   $      -  $       -  $         -   $         -
-------------------------------------------------------------------------------------------------------------------------------

PROPERTIES

     Our offices, and the offices of our subsidiaries, including the headquarters of the bank and its full-service banking office, are located in leased premises (of approximately 21,500 sq. ft.) on the entire fourth floor of One

Rockefeller Plaza in New York City, New York, 10020. The bank occupies approximately one-half of this space. The lease expires in March 2014.

     The bank's principal office in Florida is located at 625 Court Street, Clearwater, Florida, 33756. In addition, the bank operates four other branch offices, three of which are in Clearwater, Florida, at 1875 Belcher Road North, 2175 Nursery Road and 2575 Ulmerton Road, and one is at 6750 Gulfport Boulevard, South Pasadena, Florida. With the exception of the Belcher Road office, which is leased through June 2007, the bank owns all its offices in Florida. The Belcher Road lease contains an operating escalation clause related to taxes and operating costs based upon various criteria. Both of the aforementioned leases are accounted for as operating leases.

     The bank's office at 625 Court Street consists of a two-story building containing approximately 22,000 square feet. The bank occupies the ground floor, consisting of approximately 8,500 square feet, and leases the second floor to a single commercial tenant. The branch office at 1875 Belcher Road is a two- story building in which the bank leases approximately 5,100 square feet on the ground floor. The branch at 2175 Nursery Road is a one-story building containing approximately 2,700 and it is entirely occupied by the bank. The branch at 2575 Ulmerton Road is a three-story building containing approximately 17,000 square feet and the bank occupies the ground floor, consisting of approximately 2,500 square feet, and leases the upper floors to commercial tenants. The branch at 6750 Gulfport Boulevard is a one-story building containing approximately 2,800 square feet, which is entirely occupied by the bank. Each of the bank's branch offices includes drive-through teller facilities. The bank also owns property located across the street from its Court Street offices, which consists of an office building that contains approximately 1,400 square feet that is leased to a single commercial tenant. This property provides additional parking for the bank's Court Street offices.

LEGAL PROCEEDINGS

     We are periodically a party to or otherwise involved in legal proceedings arising in the normal course of our business, such as foreclosure proceedings. We do not believe that there is any pending or threatened proceeding against us which, if determined adversely, would have a material effect on our results of operations or financial condition.

                                   MANAGEMENT

     Our board of directors consists of eleven directors, eight of whom are elected by the holders of our Class B common stock and three of whom are elected by the holders of our Class A common stock. On May 26, 2005, our directors were reelected to serve until the next annual meeting of stockholders and until their respective successors are elected and qualify. Messrs. Callen, Holly and Swan were elected by the holders of Class A common stock, and the rest of the directors were elected by the holders of Class B common stock. Information concerning each of our directors as of May 26, 2005 is set forth below:

     MICHAEL A. CALLEN, age 64, serves as our director and has served in such capacity since May 1994. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Mr. Callen has been President of Avalon Argus Associates, a financial consulting firm, since 1996. Mr. Callen was Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia from April 1993 to April 1996. He was an independent consultant from January 1992 until June 1993, and an Adjunct Professor at Columbia University Buiness School during 1992. He was a director of Citicorp and Citibank and a Sector Executive at Citicorp responsible for corporate banking activities in North America, Europe and Japan, from 1987 to January 1992. Mr. Callen is also a director of Intervest National Bank and Intervest Mortgage Corporation, and also serves as a director of AMBAC, Inc., a leading provider of financial guarantees to the structured, asset-backed and mortgage-backed securities sectors.

     WAYNE F. HOLLY, age 48, serves as our director and has served in such capacity since June 1999. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is Chairman and President of Sage, Rutty & Co., Inc., a member of the Boston Stock Exchange. Mr. Holly has been an officer and director of Sage, Rutty & Co., Inc. since 1993. Mr. Holly is also a director of Intervest National Bank and Intervest Mortgage Corporation.

     LAWTON SWAN, III, age 62, serves as our director and has served in such capacity since February 2000. Mr. Swan received a Bachelor of Science degree from Florida State University in Business Administration and Insurance. Mr. Swan is President and Chairman of the Board of Interisk Corporation, a consulting firm specializing in risk management and employee benefit plans, which he founded in 1978. Mr. Swan is also a director of Intervest National Bank and Intervest Mortgage Corporation.

     LAWRENCE G. BERGMAN, age 60, serves as our director, Vice President and Secretary and has served in such capacities since our incorporation in 1993. Mr. Bergman received a Bachelor of Science degree and a Master of Engineering (Electrical) degree from Cornell University, and a Master of Science in Engineering and a Ph.D degree from The Johns Hopkins University. Mr. Bergman is also a director of Intervest National Bank, and a director, Vice-President and Secretary of Intervest Mortgage Corporation and Intervest Securities Corporation. Mr. Bergman also serves as an Administrator of our statutory trusts.

     JEROME DANSKER, age 86, serves as our Chairman of the Board of Directors and Chief Executive Officer. He has served as Chairman of the Board since 1996 and Chief Executive Officer since 2004, and has been a director since our incorporation in 1993. Mr. Dansker received a Bachelor of Science degree from the New York University School of Commerce, Accounts and Finance, and a law degree from the New York University School of Law, and is admitted to practice as an attorney in the State of New York. Mr. Dansker is also Chairman of the Board of Directors of Intervest National Bank and Intervest Securities Corporation and he is Chairman of the Board of Directors and Executive Vice President of Intervest Mortgage Corporation. Mr. Dansker also serves as an Administrator of our statutory trusts.

     LOWELL S. DANSKER, age 54, serves as our Vice Chairman of the Board of Directors, President and Treasurer, and has served in such capacities, except for Vice Chairman, and has been a director since our incorporation in 1993. He has served as Vice Chairman since October 2003. Mr. Dansker has also been a registered representative of Intervest Securities Corporation since 1997. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College and a law degree from the University of Akron School of Law, and is admitted to practice as an attorney in the State of New York, Ohio, Florida and the District of Columbia. Mr. Dansker also serves as Vice Chairman of the Board of Directors and Chief Executive Officer of Intervest National Bank; as Vice Chairman of the Board of Directors, President and Treasurer of Intervest Mortgage Corporation; and as Vice Chairman of the Board of Directors and Chief Executive Officer of Intervest Securities Corporation. Mr. Dansker also serves as an Administrator of our statutory trusts.

     PAUL R. DEROSA, age 63, serves as our director and has served in such capacity since February 2003. Mr. DeRosa received a Bachelor of Arts degree in Economics from Hobart College and a PhD degree in Economics from Columbia University. Mr. DeRosa is a principal of Mt. Lucas Management Corp., an asset management firm where he is responsible for management of fixed income investments of that firm's Peak Partners Hedge Fund, and has served in that capacity since 1988. From July 1995 to March 1998, Mr. DeRosa was Chief Executive Officer of Eastbridge Holdings Inc., a bond and currency trading company. Mr. DeRosa is also a director of Intervest National Bank and Intervest Mortgage Corporation.

     STEPHEN A. HELMAN, age 65, serves as our director and has served in such capacity since December 2003. Mr. Helman received a Bachelor of Arts degree from the University of Rochester and a law degree from Columbia University. Mr. Helman has been an attorney practicing in New York for more than 25 years and is presently engaged in private practice. Mr. Helman is also a director of Intervest National Bank and Intervest Mortgage Corporation.

     THOMAS E. WILLETT, age 57, serves as our director and has served in such capacity since March 1999. Mr. Willett received a Bachelor of Science degree from the United States Air Force Academy and a law degree from Cornell University School of Law. Mr. Willett has been a partner of Harris Beach PLLC, a law firm in Rochester, New York, since 1986 and is also a director of Intervest National Bank and Intervest Mortgage Corporation.

     DAVID J. WILLMOTT, age 66, serves as our director and has served in such capacity since March 1994. Mr. Willmott is a graduate of Becker Junior College and attended New York University Extension and Long Island University Extension of Southampton College. Mr. Willmott is the Editor and Publisher of Suffolk Life Newspapers, which he founded more than 45 years ago, and is also a director of Intervest National Bank and Intervest Mortgage Corporation.

     WESLEY T. WOOD, age 62, serves as our director and has served in such capacity since March 1994. Mr. Wood received a Bachelor of Science degree from New York University School of Commerce. Mr. Wood is a director and President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. Mr. Wood is also a director of Intervest National Bank and Intervest Mortgage Corporation, an Advisory Board Member of The Center of Direct Marketing at New York University, a member of the Advisory Trustees at Fairfield University in Connecticut, and a Trustee of St. Dominics R.C. Church in Oyster Bay, New York.

     Jerome Dansker is the father of Lowell S. Dansker. Lawrence G. Bergman is the former son-in-law of Jerome Dansker and Helene D. Bergman is the daughter of Jerome Dansker and the sister of Lowell S. Dansker. Other than as disclosed above, there are no family relationships between any director, executive officer or any person nominated or chosen by the board of directors to become a director or executive officer.

PRINCIPAL OFFICERS

     Other than our executive officers who serve as directors and whose information appears above, our principal officers are:

     JOHN J. ARVONIO, age 42, serves as Senior Vice President, Chief Financial Officer and Secretary of Intervest National Bank and has served in those capacities since September 2000. Prior to that, he served as Vice President, Controller and Secretary of Intervest National Bank from April 1999 to August 2000 and as an employee of Intervest Bancshares Corporation from April 1998 to March 1999. Mr. Arvonio has also been a registered representative of Intervest Securities Corporation since December 2000. Mr. Arvonio received a Bachelor of Business Administration degree from Iona College and is a certified public accountant. Mr. Arvonio has more than 15 years of banking experience. Prior to joining us, Mr. Arvonio served as Second Vice President Accounting Policy and Technical Advisor to the Controller of The Greater New York Savings Bank from 1992 to 1997. Prior to that, Mr. Arvonio was a Manager of Financial Reporting for the Leasing and Investment Banking Divisions of Citibank from 1989 to 1992, and was a Senior Auditor for Ernst & Young from 1985 to 1989.

     JOHN H. HOFFMANN, age 53, serves as Vice President and Controller of Intervest Mortgage Corporation and has served in such capacities since August 2002 and October 2002, respectively. Mr. Hoffmann received a Bachelor of Business Administration degree from Susquehanna University and is a certified public accountant. Mr. Hoffmann has more than 20 years of banking experience. Prior to joining us, Mr. Hoffmann served as Accounting Manager for Smart World Technologies, an Internet service provider, from 1998 to 2000 and as Vice President of Mortgage Accounting for The Greater New York Savings Bank from 1987 to 1997.

     KEITH A. OLSEN, age 51, serves as President of the Florida Division and as a director of Intervest National Bank and has served in such capacities since July 2001. Prior to that, Mr. Olsen was President of Intervest Bank from 1994 until it merged into Intervest National Bank in July 2001. Mr. Olsen also served as Senior Vice President of Intervest Bank from 1991 to 2001. Mr. Olsen received an Associates degree from St. Petersburg Junior College and a Bachelors degree in Business Administration and Finance from the University of Florida, Gainesville. He is also a graduate of the Florida School of Banking of the University of Florida, Gainesville, the National School of Real Estate Finance of Ohio State University and the Graduate School of Banking of the South of Louisiana State University. Mr. Olsen has been working in the banking industry for more than 30 years and has served as a bank officer for more than 20 years.

     RAYMOND C. SULLIVAN, age 58, serves as President and as a director of Intervest National Bank and has served in such capacities since April 1999. Prior to that, Mr. Sullivan was an employee of Intervest Bancshares Corporation from March 1998 to March 1999. Mr. Sullivan received a Bachelor of Arts degree from St. Francis College, a Master of Business Administration degree from Fordham University, and a Master of Science degree from City College of New York. Mr. Sullivan also has a Certificate in Advanced Graduate Study in Accounting from Pace University and is a graduate of the National School of Finance and Management. Mr. Sullivan has more than 27 years of banking experience. Prior to joining us, Mr. Sullivan was the Operations Manager of the New York Agency Office of Banco Mercantile, C.A. from 1994 to 1997; a Senior Associate at LoBue Associates, Inc. from 1992 to 1993; and Executive Vice President, Chief Operations Officer and a director of Central Federal Savings Bank from 1985 to 1992.

DIRECTOR NOMINATIONS PROCESS

     We do not have a standing nominating committee, and our board of directors has determined that its director nomination policy works efficiently without the need for a separate nominating committee. Candidates for nomination for election by the holders of our Class A common stock are reviewed by those directors who qualify as "independent" directors, as such term is defined in the rules of the NASDAQ Stock Market. The independent directors then recommend a slate of nominees for election by the holders of our Class A common stock to the full board of directors for review and approval. Class B stockholders, who are comprised of Jerome Dansker, Lowell S. Dansker, Helene Bergman and Jean Dansker, recommend the nominees for Class B directors to the full board of directors. The full board of directors approves the nominees for election by the holders of our Class A and Class B common stock. The independent directors will consider candidates recommended by our management, and will also consider candidates recommended by any of our stockholders. There are no differences in the manner in which our independent directors evaluate stockholder-recommended nominees, as compared with nominees obtained from other sources.

     Any of our stockholders may nominate one or more persons for election by the holders of our Class A common stock as a director at an annual meeting if the stockholder complies with the notice, information and consent provisions contained in our bylaws.

COMMITTEES OF THE BOARD OF DIRECTORS

     Currently, our board of directors has the following standing committees:

     Executive Committee. Members of the Executive Committee are Jerome Dansker, Chairman, Lawrence G. Bergman and Lowell S. Dansker. The Executive Committee exercises all of the powers of the board between meetings of the board.

     Audit Committee. Members of the Audit Committee are Michael A. Callen, Chairman, Paul R. DeRosa, Lawton Swan, III and David J. Willmott. The members of the Audit Committee are independent directors under the NASDAQ corporate governance rules.

          As set forth in more detail in its charter, the Audit Committee's primary responsibilities fall into four broad categories: (1) monitoring the preparation of quarterly and annual financial statements by our management, including discussions with management and our outside auditors; (2) overseeing the relationship between us and our outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services that may be provided to us; and determining whether the outside auditors are independent; (3) overseeing the internal audit function; and (4) compliance oversight responsibilities, including review and approval of all related party transactions.

     Compensation Committee. The Compensation Committee was formed in October 2004. Members of the Compensation Committee are Wesley T. Wood, Chairman, Michael A. Callen and Paul R. DeRosa. All members of the Compensation Committee are independent directors under the NASDAQ corporate governance rules.

     The Compensation Committee is responsible for setting executive officer compensation, for making recommendations to the full board concerning director compensation and for general oversight of the compensation and benefit programs for our other employees.

     In addition, the bank's board of directors has the following standing committee:

     Loan Committee. Members of the bank's Loan Committee are Jerome Dansker, Chairman, Lowell S. Dansker, Lawrence G. Bergman and Wesley T. Wood. The Loan Committee is responsible for the review and approval of loans made by the bank consistent with the loan policy approved by the bank's board of directors. See "Business - Lending Activities."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee had any relationship with us requiring disclosure under applicable SEC rules regarding Compensation Committee interlocks and insider participation in compensation decisions. None of our executive officers served on any board of directors or compensation committee of any other company (except for our wholly-owned subsidiaries) for which any of our directors served as an executive officer.

COMPENSATION OF DIRECTORS

     All of our directors receive fees for attendance at meetings of the board of directors and at meetings of the committees of the board. The amount of these fees are evaluated and adjusted periodically by the board of directors based on the recommendation of the Compensation Committee. Director fees were increased on October 21, 2004. The fees paid before and after that increase are noted in the table that follows:

                                                                                         Amount Per Meeting
                                                                                              Attended
                                                                                       ----------------------
                                                                                          Upon      Prior to
                                                                                        Increase    Increase
                                                                                       ----------  ----------
Chairman and Vice Chairman of our board of directors (1)                               $    4,000  $    3,500
Other members of our board of directors (1)                                            $    1,250  $      750
Chairman of each committee of our board of directors and our subsidiaries' boards of   $    1,000  $      750
  directors(2)
Other members of each committee of our board of directors and our subsidiaries'        $      750  $      500
  boards of directors(2)

(1) The same fee is also paid for each board meeting of the bank and our mortgage lending subsidiary attended by directors, except for Messrs. Raymond Sullivan and Keith Olsen who are directors of Intervest National Bank and do not receive any compensation for attending meetings.

(2) Effective as of June 23, 2005, the fees paid to the Chairman of the Audit Committee and the other members of the Audit Committee were increased to $3,500 and $1,500 for each meeting attended, respectively.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The following table sets forth information concerning all compensation awarded to, earned by or paid to our Chief Executive Officer and the four other most highly compensated executive officers, collectively referred to as "named executive officers" in this prospectus, for all services rendered in all capacities to us and all of our subsidiaries during each of the past three fiscal years. Messrs. Olsen and Sullivan serve as executive officers of Intervest National Bank but do not serve as executive officers of the holding company.

                                   Annual Compensation
                                   -------------------
Name and
Principal Position              Year  Salary(1)(2)   Bonuses   All Other Compensation(3)
------------------------------  ----  -------------  --------  -------------------------
Jerome Dansker,                 2004  $     496,202  $300,000  $   ----
  Chairman,                     2003  $     380,914  $ 10,000  $   ----
  Chief Executive Officer       2002  $     307,524  $150,000  $   ----

Lowell S. Dansker,              2004  $     288,700  $ 25,000  $  4,800
  Vice Chairman,                2003  $     174,500  $ 15,000  $  3,222
  President                     2002  $      91,250  $   ----  $  2,325

Keith A. Olsen,                 2004  $     171,558  $ 10,000  $  5,447
  President - Florida Division  2003  $     161,000  $ 10,000  $  5,430
  Intervest National Bank       2002  $     128,750  $ 20,000  $  4,663

Lawrence G. Bergman,            2004  $     171,750  $ 25,000  $   ----
  Vice President,               2003  $     116,500  $  7,500  $   ----
  Secretary                     2002  $      91,400  $   ----  $   ----

Raymond C. Sullivan,            2004  $     149,769  $ 10,000  $  4,493
  President                     2003  $     140,000  $  7,500  $  4,425
  Intervest National Bank       2002  $     123,750  $  7,500  $  3,938

(1) Includes director and committee fees, commissions from sales of debentures, expense allowance, unused vacation pay and unreimbursed medical expenses paid by the holding company and its subsidiaries.
(2) In December 2004, our board of directors approved incentive compensation in the amount of $250,000, $200,000, and $150,000 for Messrs. Jerome Dansker, Lowell Dansker and Lawrence Bergman, respectively, effective for 2005. These amounts will be paid during 2005. In June 2005, our board of directors approved the payment of cash incentive awards in the amount of $80,000, $40,000 and $20,000 to Messrs. Jerome Dansker, Lowell Dansker and Lawrence Bergman, respectively. These amounts will be paid to such individuals during 2005 by Intervest Mortgage Corporation.
(3)  Represents matching contributions under the 401(k) plan.

AGGREGATED WARRANT GRANTS, EXERCISES AND FISCAL YEAR-END WARRANT VALUES

     No warrants or options were granted to or exercised by any of our named executive officers during our last completed fiscal year.

     The following table contains information regarding the number of warrants that are exercisable for shares of Class A and Class B common stock held by Jerome Dansker, our Chairman and Chief Executive Officer. All of the warrants are currently exercisable. No other officer named in the summary compensation table above held warrants as of December 31, 2004.

Number of Securities
Underlying Unexercised
Warrants at Fiscal Year End    Value of
-----------------------------  Unexercised In-the
Class A         Class B        Money Warrants
Shares          Shares         at Fiscal Year End
--------------  -------------  -------------------

--------------------------------------------------
501,465               195,000  $         8,936,298

     The aggregate value of unexercised in-the-money warrants at year end was calculated by subtracting the exercise price from the fair market value of the underlying shares. For purposes of this table, fair market value was deemed to be $19.74 per share, the average of the high and low prices reported by the NASDAQ Stock Market for transactions in our Class A common stock on December 31, 2004. There is no established trading market for our Class B common stock. For purposes of this table, the fair market value of the Class B common stock was also deemed to be $19.74 per share. The Class B common stock is convertible into Class A common stock on a share for share basis.

EMPLOYMENT AGREEMENTS

     On July 1, 2004, we entered into an employment and supplemental benefits agreement with Mr. Jerome Dansker, our Chief Executive Officer. Mr. Jerome Dansker's starting annual salary was $200,000, subject to annual increases pursuant to a formula described in the agreement. In addition to the salary described above, Mr. Jerome Dansker is entitled to receive such bonuses or incentive compensation as may, from time to time, be approved by the board of directors as well as an expense account, starting from $500.00 per month, which increases annually in the same proportion as the increase in Mr. Jerome Dansker's salary for such year. Mr. Jerome Dansker is also entitled to obtain the reimbursement of all travel expenses incurred by him in the performance of his duties and to participate in our employee benefit plans or programs, to the extent that his position and other qualifications make him eligible to participate. The agreement does not limit our power to award to Mr. Jerome Dansker, whether or not pursuant to the agreement, any bonus, stock options, warrants or any other form of benefit or compensation.

     The terms of the agreement provide that Mr. Jerome Dansker may devote as much of his time to our affairs as in his judgment the conduct of his duties will require. The agreement further provides that Mr. Jerome Dansker may engage in the following: (i) any other business; (ii) financing, acquiring, operating, selling or otherwise disposing of real property for his own account or for the account of any such other business; or (iii) performing services on behalf of any other business entity. Under the agreement, Mr. Jerome Dansker may engage in the same or similar businesses as we, and we will not have any right to participate in any such other businesses or investments.

     In the event of Mr. Jerome Dansker's disability, as defined in the agreement, or death, we will pay to Mr. Jerome Dansker, his wife or his estate, as applicable, the distribution amount for the greater of (i) three years, and
(ii) the number of months remaining in the stated term of the agreement. The distribution amount is equal to a percentage, 50% in the case of disability and 25% in the case of death, of Mr. Jerome Dansker's monthly salary had the agreement continued in force and effect. The distribution amount (or the balance of any remaining distribution amount if monthly payments have previously commenced due to disability) will, in the case of death, be paid to Mr. Jerome Dansker's estate in a lump sum and will, for these purposes, be calculated on the basis of annual salary increases at the rate of six percent. The obligation to pay the distribution amount survives the expiration of the term of the agreement.

     Subject to certain exceptions, we agreed to indemnify Mr. Jerome Dansker to the fullest extent permitted by law, against all losses, claims, damages or liabilities, including legal fees, disbursements, and any other expenses incurred in investigating or defending against any such loss, claim, damage or liability.

     In the event of any sale of our assets or stock, merger, reorganization or other transaction, our successor will, as a condition to the consummation of such transaction, expressly assume and perform the agreement. The agreement expires on June 30, 2014, unless terminated earlier by Mr. Jerome Dansker upon thirty days' prior notice.

     Mr. Jerome Dansker is also a party to the employment agreement with our mortgage lending subsidiary, Intervest Mortgage Corporation, dated July 1, 1995, as amended. Pursuant to the employment agreement, Mr. Dansker serves as the Executive Vice President of the mortgage lending subsidiary. The employment agreement is similar to the employment and supplemental benefits agreement described above and provides for, among other items (i) the starting annual salary of $125,000, subject to annual increases, pursuant to a formula described in the employment agreement and additional salary of $1,000 per month for each $10.0 million or part thereof of gross assets of the subsidiary in excess of $110.0 million, which level of gross assets is determined at the end of each month; (ii) an expense account starting at $750.00 per month, subject to increases pursuant to a formula set forth in the agreement; (iii) coverage of all medical and hospitalization expenses of Mr. Dansker and his wife; (iv) distribution amount equal to 50% of Mr. Dansker's monthly salary in case of Mr. Dansker's death or disability; (v) unlimited use of a car and driver during the term of the employment agreement and the balance of his lifetime, or Mrs. Dansker's lifetime, if she survives Mr. Dansker); and (vi) an office at the offices of the mortgage lending subsidiary, which Mr. Dansker can use in connection with his duties for the subsidiary and for any other purposes as Mr. Dansker may determine, during the balance of Mr. Dansker's lifetime and after the expiration of the term of the employment agreement. If the subsidiary ceases to maintain offices in Midtown Manhattan, City of New York, then the subsidiary will pay Mr. Dansker an amount, as reasonably determined by Mr. Dansker, reflecting the cost of an office and secretarial services in the City of New York.

     On July 1, 2004, Messrs. Lowell Dansker and Lawrence Bergman also entered into employment and supplemental benefits agreements with us. Pursuant to the agreements, Mr. Lowell Dansker serves as our President and Treasurer, and Mr. Bergman serves as our Vice President and Secretary. Mr. Lowell Dansker's and Mr. Bergman's starting annual salaries were $185,000 and $165,000, respectively, subject to annual increases pursuant to a formula described in the agreements. In addition to the salary described above, Mr. Lowell Dansker and Mr. Bergman are entitled to receive such bonuses or incentive compensation as may, from time to time, be approved by the board of directors as well as to obtain the reimbursement of all travel expenses incurred by each of them in the performance of their duties and to participate in our employee benefit plans or programs, to the extent that their positions and other qualifications make them eligible to participate. The agreements do not limit our power to award to each of Messrs. Lowell Dansker and Lawrence Bergman, whether or not pursuant to the agreements, any bonus, stock options, warrants or any other form of benefit or compensation.

     Under their respective agreements, we provide each of Messrs. Lowell Dansker and Bergman with an office, which they can use in connection with their duties as our executive officers and for any other purposes as each of them may determine. Upon the expiration of the term of the agreements, we will continue to provide each of Messrs. Lowell Dansker and Bergman with an office for a period of two years. If we cease to maintain our office in Midtown Manhattan, City of New York, then we will pay each of Messrs. Lowell Dansker and Bergman an amount, as reasonably determined by them, reflecting the cost of an office and secretarial services in New York City.

     Messrs. Lowell Dansker's and Bergman's respective agreements expire on June 30, 2014, unless terminated earlier, upon thirty days' prior notice, by Mr. Lowell Dansker or Mr. Bergman, as applicable, and permit each of them to devote as much of their time to our affairs as in their judgment the conduct of their duties will require. The agreements further provide that Messrs. Lowell Dansker and Bergman may engage in the following: (i) any other business; (ii) financing, acquiring, operating, selling or otherwise disposing of real property for their own account or for the account of any such other business; or (iii) performing services on behalf of any other business entity. Under the agreements, Messrs. Lowell Dansker and Bergman may engage in the same or similar businesses as we, and we will not have any right to participate in any such other businesses or investments.

     Messrs. Lowell Dansker's and Bergman's respective agreements also contain certain other provisions, including disability and death benefits and indemnification, which are similar to those described in connection with Mr. Jerome Dansker's agreement above.

     In addition, Mr. Lowell Dansker is entitled to an expense account, starting from $500.00 per month, which increases annually in the same proportion as the increase in Mr. Lowell Dansker's salary for such year and to an unlimited use of a car. Following the expiration of the agreement, we will provide Mr. Lowell Dansker with an unlimited use of a car for a period of two years.


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     Intervest National Bank has employment agreements with Keith A. Olsen and
Raymond C. Sullivan that expire on December 31, 2005. The agreements are renewable under the same terms and conditions from year to year with the written consent of both the executive and Intervest National Bank. Messrs. Olsen and Sullivan have base salaries in the present amounts of $200,000 and $165,000, respectively, and their employment agreements also provide for expense reimbursements, medical and life insurance benefits, bonuses and other benefits as may be provided by the board of directors of the bank. The agreements provide for the payment of base salary through December 31, 2005 and an additional payment equal to six months base salary in the event of a termination without cause within the first six months of the term of employment, or an additional payment equal to three months base salary in the event of a termination without cause after the first six months of the term. The Agreements give the employee the right, during the one year period following any change in control of the employer, to terminate his employment, in which case he is entitled to receive compensation through December 31, 2005, together with an additional payment equal to either six months base salary (for a change in control during the first six months of the term) or three months base salary (for a change in control after the first six months of the term).

     Intervest National Bank also has an employment agreement with its Senior Vice President and Chief Financial Officer, John J. Arvonio, and Intervest Mortgage Corporation also has an employment agreement with its Vice President and Controller, John H. Hoffmann. The agreements include the same terms and conditions as the agreements between the bank and Messrs Mr. Olsen and Mr. Sullivan, described above, except for the annual base salaries. Messrs. Arvonio and Hoffman have annual base salaries in the present amounts of $162,500 and $102,500, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Intervest National Bank may, from time to time, enter into various loan and other banking transactions in the ordinary course of business with our directors and executive officers (or associates of such persons). All such transactions:
(i) will be made in the ordinary course of business, (ii) will be made on substantially the same terms, including interest rates and collateral on loans, as those generally prevailing at the time for comparable transactions with unrelated persons, and (iii) will not involve more than the normal risk of collectability or present other unfavorable features. There were no loans outstanding or made to any directors or executive officers during the quarter ended March 31, 2005 or the fiscal years ended December 31, 2004, 2003 or 2002.

     Intervest National Bank has deposit accounts from affiliated companies, directors, executive officers and members of their immediate families and related business interests, all of which are on terms comparable to those made available to non-affiliates. These accounts had aggregate balances of approximately $30.0 million at March 31, 2005, $32.0 million at December 31, 2004, $35.0 million at December 31, 2003 and $19.0 million at December 31, 2002.

     The holding company, its directors and entities affiliated with certain of our directors, have in the past and may in the future participate in mortgage loans originated by our subsidiaries. Such participations are on substantially the same terms as would apply for comparable transactions with other persons and the interest of the participants in the collateral securing those loans is pari passu with such subsidiaries. At March 31, 2005, there were no such transactions outstanding.

     Wayne F. Holly, one of our directors, is the Chairman and President of Sage, Rutty & Co., Inc., which firm has acted as underwriter or placement agent from time to time in connection with our securities offerings and with the securities offerings of Intervest Mortgage Corporation, our wholly owned subsidiary. Intervest National Bank, another wholly owned subsidiary, also uses that firm to purchase investment securities. Intervest Mortgage Corporation did not pay any commissions or fees to Sage, Rutty & Co., Inc., in the quarter ended March 31, 2005 and paid approximately $0.7 million, $0.5 million and $0.5 million in 2004, 2003 and 2002, respectively, in connection with the placement of debentures. Intervest National Bank paid commissions to Sage, Rutty & Co., Inc., of approximately $4,750 in the quarter ended March 31, 2005 and approximately $69,000 in 2004 in connection with the purchase of securities. Such commissions amounted to less than $60,000 in 2003 and 2002. Commissions in the aggregate amount of $0.5 million were also paid to Sage Rutty & Co., Inc. in April 2005 in



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connection with the issuance of debentures by our mortgage lending subsidiary.
Our management believes that the commissions paid to Sage, Rutty & Co., Inc. are comparable to those that would be paid to non-affiliates for similar services.

     Lowell S. Dansker, our President, also serves as a registered representative of Intervest Securities Corporation and, in that capacity, receives compensation directly from Intervest Securities Corporation in connection with sales of securities by that entity. Mr. Dansker received no such compensation during the quarter ended March 31, 2005, and received compensation of $54,000, $28,000 and $0 for such sales in 2004, 2003 and 2002, respectively. All such compensation for 2004, 2003 and 2002 is included in the salary column of the Summary Compensation Table included at page 77.

     In June of 2003, we acquired all of the outstanding shares of capital stock of Intervest Securities Corporation in exchange for 30,000 shares of our Class B common stock. Intervest Securities Corporation's total assets at the time of our acquisition consisted of approximately $218,000 of cash. Prior to our acquisition, Intervest Securities Corporation was an affiliated entity, in that it was wholly owned by the spouse of our Chairman. The acquisition was accounted for at historical cost and, accordingly, the recorded assets, liabilities and shareholders' equity of both companies were combined and recorded at their historical cost amounts.

     Thomas E. Willett, another of our directors, is a member of Harris Beach PLLC, a law firm that provides legal services to the holding company and its subsidiaries. The total fees paid by us to Harris Beach PLLC in 2004 were less than 5% of that firm's gross revenues for that firm's last full fiscal year.

     The bank has entered into a service agreement with our mortgage lending subsidiary to provide the bank with mortgage loan origination services. These services include the identification of potential properties and borrowers; the inspection of properties constituting collateral for such loans; the negotiation of the terms and conditions of such loans in accordance with the bank's underwriting standards; and coordinating the preparation of commitment letters and the loan closing process. Intervest Mortgage Corporation also acts as a mortgage servicing agent for the bank. The services are performed by Intervest Mortgage Corporation's personnel and the expenses associated with the services are borne by Intervest Mortgage Corporation. The amounts paid for those services were approximately $1.3 million in the quarter ended March 31, 2005 and $4.3 million, $2.3 million and $1.6 million in 2004, 2003 and 2002, respectively. In addition, pursuant to an informal arrangement, our subsidiaries occupy office space at our headquarters, consisting of the entire fourth floor of One Rockefeller Plaza in New York City, and reimburse us for their pro rata share of our rent. All of these intercompany payments are eliminated in our consolidated financial statements.

     From time to time, certain relatives of our executive officers and directors may perform clerical or similar services for the holding company or its subsidiaries on a part-time basis, for which such individuals receive de minimis compensation.

     Except for the transactions described above and outside of normal customer relationships, none of our directors, officers or principal stockholders and no companies or firms with which such persons or entities are associated, currently maintains or proposes to maintain, has maintained since the beginning of the last fiscal year, or maintained in fiscal 2002 or 2003, any significant business or personal relationship with us or with our subsidiaries other than such as arises by virtue of such position or ownership interest in our shares.

                           SUPERVISION AND REGULATION

     The supervision and regulation of bank or financial holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC, and the banking system as a whole, and not for the protection of the bank or financial holding company stockholders or creditors. The banking agencies have broad enforcement power over banks and financial holding companies, including the power to impose substantial fines and other penalties for violations of laws and regulations.


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
     The following description summarizes some of the laws to which we and Intervest National Bank are subject. References in the following description to applicable statutes and regulations are brief summaries of these statutes and regulations, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.

INTERVEST BANCSHARES CORPORATION

     We are a bank holding company that has elected to be treated as a financial holding company under the Gramm-Leach Bliley Financial Services Modernization Act of 1999, referred to as the Modernization Act. We are subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System, referred to as the FRB. The Modernization Act, the Bank Holding Company Act of 1956, as amended, referred to as the BHCA, and other federal laws subject financial and bank holding companies to particular restrictions on the types of activities in which they may engage, and to a broad range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

     Scope of Permissible Activities. Under the BHCA, a bank holding company generally may not, subject to certain exceptions, engage in, or acquire or control, directly or indirectly, voting securities or assets of any company that is engaged in activities other than those of banking, managing or controlling banks or certain activities that the FRB determines to be closely related to banking, managing and controlling banks as to the proper incident thereto. In approving acquisitions or the addition of activities, the FRB considers whether the acquisition or the additional activities can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition and gains in efficiency, that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

     However, the Modernization Act permits bank holding companies to become financial holding companies and thereby engage in, or acquire shares of any company engaged in, activities that are financial in nature or incidental to financial activities. "Financial in nature" activities include, among other matters, securities underwriting, dealings in or making a market in securities and insurance underwriting and agency activities.

     A bank holding company may become a financial holding company under the Modernization Act if each of the depository institutions controlled by it is "well-capitalized," is and remains well managed and has at least a satisfactory rating under the Community Reinvestment Act. In addition, a bank holding company must have an effective election filed with the FRB to become a financial holding company. A bank holding company that falls out of compliance with some of these requirements may be required to cease engaging in some of its activities.

     The FRB serves as the "umbrella" regulator for financial holding companies and has the power to examine new activities, regulate and supervise activities which are financial in nature or determined to be incidental to such financial activities. Accordingly, activities of subsidiaries of a financial holding company are regulated by the agency or authorities with the most experience regulating that activity as it is conducted in a financial holding company.

     Source of Strength for Subsidiaries. Under the Regulation Y, a bank holding company must serve as a source of financial and managerial strength for its subsidiary banks and must not conduct its operations in an unsafe or unsound manner. If the FRB believes that an activity of a bank holding company or control of a non-bank subsidiary constitutes a serious risk to the financial safety, soundness or stability of a subsidiary bank or the bank holding company and is inconsistent with sound banking practices, the FRB may require that the bank holding company terminate the activity or terminate its control of the subsidiary engaging in that activity.

     Mergers and Acquisitions by Bank Holding Companies. Subject to certain exceptions, the BHCA requires every bank holding company to obtain the prior approval of the FRB before the bank holding company may merge or consolidate with another bank holding company, acquire all or substantially all of the assets of any bank, or, direct or indirect, ownership or control of any voting securities of any bank or bank holding company, if after such acquisition the bank holding company would control, directly or indirectly, more than 5% of the voting securities of such bank or bank holding company. In approving bank acquisitions by bank holding companies, the


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FRB is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

     Anti-Tying Restrictions. Subject to certain exceptions, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

     Capital Adequacy. The FRB has promulgated capital adequacy guidelines for all bank holding companies with consolidated assets in excess of $150.0 million. The FRB's capital adequacy guidelines are based upon a risk-based capital determination, whereby a bank holding company's capital adequacy is determined by assigning different categories of assets and off-balance sheet items to broad risk categories.

     The guidelines divide the qualifying total capital of a bank holding company into Tier I capital elements (core capital elements) and Tier 2 capital elements (supplementary capital elements). Tier I capital consists primarily of, subject to certain limitations, common stock, non-cumulative perpetual preferred stock, minority interests in consolidated subsidiaries and qualifying trust preferred securities; goodwill and certain other intangibles are excluded from Tier I capital. Tier 2 capital may consist of, subject to certain limitations, an amount equal to the allowance for loan and lease losses, limited other types of preferred stock not included in Tier I capital, hybrid capital instruments and term subordinated debt. The Tier I capital must comprise at least 50% of the qualifying total capital categories.

     Every bank holding company has to achieve and maintain a minimum Tier I capital ratio of at least 4% and a minimum total capital ratio of at least 8% of weighted-risk assets. In addition, bank holding companies are required to maintain a minimum ratio of Tier 1 capital to average total consolidated assets (leverage capital ratio) of at least 3% for strong banks and bank holding companies and a minimum leverage ratio of at least 4% for all other bank holding companies. As of March 31, 2005, our Tier I capital ratio and total capital were 8.67% and 13.51%, respectively, and our leverage capital ratio was 10.05%.

     Dividends. As a holding company that does not, as an entity, currently engage in separate business activities of a material nature, our ability to pay cash dividends depends upon the cash dividends received from our subsidiary bank and management fees paid by the bank. We must pay our operating expenses from funds we receive from the bank. Therefore, stockholders may receive cash dividends from us only to the extent that funds are available after payment of operating expenses. In addition, the FRB generally prohibits a bank holding company from paying cash dividends except out of its net income, provided that the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition. See "Description of Our Securities" for a description of the restrictions on the payment of dividends under Delaware General Corporation Law.

     Control Acquisitions. The Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the FRB has been notified and has not objected to the transaction. Under a rebuttable presumption established by the FRB, the acquisition of 10% or more of a class of voting securities of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, would, under the circumstances set forth in the presumption, constitute acquisition of control of such company.

     In addition, any entity is required to obtain the approval of the FRB before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of our outstanding voting securities.

     Enforcement Authority. The FRB may impose civil or criminal penalties or may institute a cease-and-desist proceeding, in accordance with the Financial Institutions Supervisory Act of 1966, as amended, for the violation of applicable laws and regulations.


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
INTERVEST NATIONAL BANK

     Intervest National Bank is a nationally chartered banking association, the deposits of which are insured up to applicable limits by the Bank Insurance Fund of the FDIC. The bank is subject to the examination by the OCC, as the bank's primary regulator, and, by virtue of the insurance of the bank's deposits, it is also subject to the supervision and regulation of the FDIC. Because the bank is a member of the Federal Reserve System, it is subject to regulation pursuant to the Federal Reserve Act. In addition, because the FRB regulates the holding company, as described above, the FRB also has supervisory authority, which directly affects the bank.

     Transactions with Affiliates. Under Section 23A of the Federal Reserve Act, subject to certain exemptions, the bank may engage in a transaction with an affiliate, including, but not limited to, a loan or extension of credit to the affiliate, a purchase of or an investment in securities issued by the affiliate, a purchase of assets from the affiliate or the issuance of a guarantee or letter of credit on behalf of an affiliate, only if the aggregate amount of the transactions with one affiliate or with all affiliates does not exceed 10% or 20%, respectively, of the capital stock and surplus of the bank. The bank is also generally prohibited from purchasing a low-quality asset from an affiliate. Any transaction between the bank and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. Each loan or extension of credit to, or guarantee, acceptance, or letter of credit issued on behalf of, an affiliate by the bank must be secured at the time of the transaction by certain collateral, as specified in Section 23A of the Federal Reserve Act.

     Under Section 23B of the Federal Reserve Act, the bank can engage in transactions with affiliates only on terms and under circumstances, including credit standards, that are substantially the same, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with nonaffiliated companies, or, in the absence of comparable transactions, on terms and under circumstances, including credit standards, that in good faith would be offered to nonaffiliated companies. The term "affiliate" with respect to the bank includes any company that controls the bank and any other company that is controlled by the company that controls the bank (i.e., the term affiliate includes the holding company and its subsidiaries).

     Loans to Insiders. Under Regulation O, the bank is prohibited from extending credit to its executive officers, directors, principal shareholders and their related interests, collectively referred to as "insiders," unless the extension of credit is made on substantially the same terms and in accordance with the underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with unrelated persons. Regulation O also sets limits on the amount of the loan extended to insiders and stipulates what types of loans should be reported to and/or approved by the bank's board of directors.

     Reserve Requirements. Pursuant to Regulation D, the bank must hold a percentage of certain types of deposits as reserves in the form of vault cash, as a deposit in a Federal Reserve Bank or as a deposit in a pass-through account at a correspondent institution. For net transaction accounts in 2005, the first $7.0 million will be exempt from reserve requirements. A 3% reserve ratio will be assessed on net transaction accounts over $7.0 million up to and including $47.6 million, and a 10% reserve ratio plus $1.2 million will be assessed on net transaction accounts in excess of $47.6 million.

     Dividends. All dividends paid by the bank are paid to us as the sole shareholder of the bank. The general dividend policy of the bank is to pay dividends at levels consistent with maintaining liquidity and preserving applicable capital ratios and debt servicing obligations. Under the National Bank Act and the OCC regulations, the bank's board of directors may declare dividends to be paid out of the bank's undivided profits. However, until the capital surplus equals or exceeds the capital stock of the bank, no dividends can be declared unless, in the case of a quarterly or semiannual dividend, the bank transfers 10% of its net income for the preceding two quarters to capital surplus, and in the case of an annual dividend, the bank transfers 10% of its net income for the preceding four quarters to capital surplus. In addition, no dividends may be paid without the OCC's approval if the total amount of all dividends, including the proposed dividend, declared by the bank in any calendar year exceeds the total of the bank's retained net income of that year to date, combined with its retained net income of the preceding two years. Also, the bank may not declare or pay any dividends if, after making the dividend, the bank will be


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"undercapitalized" and no cash dividend may be paid by the bank if it is in default of any deposit insurance assessment due to the FDIC.

     Capital Adequacy. In general, the capital adequacy regulations which apply to national banks, such as the bank, are similar to the FRB guidelines, which are discussed above, promulgated with respect to bank holding companies. Under the OCC regulations and guidelines, all banks must maintain a minimum ratio of total capital (after deductions) to risk-weighted assets of 8%, total assets leverage ratio (i.e., Tier 1 capital in an amount equal to at least 3% of adjusted total assets) and Tier 1 leverage ratio. For all but the most highly rated banks, the minimum Tier 1 leverage ratio is 4%. The bank's Tier 1 capital ratio at March 31, 2005 was 8.66%.

     Prompt Corrective Action. Banks are subject to restrictions on their activities depending on their level of capital. The OCC "prompt corrective action" regulations divide banks into five different categories, depending on their level of capital: (i) a well-capitalized bank; (ii) an adequately capitalized bank; (iii) an undercapitalized bank; (iv) a significantly undercapitalized bank; and (v) a critically undercapitalized bank.

     Under these regulations, a bank is deemed to be "well-capitalized" if it has a total risk-based capital ratio of 10% or more, a Tier 1 risk-based capital ratio of 6% or more and a leverage ratio of 5% or more, and if the bank is not subject to an order or capital directive to meet and maintain a specific capital level. A bank is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a Tier 1 risk-based capital ratio of 4% or more and a leverage ratio of 4% or more (unless the bank is rated 1 in its most recent examination, in which instance it must maintain a leverage ratio of 3% or more) and does not meet the definition of a well-capitalized bank. A bank is deemed to be "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or a leverage ratio of less than 4% or 3% or less than 3%, as applicable. A bank is deemed to be "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3% or a leverage ratio of less than 3%. A bank is deemed to be "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%. In addition, the OCC may reclassify a well-capitalized bank as adequately capitalized and may require an adequately capitalized or an undercapitalized bank to comply with certain supervisory actions, except that the OCC may not reclassify a significantly undercapitalized bank as a critically undercapitalized bank, if the OCC has determined that the bank is in unsafe or unsound condition or that the bank has not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity.

     If a bank is classified as undercapitalized, significantly undercapitalized or critically undercapitalized, it is required to submit a capital restoration plan to the OCC and becomes subject to certain requirements restricting the bank's payment of capital distributions, management fees and compensation of senior executive officers of the bank, requiring that the OCC monitor the condition of the bank, restricting the growth of the bank's assets, requiring prior approval of certain expansion proposals and restricting the activities of the bank.

     Deposit Insurance Assessments. The bank's deposits are insured up to applicable limits through the Bank Insurance Fund of the FDIC. The bank, along with other depository institutions, must pay a semiannual assessment, determined in accordance with the FDIC regulations, to maintain the reserve ratio of the deposit insurance fund at the designated reserve ratio. The FDIC established a risk-based assessment system to calculate the depository institution's assessment. The FDIC determines the assessment rate on the basis of the bank's assessment risk classification composed of capital factors and supervisory risk factors. Depository institutions are assigned to one of the following three capital groups in connection with their capital factors: group 1 - well-capitalized, group 2 - adequately capitalized and group 3 - undercapitalized. Depository institutions are also divided into three supervisory subgroups: (i) subgroup A, which consists of financially sound institutions with only a few minor weaknesses, (ii) subgroup B, which consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the insurance fund, and (iii) subgroup C, which consists of institutions that pose a substantial probability of loss to the insurance fund unless effective corrective action is taken.

     Community Reinvestment. Under the Community Reinvestment Act of 1977, referred to as the CRA, and regulations promulgated under the CRA, the bank should have a record of helping to meet the credit needs of its


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local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operations of the bank, and the FDIC will take such record into account in considering certain bank's applications. The FDIC applies the lending, investment and service tests to assess the bank's CRA performance and assigns to a bank a rating of "outstanding," "satisfactory," "needs to improve," or "substantial noncompliance" on the basis of the bank's performance under these tests. All banks are required to publicly disclose their CRA performance ratings. The bank received an "outstanding" rating in its most recent CRA Performance Evaluation.

     Enforcement Authority. The FDIC and other federal banking agencies have broad enforcement powers, including, but not limited to, the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties.

     Regulation of Lending Activity. In addition to the laws and regulations discussed above, the bank is also subject to certain consumer laws and regulations, including, but not limited to, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act of 1974, and their associated Regulations Z, X and B, respectively.

INTERVEST MORTGAGE CORPORATION

     Investment in mortgages on real properties presently may be impacted by government regulation in several ways. Residential properties may be subject to rent control and rent stabilization laws. As a consequence, the owner of the property may be restricted in its ability to raise the rents on apartments. If real estate taxes, fuel costs and maintenance of and repairs to the property were to increase substantially, and such increases are not offset by increases in rental income, the ability of the owner of the property to make the payments due on the mortgage as and when they are due might be adversely affected.

     Laws and regulations relating to asbestos have been adopted in many jurisdictions, including New York City, which require that whenever any work is undertaken in a property in an area in which asbestos is present, the asbestos must be removed or encapsulated in accordance with such applicable local and federal laws and regulations. The cost of asbestos removal or encapsulation may be substantial, and if there were not sufficient cash flow from the property, after debt service on mortgages, to fund the required work, and the owner of the property fails to fund such work from other sources, the value of the property could be adversely affected, with consequent impairment of the security for the mortgage.

     Laws regulating the storage, disposal and clean up of hazardous or toxic substances at real property have been adopted at the federal, state and local levels. Such laws may impose a lien on the real property superior to any mortgages on the property. In the event such a lien were imposed on any property which serves as security for a mortgage owned by our mortgage lending subsidiary, the security for such mortgage could be impaired.

     The lending business of our mortgage lending subsidiary is regulated by federal, state and, in certain cases, local laws, including, but not limited to, the Equal Credit Opportunity Act of 1974 and Regulation B. The Equal Credit Opportunity Act and Regulation B prohibit creditors from discriminating against applicants on the basis of race, color, religion, national origin, sex, age or marital status. Regulation B also restricts creditors from obtaining certain types of information from loan applicants. Among other things, it also requires lenders to advise applicants of the reasons for any credit denial. Equal Credit Opportunity Act violations can also result in fines, penalties and other remedies.

     Our mortgage lending subsidiary is subject to various other federal, state and local laws, rules and regulations governing, among other things, the licensing of mortgage lenders and servicers. Our mortgage lending subsidiary must comply with procedures mandated for mortgage lenders and servicers, and must provide disclosures to certain borrowers. Failure to comply with these laws, as well as with the laws described above, may result in civil and criminal liability, termination or suspension of licenses, rights of rescission for mortgage loans, lawsuits and/or administrative enforcement actions.

NON-BANK SUBSIDIARIES

     All of our subsidiaries, as subsidiaries of a financial holding company, are subject to regulation by the FRB. In addition, Intervest Securities Corporation, as a registered broker-dealer and member firm of the NASD is subject to regulation by both the SEC and the NASD. It is also subject, in connection with its activities in various states, to the supervision and regulation by various state securities regulators.

LEGISLATION

     Sarbanes-Oxley Act. On July 30, 2002, the Sarbanes-Oxley Act, or SOX, was enacted. SOX is not a banking law, but applies to all public companies, including us. The stated goals of SOX are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

     SOX includes additional disclosure requirements and new corporate governance rules for public companies, requires the SEC to adopt extensive additional disclosure, corporate governance and other related rules for public companies, increases criminal penalties for violations of the securities laws, and mandates further studies of specified issues by the SEC and other federal government agencies. SOX also provides for the federal regulation of accounting firms that provide services to public companies and mandates additional listing standards for the securities exchanges.

     PATRIOT Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, referred to as the PATRIOT Act, was enacted in October 2001 to, among other purposes, deter and punish terrorist acts in the United States and around the world and to enhance law enforcement investigatory tools. The PATRIOT Act includes numerous provisions for fighting international money laundering and blocking terrorist access to the U.S. financial system. The PATRIOT Act is far-reaching in scope and covers a broad range of financial activities and institutions. The provisions affecting banking organizations were generally set forth as amendments to the Bank Secrecy Act and relate principally to U.S. banking organizations' relationships with foreign banks and persons who reside outside the United States, including, but not limited to: (1) due diligence requirements for financial institutions that administer, maintain, or manage private banking accounts or correspondent accounts in the United States for these non-U.S. persons; (2) standards for verifying customer identification upon account opening; and (3) provisions to promote cooperation among financial institutions, regulators and law enforcement authorities in identifying parties that may be involved in terrorism or money laundering. The bank does not have significant foreign business and does not believe that its operations have been materially affected by the PATRIOT Act.

     Our management cannot predict what other legislation might be enacted or what other regulations might be adopted by our regulatory authorities or the effects thereof.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our Class A and Class B common stock as of July 20, 2005 by (i) each person who is known by us to be the beneficial owner of more than 5% of our outstanding Class A or Class B common stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our current directors and executive officers as a group.

                                                 AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                         ----------------------------------------------------------
                                               CLASS A COMMON STOCK          CLASS B COMMON STOCK
                                         ----------------  -------------  -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER          SHARES        % CLASS(1)       SHARES      % CLASS(1)
---------------------------------------  ----------------  -------------  -------------  ----------
HELENE D. BERGMAN                        422,000 (2)(3)            7.16%        75,000       19.48%

DIRECTORS AND EXECUTIVE OFFICERS

LAWRENCE G. BERGMAN                      399,450                   6.78%             -           -
Director, Vice President and Secretary

MICHAEL A. CALLEN                        25,000                    0.42%             -           -
Director

LOWELL S. DANSKER                        928,500 (2)(4)           15.75%       150,000       38.96%
Vice Chairman and President

JEROME DANSKER                           1,005,965 (2)(5)         15.73%     355,000(5)      61.21%
Chairman and Chief Executive Officer

PAUL R. DEROSA                           5,000                     0.08%             -           -
Director

STEPHEN A. HELMAN                        37,600                    0.64%             -           -
Director

WAYNE F. HOLLY                           18,700(6)                 0.32%             -           -
Director

LAWTON SWAN, III                         500                       0.01%             -           -
Director

THOMAS E. WILLETT                        6,000                     0.10%             -           -
Director

DAVID J. WILLMOTT                        99,047                    1.68%             -           -
Director

WESLEY T. WOOD                           92,500                    1.57%             -           -
Director

KEITH A. OLSEN                           2,250                     0.04%             -           -
President, Florida Division
  Intervest National Bank

RAYMOND C. SULLIVAN,                     500                       0.01%             -           -
President, Intervest National Bank

ALL DIRECTORS AND EXECUTIVE OFFICERS     2,621,012                40.98%       505,000       87.07%
 AS A GROUP (13 PERSONS)
---------------------------------------------------------------------------------------------------

(1) Percentages have been computed based upon 5,894,501 shares of Class A common stock and 385,000 shares of Class B common stock outstanding as of July 20, 2005, plus, for each person and the group, shares that person or the group has the right to acquire pursuant to warrants or convertible debentures, if any, within 60 days of such date. The address of all persons listed is: Care of Intervest Bancshares Corporation, One Rockefeller Plaza (Suite 400) New York, New York 10020.

(2) Does not include shares of Class A common stock issuable upon conversion of the shares of Class B common stock beneficially owned by such person. The Class B common stock is immediately convertible into Class A common stock at the option of the holder.

(3) Includes 128,571 shares held by a family limited liability company and 10,350 shares held by adult children.

(4) Includes 207,336 shares held by a family limited liability company, 10,500 shares held by children and 200 shares held by his spouse.

(5) Includes 501,465 shares of Class A common stock issuable upon the exercise of warrants and 36,000 shares of Class A common stock held by his spouse. The shares of Class B common stock include 195,000 shares issuable upon the exercise of warrants and 30,000 shares held by his spouse.

(6) Includes 2,500 shares held by minor children. Does not include 26,000 shares of Class A common stock held by Sage, Rutty & Co., Inc. over which Mr. Holly does not exercise voting or investment power. Mr. Holly disclaims beneficial ownership of such shares.

                          DESCRIPTION OF OUR SECURITIES

     The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in our Restated Certificate of Incorporation and our Bylaws, as amended to date.

AUTHORIZATION

     Our authorized capital stock consists of 10,500,000 shares of capital stock. We are authorized to issue two classes of common stock, consisting of 9,500,000 shares of Class A common stock, par value $1.00 per share, and 700,000 shares of Class B common stock, par value $1.00 per share. We are also authorized to issue 300,000 shares of preferred stock, par value $1.00 per share.

     As of June 30, 2005, there were 5,894,501 shares of Class A common stock and 385,000 shares of Class B common stock issued and outstanding, and no shares of preferred stock were issued and outstanding.

COMMON STOCK

     Dividend Rights. Subject to preferences that might be applicable to any shares of our preferred stock that may hereafter be issued, the holders of Class A and Class B common stock are entitled to share ratably in such dividends as may be declared by the board of directors out of funds legally available therefor.

     As a Delaware corporation, we may not declare and pay dividends on our capital stock if the amount paid exceeds an amount equal to the surplus which represents the excess of our net assets over paid-in-capital or, if there is no surplus, our net earnings for the current and/or immediately preceding fiscal year. Dividends cannot be paid from our net profits unless the paid-in- capital represented by the issued and outstanding stock having a preference upon the distribution of our assets at the market value is intact. Under applicable Delaware case law, dividends may not be paid on our capital stock if we become insolvent or the payment of the dividend will render us insolvent. To the extent we pay dividends and we are deemed to be insolvent or inadequately capitalized, a bankruptcy court could direct the return of any dividends.

     In addition, our ability to pay cash dividends is further impacted by the funding requirements of the trust preferred securities issued by our statutory trusts, all of the common stock of which is owned by us. We are required to make quarterly payments of interest on the principal of the trust preferred securities, which are required to be made before we can consider the payment of cash dividends on our Class A and Class B common stock. Our ability to pay cash dividends to our stockholders is also primarily dependent upon the cash dividends received from our subsidiary bank and our other subsidiaries. See "Dividend Policy."

     Voting Rights. Each share of our Class A and Class B common stock entitles its holder to one vote in the election of directors as well as all other matters to be voted on by stockholders. Both classes of common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B common stock are issued and outstanding, the holders of the Class B common stock are entitled to vote for the election of two-thirds (rounded up to the nearest whole number) of the directors, and the holders of Class A common stock are entitled to elect the remaining directors. Holders of our Class A or Class B common stock are not entitled to cumulate their votes in the election of directors. Under Delaware law, the holders of each class of our common stock would be entitled to vote as a separate class on certain matters that would adversely affect or subordinate the rights of that class.

     Conversion Rights. The shares of Class B common stock are convertible, at any time, on a share for share basis, into shares of Class A common stock at the option of the holder.

     No Preemptive Rights. Holders of our Class A and Class B common stock do not have any preemptive rights to subscribe for additional shares on a pro rata basis or otherwise when additional shares are offered for sale by us.

     Assessment and Redemption. Our common stock is not subject to redemption or any sinking fund provisions, and all outstanding shares are fully paid and non-assessable.

     Liquidation Rights. Subject to preferences that might be applicable to any shares of our preferred stock that may hereafter be issued, in the event of our liquidation, dissolution or winding up, the holders of our Class A and Class B common stock are entitled to receive, pro rata, after payment of all of our debts and liabilities, all of our remaining assets available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of any subsidiary, the holding company, as the sole shareholder of the subsidiary's common stock, would be entitled to receive all remaining assets of that subsidiary available for distribution in cash or in kind after payment of all debts and liabilities of the subsidiary (including, in the case of the bank, all deposits and accrued interest thereon).

PREFERRED STOCK

     The authorized preferred stock is available for issuance from time to time at the discretion of our board of directors without stockholder approval. The board of directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes (if any) to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

WARRANTS

     As of June 30, 2005, there were outstanding warrants to purchase up to 501,465 shares of our Class A common stock, all of which are held by Jerome Dansker, our chairman and chief executive officer. These warrants, which were issued in 1994 and expire on January 31, 2007, entitle Mr. Dansker to purchase the shares at an exercise price of $6.67 per share. The warrants may be exercised at any time, in whole or in part, prior to the expiration date, provided that the warrants may not be exercised for fewer than 100 shares unless exercised as to all remaining shares. The exercise price and the number of shares covered by the warrants are subject to adjustment upon occurrence of certain events, including stock dividends, stock splits and similar recapitalizations affecting our Class A common stock, or sales by us of shares of our Class A common stock at prices less than the exercise price of the warrants.

     Also as of June 30, 2005, there were outstanding warrants to purchase up to 195,000 shares of our Class B common stock, all of which are held by Jerome Dansker, our chairman and chief executive officer, including a warrant to purchase 145,000 shares of our Class B common stock at any time prior to January 31, 2008 (provided that we may, at our election, establish an earlier expiration date to occur after February 1, 2007 and prior to January 31, 2008 by giving not less than 30 nor more than 90 days notice) at an exercise price of $6.67 per share. The remaining warrant allows the purchase of up to 50,000 shares of Class B common stock at an exercise price of $10.00 per share and expires on January 31, 2008. The warrants to purchase shares of our Class B common stock contain terms and conditions substantially in conformity with those applicable to warrants to purchase shares of our Class A common stock, including provisions regarding adjustments to the exercise price and the number of shares issuable upon exercise of the warrant.

CERTAIN PROVISIONS HAVING POTENTIAL ANTI-TAKEOVER EFFECTS

     General. The following is a summary of the material provisions of Delaware General Corporation Law and our Certificate of Incorporation and Bylaws that address matters of corporate governance and the rights of stockholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our board of directors (including takeovers which certain stockholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of Intervest Bancshares Corporation. All references to the Certificate of Incorporation and Bylaws are to our Certificate of Incorporation and Bylaws in effect on the date of this prospectus.

     Filling Vacancies. Vacancies occurring in our board of directors may be filled by the stockholders or a majority of the remaining directors, even though less than a quorum. Vacancies filled by the stockholders will be filled in accordance with the relative voting rights of the holders of our Class A and Class B common stock in connection with an election of directors, as described above.

     Amendment of Bylaws. Subject to certain restrictions described below, either a majority of our board of directors or our stockholders may amend or repeal the Bylaws. Generally, the stockholders may adopt, amend, or repeal the Bylaws in accordance with the Delaware General Corporation Law.

     Special Meetings of Stockholders. Our Bylaws provide that special meetings of stockholders may be called only by our Chairman, our President, our board of directors or by a committee of the board of directors whose authority includes the power to call such meetings.

     Authorized But Unissued Shares. Delaware law does not require stockholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

     Preferred Stock. Under the terms of our Certificate of Incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to provide flexibility and eliminate delays associated with a stockholder vote on specific issues. However, the ability of our board of directors to issue preferred stock and determine its rights and preferences may have the effect of delaying or preventing a change in control, as described above under "Description of Our Securities - Preferred Stock."

     Statutory and other Restrictions on Acquisition of our Capital Stock. Provisions of our Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions:

          - give the holders of Class B common stock the right to elect two-thirds (rounded up to the nearest whole number) of our board of directors; and

          - allow us to issue preferred stock without any vote or further action of the stockholders.

     We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with an interested stockholder, unless:

     - prior to the time of the proposed action, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - at or subsequent to the time of the proposed action, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company.

LIMITATIONS ON DIRECTOR LIABILITY

     Our Certificate of Incorporation provides that our directors shall generally not be liable to us or any of our stockholders for monetary damages for breach of duty as a director to the fullest extent permitted by the Delaware General Corporation Law. This provision will eliminate such liability except for
(i) any breach of the director's duty of loyalty to us or to our stockholders,
(ii) acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability for unlawful payment of dividends or unlawful stock purchases or redemptions in violation of the Delaware General Corporation Law, and (iv) any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the officer or director undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided by the DGCL is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any corporation's bylaws, agreement, vote or otherwise.

     Our bylaws provide that we will indemnify any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer, and any director or officer who served any other company in any capacity at our request, in the manner and to the maximum extent permitted by the DGCL, as the same now exists or may hereafter be amended in a manner more favorable to persons entitled to indemnification; and we may, in the discretion of our board of directors, indemnify all other corporate personnel to the extent permitted by law. The right to indemnification contained in our bylaws includes the right to be paid by us the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition.

     The employment agreements between us and each of Messrs. Jerome Dansker, Lowell Dansker and Lawrence Bergman contain indemnification provisions, in addition to those contained in our bylaws, which provide that we will indemnify and hold each of the foregoing persons harmless against all losses, claims, damages or liabilities (including legal fees, disbursements, and any other expenses incurred in investigating or defending against any such loss, claim, damage or liability) arising (i) by reason of any acts or omissions or any alleged acts or omissions arising out of the person's activities in connection with the conduct of our business (or any of our subsidiaries or affiliated entities), (ii) by reason of the performance by such person of the services to be performed pursuant to the terms of the employment agreement, (iii) by reason of any claim or allegation of failure to perform such services in accordance with the terms of the employment agreement, or (iv) by reason of the performance of services alleged to be beyond the scope of the authority conferred upon such person pursuant to the terms of the employment agreement; provided that, no indemnity will be provided for losses, claims, damages or liabilities described above to the extent that such losses, claims, damages or liabilities result from the gross negligence or willful misconduct of such person. The indemnification provided in the employment agreements survives the expiration or earlier termination of such employment agreements and is in addition to any common law or contractual rights of indemnification available at law or in equity, and includes all costs and expenses of enforcing the right to indemnification. Under the employment agreements, each of Messrs. Jerome Dansker, Lowell Dansker and Lawrence Bergman are also entitled, upon request, to the payment by us of all costs and expenses paid or incurred by such person in investigating, defending or settling any claim, loss, damage or liability that may be subject to a right of indemnification.

     The employment agreement between Mr. Jerome Dansker and Interest Mortgage Corporation contains indemnification provisions similar to the provisions described above.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the provisions discussed above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

REGISTRAR AND TRANSFER AGENT

     The registrar and transfer agent for our Class A and Class B common stock is The Bank of New York.

OUR SECURITIES ARE NOT INSURED BY THE FDIC

     An investment in any of our securities, including our Class A common stock, will not be a deposit or a savings account and will not be insured or guaranteed by the FDIC or any other governmental agency and is subject to investment risk, including the possible loss of your entire investment.

                                  UNDERWRITING

     We and Ryan Beck & Co., Inc., as co-manager and representative of the underwriters named below, have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has agreed to purchase from us the respective number of shares of common stock set forth opposite its name below. The underwriters' obligations are several, which means that each underwriter is required to purchase a specific number of shares, but it is not responsible for the commitment of any other underwriter to purchase shares. Ryan Beck & Co., Inc. is acting as the representative of the underwriters.

                                    Number of Shares
             Name                of Class A Common Stock
-------------------------------  -----------------------
Ryan Beck & Co., Inc . . . . .
Sandler O'Neill & Partners, L.P
    Total. . . . . . . . . . .

     Under the terms and conditions of the underwriting agreement, and subject to certain exceptions, the underwriters are obligated to accept and pay for all of the shares of Class A common stock, if any are taken. The underwriting agreement provides that the obligations of the underwriters are subject to approval of certain legal matters by their counsel, including the authorization and the validity of the Class A common stock, and to other conditions contained in the underwriting agreement, such as effectiveness with the SEC of the registration statement that includes this prospectus and the receipt by the underwriters of certificates from our officers, legal opinions from our attorneys and a letter from our independent accountants regarding our financial statements and the statistical data contained in this prospectus and in our filings under the Securities Exchange Act of 1934.

     We have been advised that the underwriters propose to offer the shares of Class A common stock to the public at the public offering price set forth on the cover of this prospectus and to certain selected dealers at this price, less a concession not in excess of $___ per share. The underwriters may allow, and any selected dealers may reallow, a concession not to exceed $___ per share to certain brokers and dealers. After the shares of Class A common stock are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

     In addition, we have granted the underwriters an option to purchase additional shares of our Class A common stock, not to exceed 187,500 shares, at the public offering price, less underwriting discounts and commissions. The underwriters may exercise this option at any time during a period of 30 days following the offering. In the event the underwriters exercise this option in full, the total offering price, aggregate discounts and commissions and net proceeds before expenses of the offering will each increase by 15%. The underwriters may exercise the option to purchase additional shares of our Class A common stock solely for the purpose of covering over-allotments, if any, made in connection with the distribution.

     The following table shows the per share and total underwriting discount we will pay to the underwriters in connection with this offering and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of Class A common stock.

                                             Total Without     Total With
                                 Per Share  Over-Allotment   Over-Allotment
                                 ---------  ---------------  ---------------
Price to public. . . . . . . .              $                $
Underwriting discounts . . . .
Proceeds to us, before expenses

     The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     All of our executive officers and directors have agreed that, prior to _________, 2005, they will not, without the underwriters' prior written consent, and subject to limited exceptions, directly or indirectly, offer for sale, sell, contract to sell, or grant any option to sell (including, without limitation, any short sale), pledge, transfer, assign or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into shares of our common stock.

     We will reimburse the underwriters for their reasonable out-of-pocket expenses in an amount not to exceed $60,000 in the aggregate, including fees of counsel for the underwriters.

     We have agreed to indemnify the underwriters and the persons who control them against certain liabilities, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 and liabilities arising from breaches of the representations, warranties and covenants contained in the underwriting agreement, and, under certain conditions, to contribute to any payment that the underwriters may be required to make for those liabilities.

     During and after this offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of our Class A common stock. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of our Class A common stock sold in the offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of our Class A common stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NASDAQ National Market, in the over-the-counter market or otherwise.

                                  LEGAL MATTERS

     Harris Beach PLLC, Rochester, New York, will pass upon the legality of the securities offered by this prospectus for us. Thomas E. Willett, a member of Harris Beach PLLC, serves as one of our directors. Certain legal matters will be passed upon for the underwriters by Blank Rome LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

     The consolidated audited financial statements of Intervest Bancshares Corporation as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been included herein in reliance upon the report of Hacker, Johnson & Smith, P.A., P.C., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, which is based in part on the report of Eisner LLP, New York, New York, independent registered public accounting firm for Intervest Mortgage Corporation (whose financial statements are not presented separately in this prospectus), appearing elsewhere herein. The consolidated audited financial statements of Intervest Bancshares Corporation and subsidiaries are included in reliance upon such reports, given on the authority of those firms as experts in accounting and auditing.

                      WHERE YOU CAN OBTAIN MORE INFORMATION

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we file reports on Forms 10-K, 10-Q and 8-K, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from the SEC's website at http://www.sec.gov.

     Our subsidiary, Intervest National Bank, has a website at www.intervestnatbank.com. The information on this web site is not and should not be considered part of this prospectus and is not incorporated into this prospectus by reference. This web site is, and is only intended to be, inactive textual references.

     We have filed with the SEC a registration statement on Form S-1 of which this prospectus is a part, under the Securities Act of 1933, as amended, for the Class A common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information about us or our Class A or Class B common stock, please review the registration statement, which may be inspected for free at the principal office of the SEC in Washington, D.C., and copies of all or part of which maybe obtained from the SEC by paying the prescribed fees.

                 INTERVEST BANCSHARES CORPORATION & SUBSIDIARIES


                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                                    Page No.
Reports of Independent Registered Public Accounting Firms           F-1
Consolidated Balance Sheets as of March 31, 2005 (unaudited),       F-3
    December 31, 2004 and 2003
Consolidated Statements of Earnings for the quarters ended          F-4
    March 31, 2005 and 2004 (unaudited) and for the years ended
    December 31, 2004, 2003 and 2002
Consolidated Statements of Comprehensive Income for the quarters    F-5
    ended March 31, 2005 and 2004 (unaudited) and for the
    years ended December 31, 2004, 2003 and 2002
Consolidated Statements of Changes in Stockholders' Equity          F-6
    for the quarters ended March 31, 2005 and 2004 (unaudited)
    and for the years ended December 31, 2004, 2003 and 2002
Consolidated Statements of Cash Flows for the quarters ended        F-7
    March 31, 2005 and 2004 (unaudited) and for the years ended
    December 31, 2004, 2003 and 2002
Notes to Consolidated Financial Statements for the quarters ended
    March 31, 2005 and 2004 (unaudited) and the years ended         F-8
    December 31, 2004, 2003 and 2002

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     Board  of  Directors  and  Stockholders
     Intervest  Bancshares  Corporation
     New  York,  New  York:

     We have audited the accompanying consolidated balance sheets of Intervest Bancshares Corporation and Subsidiaries (the "Company") as of December 31, 2004 and 2003 and the related consolidated statements of earnings, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We were furnished the reports of the other auditor on their audits of the consolidated financial statements of Intervest Mortgage Corporation, whose total assets as of December 31, 2004 and 2003, constituted 8.6% and 11.1% of the related consolidated totals, respectively, and whose net interest income, noninterest income and net earnings, constituted 7.0%, 14.3% and 20.6%, respectively in 2004, 9.7%, 14.8% and 19.3%, respectively in 2003 and 12.4%, 21.9% and 22.7%, respectively in 2002, of the related consolidated totals. Our opinion, insofar as it relates to the amounts included in the consolidated totals, are based solely on the reports of the other auditors.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of another independent registered public accounting firm, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

     As discussed in Note 1 to the accompanying consolidated financial statements, in 2004, the Company adopted Financial Accounting Standards Board Interpretation No. 46 "Consolidation of Variable Interest Entities" as revised in December 2003. In accordance with this Interpretation, Intervest Statutory Trusts I, II, III and IV are not consolidated in the financial statements of the Company. The Company has also elected to adopt this Interpretation on a retroactive basis.


     /s/  Hacker,  Johnson  &  Smith,  P.A.,  P.C.
     ---------------------------------------------
     Hacker,  Johnson  &  Smith,  P.A.,  P.C.
     Tampa,  Florida
     March  11,  2005

             Report of Independent Registered Public Accounting Firm


     Board of Directors and Stockholder
     Intervest Mortgage Corporation:

     We have audited the consolidated balance sheets of Intervest Mortgage Corporation and subsidiaries (the "Company"), a wholly owned subsidiary of Intervest Bancshares Corporation, as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2004 (all of which are not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above fairly present, in all material respects, the consolidated financial position of Intervest Mortgage Corporation and subsidiaries as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

     /s/  Eisner  LLP
     ----------------
     Eisner  LLP
     New  York,  New  York
     February  10,  2005

                                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                                             CONSOLIDATED BALANCE SHEETS

                                                                                      AT MARCH 31,    AT DECEMBER 31,
                                                                                     ----------------------------------
($in thousands, except par value)                                                        2005         2004       2003
-----------------------------------------------------------------------------------------------------------------------
                                                                                      (Unaudited)
ASSETS
Cash and due from banks                                                              $     21,874  $   12,026  $  8,833
Federal funds sold                                                                         22,372       9,948    36,816
Commercial paper and other short-term investments                                           5,101       2,625    18,479
                                                                                     ----------------------------------
  Total cash and cash equivalents                                                          49,347      24,599    64,128
Securities held to maturity, net                                                          254,754     248,888   152,823
Federal Reserve Bank and Federal Home Loan Bank stock, at cost                              5,092       5,092     3,075
Loans receivable, net  (net of allowance for loan losses of
  $12,139, $11,106 and $6,580, respectively)                                            1,083,022   1,004,290   664,545
Accrued interest receivable                                                                 7,098       6,699     4,995
Loan fees receivable                                                                        8,732       8,208     5,622
Premises and equipment, net                                                                 6,610       6,636     5,752
Deferred income tax asset                                                                   5,547       5,095     2,960
Deferred debenture offering costs, net                                                      4,664       4,929     4,023
Other assets                                                                                2,573       2,315     3,600
=======================================================================================================================
TOTAL ASSETS                                                                         $  1,427,439  $1,316,751  $911,523
=======================================================================================================================
LIABILITIES
Deposits:
  Noninterest-bearing demand deposit accounts                                        $      7,919  $    6,142  $  6,210
  Interest-bearing deposit accounts:
    Checking (NOW) accounts                                                                10,963      15,051     9,146
    Savings accounts                                                                       23,313      27,359    30,784
    Money market accounts                                                                 193,118     200,549   162,214
    Certificate of deposit accounts                                                       888,344     744,771   467,159
                                                                                     ----------------------------------
Total deposit accounts                                                                  1,123,657     993,872   675,513
Borrowed Funds:
    Federal Home Loan Bank advances                                                        15,000      36,000         -
    Subordinated debentures                                                                91,810      94,430    94,690
    Subordinated debentures - capital securities                                           61,856      61,856    30,928
    Accrued interest payable on all borrowed funds                                          9,090      10,154    14,510
    Mortgage note payable                                                                     239         242       255
                                                                                     ----------------------------------
Total borrowed funds                                                                      177,995     202,682   140,383
Accrued interest payable on deposits                                                        2,131       1,718     1,080
Mortgage escrow funds payable                                                              19,914      14,533    10,540
Official checks outstanding                                                                 6,578      12,061     6,122
Other liabilities                                                                           3,788       1,791     2,500
-----------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                       1,334,063   1,226,657   836,138
-----------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (notes 5, 9, 17 and 19)

STOCKHOLDERS' EQUITY
Preferred stock  (300,000 shares authorized, none issued)                                       -           -         -
Class A common stock  ($1.00 par value, 9,500,000 shares authorized,
    5,888,843, 5,886,433 and 5,603,377 shares issued and outstanding, respectively)         5,889       5,886     5,603
Class B common stock  ($1.00 par value, 700,000 shares authorized,
    and 385,000 shares issued and outstanding)                                                385         385       385
Additional paid-in-capital, common                                                         38,992      38,961    35,988
Retained earnings                                                                          48,110      44,862    33,409
-----------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                 93,376      90,094    75,385
=======================================================================================================================
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $  1,427,439  $1,316,751  $911,523
=======================================================================================================================

See accompanying notes to consolidated financial statements.

                                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENTS OF EARNINGS

                                                                      QUARTER ENDED
                                                                         MARCH 31,     YEAR ENDED DECEMBER 31,
                                                                   ----------------------------------------------
($in thousands, except per share data)                               2005      2004     2004      2003     2002
-----------------------------------------------------------------------------------------------------------------
                                                                      (Unaudited)
INTEREST AND DIVIDEND INCOME
Loans receivable                                                   $18,811   $13,792   $61,928  $47,223   $39,273
Securities                                                           1,563       705     4,259    2,965     3,964
Other interest-earning assets                                          194        96       362      276       242
-----------------------------------------------------------------------------------------------------------------
TOTAL INTEREST AND DIVIDEND INCOME                                  20,568    14,593    66,549   50,464    43,479
-----------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Deposits                                                             9,039     5,312    26,330   18,437    17,369
Subordinated debentures                                              2,060     2,233     8,801    8,316     7,440
Subordinated debentures - capital securities                         1,090       666     3,495    1,793     1,497
Other borrowed funds                                                    94         4        57       18        19
-----------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                              12,283     8,215    38,683   28,564    26,325
-----------------------------------------------------------------------------------------------------------------
Net interest and dividend income                                     8,285     6,378    27,866   21,900    17,154
Provision for loan losses                                            1,033     1,077     4,526    1,969     1,274
-----------------------------------------------------------------------------------------------------------------
Net interest and dividend income after provision for loan losses     7,252     5,301    23,340   19,931    15,880
-----------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Customer service fees                                                   76        59       252      187       171
Income from mortgage lending activities                                149       190     1,221      824       485
Income from the early repayment of mortgage loans                      654     1,156     3,546    2,317     1,435
Commissions and fees                                                     -        56       119       38         -
Gain from the sales of securities available for sale                     -         -         -        -       120
(Loss) gain from early call of investment securities                    (1)       (5)        2      (51)        7
All other                                                                -         -         -        6         -
-----------------------------------------------------------------------------------------------------------------
TOTAL NONINTEREST INCOME                                               878     1,456     5,140    3,321     2,218
-----------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES
Salaries and employee benefits                                       1,285       961     4,046    3,655     3,016
Occupancy and equipment, net                                           357       344     1,659    1,270     1,318
Data processing                                                        136       129       428      533       564
Professional fees and services                                         139       103       411      364       350
Stationery, printing and supplies                                       54        44       180      152       141
Postage and delivery                                                    33        25       111      101        93
FDIC and general insurance                                              79        64       264      225       179
Director and committee fees                                            122        88       397      229        95
Advertising and promotion                                               47        13       110       35        69
All other                                                              122       147       645      695       654
-----------------------------------------------------------------------------------------------------------------
TOTAL NONINTEREST EXPENSES                                           2,374     1,918     8,251    7,259     6,479
-----------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                         5,756     4,839    20,229   15,993    11,619
Provision for income taxes                                           2,508     2,104     8,776    6,873     4,713
=================================================================================================================
NET EARNINGS                                                       $ 3,248   $ 2,735   $11,453  $ 9,120   $ 6,906
=================================================================================================================
BASIC EARNINGS PER SHARE                                           $  0.52   $  0.45   $  1.89  $  1.85   $  1.71
DILUTED EARNINGS PER SHARE                                         $  0.48   $  0.41   $  1.71  $  1.53   $  1.37
DIVIDENDS PER SHARE                                                $     -   $     -   $     -  $     -   $     -
-----------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                   QUARTER ENDED
                                                                      MARCH 31,     YEAR ENDED DECEMBER 31,
                                                                   -----------------------------------------
($in thousands)                                                     2005    2004     2004     2003    2002
------------------------------------------------------------------------------------------------------------
                                                                    (Unaudited)
------------------------------------------------------------------------------------------------------------
NET EARNINGS                                                       $3,248  $ 2,735  $11,453  $9,120  $6,906
------------------------------------------------------------------------------------------------------------
  Net unrealized holding losses on available-for-sale securities        -        -        -       -     (72)
  Reclassification adjustment for gains realized in earnings            -        -        -       -    (120)
                                                                   -----------------------------------------
  Net unrealized losses on available-for-sale securities                -        -        -       -    (192)
  Credit for income taxes related to unrealized losses
    on available-for-sale securities                                    -        -        -       -      81
------------------------------------------------------------------------------------------------------------
Other comprehensive loss, net of tax                                    -        -        -       -    (111)
============================================================================================================
TOTAL COMPREHENSIVE INCOME, NET OF TAX                             $3,248  $ 2,735  $11,453  $9,120  $6,795
============================================================================================================
See accompanying notes to consolidated financial statements.

                                       INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                        QUARTER ENDED
                                                                           MARCH 31,             YEAR ENDED DECEMBER 31,
                                                                    ------------------------------------------------------------
($in thousands)                                                        2005        2004         2004        2003        2002
--------------------------------------------------------------------------------------------------------------------------------
                                                                         (Unaudited)
CLASS A COMMON STOCK
Balance at beginning of period                                      $    5,886  $     5,603  $    5,603  $    4,348  $    3,545
Issuance of 42,510, 42,510, 945,717 and 803,458 shares,
  respectively,  upon the exercise of warrants                               -           43          43         946         803
Issuance of 2,410, 17,188, 240,546 and 309,573 shares,
  respectively, upon the conversion of debentures                            3           17         240         309           -
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                 5,889        5,663       5,886       5,603       4,348
--------------------------------------------------------------------------------------------------------------------------------

CLASS B COMMON STOCK
Balance at beginning of period                                             385          385         385         355         355
Issuance of 30,000 shares to acquire
  Intervest Securities Corporation                                           -            -           -          30           -
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                   385          385         385         385         355
--------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID-IN-CAPITAL, COMMON
Balance at beginning of period                                          38,961       35,988      35,988      24,134      19,001
Compensation related to vesting of certain Class B stock warrants            -            7           9          26          26
Compensation related to the modification of
  certain Class A stock warrants                                             -            -           -         418         109
Issuance of 30,000 shares of Class B stock to acquire
  Intervest Securities Corporation                                           -            -           -         185           -
Issuance of shares of Class A stock upon the exercise of Class A
  stock warrants, inclusive of tax benefits                                  -          383         383       8,520       4,998
Issuance of shares upon the conversion of debentures                        31          181       2,581       2,705           -
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                38,992       36,559      38,961      35,988      24,134
--------------------------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance at beginning of period                                          44,862       33,409      33,409      24,289      17,383
Net earnings for the period                                              3,248        2,735      11,453       9,120       6,906
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                48,110       36,144      44,862      33,409      24,289
--------------------------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance at beginning of period                                               -            -           -           -         111
Net change in accumulated other comprehensive income, net                    -            -           -           -        (111)
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                     -            -           -           -           -
--------------------------------------------------------------------------------------------------------------------------------

================================================================================================================================
TOTAL STOCKHOLDERS' EQUITY AT END OF PERIOD                         $   93,376  $    78,751  $   90,094  $   75,385  $   53,126
================================================================================================================================

RECONCILIATION OF SHARES OUTSTANDING
Class A and Class B shares outstanding at beginning of period        6,271,433    5,988,377   5,988,377   4,703,087   3,899,629
Issuance of shares upon the exercise of warrants                             -       42,510      42,510     945,717     803,458
Issuance of shares upon the conversion of debentures                     2,410       17,188     240,546     309,573           -
Issuance of shares to acquire Intervest Securities Corporation               -            -           -      30,000           -
--------------------------------------------------------------------------------------------------------------------------------
CLASS A AND CLASS B SHARES OUTSTANDING AT END OF PERIOD              6,273,843    6,048,075   6,271,433   5,988,377   4,703,087
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                                       INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                           QUARTER ENDED
                                                                              MARCH 31,             YEAR ENDED DECEMBER 31,
                                                                        --------------------------------------------------------
($in thousands)                                                           2005       2004        2004        2003        2002
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES                                                      (Unaudited)
Net earnings                                                            $  3,248   $  2,735   $  11,453   $   9,120   $   6,906
Adjustments to reconcile net earnings to net cash (used in)
  provided by operating activities:
Depreciation and amortization                                                129        176         593         568         606
Provision for loan losses                                                  1,033      1,077       4,526       1,969       1,274
Deferred income tax benefit                                                 (452)      (487)     (2,135)       (963)       (681)
Amortization of deferred debenture offering costs                            296        315       1,249       1,084         919
Compensation expense related to common stock warrants                          -          7           9         444         135
Amortization of premiums (accretion) of discounts
  and deferred loan fees, net                                             (1,499)      (575)     (3,539)     (1,610)       (588)
Gain from sales of securities available for sale                               -          -           -           -        (120)
Net loss from sale of foreclosed real estate                                   -          -           -          51           -
Net (decrease) increase in accrued interest payable on debentures         (1,032)    (1,607)     (3,254)      1,648       2,392
Net(decrease) increase in official checks outstanding                     (5,483)    (4,222)      5,939       1,749       1,154
Net increase in loan fees receivable                                        (524)      (428)     (2,586)     (1,916)     (1,027)
Net change in all other assets and liabilities                             3,718      3,673       7,223       6,783       3,829
--------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                         (566)       664      19,478      18,927      14,799
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net decrease (increase) in interest-earning time deposits with banks           -          -           -       2,000      (1,750)
Maturities and calls of securities available for sale                          -          -           -           -       2,500
Sales of securities available for sale                                         -          -           -           -       3,620
Maturities and calls of securities held to maturity                       19,305     24,315      88,880     117,755     104,785
Purchases of securities held to maturity                                 (25,523)   (14,220)   (187,089)   (127,221)   (153,335)
Net increase in loans receivable                                         (79,896)   (92,889)   (347,887)   (182,674)   (124,271)
Sale of foreclosed real estate                                                 -          -           -         150           -
Cash acquired through acquisition of Intervest Securities Corporation          -          -           -         218           -
Purchases of FRB and FHLB stock                                                -       (180)     (2,017)     (1,967)       (454)
Purchases of premises and equipment, net                                    (103)       (89)     (1,477)       (222)       (387)
Investment in unconsolidated subsidiaries                                      -       (464)       (928)       (464)          -
--------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                    (86,217)   (83,527)   (450,518)   (192,425)   (169,292)
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net increase in deposits                                                 129,785     61,637     318,359     169,555     143,521
Net increase in mortgage escrow funds payable                              5,381      4,157       3,993       4,646       1,641
Net (decrease) increase in FHLB advances                                 (21,000)         -      36,000           -           -
Principal repayments of debentures and mortgage note payable              (2,603)    (9,003)    (20,013)     (3,661)     (2,509)
Gross proceeds from issuance of debentures                                     -     25,464      52,428      31,000      13,500
Debentures issuance costs                                                    (32)    (1,105)     (2,217)     (1,694)     (1,021)
Proceeds from issuance of common stock                                         -      2,961       2,961       6,931       5,801
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                111,531     84,111     391,511     206,777     160,933
--------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                      24,748      1,248     (39,529)     33,279       6,440
Cash and cash equivalents at beginning of period                          24,599     64,128      64,128      30,849      24,409
================================================================================================================================
Cash and cash equivalents at end of period                              $ 49,347   $ 65,376   $  24,599   $  64,128   $  30,849
================================================================================================================================
SUPPLEMENTAL DISCLOSURES
Cash paid during the period for interest                                $ 12,606   $  9,434   $  40,050   $  25,647   $  22,936
Cash paid during the period for income taxes                                 871      1,508      11,637       7,557       5,301
Transfer of loan to foreclosed real estate, net of chargeoff                   -          -           -           -       1,081
Loan to finance sale of foreclosed real estate                                 -          -           -         880           -
Purchase of premises with mortgage note payable                                                       -           -         275
Conversion of debentures and accrued interest payable
  into Class A common stock                                                   34        203       2,821       3,015           -
Issue Class B common stock to purchase
  Intervest Securities Corporation                                             -          -           -         215           -
Accumulated other comprehensive income - change in unrealized
  loss on securities available for sale, net of tax                            -          -           -           -        (111)

See accompanying notes to consolidated financial statements.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

1.   DESCRIPTION  OF  BUSINESS  AND  SUMMARY  OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION  OF  BUSINESS

     Intervest Bancshares Corporation is a registered financial holding company referred to by itself as the "Holding Company." Its subsidiaries are:
     Intervest National Bank (the "Bank"); Intervest Mortgage Corporation; and Intervest Securities Corporation. All the entities listed above are referred to collectively as the "Company" on a consolidated basis. The Holding Company's primary business is the operation of its subsidiaries. It does not engage in any other substantial business activities other than a limited amount of real estate mortgage lending. From time to time, the Holding Company also issues debt securities to raise funds for working capital purposes. The Company's primary business segment is banking and real estate lending.

     Intervest Statutory Trust I, II, III and IV are wholly owned subsidiaries of the Holding Company that are unconsolidated entities as required by the Financial Accounting Standards Board (FASB) Interpretation No. 46, "Consolidation of Variable Interest Entities," as revised in December 2003. FIN 46-R requires bank holding companies that have used controlled business trusts to raise financing by issuing trust preferred securities to deconsolidate their investments in those trusts. On January 1, 2004, the Company adopted FIN 46-R and deconsolidated Intervest Statutory Trust I and II, which were formed prior to FIN 46-R. The deconsolidation increased both the Company's total assets and borrowed funds previously reported at December 31, 2003 by $928,000, but had no effect on net income, stockholders' equity and regulatory capital.

     The offices of the Holding Company, Intervest Mortgage Corporation, Intervest Securities Corporation and the Bank's headquarters and full-service banking office are located on the entire fourth floor of One Rockefeller Plaza in New York City, New York, 10020-2002.

     The Bank is a nationally chartered, full-service commercial bank that has its headquarters and full-service banking office in Rockefeller Plaza in New York City, and a total of five full-service banking offices in Pinellas County, Florida - four in Clearwater and one in South Pasadena. The Bank conducts a personalized commercial and consumer banking business and attracts deposits from the areas served by its banking offices. It also provides internet banking services through its web site: www.intervestnatbank.com, which can attract deposit customers from outside its primary market areas. The deposits, together with funds derived from other sources, are used to originate real estate, commercial and consumer loans and to purchase investment securities. The Bank emphasizes multifamily and commercial real estate lending.

     Intervest Mortgage Corporation is a mortgage investment company engaged in the real estate business, including the origination and purchase of real estate mortgage loans, consisting of first mortgage and junior mortgage loans. Intervest Mortgage Corporation also provides loan origination services to the Bank. Intervest Mortgage Corporation has two wholly owned subsidiaries, Intervest Distribution Corporation and Intervest Realty Servicing Corporation that provide administrative services to Intervest Mortgage Corporation. Intervest Mortgage Corporation issues debentures to provide funding for its lending business. Intervest Mortgage Corporation's mortgage loans are comprised of multifamily and commercial real estate loans.

     Intervest Securities Corporation is a broker/dealer and a National Association of Securities Dealers (NASD) and a Securities Investor Protection Corporation (SIPC) member firm whose business activities to date have been insignificant and its only revenues have been derived from participating as a selected dealer from time to time in offerings of debt securities of the Company, primarily those of Intervest Mortgage Corporation. Intervest Securities Corporation was acquired by the Holding Company in June 2003 as discussed in note 22 herein. Intervest Statutory Trust I, II, III and IV were formed in December 2001, September 2003, March 2004 and September 2004, respectively. Each was formed for the sole purpose of issuing and administering capital securities as discussed in note 9 herein. The Trusts do not conduct any trade or business.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     PRINCIPLES  OF  CONSOLIDATION,  BASIS  OF PRESENTATION AND USE OF ESTIMATES

     The consolidated financial statements include the accounts of the Holding Company and its subsidiaries- Intervest National Bank, Intervest Mortgage Corporation and Intervest Securities Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

     Certain reclassifications have been made to prior period amounts to conform to the current period's presentation. The accounting and reporting policies of the Company conform to United States generally accepted accounting principles and to general practices within the banking industry.

     In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities, as of the date of the consolidated financial statements, and revenues and expenses during the reporting periods. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the need for a valuation allowance for deferred tax assets.

     In the opinion of management, all material adjustments necessary for a fair presentation of financial condition and results of operations for the interim periods presented in this report have been made. These adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of results that may be expected for the entire year or any other interim period.

     CASH  EQUIVALENTS

     For purposes of the consolidated statements of cash flows, cash equivalents include federal funds sold (generally sold for one-day periods) and commercial paper and other short-term investments that have maturities of three months or less from the time of purchase.

     SECURITIES

     Securities for which the Company has the ability and intent to hold until maturity are classified as securities held to maturity and are carried at cost, adjusted for accretion of discounts and amortization of premiums, which are recognized into interest income using the interest method over the period to maturity. Securities that are held for indefinite periods of time which management intends to use as part of its asset/liability management strategy, or that may be sold in response to changes in interest rates or other factors, are classified as available for sale and are carried at fair value. Unrealized gains and losses on securities available for sale, net of related income taxes, are reported as a separate component of comprehensive income. Realized gains and losses from sales of securities are determined using the specific identification method. The Company does not acquire securities for the purpose of engaging in trading activities.

     LOANS  RECEIVABLE

     Loans that the Company has the intent and ability to hold for the foreseeable future or until maturity or satisfaction are carried at their outstanding principal net of chargeoffs, the allowance for loan losses, unamortized discounts and deferred loan fees or costs. Loan origination and commitment fees, net of certain costs, are deferred and amortized to interest income as an adjustment to the yield of the related loans over the contractual life of the loans using the interest method. When a loan is paid off or sold, or if a commitment expires unexercised, any unamortized net deferred amount is credited or charged to earnings accordingly.

     Loans are placed on nonaccrual status when principal or interest becomes 90 days or more past due unless the loan is well secured and in the process of collection. Accrued interest receivable previously recognized is reversed when a loan is placed on nonaccrual status. Amortization of net deferred fee income is discontinued for loans placed on nonaccrual status. Interest payments received on loans in nonaccrual status are recognized as income on a cash basis unless future collections of principal are doubtful, in which case the payments received are applied as a reduction of principal. Loans remain on nonaccrual status until principal and interest payments are current.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     ALLOWANCE  FOR  LOAN  LOSSES

     The allowance for loan losses is netted against loans receivable and is increased by provisions charged to operations and decreased by chargeoffs (net of recoveries). The adequacy of the allowance is evaluated monthly with consideration given to: the nature and volume of the loan portfolio; overall portfolio quality; loan concentrations; specific problem loans and commitments and estimates of fair value thereof; historical chargeoffs and recoveries; adverse situations which may affect the borrowers' ability to repay; and management's perception of the current and anticipated economic conditions in the Company's lending areas. In addition, Statement of Financial Accounting Standards (SFAS) No. 114 specifies the manner in which the portion of the allowance for loan losses is computed related to certain loans that are impaired. A loan is normally deemed impaired when, based upon current information and events, it is probable the Company will be unable to collect both principal and interest due according to the contractual terms of the loan agreement. Impaired loans normally consist of loans on nonaccrual status. Interest income on impaired loans is recognized on a cash basis. Impairment for commercial real estate and multifamily loans is measured based on: the present value of expected future cash flows, discounted at the loan's effective interest rate; or the observable market price of the loan; or the estimated fair value of the loan's collateral, if payment of the principal and interest is dependent upon the collateral. When the fair value of the property is less than the recorded investment in the loan, this deficiency is recognized as a valuation allowance within the overall allowance for loan losses and a charge through the provision for loan losses. The Company charges off any portion of the recorded investment in the loan that exceeds the fair value of the collateral. The net carrying amount of an impaired loan does not at any time exceed the recorded investment in the loan.

     Lastly, the Company's regulators, as an integral part of their examination process, periodically review the allowance for loan losses. Accordingly, the Company may be required to take certain chargeoffs and/or recognize additions to the allowance based on the regulators' judgment concerning information available to them during their examination.

     PREMISES  AND  EQUIPMENT

     Land is carried at cost. Buildings, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized using the straight-line method over the terms of the related leases, or the useful life of the asset, whichever is shorter. Maintenance, repairs and minor improvements are expensed as incurred, while major improvements are capitalized.

     DEFERRED  DEBENTURE  OFFERING  COSTS

     Costs relating to offerings of debentures are amortized over the terms of the debentures. The costs consist primarily of underwriters' commissions. Accumulated amortization amounted to $4,499,000 at March 31, 2005, $4,360,000 at December 31, 2004 and $4,794,000 at December 31, 2003.

     FORECLOSED  REAL  ESTATE

     Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold. Upon foreclosure of the property, the related loan is transferred from the loan portfolio to foreclosed real estate at the lower of the loan's carrying value at the date of transfer, or estimated fair value of the property less estimated selling costs. Such amount becomes the new cost basis of the property. Adjustments made to the carrying value at the time of transfer are charged to the allowance for loan losses. After foreclosure, management periodically performs market valuations and the real estate is carried at the lower of cost or estimated fair value less estimated selling costs. Revenue and expenses from operations and changes in the valuation allowance of the property are included in the consolidated statements of earnings.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     STOCK-BASED  COMPENSATION

     The Company follows Accounting Principles Board (APB) No.25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for compensation related to its stock warrants. Under APB No. 25, if the exercise price of the Company's stock warrants issued to employees or directors equals the market price of the underlying stock on the date of the grant or modification, no compensation expense is recognized. SFAS No.123, "Accounting for Stock-Based Compensation," as amended by SFAS No.148 "Accounting for Stock-Based Compensation Transition and Disclosure," collectively "SFAS No.123," requires pro forma disclosures of net earnings and earnings per share determined as if the Company accounted for its stock warrants under the fair value method. Had compensation expense been determined based on estimated fair value, the Company's net earnings and earnings per share would have not have been materially different than those reported.

     ADVERTISING  COSTS

     Advertising  costs  are  expensed  as  incurred.

     INCOME  TAXES

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded if it is more likely than not that some portion or all of the deferred tax assets will not be realized based on a review of available evidence.

     EARNINGS  PER  SHARE  (EPS)

     Basic EPS is calculated by dividing net earnings the weighted-average number of shares of common stock outstanding. Diluted EPS is calculated by dividing adjusted net earnings by the weighted-average number of shares of common stock and dilutive potential common stock shares that may be outstanding in the future.

     Potential common stock shares consist of shares that may arise from outstanding dilutive common stock warrants (the number of which is computed using the "treasury stock method") and from outstanding convertible debentures (the number of which is computed using the "if converted method"). Diluted EPS considers the potential dilution that could occur if the Company's outstanding common stock warrants and convertible debentures were converted into common stock that then shared in the Company's earnings (as adjusted for interest expense, net of taxes, that would no longer occur if the debentures were converted).

     COMPREHENSIVE  INCOME

     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. However, certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders' equity section of the consolidated balance sheet, such items along with net earnings, are components of comprehensive income.

     OFF-BALANCE  SHEET  FINANCIAL  INSTRUMENTS

     In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, unused lines of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     RECENT  ACCOUNTING  AND  REGULATORY  DEVELOPMENTS

     ACCOUNTING FOR LOAN COMMITMENTS. In March 2004, the SEC issued Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" (SAB 105). SAB 105 provides recognition guidance for entities that issue loan commitments that are required to be accounted for as derivative instruments. Currently, loan commitments that the Company enters into would not be required to be accounted for as derivative instruments under SAB 105.

     IMPAIRMENT. Emerging Issues Task Force Issue No. 3-1 "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("EITF 3-1") was issued and became effective March 31, 2004. This EITF provides guidance for determining the meaning of "other-than-temporarily impaired" and its application to certain debt and equity securities within the scope of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. This issue also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. On September 30, 2004, the Financial Accounting Standards Board decided to delay the effective date for the measurement and recognition guidance contained in Issue 03-1. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The disclosure guidance in Issue 3-1 was not delayed.

     CONSOLIDATION OF VARIABLE INTEREST ENTITIES. On January 1 2004, the Company adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," as revised in December 2003 ("FIN 46-R"). FIN 46-R changes the method of determining whether certain entities should be included in the Company's financial statements. An entity is subject to FIN 46-R and is called a variable interest entity ("VIE") if it has (1) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) equity investors that cannot make significant decisions about the entity's operations, or that do not absorb the expected losses or receive the expected returns of the entity. A VIE is consolidated by its primary beneficiary, which is the party involved with the VIE that has a majority of the expected losses or a majority of the expected residual returns or both. FIN 46-R requires bank holding companies that have used controlled business trusts to raise financing by issuing trust preferred securities to deconsolidate their investments in those trusts.

     The adoption of FIN 46-R resulted in the deconsolidation of Intervest Statutory Trust I and II (both formed prior to FIN 46-R), which increased both the Company's total assets and borrowed funds previously reported at December 31, 2003 by $928,000, but had no effect on its net income, stockholders' equity and regulatory capital.

     In response to FIN 46-R, the Federal Reserve on March 1, 2005 issued a final rule that would retain trust preferred securities in the Tier 1 capital of bank holding companies (BHC), but with stricter quantitative limits and clearer qualitative standards. The new rule provides a transition period for BHCs to meet the new, stricter limitations within regulatory capital by allowing the limits on restricted core capital elements to become fully effective as of March 31, 2009.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     RECENT  ACCOUNTING  AND  REGULATORY  DEVELOPMENTS,  CONTINUED

     Until March 31, 2009, BHCs generally must comply with the current Tier 1 capital limits. That is, BHCs generally should calculate their Tier 1 capital on a basis that limits the aggregate amount of qualifying cumulative perpetual preferred stock and qualifying trust preferred securities to 25 percent of the sum of qualifying common stockholder's equity, qualifying noncumulative and cumulative perpetual preferred stock (including related surplus), qualifying minority interest in the equity accounts of consolidated subsidiaries, and qualifying trust preferred securities. Amounts of qualifying cumulative perpetual preferred stock and qualifying trust preferred securities in excess of this limit may be included in Tier 2 capital.

     Beginning March 31, 2009, qualifying cumulative perpetual preferred stock and trust preferred securities, as well as certain types of minority interest, are limited to 25 percent of the sum of core capital elements net of goodwill. The Holding Company currently does not have any goodwill.

     Beginning March 31, 2009, the excess amounts of restricted core capital elements in the form of qualifying trust preferred securities included in Tier 2 capital are limited to 50 percent of Tier 1 capital (net of goodwill). Amounts in excess of this limit will still be taken into account in the overall assessment of an organization's funding and financial condition. The final rule also provides that in the last five years before the underlying subordinated note matures, the associated trust preferred securities must be treated as limited-life preferred stock. Thus, in the last five years of the life of the note, the outstanding amount of trust preferred securities will be excluded from Tier 1 capital and included in Tier 2 capital, subject, together with subordinated debt and other limited-life preferred stock, to a limit of 50 percent of Tier 1 capital. During this period, the trust preferred securities will be amortized out of Tier 2 capital by one-fifth of the original amount (less redemptions) each year and excluded totally from Tier 2 capital during the last year of life of the underlying note. As of March 31, 2005, assuming the Company no longer included its trust preferred securities in Tier 1 Capital, the Company would still exceed the well capitalized threshold under the regulatory framework for prompt corrective action.

     SHARE-BASED COMPENSATION. In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment," SFAS No. 123-R). SFAS No. 123-R requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees and directors, but expresses no preference for a type of valuation model. SFAS No. 123-R eliminates the intrinsic value-based method that the Company currently uses. On April 14, 2005 the U.S. Securities and Exchange Commission announced a deferral of the effective date of SFAS No. 123-R for calendar year companies until the beginning of 2006. The Company's consolidated financial statements will be prepared in accordance with this new standard if and when the Company issues any new stock warrants and/or options to employees or directors in the future. The amount of any impact on the Company's consolidated financial statements cannot be determined at this juncture.

     CERTAIN LOANS AND DEBT SECURITIES ACQUIRED IN A TRANSFER. In December 2003, the American Institute of Certified Public Accountants issued Statement of Position 03-3, "Accounting for Certain Loans and Debt Securities Acquired in a Transfer" (SOP 03-3). SOP 03-3 addresses accounting for differences between contractual cash flows expected to be collected and an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 also prohibits "carrying over" or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of SOP 03-3. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. The Company does not anticipate that the adoption of SOP 03-3 will have a material impact on its financial condition or result of operations.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

     RECENT  ACCOUNTING  AND  REGULATORY  DEVELOPMENTS,  CONTINUED

     NONMONETARY ASSETS. In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets-an Amendment to APB opinion No. 29." This Statement addresses the measurement of exchanges of nonmonetary assets. The statement is effective for fiscal periods beginning after June 15, 2005. Management believes this Statement will not have a material effect on the Company's financial statements.

2.   SECURITIES

     The carrying value (amortized cost) and estimated fair value of securities held to maturity are as follows:

                                              Gross        Gross   Estimated               Wtd-Avg
                             Amortized   Unrealized   Unrealized        Fair    Wtd-Avg  Remaining
     ($in thousands)              Cost        Gains       Losses       Value      Yield   Maturity
     --------------------------------------------------------------------------------------------------
     At March 31, 2005      $  254,754            -  $     2,977  $  251,777      2.53%  1.3 Years
     At December 31, 2004   $  248,888  $        12  $     1,689  $  247,211      2.33%  1.4 Years
     At December 31, 2003   $  152,823  $       278  $       106  $  152,995      1.75%  1.1 Years

     All the securities at March 31, 2005, December 31, 2004 and 2003 were debt obligations of U.S. government corporations or sponsored agencies (FHLB, FNMA, FHLMC, SLMA or FFCB). The securities have fixed rates or have predetermined scheduled rate increases, and some have call features that allow the issuer to call the security before its stated maturity without penalty.

     At March 31, 2005, the portfolio consisted of 173 securities, all of which had an unrealized loss. Substantially all of the unrealized losses were for a continuous period of more than 12 months. Management believes that the cause of the unrealized losses is directly related to changes in interest rates. In general, as interest rates rise, the fair value of fixed rate securities will decrease; as interest rates fall, their fair value will increase.

     The Company views the unrealized losses noted above to be temporary based on the impact of interest rates, the very short life of the investments and their high credit quality. In addition, the Company has the ability and intent to hold its investments for a period of time sufficient for the fair value of the securities to recover. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.

     The amortized cost and estimated fair value of securities held to maturity by remaining term to contractual maturity is as follows:

     ($in thousands)                         Amortized Cost   Estimated Fair Value   Average Yield
     ----------------------------------------------------------------------------------------------
     At March 31, 2005:
     Due in one year or less                 $        99,154  $              98,503           2.14%
     Due after one year through five years           155,600                153,274           2.78%
     ----------------------------------------------------------------------------------------------
                                             $       254,754  $             251,777           2.53%
     ----------------------------------------------------------------------------------------------

     ($in thousands)                         Amortized Cost   Estimated Fair Value   Average Yield
     ----------------------------------------------------------------------------------------------
     At December 31, 2004:
     Due in one year or less                 $        84,586  $              84,235           1.81%
     Due after one year through five years           164,302                162,976           2.59%
     ----------------------------------------------------------------------------------------------
                                             $       248,888  $             247,211           2.33%
     ----------------------------------------------------------------------------------------------

     The Company did not have any securities classified as available for sale during the first quarter of 2005 or for the full year of 2004 and 2003. In 2002, there were sales of $3,500,000 of securities available for sale and gross realized gains amounted to $120,000. There were no other sales of securities during the reporting periods.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

3.   LOANS  RECEIVABLE

     Loans  receivable  are  as  follows:

                                                At March 31, 2005      At December 31, 2004     At December 31, 2003
                                                -----------------      --------------------     ---------------------
     ($in thousands)                          # of Loans    Amount     # of Loans    Amount     # of Loans   Amount
     ----------------------------------------------------------------------------------------------------------------
     Commercial real estate loans                    258  $  641,749          244  $  601,512          184  $344,071
     Residential multifamily loans                   248     424,837          249     403,613          210   310,650
     Land development and other land loans            17      37,787           11      19,198            6    20,526
     Residential 1-4 family loans                      4         983            4         984           26     1,628
     Commercial business loans                        22       1,042           23       1,215           28     1,662
     Consumer loans                                   12         241           12         221           16       319
     ----------------------------------------------------------------------------------------------------------------
     Loans receivable                                561   1,106,639          543   1,026,743          470   678,856
     ----------------------------------------------------------------------------------------------------------------
     Deferred loan fees                                      (11,478)                 (11,347)                (7,731)
     ----------------------------------------------------------------------------------------------------------------
     Loans receivable, net of deferred fees                1,095,161                1,015,396                671,125
     ----------------------------------------------------------------------------------------------------------------
     Allowance for loan losses                               (12,139)                 (11,106)                (6,580)
     ----------------------------------------------------------------------------------------------------------------
     Loans receivable, net                                $1,083,022               $1,004,290               $664,545
     ----------------------------------------------------------------------------------------------------------------

     At March 31, 2005, December 31, 2004, and December 31, 2003, there were $4,607,000, $,4,607,000 and $8,474,000 of loans on nonaccrual status, respectively. These loans were considered impaired under the criteria of SFAS No.114, but no valuation allowance was maintained at any time since the Company believes that the estimated fair value of the underlying properties exceeded the Company's recorded investment. There were no other loans classified as nonaccrual, impaired or ninety days past due and still accruing interest at March 31, 2005, December 31, 2004 and 2003. In April 2005, the property collateralizing a nonaccrual loan with a principal balance of $3,857,000 was sold at foreclosure to a third party. The loan was paid in full and the Bank recovered all amounts due thereunder.

     Interest income that was not recorded on nonaccrual loans under their contractual terms amounted to $104,000 and $28,000 in the quarter ended March 31, 2005 and 2004, respectively, and $236,000 in 2004, $339,000 in
     2003 and $29,000 in 2002. The average balance of nonaccrual loans for the quarter ended March 31, 2005 and 2004 was $4,607,000 and $5,290,000, respectively,  and  $3,162,000 in 2004, $4,568,000 in 2003 and $310,000. in
     2002.

     Credit risk represents the possibility of the Company not recovering amounts due from its borrowers and is significantly related to local economic conditions in the areas the properties are located. Economic conditions affect the market value of the underlying collateral as well as the levels of occupancy of income-producing properties (such as office buildings, shopping centers and rental and cooperative apartment buildings).

     The  geographic  distribution  of  the  loan  portfolio  is  as  follows:

                                     At March 31, 2005      At December 31, 2004    At December 31, 2003
                                     -----------------      --------------------    --------------------
     ($in thousands)                Amount    % of Total     Amount    % of Total    Amount   % of Total
     ----------------------------------------------------------------------------------------------------
     New York                     $  768,086        69.4%  $  729,301        71.0%  $435,790        64.2%
     Florida                         227,652        20.6      198,823        19.4    189,802        28.0
     Connecticut and New Jersey       52,353         4.7       51,186         5.0     39,681         5.8
     All other states                 58,548         5.3       47,433         4.6     13,583         2.0
     ----------------------------------------------------------------------------------------------------
                                  $1,106,639       100.0%  $1,026,743       100.0%  $678,856       100.0%
     ----------------------------------------------------------------------------------------------------

4.   ALLOWANCE  FOR  LOAN  LOSSES

     Activity  in  the  allowance  for  loan  losses  is  as  follows:

                                         For the Quarter Ended March 31,         For the Year Ended December 31,
                                         -------------------------------         -------------------------------
     ($in thousands)                           2005            2004             2004         2003          2002
     -----------------------------------------------------------------------------------------------------------
     Allowance at beginning of period   $        11,106  $         6,580  $     6,580  $     4,611  $     3,380
     Provision charged to operations              1,033            1,077        4,526        1,969        1,274
     Chargeoffs (1)                                   -                -            -            -         (150)
     Recoveries (2)                                   -                -            -            -          107
     -----------------------------------------------------------------------------------------------------------
     Allowance at end of period         $        12,139  $         7,657  $    11,106  $     6,580  $     4,611
     -----------------------------------------------------------------------------------------------------------

     (1) Represents a chargeoff taken in connection with the transfer of a nonperforming loan to foreclosed real estate.
     (2) Represents proceeds received from the sale of collateral from a loan that was charged off prior to 1997.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

5.   PREMISES  AND  EQUIPMENT,  LEASE  COMMITMENTS  AND  RENTAL  EXPENSE

Premises  and  equipment  is  as  follows:

                                                     At March 31,     At December 31,
                                                     ------------     ---------------
     ($in thousands)                                      2005         2004      2003
     ----------------------------------------------------------------------------------
     Land                                            $       1,516   $ 1,516   $ 1,516
     Buildings                                               4,979     4,979     4,913
     Leasehold improvements                                  1,356     1,355       346
     Furniture, fixtures and equipment                       2,377     2,276     2,137
     ----------------------------------------------------------------------------------
     Total cost                                             10,228    10,126     8,912
     ----------------------------------------------------------------------------------
     Less accumulated deprecation and amortization          (3,618)   (3,490)   (3,160)
     ----------------------------------------------------------------------------------
     Net book value                                  $       6,610   $ 6,636   $ 5,752
     ----------------------------------------------------------------------------------

     The offices of the Holding Company, Intervest Mortgage Corporation, Intervest Securities Corporation and the Bank's headquarters and full-service banking office are located in leased premises on the entire fourth floor of One Rockefeller Plaza in New York City. In addition, the Bank leases its Belcher Road office in Clearwater, Florida. The leases expire in March 2014 and June 2007, respectively. The Bank owns all of its remaining offices in Florida. Both leases contain operating escalation clauses related to taxes and operating costs based upon various criteria and are accounted for as operating leases. Total future minimum annual lease payments due under these non-cancelable leases as of March 31, 2005 are as follows: $680,000 in the period April 1, 2005 to December 31, 2005; $911,000 in 2006; $852,000 in 2007; $856,000 in 2008; $878,000 in 2009; and
     $3,839,000 thereafter for an aggregate amount of $8,016,000. Rent expense aggregated $226,000 and $148,000 in the quarter ended March 31, 2005 and 2004, respectively, and $986,000 in 2004, $654,000 in 2003 and $618,000 in
     2002. The Bank leases a portion of the space in its office buildings in Florida that is not used for banking operations to other companies under leases that expire at various times through October 2009. Future lease rental income due under these non-cancelable subleases as of March 31, 2005 are as follows: $359,000 in the period April 1, 2005 to December 31, 2005; $380,000 in 2006; $213,000 in 2007; $45,000 in 2008; and $24,000 in 2009
     for an aggregate amount of $1,021,000. Lease rental income aggregated $130,000 and $122,000 in the quarter ended March 31, 2005 and 2004, respectively, and $498,000 in 2004, $462,000 in 2003 and $421,000 in 2002.

6.   DEPOSITS

     Scheduled  maturities  of  certificates of deposit accounts are as follows:

                                    At March 31, 2005     At December 31, 2004    At December 31, 2003
                                    -----------------     --------------------    --------------------
                                               Wtd-Avg                 Wtd-Avg                 Wtd-Avg
     ($in thousands)              Amount   Stated Rate    Amount   Stated Rate    Amount   Stated Rate
     -------------------------------------------------------------------------------------------------
     Within one year            $311,192         2.98%  $269,553         2.84%  $182,693         2.75%
     Over one to two years       120,298         3.67    119,780         3.43     90,936         3.64
     Over two to three years     171,894         4.34    134,409         4.48     30,094         4.43
     Over three to four years     98,335         4.10     75,317         4.06     89,085         4.83
     Over four years             186,625         4.54    145,712         4.48     74,351         4.20
     -------------------------------------------------------------------------------------------------
                                $888,344         3.79%  $744,771         3.68%  $467,159         3.66%
     -------------------------------------------------------------------------------------------------

     Certificates  of  deposit  accounts  (CDs)  of  $100,000  or  more  totaled
     $267,262,000 at March 31, 2005 with a remaining maturity as follows: due within one year $96,951,000; over one to two years $27,070,000; over two to three years $51,584,000; over three to four years $27,941,000; and over four years $63,716,000. CDs of $100,000 or more totaled $215,876,000 and
     $123,063,000  at  December  31,  2004  and  2003,  respectively.

     Interest  expense  on  deposits  is  as  follows:

                                    For the Quarter Ended March 31,    For the Year Ended December 31,
                                    -------------------------------    -------------------------------
($in thousands)                        2005             2004            2004        2003        2002
-------------------------------------------------------------------------------------------------------
Interest checking accounts         $            52  $            40  $      187  $      182  $      221
Savings accounts                               113              137         550         601         762
Money market accounts                        1,059              742       3,583       2,763       3,082
Certificates of deposit accounts             7,815            4,393      22,010      14,891      13,304
-------------------------------------------------------------------------------------------------------
                                   $         9,039  $         5,312  $   26,330  $   18,437  $   17,369
-------------------------------------------------------------------------------------------------------

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

7.   SUBORDINATED  DEBENTURES  AND  MORTGAGE  NOTE  PAYABLE

     Subordinated debentures and mortgage note payable are summarized as follows:

                                                                                At March 31,    At December 31,
                                                                                ------------    ---------------
     ($in thousands)                                                                2005        2004     2003
     ----------------------------------------------------------------------------------------------------------
     INTERVEST MORTGAGE CORPORATION (1) :
     Series 05/12/95 - interest at 2% above prime - due April 1, 2004           $           -  $     -  $ 9,000
     Series 10/19/95 - interest at 2% above prime - due October 1, 2004                     -        -    9,000
     Series 05/10/96 - interest at 2% above prime - due April 1, 2005                  10,000   10,000   10,000
     Series 10/15/96 - interest at 2% above prime - due October 1, 2005                 5,500    5,500    5,500
     Series 04/30/97 - interest at 1% above prime - due October 1, 2005                 8,000    8,000    8,000
     Series 11/10/98 - interest at 9% fixed       - due January 1, 2005                     -    2,600    2,600
     Series 06/28/99 - interest at 8 1/2% fixed   - due July 1, 2004                        -        -    2,000
     Series 06/28/99 - interest at 9% fixed       - due July 1, 2006                    2,000    2,000    2,000
     Series 09/18/00 - interest at 8 1/2% fixed   - due January 1, 2006                 1,250    1,250    1,250
     Series 09/18/00 - interest at 9% fixed       - due January 1, 2008                 1,250    1,250    1,250
     Series 08/01/01 - interest at 7 1/2% fixed   - due April 1, 2005                   1,750    1,750    1,750
     Series 08/01/01 - interest at 8% fixed       - due April 1, 2007                   2,750    2,750    2,750
     Series 08/01/01 - interest at 8 1/2% fixed   - due April 1, 2009                   2,750    2,750    2,750
     Series 01/17/02 - interest at 7 1/4% fixed   - due October 1, 2005                 1,250    1,250    1,250
     Series 01/17/02 - interest at 7 1/2% fixed   - due October 1, 2007                 2,250    2,250    2,250
     Series 01/17/02 - interest at 7 3/4% fixed   - due October 1, 2009                 2,250    2,250    2,250
     Series 08/05/02 - interest at 7 1/4% fixed   - due January 1, 2006                 1,750    1,750    1,750
     Series 08/05/02 - interest at 7 1/2% fixed   - due January 1, 2008                 3,000    3,000    3,000
     Series 08/05/02 - interest at 7 3/4% fixed   - due January 1, 2010                 3,000    3,000    3,000
     Series 01/21/03 - interest at 6 3/4% fixed   - due July 1, 2006                    1,500    1,500    1,500
     Series 01/21/03 - interest at 7 % fixed      - due July 1, 2008                    3,000    3,000    3,000
     Series 01/21/03 - interest at 7 1/4% fixed   - due July 1, 2010                    3,000    3,000    3,000
     Series 07/25/03 - interest at 6 1/2% fixed   - due October 1, 2006                 2,500    2,500    2,500
     Series 07/25/03 - interest at 6 3/4% fixed   - due October 1, 2008                 3,000    3,000    3,000
     Series 07/25/03 - interest at 7 % fixed      - due October 1, 2010                 3,000    3,000    3,000
     Series 11/28/03 - interest at 6 1/4% fixed   - due April 1, 2007                   2,000    2,000        -
     Series 11/28/03 - interest at 6 1/2% fixed   - due April 1, 2009                   3,500    3,500        -
     Series 11/28/03 - interest at 6 3/4% fixed   - due April 1, 2011                   4,500    4,500        -
     Series 06/07/04 - interest at 6 1/4% fixed   - due January 1, 2008                 2,500    2,500        -
     Series 06/07/04 - interest at 6 1/2% fixed   - due January 1, 2010                 4,000    4,000        -
     Series 06/07/04 - interest at 6 3/4% fixed   - due January 1, 2012                 5,000    5,000        -
                                                                                -------------------------------
                                                                                       86,250   88,850   87,350
     INTERVEST BANCSHARES CORPORATION:
     Series 05/14/98 - interest at 8% fixed        - due July 1, 2008                   3,060    3,080    4,840
     Series 12/15/00 - interest at 8 1/2% fixed    - due April 1, 2006                  1,250    1,250    1,250
     Series 12/15/00 - interest at 9% fixed        - due April 1, 2008                  1,250    1,250    1,250
                                                                                -------------------------------
                                                                                        5,560    5,580    7,340
     INTERVEST NATIONAL BANK:
     Mortgage note payable (2) - interest at 7% fixed  - due February 1, 2017             239      242      255
     ----------------------------------------------------------------------------------------------------------
                                                                                $      92,049  $94,672  $94,945
     ----------------------------------------------------------------------------------------------------------

     (1) Prime represents the prime rate of JPMorganChase Bank, which was 5.75% at March 31, 2005, 5.25% at December 31, 2004 and 4.00% at December 31, 2003. The floating-rate debentures have a maximum interest rate of 12%. (2) The note cannot be prepaid except during the last year of its term.

     Intervest Mortgage Corporation's following debentures matured and were repaid in 2004: Series 5/12/95 due April 1, 2004 for $9,000,000 of
     principal and $2,749,000 of accrued interest; Series 6/28/99 due July 1, 2004 for $2,000,000 of principal and $980,000 of accrued interest; and Series 10/19/95 due October 1, 2004 for $9,000,000 of principal and $2,244,000 of accrued interest. On January 1, 2005, Intervest Mortgage Corporation's Series 11/10/98 debentures matured and were repaid for $2,600,000 of principal and $1,859,000 of accrued interest. On April 1, 2005, Intervest Mortgage Corporation's Series 5/10/96 and 8/01/01 debentures matured and were repaid for $11,750,000 of principal and $2,302,000 of accrued interest.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

7.   SUBORDINATED  DEBENTURES  AND  MORTGAGE  NOTE  PAYABLE,  CONTINUED

     In April 2005, Intervest Mortgage Corporation issued $14,000,000 of its Series 3/21/05 debentures for net proceeds, after offering costs, of approximately $12,975,000, with terms as follows: $3,000,000 maturing April 1, 2009 with an annual interest rate of 6.25%; $4,500,000 maturing April 1, 2011 with an annual interest rate of 6.50%; and $6,500,000 maturing April 1, 2013 with an annual interest rate of 7.00%

     Interest is paid quarterly on Intervest Mortgage Corporation's debentures except for: $1,980,000 of Series 5/10/96; all of Series 6/28/99, 9/18/00;
     $770,000  of  Series  8/01/01;  $270,000  of  Series 1/17/02; $1,520,000 of
     Series 8/05/02; $1,750,000 of Series 11/28/03; $1,910,000 of Series 6/7/04;
     and $1,920,000 of Series 3/21/05, all of which accrue and compound interest quarterly, with such interest due and payable at maturity.

     The holders of Intervest Mortgage Corporation's Series 6/28/99, 9/18/00 and Series 1/17/02 through 3/21/05 debentures, on first-come, first-serve basis, can require Intervest Mortgage Corporation to repurchase the debentures for face amount plus accrued interest each year (beginning October 1, 2005 for Series 1/17/02, January 1, 2006 for Series 8/05/02, July 1, 2006 for Series 1/21/03, October 1, 2006 for Series 7/25/03, January 1, 2007 for Series 11/28/03, January 1, 2008 for Series 6/7/04 and April 1, 2009 for Series 3/21/05). However, in no calendar year can the required purchases be more than $100,000 in principal amount of each maturity, in each series of debentures, on a non-cumulative basis.

     Intervest Mortgage Corporation's debentures may be redeemed at its option at any time, in whole or in part, for face value, except for Series 6/7/04 and 3/21/05, which would be at a premium of 1% if they were redeemed prior to July 1, 2005 for Series 6/7/04 and prior to October 1, 2006 for Series 3/21/05. All the debentures are unsecured and subordinate to all present and future senior indebtedness, as defined in the indenture related to each debenture.

     The Holding Company's Series 5/14/98 subordinated debentures are convertible along with accrued interest at the option of the holders at any time prior to April 1, 2008 into shares of its Class A common stock at the following conversion prices per share: $14.00 in 2005; $16.00 in 2006; $18.00 in 2007 and $20.00 from January 1, 2008 through April 1, 2008. The Holding Company has the right to establish conversion prices that are less than those set forth above for such periods as it may determine. In the first quarter of 2005, $34,000 of debentures ($20,000 of principal and $14,000 of accrued interest) were converted into shares of Class A common stock at $14.00 per share. In 2004, $2,883,000 of debentures ($1,760,000 of principal and $1,123,000 of accrued interest) were converted into shares of Class A common stock at $12.00 per share. In 2003, $3,100,000 of debentures ($2,090,000 of principal and $1,010,000 of accrued interest) were converted into shares of Class A common stock at $10.01 per share.

     At March 31, 2005, interest accrued and compounded quarterly on $2,460,000 of the Holding Company's convertible debentures at the rate of 8% per annum, while $600,000 of the convertible debentures paid interest quarterly at the rate of 8% per annum. All accrued interest of $1,762,000 is due and payable at maturity whether by acceleration, redemption or otherwise. Any convertible debenture holder may, on or before July 1 of each year, elect to be paid all accrued interest and to thereafter receive regular payments of interest quarterly. The Holding Company may redeem any of its debentures, in whole or in part, at any time for face value.

     Scheduled  contractual  maturities  as  of  March  31, 2005 are as follows:

     ($in thousands)                                     Principal   Accrued Interest
     ---------------------------------------------------------------------------------
     For the period April 1, 2005 to December 31, 2005   $   26,510  $           3,492
     For the year ended December 31, 2006                    10,264              1,952
     For the year ended December 31, 2007                     7,015                143
     For the year ended December 31, 2008                    17,076              2,492
     For the year ended December 31, 2009                     8,517                198
     Thereafter                                              22,667                264
     ---------------------------------------------------------------------------------
                                                         $   92,049  $           8,541
     ---------------------------------------------------------------------------------

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

8.   FEDERAL  FUNDS  PURCHASED,  FEDERAL  HOME  LOAN  BANK ADVANCES AND LINES OF
     CREDIT

     From time to time, the Bank may borrow funds on an overnight or short-term basis to manage its liquidity needs. At March 31, 2005, the Bank had agreements with correspondent banks whereby it could borrow up to $16,000,000 of federal funds on an unsecured basis. In addition, as a member of the Federal Home Loan Bank of New York (FHLB) and the Federal Reserve Bank of New York (FRB), at March 31, 2005, the Bank could also borrow from these institutions on a secured basis that aggregated approximately $230,000,000 based on available collateral (which is comprised of investment securities that were pledged or were available to be pledged).

     The following is a summary of certain information regarding short-term borrowings in the aggregate:

                                                              For the Quarter Ended March 31,     For the Year Ended December 31,
                                                             -------------------------------      -------------------------------
     ($in thousands)                                              2005               2004           2004       2003       2002
     ----------------------------------------------------------------------------------------------------------------------------
       Balance at period end (1)                            $         15,000   $              -   $ 36,000   $      -   $      -
       Maximum amount outstanding at any month end          $         17,000   $              -   $ 36,000   $      -   $      -
       Average outstanding balance for the period           $         13,911   $              -   $  1,914   $      -   $    116
       Weighted-average interest rate paid for the period               2.62%                 -%      2.08%         -%      1.87%
       Weighted-average interest rate at period end                     2.96%                 -%      2.56%         -%         -%
     ----------------------------------------------------------------------------------------------------------------------------

     (1) The balance at March 31, 2005 represented FHLB advances of $15,000,000 due in April 2005. The amounts were repaid. The balance at December 31, 2004 represented FHLB advances of $19,000,000 due in January 2005 and $17,000,000 due in February 2005. The amounts were repaid.

9.   SUBORDINATED  DEBENTURES  -  CAPITAL  SECURITIES

     Capital Securities (commonly referred to as Trust Preferred Securities) are summarized as follows:

                                                          At March 31, 2005     At December  31, 2004  At December 31, 2003
                                                          -----------------     ---------------------  --------------------
     ($in thousands)                                                  Accrued                Accrued                Accrued
                                                         Principal   Interest   Principal   Interest   Principal   Interest
     -----------------------------------------------------------------------------------------------------------------------
     Capital Securities I -  debentures due 12/18/2031   $   15,464  $     441  $   15,464  $      59  $   15,464  $      58
     Capital Securities II - debentures due  9/17/2033       15,464         41      15,464         41      15,464         39
     Capital Securities III - debentures due 3/17/2034       15,464         35      15,464         36           -          -
     Capital Securities IV - debentures due 9/20/2034        15,464         29      15,464         29           -          -
     -----------------------------------------------------------------------------------------------------------------------
                                                         $   61,856  $     546  $   61,856  $     165  $   30,928  $      97
     -----------------------------------------------------------------------------------------------------------------------

     The Capital Securities are obligations of the Holding Company's wholly owned statutory business trusts, Intervest Statutory Trust I, II, III and
     IV. Each Trust was formed with a capital contribution of $464,000 from the Holding Company and for the sole purpose of issuing and administering the Capital Securities. The proceeds from the issuance of the Capital Securities together with the capital contribution for each Trust were used to acquire the Holding Company's Junior Subordinated Debentures that are due concurrently with the Capital Securities. The Capital Securities qualify as regulatory capital (see note 1 herein).

     The sole assets of the Trusts, the obligors on the Capital Securities, are the Junior Subordinated Debentures. In addition, for each Trust, the Holding Company has guaranteed the payment of distributions on, payments on any redemptions of, and any liquidation distribution with respect to the Capital Securities. Issuance costs of $469,000, $444,000, $444,000 and $220,000 associated with Capital Securities I, II, III and IV, respectively, have been capitalized by the Holding Company and are being amortized over the life of the securities using the straight-line method.

     Interest payments on the Junior Subordinated Debentures (and the corresponding distributions on the Capital Securities) are payable in arrears as follows: Capital Securities I - semi-annually at the fixed rate of 9.875% per annum; Capital Securities II - quarterly at the fixed rate of 6.75% per annum until September 17, 2008 and thereafter at the rate of 2.95% over 3 month libor; Capital Securities III - quarterly at the fixed rate of 5.88% per annum until March 17, 2009 and thereafter at the rate of 2.79% over 3 month libor; and Capital Securities IV - quarterly at the fixed rate of 6.20% per annum until September 20, 2009 and thereafter at the rate of 2.40% over 3 month libor.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

9.   SUBORDINATED  DEBENTURES  -  CAPITAL  SECURITIES,  CONTINUED

     Interest payments may be deferred at any time and from time to time during the term of the Junior Subordinated Debentures at the election of the Company for up to 20 consecutive quarterly periods (5 years). There is no limitation on the number of extension periods the Company may elect; provided, however, no deferral period may extend beyond the maturity date of the Junior Subordinated Debentures. During an interest deferral period, interest will continue to accrue on the Junior Subordinated Debentures and interest on such accrued interest will accrue at an annual rate equal to the interest rate in effect for such deferral period, compounded quarterly from the date such interest would have been payable were it not deferred. At the end of the deferral period, the Company will be obligated to pay all interest then accrued and unpaid.

     All of the Capital Securities are subject to mandatory redemption as follows: (i) in whole, but not in part, upon repayment of the Junior Subordinated Debentures at stated maturity or earlier, at the option of the Holding Company, within 90 days following the occurrence and continuation of certain changes in the tax or capital treatment of the Capital Securities, or a change in law such that the Trust would be considered an investment company, contemporaneously with the redemption by the Holding Company of the Junior Subordinated Debentures; and (ii) in whole or in part at any time on or after December 18, 2006 for Capital Securities I, September 17, 2008 for Capital Securities II, March 17, 2009 for Capital Securities III, and September 20, 2009 for Capital Securities IV contemporaneously with the optional redemption by the Holding Company of the Junior Subordinated Debentures in whole or in part. Any redemption would be subject to the receipt of regulatory approvals.

10.  STOCKHOLDERS'  EQUITY

     The Holding Company's Board of Directors is authorized to issue up to 300,000 shares of preferred stock of the Holding Company without stockholder approval. The powers, preferences and rights, and the qualifications, limitations, and restrictions thereof on any series of preferred stock issued is determined by the Board of Directors. There is no preferred stock issued and outstanding. Class A and B common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B common stock remain issued and outstanding, the holders of the outstanding shares of Class B common stock are entitled to vote for the election of two-thirds of the Board of Directors (rounded up to the nearest whole number), and the holders of the outstanding shares of Class A common stock are entitled to vote for the remaining Directors of the Holding Company. The shares of Class B common stock are convertible, on a share-for-share basis, into Class A common stock at any time.

11.  ASSET  AND  DIVIDEND  RESTRICTIONS

     The Bank is required under FRB regulations to maintain reserves (generally consisting of cash or noninterest-earning accounts) against its transaction accounts. At March 31, 2005, December 31, 2004 and 2003, balances maintained as reserves were $956,000, $1,190,000 and $691,000, respectively. At March 31, 2005, $14,052,000 was reserved for the payment of principal and interest due on debentures.

     As a member of the Federal Reserve Banking and Federal Home Loan Banking systems, the Bank must maintain an investment in the capital stock of the FRB and FHLB. At March 31, 2005, December 31, 2004 and 2003, the total investment, which earns a dividend, aggregated $5,092,000, $5,092,000 and $3,075,000, respectively. At March 31, 2005, December 31, 2004 and 2003,
     U.S. government agency securities with a carrying value of $81,067,000, $82,218,000 and $5,835,000, respectively, were pledged against various lines of credit. The payment of dividends by the Holding Company to its shareholders and the payment of dividends by the Holding Company's subsidiaries to the Holding Company itself are subject to various regulatory restrictions, as well as restrictions that may arise from outstanding indentures. These restrictions take into consideration various factors such as whether there are sufficient net earnings, as defined, liquidity, asset quality, capital adequacy and economic conditions. The holders of Class A common stock and Class B common stock share ratably in any dividend. The Holding Company has not paid any dividends on its capital stock and currently is not contemplating the payment of a dividend.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

12.  PROFIT  SHARING  PLANS

     The Company sponsors tax-qualified, profit sharing plans in accordance with the provisions of Section 401(k) of the Internal Revenue Code, whereby eligible employees meeting certain length-of-service requirements may make tax-deferred contributions up to certain limits. The Company makes discretionary matching contributions up to 3% of employee compensation, which vest to the employees over a period of time. Total cash contributions to the plans included in the consolidated statements of earnings aggregated $19,000 and $15,000 for the quarter ended March 31, 2005 and 2004, respectively, and $68,000, $55,000 and $47,000 in 2004, 2003 and 2002,
     respectively.

13.  RELATED  PARTY  TRANSACTIONS

     The Bank has deposit accounts from affiliated companies, directors, executive officers and members of their immediate families and related business interests of approximately $30,000,000 at March 31, 2005, $32,000,000 at December 31, 2004 and $35,000,000 at December 31, 2003.
     There are no loans to any directors or executive officers of the Holding Company or its subsidiaries.

     The Company paid fees of approximately $19,000 in each of the quarters ended March 31, 2005 and 2004, and $177,000 in 2004, $262,000 in 2003 and
     $157,000 in 2002 for legal services rendered by a law firm, a principal of which is a director of the Company. The Company paid commissions and fees in connection with the placement of debentures and for the purchase of investment securities of approximately $5,000 and $329,000 in the quarter ended March 31, 2005 and 2004, respectively, and $680,000 in 2004, $531,000 in 2003 and $515,000 in 2002 to a broker/dealer, a principal of which is a director of the Company.

14.  COMMON  STOCK  WARRANTS

     At March 31, 2005, the Holding Company had 696,465 common stock warrants outstanding that entitle its holder, the Chairman of the Holding Company, to purchase one share of Class A or Class B common stock, as the case may be, for each warrant. All warrants are currently exercisable.

     Data  concerning  common  stock  warrants  is  as  follows:

                                                           Exercise Price Per Warrant
                                                           --------------------------       Total          Wtd-Avg
     CLASS A COMMON STOCK WARRANTS:                             $6.67       $10.01       Warrants   Exercise Price
     -------------------------------------------------------------------------------------------------------------
     Outstanding at December 31, 2001                         1,370,815    1,084,403   2,455,218   $          9.42
       Exercised in 2002                                       (772,600)     (30,858)   (803,458)  $          9.88
       Expired in 2002                                          (96,750)           -     (96,750)  $          6.67
     --------------------------------------------------------------------------------------------
     Outstanding at December 31, 2002                           501,465    1,053,545   1,555,010   $          8.93
     --------------------------------------------------------------------------------------------
       Exercised in 2003                                              -     (945,717)   (945,717)  $         10.01
       Expired in 2003                                                -      (65,318)    (65,318)  $         10.01
     --------------------------------------------------------------------------------------------
     Outstanding at December 31, 2003 (1)                       501,465       42,510     543,975   $          6.93
     --------------------------------------------------------------------------------------------
       Exercised in 2004                                              -      (42,510)    (42,510)  $         10.01
     --------------------------------------------------------------------------------------------
     Outstanding at December 31, 2004 and March 31, 2005        501,465            -     501,465   $          6.67
     --------------------------------------------------------------------------------------------
     Remaining contractual life in years at March 31, 2005          1.8            -         1.8
     -------------------------------------------------------------------------------------------------------------

     (1) The holders of the 42,510 warrants outstanding at December 31, 2003 presented these warrants to the Company for exercise prior to the expiration date of December 31, 2003. The resulting shares were issued in January 2004.

                                                                 Exercise Price Per Warrant
                                                                 --------------------------      Total          Wtd-Avg
     CLASS B COMMON STOCK WARRANTS:                               $6.67           $10.00      Warrants   Exercise Price
     ------------------------------------------------------------------------------------------------------------------
     Outstanding at December 31, 2002 through March 31, 2005         145,000          50,000   195,000  $          7.52
     -------------------------------------------------------------------------------------------------
     Remaining contractual life in years at March 31, 2005               2.8             2.8       2.8
     ------------------------------------------------------------------------------------------------------------------

     The Company elects to use the intrinsic value-based method prescribed under APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock warrants. Under this method, compensation expense related to stock warrants granted to employees is the excess, if any, of the market price of the stock as of the grant or modification date over the exercise price of the warrant.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

14.  COMMON  STOCK  WARRANTS,  CONTINUED

     For warrants granted to employees whose exercise price was reduced to $10.01 effective January 1, 2002 and whose expiration date was extended in 2002, compensation expense was recorded under variable rate accounting as prescribed by APB 25 and related interpretations. For these warrants, which originally totaled 138,500, compensation expense was recorded in salaries and employee benefits expense with a corresponding credit to paid in capital in the consolidated financial statements.

     Compensation expense recorded in connection with common stock warrants is summarized as follows:

                                                                            For the Quarter Ended     For the Year Ended
                                                                                 March  31,              December  31,
                                                                           ----------------------------------------------
     ($in thousands)                                                          2005         2004      2004    2003    2002
     --------------------------------------------------------------------------------------------------------------------
     Compensation expense recorded in connection with vesting of Class B
       common stock warrants during the period                             $         -  $         7  $   9   $  26   $  26
     Compensation expense recorded in connection with Class A common
       stock warrants whose terms were modified                                      -            -      -     418     109
     ---------------------------------------------------------------------------------------------------------------------
                                                                           $         -  $         7  $   9   $ 444   $ 135
     ---------------------------------------------------------------------------------------------------------------------

15.  INCOME  TAXES

     The Holding Company and its subsidiaries file a consolidated federal income tax return and combined state and city income tax returns in New York. The Holding Company also files a franchise tax return in Delaware. The Bank files a state income tax return in Florida. All returns are filed on a calendar year basis.

     At March 31, 2005, December 31, 2004 and 2003, the Company had a net deferred tax asset amounted to $5,547,000, $5,095,000, $2,960,000, respectively. The asset relates to the unrealized benefit for net temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases that will result in future tax deductions. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized based on available evidence. Management believes that it is more likely than not that the Company's deferred tax asset will be realized and accordingly, a valuation allowance for deferred tax assets was not maintained at any time.

     Allocation of federal, state and local income taxes between current and deferred portions is as follows:

          ($in thousands)                 Current   Deferred    Total
          ------------------------------------------------------------
          Quarter Ended March 31, 2005:
          -----------------------------
            Federal                       $  2,074  $    (368)  $1,706
            State and Local                    886        (84)     802
          ------------------------------------------------------------
                                          $  2,960  $    (452)  $2,508
          ------------------------------------------------------------
          Quarter Ended March 31, 2004:
          -----------------------------
            Federal                       $  1,823  $    (397)  $1,426
            State and Local                    767        (89)     678
          ------------------------------------------------------------
                                          $  2,590  $    (486)  $2,104
          ------------------------------------------------------------
          Year Ended December 31, 2004:
          -----------------------------
            Federal                       $  7,707  $  (1,742)  $5,965
            State and Local                  3,204       (393)   2,811
          ------------------------------------------------------------
                                          $ 10,911  $  (2,135)  $8,776
          ------------------------------------------------------------
          Year Ended December 31, 2003:
          -----------------------------
            Federal                       $  5,576  $    (782)  $4,794
            State and Local                  2,260       (181)   2,079
          ------------------------------------------------------------
                                          $  7,836  $    (963)  $6,873
          ------------------------------------------------------------
          Year Ended December 31, 2002:
          -----------------------------
            Federal                       $  4,004  $    (547)  $3,457
            State and Local                  1,390       (134)   1,256
          ------------------------------------------------------------
                                          $  5,394  $    (681)  $4,713
          ------------------------------------------------------------

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

15.  INCOME  TAXES,  CONTINUED

     The  components  of  the  deferred  tax  benefit  are  as  follows:

                                        For The Quarter Ended March 31,     For the Year Ended December 31,
                                        -------------------------------     -------------------------------
     ($in thousands)                        2005               2004           2004       2003       2002
     ------------------------------------------------------------------------------------------------------
     Allowance for loan losses        $           (490)  $           (495)  $ (2,073)  $   (896)  $   (623)
     Organization and startup costs                  -                  7         11         29         28
     Stock-based compensation                        -                 (3)        (4)        45        (62)
     Depreciation                                   (7)                (4)       (88)       (65)       (41)
     Deferred income                                45                  9         19        (75)        13
     All other                                       -                  -          -         (1)         4
     ------------------------------------------------------------------------------------------------------
                                      $           (452)  $           (486)  $ (2,135)  $   (963)  $   (681)
     ------------------------------------------------------------------------------------------------------

     The tax effects of the temporary differences that give rise to the deferred tax asset are as follows:

                                       At March 31,     At December 31,
                                      -------------     ---------------
     ($in thousands)                       2005         2004        2003
     -------------------------------------------------------------------
     Allowance for loan losses        $       5,031  $     4,541  $2,468
     Organization and startup costs               -            -      11
     Stock-based compensation                    77           77      73
     Depreciation                               274          267     179
     Deferred income                            155          200     219
     All other                                   10           10      10
     -------------------------------------------------------------------
     Total deferred tax asset         $       5,547  $     5,095  $2,960
     -------------------------------------------------------------------

     The reconciliation between the statutory federal income tax rate and the Company's effective tax rate (including state and local taxes) is as follows:

                                                          For the Quarter Ended March 31,   For the Year Ended December 31,
                                                          -------------------------------   -------------------------------
                                                                 2005              2004          2004      2003      2002
     ----------------------------------------------------------------------------------------------------------------------
     Tax provision at statutory rate                                  35.0%          35.0%        35.0%     35.0%     34.0%
     Increase in taxes resulting from:
     State and local income taxes, net of federal benefit              8.6            8.5          8.4       8.2       6.6
       Other                                                             -              -            -      (0.2)        -
     ----------------------------------------------------------------------------------------------------------------------
                                                                      43.6%          43.5%        43.4%     43.0%     40.6%
     ----------------------------------------------------------------------------------------------------------------------

16.  EARNINGS  PER  SHARE

     Net earnings applicable to common stock and the weighted-average number of shares used for basic and diluted earnings per share computations are as follows:

                                                            For the Quarter Ended March 31,    For the Year Ended December 31,
                                                           -------------------------------     -------------------------------
     ($in thousands, except share and per share amounts)        2005              2004           2004        2003        2002
     ---------------------------------------------------------------------------------------------------------------------------
     Basic earnings per share:
     Net earnings applicable to common stockholders       $          3,248  $          2,735  $   11,453  $    9,120  $    6,906
     Average number of common shares outstanding                 6,273,843         6,042,087   6,068,755   4,938,995   4,043,619
     ---------------------------------------------------------------------------------------------------------------------------
     Basic net earnings per share amount                  $           0.52  $           0.45  $     1.89  $     1.85  $     1.71
     ---------------------------------------------------------------------------------------------------------------------------
     Diluted earnings per share:
     Net earnings applicable to common stockholders       $          3,248  $          2,735  $   11,453  $    9,120  $    6,906
     Adjustment to net earnings from assumed
       conversion of debentures                                         55                82         254         452         436
                                                          ----------------------------------------------------------------------
     Adjusted net earnings for diluted earnings
       per share computation                              $          3,303  $          2,817  $   11,707  $    9,572  $    7,342
                                                          ----------------------------------------------------------------------
     Average number of common shares outstanding:
     Common shares outstanding                                   6,273,843         6,042,847   6,068,755   4,938,995   4,043,619
     Potential dilutive shares resulting from
       exercise of warrants (1)                                    255,207           253,362     255,171     356,339     313,519
     Potential dilutive shares resulting from
       conversion of debentures (1)                                342,719           592,279     504,250     962,386     990,983
                                                          ----------------------------------------------------------------------
     Total average number of common shares outstanding
       used for dilution                                         6,871,769         6,888,488   6,828,176   6,257,720   5,348,121
     ---------------------------------------------------------------------------------------------------------------------------
     Diluted net earnings per share amount                $           0.48  $           0.41  $     1.71  $     1.53  $     1.37
     ---------------------------------------------------------------------------------------------------------------------------

     (1) All warrants and convertible debentures outstanding were considered in the computation of diluted EPS because they were dilutive.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

17.  CONTINGENCIES

     The Company is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as foreclosure proceedings. Management does not believe that there is any pending or threatened proceeding against the Company, which, if determined adversely, would have a material effect on the business, results of operations, financial position or liquidity of the Company.

18.  REGULATORY  CAPITAL

     The Holding Company is subject to regulation, examination and supervision by the FRB. The Bank is also subject to regulation, examination and supervision by the Federal Deposit Insurance Corporation (FDIC) and the Office of the Comptroller of the Currency of the United States of America
     (OCC). Intervest Securities Corporation is subject to regulation, examination and supervision by the U.S. Securities and Exchange Commission
     (SEC)  and  the  NASD.

     The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet them can initiate certain mandatory and possibly discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. These capital amounts are also subject to qualitative judgement by the regulators about components, risk weighting and other factors.

     Prompt corrective action provisions are not applicable to bank holding companies. Quantitative measures established by the regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets, as defined by the regulations.

     Management believes, as of March 31, 2005, December 31, 2004 and 2003, that the Company and the Bank met all capital adequacy requirements to which they are subject. As of March 31, 2005, the most recent notification from the Bank's regulators categorized the Bank as a well-capitalized institution under the regulatory framework for prompt corrective action, which requires minimum Tier 1 leverage and Tier 1 and total risk-based capital ratios of 5%, 6% and 10%, respectively. Management is not aware of any current conditions or events outstanding that would change the designation from well capitalized.

     Intervest Securities Corporation is subject to the SEC's Uniform Net Capital Rule [15c3-1 (a) (2) (vi)], which requires the maintenance of minimum net capital of $5,000. At March 31, 2005, December 31, 2004 and 2003, Intervest Securities Corporation's net capital was $479,000, $481,000 and $459,000, respectively.

     On January 1 2004, the Company adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46-R"), as revised in December 2003. FIN 46-R changes the method of determining whether certain entities should be included in the Company's financial statements. It requires bank holding companies that have used controlled business trusts to raise financing by issuing trust preferred securities to deconsolidate their investments in those trusts. For a further discussion of FIN 46-R and its regulatory implications, see the section entitled "Recent Accounting and Regulatory Developments" in note 1 herein.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

18.  REGULATORY  CAPITAL,  CONTINUED

     The table that follows presents information regarding the Company's and the Bank's capital adequacy.

                                                                                             Minimum to Be Well
                                                                                             Capitalized Under
                                                                        Minimum Capital      Prompt Corrective
                                                          Actual          Requirements       Action Provisions
                                                     ----------------  ------------------  -----------------------
     ($in thousands)                                  Amount   Ratio    Amount    Ratio      Amount       Ratio
     -------------------------------------------------------------------------------------------------------------
     Consolidated as of March 31, 2005:
     ----------------------------------
       Total capital to risk-weighted assets         $159,968  13.51%  $ 94,692     8.00%          NA           NA
       Tier 1 capital to risk-weighted assets        $118,954  10.05%  $ 47,346     4.00%          NA           NA
       Tier 1 capital to average assets              $118,954   8.67%  $ 54,878     4.00%          NA           NA
     Consolidated as of December 31, 2004:
     -------------------------------------
       Total capital to risk-weighted assets         $156,105  14.23%  $ 87,737     8.00%          NA           NA
       Tier 1 capital to risk-weighted assets        $115,031  10.49%  $ 43,868     4.00%          NA           NA
       Tier 1 capital to average assets              $115,031   9.03%  $ 50,951     4.00%          NA           NA
     Consolidated as of December 31, 2003:
     -------------------------------------
       Total capital to risk-weighted assets         $109,029  14.84%  $ 58,787     8.00%          NA           NA
       Tier 1 capital to risk-weighted assets        $ 97,571  13.28%  $ 29,394     4.00%          NA           NA
       Tier 1 capital to average assets              $ 97,571  11.31%  $ 34,515     4.00%          NA           NA
     -------------------------------------------------------------------------------------------------------------
     Intervest National Bank at March 31, 2005:
     ------------------------------------------
       Total capital to risk-weighted assets         $120,041  11.23%  $ 85,543     8.00%  $   106,929      10.00%
       Tier 1 capital to risk-weighted assets        $108,319  10.13%  $ 42,771     4.00%  $    64,157       6.00%
       Tier 1 capital to average assets              $108,319   8.66%  $ 50,011     4.00%  $    62,514       5.00%
     Intervest National Bank at December 31, 2004:
     ---------------------------------------------
       Total capital to risk-weighted assets         $117,413  12.08%  $ 77,746     8.00%  $    97,182      10.00%
       Tier 1 capital to risk-weighted assets        $106,724  10.98%  $ 38,873     4.00%  $    58,309       6.00%
       Tier 1 capital to average assets              $106,724   9.36%  $ 45,625     4.00%  $    57,031       5.00%
     Intervest National Bank at December 31, 2003:
     ---------------------------------------------
       Total capital to risk-weighted assets         $ 77,709  12.53%  $ 49,612     8.00%  $    62,016      10.00%
       Tier 1 capital to risk-weighted assets        $ 71,399  11.51%  $ 24,806     4.00%  $    37,209       6.00%
       Tier 1 capital to average assets              $ 71,399   9.66%  $ 29,569     4.00%  $    36,962       5.00%
     -------------------------------------------------------------------------------------------------------------

19.  OFF-BALANCE  SHEET  FINANCIAL  INSTRUMENTS

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These instruments are in the form of commitments to extend credit, unused lines of credit and standby letters of credit, and may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements. The Company's maximum exposure to credit risk is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. Commitments to extend credit are agreements to lend funds to a customer as long as there is no violation of any condition established in the contract. Such commitments generally have fixed expiration dates or other termination clauses and normally require payment of fees. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the counterparty. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Management is not aware of any trends, known demand, commitments or uncertainties which are expected to have a material impact on future operating results, liquidity or capital resources.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

19.  OFF-BALANCE  SHEET  FINANCIAL  INSTRUMENTS,  CONTINUED

     The contractual amounts of the Company's off-balance sheet financial instruments are as follows:

                                 At March 31,        At December 31,
                                 ------------         ---------------
     ($in thousands)                 2005           2004           2003
     -----------------------------------------------------------------------
     Unfunded loan commitments   $     136,956  $     159,697  $     123,791
     Available lines of credit             937            789            825
     Standby letters of credit             750            750            100
     -----------------------------------------------------------------------
                                 $     138,643  $     161,236  $     124,716
     -----------------------------------------------------------------------

20.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

     The carrying and estimated fair values of the Company's financial instruments are as follows:

                                                         At March 31, 2005     At December 31, 2004   At December 31, 2003
                                                         -----------------     --------------------   --------------------
     ($in thousands)                                   Carrying      Fair      Carrying      Fair     Carrying     Fair
                                                        Value       Value       Value       Value       Value     Value
     ---------------------------------------------------------------------------------------------------------------------
     Financial Assets:
       Cash and cash equivalents                      $   49,347  $   49,347  $   24,599  $   24,599  $  64,128  $  64,128
       Securities held to maturity, net                  254,754     251,777     248,888     247,211    152,823    152,995
       FRB and FHLB stock                                  5,092       5,092       5,092       5,092      3,075      3,075
       Loans receivable, net                           1,083,022   1,103,472   1,004,290   1,011,559    664,545    700,855
       Accrued interest receivable                         7,098       7,098       6,699       6,699      4,995      4,995
     Financial Liabilities:
       Deposit liabilities                             1,123,657   1,126,178     993,872     997,939    675,513    687,135
       Borrowed funds plus accrued interest payable      177,995     178,517     202,682     204,578    139,455    143,939
       Accrued interest payable on deposits                2,131       2,131       1,718       1,718      1,080      1,080
     Off-Balance Sheet Financial Instruments:
       Commitments to lend                                   799         799         920         920        868        868
     ---------------------------------------------------------------------------------------------------------------------

     Fair value estimates are made at a specific point in time based on available information. Where available, quoted market prices are used. However, a significant portion of the Company's financial instruments, such as mortgage loans, do not have an active marketplace in which they can be readily sold or purchased to determine fair value. Consequently, fair value estimates for such instruments are based on assumptions made by management that include the instrument's credit risk characteristics and future estimated cash flows and prevailing interest rates. As a result, these fair value estimates are subjective in nature, involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Accordingly, changes in any of management's assumptions could cause the fair value estimates to deviate substantially. The fair value estimates also do not reflect any additional premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument, nor estimated transaction costs. Further, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on and have not been considered in the fair value estimates. Finally, fair value estimates do not attempt to estimate the value of anticipated future business, the Company's customer relationships, branch network, and the value of assets and liabilities that are not considered financial instruments, such as core deposit intangibles and premises and equipment.

     The following methods and assumptions were used to estimate the fair value of financial instruments:

     SECURITIES. The estimated fair value of securities held to maturity is based on quoted market prices. The estimated fair value of the FRB and FHLB stock approximates carrying value since the securities do not present credit concerns and are redeemable at cost.

     LOANS RECEIVABLE. The estimated fair value of loans is based on a discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Management can make no assurance that its perception and quantification of credit risk would be viewed in the same manner as that of a potential investor. Therefore, changes in any of management's assumptions could cause the fair value estimates of loans to deviate substantially.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

20.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS,  CONTINUED

     DEPOSITS. The estimated fair value of deposits with no stated maturity, such as savings, money market, checking and noninterest-bearing demand deposit accounts approximates carrying value. The estimated fair value of certificates of deposit are based on the discounted value of their contractual cash flows. The discount rate used in the present value computation was estimated by comparison to current interest rates offered by the Bank for certificates of deposit with similar remaining maturities.

     BORROWED FUNDS AND ACCRUED INTEREST PAYABLE. The estimated fair value of borrowed funds and related accrued interest payable is based on a discounted cash flow analysis. The discount rate used in the present value computation was estimated by comparison to what management believes to be the Company's incremental borrowing rate for similar arrangements.

     ALL OTHER FINANCIAL ASSETS AND LIABILITIES. The estimated fair value of cash and cash equivalents, accrued interest receivable and accrued interest payable on deposits approximates their carrying values since these instruments are payable on demand or have short-term maturities.

     OFF-BALANCE SHEET INSTRUMENTS. The carrying amounts of commitments to lend approximated estimated fair value. The fair value of commitments to lend is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter party's credit standing.

21.  BUSINESS  SEGMENT  INFORMATION

     The Company follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses whose separate financial information is available and is evaluated regularly by the Company's chief operating decision makers to perform resource allocations and performance assessments.

     The Company's primary business is banking and real estate lending as more fully described in note 1 herein. The Company's day-to-day operating decisions are normally made by the members of its Executive Committee of the Board of Directors, which is comprised of the Chairman, Vice Chairman and Vice President of the Company. The Executive Committee generally uses revenue and earnings performance of each segment to determine operating, strategic and resource allocation decisions.

     The following table presents certain information regarding the Company's operations by business segment:

                               Revenues, Net of Interest
                                  Expense  for  the               Net  Earnings  (Loss)  for  the          Total  Assets
                                  -----------------               -------------------------------          -------------
                                Quarter Ended March 31,                Quarter Ended March 31,               at Mar 31,
     ----------------------------------------------------------------------------------------------------------------------------
     ($in thousands)                  2005               2004               2005               2004          2005           2004
     ----------------------------------------------------------------------------------------------------------------------------
     Banking (1)          $          8,492   $          7,117   $          2,092   $          1,907  $  1,294,903   $    871,814
     Non-Bank Mortgage
       Investments                   1,897              1,456                625                513       119,455        120,660
     Broker/dealer                       2                 57                 (2)                10           482            475
     Holding Company (1)               178                121                533                305       163,215        135,366
     Intersegment (2)               (1,406)              (917)                 -                  -      (150,616)      (135,305)
     ----------------------------------------------------------------------------------------------------------------------------
     Consolidated         $          9,163   $          7,834   $          3,248   $          2,735  $  1,427,439   $    993,010
     ----------------------------------------------------------------------------------------------------------------------------

                             Revenues, Net of Interest
                               Expense for the Year           Net Earnings (Loss) for the Year       Total Assets at Year End
                               --------------------           --------------------------------       ------------------------
($in thousands)         2004         2003         2002         2004        2003         2002          2004            2003
-------------------------------------------------------------------------------------------------------------------------------
Banking (1)          $   30,016   $   22,604   $   16,906   $    7,436  $    6,972   $    4,959  $   1,183,509   $     789,567
Non-Bank Mortgage
  Investments             6,866        4,928        4,189        2,354       1,759        1,567        122,451         119,578
Broker/dealer               125           41            -           22          (6)           -            484             455
Holding Company (1)         554          142           (2)       1,641         395          380        159,522         116,184
Intersegment (2)         (4,555)      (2,494)      (1,721)           -           -            -       (149,215)       (114,261)
-------------------------------------------------------------------------------------------------------------------------------
Consolidated         $   33,006   $   25,221   $   19,372   $   11,453  $    9,120   $    6,906  $   1,316,751   $     911,523
-------------------------------------------------------------------------------------------------------------------------------

     (1) For purposes of this table, revenues, net of interest expense and net earnings (loss) amounts are shown after intercompany dividends of $1,089,000 and $630,000 for the quarter ended March 31, 2005 and 2004, respectively,  and  $3,429,000  in  2004,  $1,695,000  in  2003  and
          $1,500,000 in 2002 that were paid by the Bank to the Holding Company for debt service on trust preferred securities, the proceeds of which are invested in the capital of the Bank.

     (2) Intersegment revenues, net of interest expense, arise from intercompany management and loan origination service agreements. All significant intercompany balances and transactions are eliminated in consolidation.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

22.  ACQUISITION  OF  INTERVEST  SECURITIES  CORPORATION

     In June 2003, the Holding Company acquired all of the outstanding capital stock of Intervest Securities Corporation (ISC) in exchange for 30,000 shares of its Class B common stock that was newly issued for this transaction. ISC's total assets consisted of approximately $218,000 of cash at the time of acquisition. Prior to the acquisition, ISC was an affiliated entity in that it was wholly owned by the spouse of the Chairman of the Holding Company. The acquisition was accounted for at historical cost and accordingly, the recorded assets, liabilities and shareholders' equity of both companies were combined and recorded at their historical cost amounts. The Company did not restate its consolidated financial statements in this report for the periods prior to the acquisition because the financial results of ISC were diminimus.

23.  HOLDING  COMPANY  FINANCIAL  INFORMATION

                        CONDENSED BALANCE SHEETS                 At March 31,        At December 31,
                                                                 ------------        ---------------
     ($in thousands)                                                2005           2004           2003
     ------------------------------------------------------------------------------------------------------
     ASSETS
     Cash and due from banks                                    $          72  $          74  $         286
     Short-term investments                                             5,585          4,788          2,682
                                                                -------------------------------------------
       Total cash and cash equivalents                                  5,657          4,862          2,968
     Loans receivable, net  (net of allowance for loan losses
       of $85, $85 and $78,  respectively )                            13,890         13,993         15,514
     Investment in consolidated subsidiaries                          138,067        135,351         92,539
     Investment in unconsolidated subsidiaries -
       Intervest Statutory Trusts I, II, III and IV                     1,856          1,856            928
     Deferred debenture offering costs, net of amortization             1,630          1,658          1,172
     Stock proceeds receivable from warrant conversions                     -              -          2,535
     Premises and equipment, net                                        1,102          1,132             12
     All other assets                                                   1,013            670            516
     ------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                                               $     163,215  $     159,522  $     116,184
     ------------------------------------------------------------------------------------------------------
     LIABILITIES
     Debentures payable                                         $       5,560  $       5,580  $       7,340
     Debentures payable - capital securities                           61,856         61,856         30,928
     Accrued interest payable on all debentures                         2,363          1,914          2,461
     All other liabilities                                                 60             78             70
     ------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                                                 69,839         69,428         40,799
     ------------------------------------------------------------------------------------------------------
     STOCKHOLDERS' EQUITY
     Common equity                                                     93,376         90,094         75,385
     ------------------------------------------------------------------------------------------------------
     TOTAL STOCKHOLDERS' EQUITY                                        93,376         90,094         75,385
     ------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $     163,215  $     159,522  $     116,184
     ------------------------------------------------------------------------------------------------------

          CONDENSED STATEMENTS OF EARNINGS        For the Quarter Ended March 31,       For the Year Ended December 31,
                                                  -------------------------------       -------------------------------
     ($in thousands)                                 2005               2004            2004         2003         2002
     ---------------------------------------------------------------------------------------------------------------------
     Interest income                           $            229   $            295   $    1,087   $    1,125   $      988
     Dividend income from subsidiary (1)                  1,089                630        3,429        1,695        1,500
     Interest expense                                     1,253                879        4,351        3,024        2,695
                                               ---------------------------------------------------------------------------
     Net interest and dividend income
       (expense)                                             65                 46          165         (204)        (207)
     Provision (credit) for loan losses                       -                  7            7           32           (2)
     Noninterest income                                     113                 75          389          346          205
     Noninterest expenses                                   122                 88          440          748          544
                                               ---------------------------------------------------------------------------
     Income (loss) before income taxes                       56                 26          107         (638)        (544)
     Credit for income taxes (2)                           (477)              (279)      (1,534)      (1,033)        (924)
                                               ---------------------------------------------------------------------------
     Net earnings before earnings of
        subsidiaries                                        533                305        1,641          395          380
     Equity in undistributed earnings
       of Intervest National Bank                         2,092              1,907        7,436        6,972        4,959
     Equity in undistributed earnings
        of Intervest Mortgage Corporation                   625                513        2,354        1,759        1,567
     Equity in undistributed (loss) earnings
       of Intervest Securities Corporation                   (2)                10           22           (6)           -
     ---------------------------------------------------------------------------------------------------------------------
     CONSOLIDATED NET EARNINGS                 $          3,248   $          2,735   $   11,453   $    9,120   $    6,906
     ---------------------------------------------------------------------------------------------------------------------

     (1) Represent dividends to the Holding Company from the Bank to provide funds for the debt service on the debentures payable - capital securities. This debt service is included in the Holding Company's interest expense. The proceeds from the capital securities are invested in the capital of the Bank.

     (2) Dividends from subsidiaries are eliminated in consolidation and are therefore not included in the Holding Company's pre-tax income for purposes of computing income taxes.

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

23.  HOLDING  COMPANY  FINANCIAL  INFORMATION,  CONTINUED

              CONDENSED STATEMENTS OF CASH FLOWS            For the Quarter End March 31,  For the Year Ended December 31,
                                                            -----------------------------  -------------------------------
     ($in thousands)                                              2005           2004        2004       2003        2002
     ----------------------------------------------------------------------------------------------------------------------
     OPERATING ACTIVITIES
     Net earnings                                           $         3,248   $    2,735   $ 11,453   $  9,120   $   6,906
     Adjustments to reconcile net earnings
       to net cash  provided by operating activities:
     Equity in earnings of subsidiaries                              (3,804)      (3,060)   (13,241)   (10,420)     (8,026)
     Cash dividends received from subsidiary                          1,089          630      3,429      1,695       1,500
     Provision (credit) for loan losses                                   -            7          7         32          (2)
     Depreciation and amortization                                       30            -         86          1           1
     Amortization of deferred debenture costs                            27           26        115        131         114
     Amortization of deferred loan fees, net                             (4)         (13)       (35)       (50)        (69)
     Deferred income tax (benefit) expense                                -           (6)        (3)        38         (55)
     Compensation expense from awards/modifications
       of stock warrants                                                  -            7          9        444         135
     Increase in accrued interest
       payable on debentures                                            463          543        576        347         756
     Change in all other assets and liabilities, net                   (360)          12        (97)        93        (411)
     ----------------------------------------------------------------------------------------------------------------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                          689          881      2,299      1,431         849
     ----------------------------------------------------------------------------------------------------------------------
     INVESTING ACTIVITIES
     Investment in subsidiaries, net                                      -      (16,464)   (33,928)   (20,715)       (338)
     Cash acquired through acquisition of
       Intervest Securities Corporation                                   -            -          -        218           -
     Purchase of equipment and leasehold improvements                     -          (79)    (1,206)       (11)         (2)
     Loan principal repayments and (originations), net                  106         (342)     1,519     (6,316)        389
     ----------------------------------------------------------------------------------------------------------------------
     NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                106      (16,885)   (33,615)   (26,824)         49
     ----------------------------------------------------------------------------------------------------------------------
     FINANCING ACTIVITIES
     Net increase (decrease) in mortgage escrow
       funds payable                                                      -           12        (16)       (75)        (64)
     Gross proceeds from issuance of debentures                           -       15,464     30,928     15,464           -
     Debenture offering costs                                             -         (440)      (663)      (446)         (9)
     Principal repayments of debentures                                   -            -          -     (1,000)          -
     Proceeds from issuance of common stock upon the
       exercise of common stock warrants                                  -        2,961      2,961      6,931       5,801
     ----------------------------------------------------------------------------------------------------------------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                            -       17,997     33,210     20,874       5,728
     ----------------------------------------------------------------------------------------------------------------------
     Net increase (decrease) in cash and cash equivalents               795        1,993      1,894     (4,519)      6,626
     Cash and cash equivalents at beginning of period                 4,862        2,968      2,968      7,487         861
     ----------------------------------------------------------------------------------------------------------------------
     CASH AND CASH EQUIVALENTS AT END OF PERIOD             $         5,657   $    4,961   $  4,862   $  2,968   $   7,487
     ----------------------------------------------------------------------------------------------------------------------
     SUPPLEMENTAL DISCLOSURES
     Cash paid (received) during the period for:
       Interest                                             $           763   $      310   $  3,658   $  2,545   $   1,825
       Income taxes                                                    (154)        (314)    (1,621)    (1,136)       (617)
     Noncash transactions:
       Conversion of debentures into Class A common stock:
         Principal converted                                             20          130      1,760      2,090           -
         Accrued interest converted                                      14           73      1,123      1,009           -
         Unamortized debenture offering costs converted                   -           (5)       (62)       (84)          -
       Class B stock issued to acquire Intervest
         Securities Corporation                                           -            -          -        215           -
       Accumulated other comprehensive income, change in
         subsidiary's unnrealized loss on securities
         available for sale, net of tax                                   -            -          -          -        (111)
     ----------------------------------------------------------------------------------------------------------------------

                INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (UNAUDITED WITH RESPECT TO THE THREE-MONTH PERIODS ENDED
                            MARCH 31, 2005 AND 2004)
--------------------------------------------------------------------------------

24.  SELECTED  QUARTERLY  FINANCIAL  DATA  (UNAUDITED)

     The  following  information  is  as  of  or  for  the  period  ended:

                                                                              2004                            2005
                                                                              ----                             ----
                                                           First      Second        Third       Fourth        First
     ($in thousands, except per share amounts)            Quarter     Quarter      Quarter      Quarter      Quarter
     -----------------------------------------------------------------------------------------------------------------
     Interest and dividend income                        $ 14,593   $   15,391   $   17,655   $   18,910   $   20,568
     Interest expense                                       8,215        8,866       10,348       11,254       12,283
                                                         -------------------------------------------------------------
     Net interest and dividend income                       6,378        6,525        7,307        7,656        8,285
     Provision for loan losses                              1,077        1,284        1,067        1,098        1,033
                                                         -------------------------------------------------------------
     Net interest and dividend income
       after provision for loan losses                      5,301        5,241        6,240        6,558        7,252
     Noninterest income                                     1,456        1,225        1,477          982          878
     Noninterest expenses                                   1,918        2,045        2,141        2,147        2,374
                                                         -------------------------------------------------------------
     Earnings before income taxes                           4,839        4,421        5,576        5,393        5,756
     Provision for income taxes                             2,104        1,916        2,424        2,332        2,508
     -----------------------------------------------------------------------------------------------------------------
     NET EARNINGS                                        $  2,735   $    2,505   $    3,152   $    3,061   $    3,248
     -----------------------------------------------------------------------------------------------------------------
     BASIC EARNINGS PER SHARE:                           $    .45   $      .42   $      .52   $      .50   $      .52
     DILUTED EARNINGS PER SHARE:                         $    .41   $      .37   $      .47   $      .46   $      .48
     -----------------------------------------------------------------------------------------------------------------

     Return on average assets                                1.15%        0.95%        1.05%        0.96%        0.94%
     Return on average equity                               14.32%       12.58%       15.32%       14.30%       14.25%
     Total assets                                        $993,010   $1,119,266   $1,269,256   $1,316,751   $1,427,439
     Total cash and investment securities                $210,747   $  220,653   $  307,120   $  278,579   $  309,193
     Total loans, net of unearned fees                   $763,108   $  877,296   $  939,001   $1,015,396   $1,095,161
     Total deposits                                      $737,150   $  852,852   $  976,392   $  993,872   $1,123,657
     Total borrowed funds and related interest payable   $155,034   $  155,640   $  180,368   $  202,682   $  177,995
     Total stockholders' equity                          $ 78,751   $   81,259   $   84,410   $   90,094   $   93,376
     -----------------------------------------------------------------------------------------------------------------

                                                                            2003
                                                                            ----
                                                           First     Second      Third     Fourth
     ($in thousands, except per share amounts)            Quarter    Quarter    Quarter    Quarter
     ----------------------------------------------------------------------------------------------
     Interest and dividend income                        $ 11,625   $ 12,470   $ 12,845   $ 13,524
     Interest expense                                       6,788      6,964      7,079      7,733
                                                         ------------------------------------------
     Net interest and dividend income                       4,837      5,506      5,766      5,791
     Provision for loan losses                                344        430        602        593
                                                         ------------------------------------------
     Net interest and dividend income
       after provision for loan losses                      4,493      5,076      5,164      5,198
     Noninterest income                                       329      1,176      1,038        778
     Noninterest expenses                                   1,784      1,879      1,812      1,784
                                                         ------------------------------------------
     Earnings before income taxes                           3,038      4,373      4,390      4,192
     Provision for income taxes                             1,237      1,807      1,859      1,970
     ----------------------------------------------------------------------------------------------
     NET EARNINGS                                        $  1,801   $  2,566   $  2,531   $  2,222
     ----------------------------------------------------------------------------------------------
     BASIC EARNINGS PER SHARE:                           $    .38   $    .55   $    .52   $    .41
     DILUTED EARNINGS PER SHARE:                         $    .32   $    .45   $    .42   $    .35
     ----------------------------------------------------------------------------------------------

     Return on average assets                                1.03%      1.40%      1.32%      1.03%
     Return on average equity                               13.40%     18.33%     16.76%     13.17%
     Total assets                                        $728,409   $750,241   $823,828   $911,523
     Total cash and investment securities                $178,087   $158,043   $174,664   $220,026
     Total loans, net of unearned fees                   $532,592   $575,975   $631,361   $671,125
     Total deposits                                      $538,098   $553,388   $594,832   $675,513
     Total borrowed funds and related interest payable   $120,602   $120,988   $145,291   $140,383
     Total stockholders' equity                          $ 55,000   $ 58,009   $ 63,745   $ 75,385
     ----------------------------------------------------------------------------------------------

================================================================================
NO PERSON HAS BEEN AUTHORIZED BY INTERVEST BANCSHARES CORPORATION OR BY RYAN BECK & CO., INC. AND SANDLER, O'NEILL & PARTNERS, L.P., THE UNDERWRITERS, TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF THE SECURITIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE CLASS A COMMON STOCK, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SHARES OF CLASS A COMMON STOCK IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

TABLE OF CONTENTS
PAGE
----
Prospectus Summary. . . . . . . . . . . . .       2
Risk Factors. . . . . . . . . . . . . . . .      10
Recent Developments . . . . . . . . . . . .      17
Forward-Looking Statements. . . . . . . . .      21
Use of Proceeds . . . . . . . . . . . . . .      21
Market for Class A Common Stock and Related
    Stockholder Matters . . . . . . . . . .      21
Dividend Policy . . . . . . . . . . . . . .      22
Capitalization. . . . . . . . . . . . . . .      23
Selected Consolidated Financial Information
    and Other Data. . . . . . . . . . . . .      24
Management's Discussion and Analysis
    of Financial Condition and Results
    of Operations . . . . . . . . . . . . .      27
Quantitative and Qualitative Disclosures
    About Market Risk . . . . . . . . . . .      59
Business. . . . . . . . . . . . . . . . . .      60
Management. . . . . . . . . . . . . . . . .      72
Executive Compensation. . . . . . . . . . .      77
Supervision and Regulation. . . . . . . . .      81
Principal Stockholders. . . . . . . . . . .      88
Description of our Securities . . . . . . .      89
Underwriting. . . . . . . . . . . . . . . .      94
Legal Matters . . . . . . . . . . . . . . .      95
Experts . . . . . . . . . . . . . . . . . .      95
Where you Can Obtain More Information . . .      95
Index to Financial Statements . . . . . . .      97


___________________________


================================================================================

================================================================================

                        INTERVEST BANCSHARES CORPORATION


                                1,250,000 SHARES

                              CLASS A COMMON STOCK


                                 --------------

                                   PROSPECTUS

                                 --------------




                                 RYAN BECK & CO.

                        Sandler O'Neill & Partners, L.P.




                THE DATE OF THIS PROSPECTUS IS __________, 2005.


================================================================================

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.
-------      -------------------------------------------

     The following statement sets forth the amounts of expenses in connection with the offering of the securities of Intervest Bancshares Corporation pursuant to this registration statement, all of which shall be borne by the registrant.

                                    Amount*
                                    -------
Securities and Exchange Commission
   Registration Fee. . . . . . . .  $  3,128
NASD Filing Fee. . . . . . . . . .     2,802
Printing and Engraving Expenses. .    40,000
Accounting Fees and Expenses . . .    50,000
Legal Fees and Expenses. . . . . .   100,000
Miscellaneous. . . . . . . . . . .    50,000
                                    --------

    Total. . . . . . . . . . . . .   245,930

*Estimated amounts of expenses.

Item 14.     Indemnification of Directors and Officers.
-------      -----------------------------------------

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the officer or director undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided by the DGCL is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any corporation's bylaws, agreement, vote or otherwise.

     The registrant's bylaws provide that the registrant will indemnify any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer, and any director or officer who served any other company in any capacity at the registrant's request, in the manner and to the maximum extent permitted by the DGCL, as the same now exists or may hereafter be amended in a manner more favorable to persons entitled to indemnification; and the registrant may, in the discretion of its board of directors, indemnify all other corporate personnel to the extent permitted by law. The right to indemnification contained in the registrant's bylaws includes the right to be paid by the registrant the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition.

     The employment agreements between the registrant and each of Messrs. Jerome Dansker, Lowell Dansker and Lawrence Bergman contain indemnification provisions, in addition to those contained in the registrant's bylaws, which provide that the registrant will indemnify and hold each of the foregoing persons harmless against all losses, claims, damages or liabilities (including legal fees, disbursements, and any other expenses incurred in investigating or defending against any such loss, claim, damage or liability) arising (i) by reason of any acts or omissions or any alleged acts or omissions arising out of the person's activities in connection with the conduct of the registrant's business (or any of the registrant's subsidiaries or affiliated entities), (ii) by reason of the performance by such person of the services to be performed pursuant to the terms of the employment agreement, (iii) by reason of any claim or allegation of failure to perform such services in accordance with the terms of the employment agreement, or (iv) by reason of the performance of services alleged to be beyond the scope of the authority conferred upon such person pursuant to the terms of the employment agreement; provided that, no indemnity will be provided for losses, claims, damages or liabilities described above to the extent that such losses, claims, damages or liabilities result from the gross negligence or willful misconduct of such person. The indemnification provided in the employment agreements survives the expiration or earlier termination of such employment agreements and is in addition to any common law or contractual rights of indemnification available at law or in equity, and includes all costs and expenses of enforcing the right to indemnification. Under the employment agreements, each of Messrs. Jerome Dansker, Lowell Dansker and Lawrence Bergman are also entitled, upon request, to the payment by the registrant of all costs and expenses paid or incurred by such person in investigating, defending or settling any claim, loss, damage or liability that may be subject to a right of indemnification.

     The employment agreement between Mr. Jerome Dansker and Interest Mortgage Corporation contains indemnification provisions similar to the provisions described above. We also have purchased a policy of directors' and officers' liability insurance.

     The form of Underwriting Agreement included as an exhibit to this Registration Statement provides for indemnification of the registrant and its officers and directors against certain liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the registrant's directors, officers and controlling persons under the provisions discussed above or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15.     Recent Sales of Unregistered Securities.
-------      ---------------------------------------

          On June 2, 2003, the registrant issued 30,000 shares of its Class B Common Stock in consideration for its acquisition of all of the shares of capital stock of Intervest Securities Corporation. These shares were not registered under the Securities Act, but were issued to a single person in reliance upon Section 4(2) of the Securities Act.

Item 16.     Exhibits and Financial Statement Schedules.
-------      ------------------------------------------

(a)  The following exhibits are filed as part of this Registration Statement:

Exhibit No.
-----------
1.1          Form of Underwriting Agreement between Intervest Bancshares Corporation (the
             "Company") and Ryan Beck & Co., Inc.**

2.1          Agreement and Plan of Merger dated as of November 1, 1999 by and among the Company, ICNY
             Acquisition Corporation and Intervest Corporation of New York, incorporated by reference to the
             Company's definitive proxy statement for the special meeting of shareholders to be held March 10,
             2000, wherein such document is identified as "Annex A."


                                     II - 2

2.2          Stock Purchase Agreement dated as of December 18, 2002, by and between Intervest Bancshares
             Corporation and Jean Dansker regarding the purchase and sale of the issued and outstanding shares of Intervest Securities Corporation.#

3.1          Restated Certificate of Incorporation of the Company.#

3.2          By-laws of the Company, incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on June 29, 2005, wherein such document is identified as Exhibit 3.2.

4.1          Form of Certificate for Shares of Class A Common Stock, incorporated by reference to the
             Company's Pre-Effective Amendment No.1 to the Registration Statement on Form SB-2, File No.
             33-82246, filed with the SEC on September 15, 1994, wherein such document is identified as
             Exhibit No. 4.1.

4.2          Form of Certificate for Shares of Class B Common Stock, incorporated by reference to the
             Company's Pre-Effective Amendment No.1 to the Registration Statement on Form SB-2, File No.
             33-82246, filed with the SEC on September 15, 1994, wherein such document is identified as
             Exhibit No. 4.2.

4.3          Form of Warrant for Class B Common Stock issued to Mr. Jerome Dansker, incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, wherein such document is identified as Exhibit 4.2.

4.4          Form of Warrant for Class A Common Stock, incorporated by reference to Amendment No. 1 to the
             Company's Registration Statement on Form SB-2, File No. 333-33419, filed with the SEC on
             September 22, 1997, wherein such document is identified as Exhibit 4.3.

4.5          Form of Warrant Agreement between the Company and the Bank of New York, incorporated by reference to the Company's Registration Statement on Form SB-2, File No. 333-33419, filed with the SEC on August 12, 1997, wherein such document is identified as Exhibit 4.4.

4.6          Form of Indenture between the Company and the Bank of New York, as Trustee, incorporated by reference to the Company's Registration Statement on Form SB-2, File No. 333-50113, filed with the SEC on April 15, 1998, wherein such document is identified as Exhibit 4.1.

4.7          Form of Indenture between the Company and the Bank of New York, as Trustee, dated January 1,
             2001, incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
             December 31, 2000, wherein such document is identified as Exhibit 4.7.

             Form of Indenture between the Company, as Issuer, and State Street Bank and Trust Company, as
4.8          Trustee, dated as of December 18, 2001, incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, wherein such document is identified as
             Exhibit 4.8.

4.9          Form of Indenture between the Company, as Issuer, and U.S. Bank National Association, as
             Trustee, dated as of September 17, 2003, incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, wherein such document is identified as
             Exhibit 4.9.

4.10         Form of Indenture between the Company, as Issuer, and U.S. Bank National Association, as
             Trustee, dated as of March 17, 2004, incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as
             Exhibit 4.10.


                                     II - 3

4.11         Form of Indenture between the Company, as Issuer, and Wilmington Trust Company, as Trustee,
             dated as of September 20, 2004, incorporated by reference to the Company's Quarterly Report on
             Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as
             Exhibit 4.11.

4.12         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of November 1, 1996, incorporated by reference to Intervest Mortgage
             Corporation's Registration Statement on Form S-11, File No. 333-11413, filed with the SEC on
             September 5, 1996, wherein such document is identified as Exhibit 4.1.

4.13         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of May 1, 1997, incorporated by reference to Intervest Mortgage Corporation's
             Registration Statement on Form S-11, File No. 333-23093, filed with the SEC on March 11, 1997, wherein such document is identified as Exhibit 4.1.

4.14         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of December 1, 1998, incorporated by reference to Intervest Mortgage
             Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, wherein such document is identified as Exhibit 4.1.

4.15         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of July 1, 1999 incorporated by reference to Intervest Mortgage Corporation's
             Registration Statement on Form S-11, File No. 333-78135, filed with the SEC on May 10, 1999, wherein such document is identified as Exhibit 4.1.

4.16         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of September 15, 2000, incorporated by reference to Intervest Mortgage
             Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, wherein such document is identified as Exhibit 4.16.

4.17         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of August 1, 2001, incorporated by reference to Intervest Mortgage
             Corporation's Registration Statement on Form S-11, File No. 333-57324, filed with the SEC on
             March 20, 2001, wherein such document is identified as Exhibit 4.1.

4.18         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of February 1, 2002, incorporated by reference to Intervest Mortgage
             Corporation's Registration Statement on Form S-11, File No. 333-73580, filed with the SEC on
             November 16, 2001, wherein such document is identified as Exhibit 4.1.

4.19         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of August 1, 2002, incorporated by reference to Intervest Mortgage
             Corporation's Registration Statement on Form S-11, File No. 333-90346, filed with the SEC on June
             12, 2002, wherein such document is identified as Exhibit 4.1.

4.20         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of January 1, 2003, incorporated by reference to Intervest Mortgage
             Corporation's Registration Statement on Form S-11, File No. 333-101722, filed with the SEC on
             December 9, 2002, wherein such document is identified as Exhibit 4.1.

4.21         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of August 1, 2003, incorporated by reference to Intervest Mortgage
             Corporation's Registration Statement on Form S-11, File No. 333-105199, filed with the SEC on
             May 13, 2003, wherein such document is identified as Exhibit 4.1.


                                     II - 4

4.22         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of December 1, 2003, incorporated by reference to Intervest Mortgage
             Corporation's Registration Statement on Form S-11, File No. 333-109128, filed with the SEC on
             September 25, 2003, wherein such document is identified as Exhibit 4.1.

4.23         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of June 1, 2004, incorporated by reference to Intervest Mortgage Corporation's
             Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit 4.23.

4.24         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of April 1, 2005, incorporated by reference to Intervest Mortgage Corporation's
             Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, wherein such document is identified as Exhibit 4.0.

4.25         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and Sage, Rutty & Co., Inc.
             as Trustee, incorporated by reference to Intervest Mortgage Corporation's Registration Statement on
             Form S-11, File No. 333-125793, filed with the SEC on June 14, 2005, wherein such document is identified as Exhibit 4.1.

5.1          Opinion of Harris Beach PLLC.**

10.1+        Employment and Supplemental Benefits Agreement between the Company and Jerome Dansker, dated as of July 1, 2004, incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit 10.0.

10.2+        Employment and Supplemental Benefits Agreement between the Company and Lowell S. Dansker, dated as of July 1, 2004, incorporated by reference to the Company's Quarterly Report on Form
             10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit
             10.1.

10.3+        Employment and Supplemental Benefits Agreement between the Company and Lawrence G.
             Bergman, dated as of July 1, 2004, incorporated by reference to the Company's Quarterly Report on
             Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as
             Exhibit 10.2.

10.4+        Employment Agreement between Intervest National Bank and Keith A. Olsen, dated as of
             November 9, 2004, incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit 10.3.

10.5+        Employment Agreement between Intervest National Bank and Raymond C. Sullivan, dated as of
             November 10, 2004, incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit 10.4.

10.6+        Employment Agreement between Intervest National Bank and John J. Arvonio, dated as of
             November 10, 2004, incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit 10.5.

10.7         Mortgage Servicing Agreement dated as of April 1, 2002, as supplemented on October 21, 2004, between Intervest Mortgage Corporation and Intervest National Bank, incorporated by reference to
             Intervest Mortgage Corporation's Quarterly Report on Form 10-Q for the quarter ended September
             30, 2004, wherein such document is identified as Exhibit 10.1.

10.8+        Employment Agreement between Intervest Mortgage Corporation and John H. Hoffmann, dated as of November 10, 2004, incorporated by reference to Intervest Mortgage Corporation's Quarterly
             Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit 10.2.


                                     II - 5

10.9+        Employment Agreement between Intervest Mortgage Corporation and Jerome Dansker, dated as of
             July 1, 1995, incorporated by reference to Intervest Mortgage Corporation's Registration Statement
             on Form S-11, File No. 33-96662, filed with the SEC on September 7, 1995, wherein such document is identified as Exhibit 10.2.

10.10+       Amendment to Employment Agreement between Intervest Mortgage Corporation and Jerome
             Dansker, dated August 3, 1998, incorporated by reference to Intervest Mortgage Corporation's
             Annual Report on Form 10-K for the year ended December 31, 1998, wherein such document is identified as Exhibit 10.1.

10.11+       Amendment to Employment Agreement between Intervest Mortgage Corporation and Jerome
             Dansker, dated as of July 1, 2004, incorporated by reference to Intervest Mortgage Corporation's
             Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit 10.0.

21.1         List of Subsidiaries, incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, wherein such document is identified as Exhibit 21.0.

23.1         Consent of Harris Beach PLLC is included in the opinion of Harris Beach PLLC,  filed as Exhibit
             5.1.

23.2         Consent of Hacker, Johnson & Smith, P.A., P.C.**

23.3         Consent of Eisner LLP.**

24           Power of Attorney#

__________________________________________________

        #    Previously filed.

        **   Filed herewith.

        +    Denotes management contract or compensatory plan or arrangement.

Item 17.     Undertakings.
-------      ------------

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 26, 2005.

                                INTERVEST BANCSHARES CORPORATION
                                By:     /s/ Lowell S. Dansker
                                     ----------------------------------------
                                Name:   Lowell S. Dansker
                                Title:  Vice Chairman, President, Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of July 26, 2005.

Signature                              Capacity
---------                              --------

/s/ Lowell S. Dansker        Vice Chairman, President and Treasurer (Principal
---------------------------  Financial Officer and Principal Accounting Officer)
(Lowell S. Dansker)          and Director

    *                        Vice President, Secretary and Director
---------------------------
(Lawrence G. Bergman)

    * Chairman, Chief Executive Officer and Director --------------------------- (Principal Executive Officer)
(Jerome Dansker)

    *                        Director
---------------------------
(Michael A. Callen)

                             Director
---------------------------
(Paul R. DeRosa)

    *                        Director
---------------------------
(Stephen A. Helman)

    *                        Director
---------------------------
(Wayne F. Holly)

    *                        Director
---------------------------
(Lawton Swan, III)

    *                        Director
---------------------------
(Thomas E. Willett)

    *                        Director
---------------------------
(David J. Willmott)

    *                        Director
---------------------------
(Wesley T. Wood)


* By:       /s/ Lowell S. Dansker
      --------------------------------------
      Lowell S. Dansker, as Attorney-in-Fact

                                    EXHIBITS

                            TO REGISTRATION STATEMENT

                                       ON

                                    FORM S-1


                        INTERVEST BANCSHARES CORPORATION

                                                    EXHIBIT INDEX
1.1          Form of Underwriting Agreement between Intervest Bancshares Corporation (the
             "Company") and Ryan Beck & Co., Inc.**

2.1          Agreement and Plan of Merger dated as of November 1, 1999 by and among the Company, ICNY
             Acquisition Corporation and Intervest Corporation of New York, incorporated by reference to the
             Company's definitive proxy statement for the special meeting of shareholders to be held March 10,
             2000, wherein such document is identified as "Annex A."

2.2          Stock Purchase Agreement dated as of December 18, 2002, by and between Intervest Bancshares
             Corporation and Jean Dansker regarding the purchase and sale of the issued and outstanding shares of Intervest Securities Corporation.#

3.1          Restated Certificate of Incorporation of the Company.#

3.2          By-laws of the Company, incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on June 29, 2005, wherein such document is identified as Exhibit 3.2.

4.1          Form of Certificate for Shares of Class A Common Stock, incorporated by reference to the
             Company's Pre-Effective Amendment No.1 to the Registration Statement on Form SB-2, File No.
             33-82246, filed with the SEC on September 15, 1994, wherein such document is identified as
             Exhibit No. 4.1.

4.2          Form of Certificate for Shares of Class B Common Stock, incorporated by reference to the
             Company's Pre-Effective Amendment No.1 to the Registration Statement on Form SB-2, File No.
             33-82246, filed with the SEC on September 15, 1994, wherein such document is identified as
             Exhibit No. 4.2.

4.3          Form of Warrant for Class B Common Stock issued to Mr. Jerome Dansker, incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, wherein such document is identified as Exhibit 4.2.

4.4          Form of Warrant for Class A Common Stock, incorporated by reference to Amendment No. 1 to the
             Company's Registration Statement on Form SB-2, File No. 333-33419, filed with the SEC on
             September 22, 1997, wherein such document is identified as Exhibit 4.3.

4.5          Form of Warrant Agreement between the Company and the Bank of New York, incorporated by reference to the Company's Registration Statement on Form SB-2, File No. 333-33419, filed with the SEC on August 12, 1997, wherein such document is identified as Exhibit 4.4.

4.6          Form of Indenture between the Company and the Bank of New York, as Trustee, incorporated by reference to the Company's Registration Statement on Form SB-2, File No. 333-50113, filed with the SEC on April 15, 1998, wherein such document is identified as Exhibit 4.1.

4.7          Form of Indenture between the Company and the Bank of New York, as Trustee, dated January 1,
             2001, incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
             December 31, 2000, wherein such document is identified as Exhibit 4.7.

             Form of Indenture between the Company, as Issuer, and State Street Bank and Trust Company, as
4.8          Trustee, dated as of December 18, 2001, incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, wherein such document is identified as
             Exhibit 4.8.


                                    II - 10

4.9          Form of Indenture between the Company, as Issuer, and U.S. Bank National Association, as
             Trustee, dated as of September 17, 2003, incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, wherein such document is identified as
             Exhibit 4.9.

4.10         Form of Indenture between the Company, as Issuer, and U.S. Bank National Association, as
             Trustee, dated as of March 17, 2004, incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as
             Exhibit 4.10.

4.11         Form of Indenture between the Company, as Issuer, and Wilmington Trust Company, as Trustee,
             dated as of September 20, 2004, incorporated by reference to the Company's Quarterly Report on
             Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as
             Exhibit 4.11.

4.12         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of November 1, 1996, incorporated by reference to Intervest Mortgage
             Corporation's Registration Statement on Form S-11, File No. 333-11413, filed with the SEC on
             September 5, 1996, wherein such document is identified as Exhibit 4.1.

4.13         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of May 1, 1997, incorporated by reference to Intervest Mortgage Corporation's
             Registration Statement on Form S-11, File No. 333-23093, filed with the SEC on March 11, 1997, wherein such document is identified as Exhibit 4.1.

4.14         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of December 1, 1998, incorporated by reference to Intervest Mortgage
             Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, wherein such document is identified as Exhibit 4.1.

4.15         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of July 1, 1999 incorporated by reference to Intervest Mortgage Corporation's
             Registration Statement on Form S-11, File No. 333-78135, filed with the SEC on May 10, 1999, wherein such document is identified as Exhibit 4.1.

4.16         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of September 15, 2000, incorporated by reference to Intervest Mortgage
             Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, wherein such document is identified as Exhibit 4.16.

4.17         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of August 1, 2001, incorporated by reference to Intervest Mortgage
             Corporation's Registration Statement on Form S-11, File No. 333-57324, filed with the SEC on
             March 20, 2001, wherein such document is identified as Exhibit 4.1.

4.18         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of February 1, 2002, incorporated by reference to Intervest Mortgage
             Corporation's Registration Statement on Form S-11, File No. 333-73580, filed with the SEC on
             November 16, 2001, wherein such document is identified as Exhibit 4.1.

4.19         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of August 1, 2002, incorporated by reference to Intervest Mortgage
             Corporation's Registration Statement on Form S-11, File No. 333-90346, filed with the SEC on June
             12, 2002, wherein such document is identified as Exhibit 4.1.


                                    II - 11

4.20         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of January 1, 2003, incorporated by reference to Intervest Mortgage
             Corporation's Registration Statement on Form S-11, File No. 333-101722, filed with the SEC on
             December 9, 2002, wherein such document is identified as Exhibit 4.1.

4.21         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of August 1, 2003, incorporated by reference to Intervest Mortgage
             Corporation's Registration Statement on Form S-11, File No. 333-105199, filed with the SEC on
             May 13, 2003, wherein such document is identified as Exhibit 4.1.

4.22         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of December 1, 2003, incorporated by reference to Intervest Mortgage
             Corporation's Registration Statement on Form S-11, File No. 333-109128, filed with the SEC on
             September 25, 2003, wherein such document is identified as Exhibit 4.1.

4.23         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of June 1, 2004, incorporated by reference to Intervest Mortgage Corporation's
             Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit 4.23.

4.24         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and The Bank of New York,
             as Trustee, dated as of April 1, 2005, incorporated by reference to Intervest Mortgage Corporation's
             Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, wherein such document is identified as Exhibit 4.0.

4.25         Form of Indenture between Intervest Mortgage Corporation, as Issuer, and Sage, Rutty & Co., Inc.
             as Trustee, incorporated by reference to Intervest Mortgage Corporation's Registration Statement on
             Form S-11, File No. 333-125793, filed with the SEC on June 14, 2005, wherein such document is identified as Exhibit 4.1.

5.1          Opinion of Harris Beach PLLC.**

10.1+        Employment and Supplemental Benefits Agreement between the Company and Jerome Dansker, dated as of July 1, 2004, incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit 10.0.

10.2+        Employment and Supplemental Benefits Agreement between the Company and Lowell S. Dansker, dated as of July 1, 2004, incorporated by reference to the Company's Quarterly Report on Form
             10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit
             10.1.

10.3+        Employment and Supplemental Benefits Agreement between the Company and Lawrence G.
             Bergman, dated as of July 1, 2004, incorporated by reference to the Company's Quarterly Report on
             Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as
             Exhibit 10.2.

10.4+        Employment Agreement between Intervest National Bank and Keith A. Olsen, dated as of
             November 9, 2004, incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit 10.3.

10.5+        Employment Agreement between Intervest National Bank and Raymond C. Sullivan, dated as of
             November 10, 2004, incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit 10.4.

10.6+        Employment Agreement between Intervest National Bank and John J. Arvonio, dated as of
             November 10, 2004, incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit 10.5.


                                    II - 12

10.7         Mortgage Servicing Agreement dated as of April 1, 2002, as supplemented on October 21, 2004, between Intervest Mortgage Corporation and Intervest National Bank, incorporated by reference to
             Intervest Mortgage Corporation's Quarterly Report on Form 10-Q for the quarter ended September
             30, 2004, wherein such document is identified as Exhibit 10.1.

10.8+        Employment Agreement between Intervest Mortgage Corporation and John H. Hoffmann, dated as of November 10, 2004, incorporated by reference to Intervest Mortgage Corporation's Quarterly
             Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit 10.2.

10.9+        Employment Agreement between Intervest Mortgage Corporation and Jerome Dansker, dated as of
             July 1, 1995, incorporated by reference to Intervest Mortgage Corporation's Registration Statement
             on Form S-11, File No. 33-96662, filed with the SEC on September 7, 1995, wherein such document is identified as Exhibit 10.2.

10.10+       Amendment to Employment Agreement between Intervest Mortgage Corporation and Jerome
             Dansker, dated August 3, 1998, incorporated by reference to Intervest Mortgage Corporation's
             Annual Report on Form 10-K for the year ended December 31, 1998, wherein such document is identified as Exhibit 10.1.

10.11+       Amendment to Employment Agreement between Intervest Mortgage Corporation and Jerome
             Dansker, dated as of July 1, 2004, incorporated by reference to Intervest Mortgage Corporation's
             Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, wherein such document is identified as Exhibit 10.0.

21.1         List of Subsidiaries, incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, wherein such document is identified as Exhibit 21.0.

23.1         Consent of Harris Beach PLLC is included in the opinion of Harris Beach PLLC,  filed as Exhibit
             5.1.

23.2         Consent of Hacker, Johnson & Smith, P.A., P.C.**

23.3         Consent of Eisner LLP.**

24           Power of Attorney#

__________________________________________________

        #    Previously filed.

        **   Filed herewith.

        +    Denotes management contract or compensatory plan or arrangement.


                                    II - 13